Form 10KSB, Exhibit 13
period 1997-12-31
POTOMAC BANCSHARES INC
filed 1998-03-30
CIK 925173

Potomac Bancshares, Inc.
                                 Annual Report

                                      1997

                              Bank of Charles Town
       Member FDIC  o  Wholly-owned Subsidiary of Potomac Bancshares, Inc.

                          ANNUAL REPORT ON FORM 10-KSB

         A copy of the Corporation's 1997 annual report on Form 10-KSB filed with Securities and Exchange Commission may be obtained without charge upon written request by any stockholder to:

                              Gayle Marshall Johnson
                              Vice President and Chief Financial Officer
                              Potomac Bancshares, Inc.
                              111 East Washington Street
                              PO Box 906
                              Charles Town, West Virginia 25414-0906

                              GENERAL INFORMATION

COMMON STOCK PRICES AND DIVIDENDS

         Trading of Potomac Bancshares, Inc. common stock is not extensive, is infrequent and cannot be described as a public trading market. A market of the Corporation's stock and quotations are not listed in any publication of national circulation. As of December 31, 1997, there were 600,000 common shares outstanding held by approximately 860 shareholders.

         The per share sale prices of the Corporation's stock over the last two years, based solely on transactions of which the Corporation is aware, and dividends are listed below.

                                            High           Low         Dividends
                   1996
                   ----
                   First Quarter           $30.00         $25.00         $ N/A
                   Second Quarter           30.00          27.00           0.35
                   Third Quarter            30.00          27.00           N/A
                   Fourth Quarter           31.00          28.00           0.60

                   1997
                   ----
                   First Quarter            30.00          29.00           N/A
                   Second Quarter           32.00          30.00           0.45
                   Third Quarter            32.00          30.00           N/A
                   Fourth Quarter           32.00          30.00           0.70

         Common stock dividends are paid on a semi-annual basis. Management intends to continue to recommend dividends to be paid as profits and maintenance of satisfactory equity capital allow.

STOCK TRANSFER AGENT

                         American Stock Transfer
                            & Trust Company
                         40 Wall Street
                         New York NY  10005
                         (212) 936-5100

ANNUAL MEETING

         The annual meeting of stockholders will be held at the Bavarian Inn, Shepherdstown, Jefferson County, West Virginia, on Tuesday, April 28, 1998, beginning at 10:30 a.m.

                                CONTENTS

Annual Report on Form 10-KSB                           Inside Front Cover
General Information                                    Inside Front Cover
President's Report                                                      1
Description of Business                                                 2
Board of Directors                                                      2
Selected Consolidated Financial Data                                    3
Management's Discussion and Analysis of
         Financial Condition and Results of Operations               4-11
Independent Auditor's Report                                           13
Consolidated Financial Statements
         Consolidated Balance Sheets                                   14
         Consolidated Statements of Income                             15
         Consolidated Statements of Changes in Stockholders' Equity    16
         Consolidated Statements of Cash Flows                         17
         Notes to Consolidated Financial Statements                 18-29
Trust and Financial Services                                           30
Officers and Staff                                      Inside Back Cover

                               PRESIDENT'S REPORT

On behalf of the Board of Directors, officers and staff, it is a pleasure to report the results of Potomac Bancshares, Inc. for the year 1997.

Your corporation experienced an excellent period of growth and profitability. Total assets at year end were $130,556,528, an increase of $6,776,662 over 1996. Net income was $1,721,704 (up 22% over the $1,407,434 in 1996) and reflects a 1.36% return on average assets and 11.58% return on average equity. Our strong capital position and excellent earnings enabled us to have our best year ever for the corporation and allowed us to increase our dividend from $.95 per share in 1996 to $1.15 per share in 1997.

In 1997, we had two long time employees retire. Bernice Snyder with 20 years of service at our Harpers Ferry Branch retired February 1, 1997. Fonnie Crawford with 33 years of service at the main office retired September 1, 1997. We hope they enjoy many years of happy and healthy retirement.

Potomac Bancshares' success depends on the cooperation of the directors, officers & staff whose responsibility it is to provide good service to our customers each day. We appreciate everyone's assistance in making 1997 the most prosperous year. We are grateful for our many shareholders and the support they have shown us over the years.

                                              Sincerely,

                                              Charles W. LeMaster
                                              President & CEO

                            DESCRIPTION OF BUSINESS

         Potomac Bancshares, Inc., a one-bank holding company, and Subsidiary, Bank of Charles Town, are engaged in general banking business with the primary market area being Jefferson County, West Virginia. However, the Corporation also provides services to Washington County and Frederick County, Maryland; Loudoun County and Clarke County, Virginia; and Berkeley County, West Virginia. The main office is in Charles Town with branch offices in Harpers Ferry and Kearneysville.

         The Corporation provides consumers, businesses, and governments with a broad range of banking services, including personal lines of credit, home equity lines of credit, commercial, agricultural, real estate, and installment loans; checking, savings, NOW, and money market accounts, certificates of deposit, and individual retirement accounts. Automated teller machines located at each of the three offices and Touchline 24, an interactive voice response system available at 1-304-728-2424, provide certain services to customers on a twenty-four hour basis. The trust and financial services department provides financial management, investment and trust services.

         Bank of Charles Town is a West Virginia state chartered bank which formed and opened for business in 1871. The Bank's deposits are insured by Federal Deposit Insurance Corporation.

                               BOARD OF DIRECTORS

               Potomac Bancshares, Inc. and Bank of Charles Town

John P. Burns, Jr.           Francis M. Frye         Minnie R. Mentzer
Partner                      Retired President       Retired President
Burns Farm                   Ranson Real Estate      Myers Coal Company, Inc.

Robert W. Butler             William R. Harner       James E. Senseney
Farmer-Orchardist            Senior Vice President   Retired Owner-Operator
Warm Spring Orchard & Farm    & Cashier              J. E. Senseney & Sons, Inc.
                             Bank of Charles Town

Guy Gary Chicchirichi        E. William Johnson      John C. Skinner, Jr.
General Manager              Professor of Economics  Owner
Guy's Buick-Pontiac-         Shepherd College        Nichols and Skinner, L.C.
  Oldsmobile-GMC Truck, Inc.

Thomas C. G. Coyle           Charles W. LeMaster     Donald S. Smith
Retired Owner-Operator       President               Retired President
Riddleberger's Store         Bank of Charles Town    Bank of Charles Town

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands Except Per Share Data)

                                           1997          1996              1995             1994             1993
                                           ----          ----              ----             ----             ----
Summary of Operations

  Interest income                       $  9,563      $  9,086          $  8,747         $  8,979         $  9,809
  Interest expense                         3,710         3,623             3,591            3,509            3,971
                                        --------      --------          --------         --------         --------
  Net interest income                      5,853         5,463             5,156            5,470            5,838
  Provision for loan losses                  127           100               125              125              297
                                        --------      --------          --------         --------         --------
  Net interest income after
    provision for loan losses              5,726         5,363             5,031            5,345            5,541
  Non-interest income                      1,128           989               906              939            1,036
  Non-interest expense                     4,127         4,114             4,078            4,211            4,054
                                        --------      --------          --------         --------         --------
  Income before income taxes               2,727         2,238             1,859            2,073            2,523
  Income tax expense                       1,005           831               674              742              894
                                        --------      --------          --------         --------         --------
  Net income                            $  1,722      $  1,407          $  1,185         $  1,331         $  1,629
                                        ========      ========          ========         ========         ========
Per Share Data

  Net income, basic and diluted         $   2.87      $   2.35          $   1.98         $   2.22         $   2.72
  Cash dividends declared                   1.15           .95               .85              .85             1.00
  Book value at period end                 25.50         23.70             22.37            21.19            19.88
  Average shares outstanding             600,000       600,000           600,000          600,000          600,000

Average Balance Sheet Summary

  Assets                                $126,474      $124,267          $121,638         $128,993         $126,000
  Loans                                   76,866        73,817            72,440           68,558           69,672
  Securities                              40,576        36,972            37,682           52,288           48,530
  Deposits                               110,291       109,709           107,826          115,907          113,885
  Shareholders' equity                    14,870        13,806            13,052           12,393           11,419

Performance Ratios

  Return on average assets                 1.36%         1.13%              .97%            1.03%            1.29%
  Return on average equity                11.58%        10.19%             9.08%           10.74%           14.27%
  Dividend payout ratio                   40.07%        40.43%            42.93%           38.29%           36.76%

Capital Ratios

  Leverage ratio                          11.83%        11.43%            10.83%            9.61%            9.06%
  Risk-based capital ratios
     Tier 1 capital                       23.15%        23.21%            20.73%           20.74%           19.76%
     Total capital                        24.41%        24.47%            21.98%           21.99%           21.02%

SCHEDULE 1 - AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE YIELD/RATE

         This schedule is a comparison of interest earning assets and interest bearing liabilities showing average yields or rates derived from average balances and actual income and expenses. Income and rates on tax exempt loans are computed on a tax equivalent basis using a federal tax rate of 34%. Loans placed on nonaccrual status are reflected in the balances.

                                                        1997                                               1996
                                  ------------------------------------------------       -----------------------------------------
                                    Average              Income/          Average          Average          Income/      Average
                                    Balances             Expense        Yield/Rate         Balances         Expense     Yield/Rate
                                  ------------         ----------       ----------       ------------      ----------   ----------
ASSETS
Loans
  Taxable                         $ 76,726,418         $7,008,657         9.13%          $ 73,523,500      $6,728,084       9.15%
  Tax exempt                           139,322             15,492        11.12%               293,422          32,836      11.19%
                                  ------------         ----------                        ------------      ----------
    Total loans                     76,865,740          7,024,149         9.14%            73,816,922       6,760,920       9.16%
                                  ------------         ----------                        ------------      ----------
Taxable securities                  40,576,196          2,344,806         5.78%            36,971,951       1,899,156       5.14%
Securities purchased under
  agreements to resell               3,755,616            198,926         5.30%             8,292,896         437,034       5.27%
                                  ------------         ----------                        ------------      ----------
    Total earning assets           121,197,552         $9,567,881         7.89%           119,081,769      $9,097,110       7.64%
                                  ------------         ==========                        ------------      ==========

Reserve for loan losses             (1,160,396)                                             (986,515)
Cash and due from banks              3,613,704                                             3,475,732
Bank premises/equipment, net         1,204,798                                             1,384,312
Other assets                         1,617,882                                             1,311,661
                                  ------------                                          ------------

    Total assets                  $126,473,540                                          $124,266,959
                                  ============                                          ============
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits
  Savings and interest
    bearing demand deposits       $ 55,365,510         $1,451,731         2.62%         $ 55,836,374       $1,421,014       2.54%
  Time deposits                     40,929,846          2,241,745         5.48%           39,986,622        2,202,229       5.51%
                                  ------------         ----------                        ------------      ----------
    Total interest bearing
      deposits                      96,295,356          3,693,476         3.84%           95,822,996        3,623,243       3.78%
                                  ------------         ----------                        ------------      ----------
Federal funds purchased and
  securities sold under
  agreements to repurchase             269,471             16,219         6.02%                    --              --         --
                                  ------------         ----------                        ------------      ----------
    Total interest bearing
      liabilities                   96,564,827         $3,709,695         3.84%           95,822,996       $3,623,243       3.78%
                                  ------------         ==========                        ------------      ==========
Noninterest bearing demand
  deposits                          13,995,920                                            13,886,051
Other liabilities                    1,042,649                                               751,824
Stockholders' equity                14,870,144                                            13,806,088
                                  ------------                                          ------------
    Total liabilities and
      stockholders' equity        $126,473,540                                          $124,266,959
                                  ============                                          ============

Net interest spread                                                       4.05%                                             3.86%
Interest expense as a percent
  of average earning assets                                               3.06%                                             3.04%

Net interest margin                                                       4.84%                                             4.60%

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Net income in 1997 increased 22% to $1,721,704 compared to net income of $1,407,434 in 1996. Total assets increased over 5% to $130,556,528 from $123,779,866 when comparing the 1997 year end to the 1996 year end. An increase in loans provided the majority of the increase in assets.

         Management is unaware of any trends, events or uncertainties that would have material effect on liquidity, capital resources or operations. There are no current recommendations by regulatory authorities which if they were to be implemented would have a material effect on the Corporation.

NET INTEREST INCOME

         Net interest income increased to $5,852,919 in 1997 compared to $5,462,702 in 1996. The majority of this 7% increase is due to increased loan volume and increased rates and volume for securities.

         A 5% increase in interest income brought the total to $9,562,614 for 1997 compared to $9,085,945 in 1996.

         The average balance of total loans increased $3,000,000 for the year while the average rate on loans remained about the same as 1996. Interest and fees on loans increased from $6,749,755 in 1996 to $7,018,882 in 1997. Continuing the trend of the past several years, most of the increase in loans is loans secured by residential real estate.

         Income on investment securities and securities available for sale increased 23% in 1997 compared to 1996. Income on securities purchased under agreements to resell decreased 55% due to decreased volume.

         Interest expense increased 2% in 1997 to $3,709,695 compared to $3,623,243 in 1996 due to various changes in rates and volumes within the deposit structure and due to the cost of borrowing funds for a short period of time.

         Total deposits at December 31, 1997 of $114,181,922 have increased 5% over total deposits of $108,512,469 at December 31, 1996. About $3,500,000 of this growth is due to the offering of a new NOW account called Select Checking that pays a higher rate of interest on balances of $5,000 or more. In addition to the new deposits brought in by Select Checking, the new product also drew $3,000,000 from money market accounts and $4,000,000 from savings accounts. Noninterest bearing demand deposits have increased about $1,000,000. Time deposits increased slightly over $1,000,000.

         The average rate for the Bank's total earning assets was 7.89% in 1997, an increase of .25% over the average rate of 1996 principally due to purchase of higher yielding securities when lower yielding securities matured. The average rate for total interest bearing liabilities increased .06% to 3.84% in 1997 compared to 3.78% in 1996. The interest spread in 1997 was 4.05% compared to 3.86% in 1996. The net interest margin was 4.84% in 1997 compared to 4.60% in 1996.

SCHEDULE 2 - VOLUME AND RATE ANALYSIS

         This schedule at the top of page 6 analyzes the change in net interest income attributable to changes in volume of the various portfolios and changes in interest rates. The change due to both rate and volume variances has been allocated between rate and volume based on the percentage relationship of such variances to each other. Income and rates on tax exempt loans are computed on a tax equivalent basis using a federal tax rate of 34%. Nonaccruing loans are included in average loans outstanding.

                                            1997 Compared to 1996                             1996 Compared to 1995
                                 --------------------------------------------     -------------------------------------------
                                   Change in          Volume          Rate           Change in        Volume          Rate
                                 Income/Expense       Effect         Effect       Income/Expense      Effect         Effect
                                 --------------       ------         ------       --------------      ------         ------
INTEREST INCOME
  Taxable loans                     $ 280,573        $ 295,395      $(14,822)       $ 195,662       $144,762       $  50,900
  Tax exempt loans                    (17,344)         (17,197)         (147)         (22,828)       (22,484)           (344)
  Taxable securities                  445,650          195,697       249,953           98,395        (32,807)        131,202
  Securities purchased under
     agreements to resell            (238,108)        (240,612)        2,504           60,095         90,475         (30,380)
                                    ---------        ---------      --------        ---------       --------       ---------
        TOTAL                       $ 470,771        $ 233,283      $237,488        $ 331,324       $179,946       $ 151,378
                                    ---------        ---------      --------        ---------       --------       ---------

INTEREST EXPENSE
  Savings and interest bearing
     demand deposits                $  30,717        $ (11,232)     $ 41,949        $(284,555)      $(51,933)      $(232,622)
  Time deposits                        39,516           51,374       (11,858)         321,395        161,098         160,297
  Federal funds purchased and
     securities sold under
     agreements to repurchase          16,219           16,219            --           (4,008)        (4,008)             --
                                    ---------        ---------      --------        ---------       --------       ---------
        TOTAL                       $  86,452        $  56,361      $ 30,091        $  32,832       $105,157       $ (72,325)
                                    ---------        ---------      --------        ---------       --------       ---------

NET INTEREST INCOME                 $ 384,319        $ 176,922      $207,397        $ 298,492       $ 74,789       $ 223,703
                                    =========        =========      ========        =========       ========       =========

NONINTEREST INCOME AND EXPENSE

         Noninterest income (other income) increased 14% to $1,128,385 in 1997 compared to $988,825 in 1996. This increase included a 13% increase in trust and financial services income due to a higher volume of estate fee income in 1997 and a 26% increase in service charges on deposit accounts due to increased volumes and the first full year of charges on foreign ATM transactions.

         Noninterest expense (other expenses) increased less than 1% in 1997 compared to 1996. Salaries and employee benefits remained about the same in 1997 as 1996 due to a reduction in the number of employees. Furniture and equipment expenses increased due to equipment purchases to update technology including preparation for the year 2000.

YEAR 2000

         During 1997 the Bank began to assess the effect of the Year 2000 by contacting vendors for documentation regarding their planning, testing and implementation for Year 2000 compliance. In January 1998, the Bank's Board of Directors approved the appointment of a Year 2000 committee composed of directors, officers and staff to continue the assessment begun in 1997. The Board has approved a written plan which details the steps to be taken for Year 2000 compliance, including completion of problem definition by March 1998, completion of assessment of systems and equipment by March 1998, completion of necessary repairs, upgrades and replacements of systems and equipment by March 1999, and testing during 1999.

         The Bank utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include a mainframe processing system and various software packages, licensed to the Bank by an outside vendor, which are run on in-house computer equipment. The Bank's mainframe software vendor and the majority of the other vendors (including vendors for systems and equipment other than for data processing) which have been contacted have indicated that their hardware and/or software will be Year 2000 compliant.

         Upgrading and replacing personal computers throughout the Bank is expected to be a large part of Year 2000 expense during the next two years, but the cost of Year 2000 compliance is not expected to have a material effect on the Corporation's consolidated financial statements.

INTEREST RATE SENSITIVITY

         The table below shows the opportunities the Corporation will have to reprice interest earning assets and interest bearing liabilities as of December 31, 1997. Nonaccrual loans are excluded from these balances.

                                                                               Mature or Reprice
                                   ------------------------------------------------------------------------------------------
                                                      After Three
                                                      Months But          After One Year
                                       Within           Within              But Within              After
                                   Three Months      Twelve Months          Five Years           Five Years      Nonsensitive
                                   ------------      -------------        --------------         ----------      ------------
Interest Earning Assets:
  Fixed rate loans                 $ 10,491,478       $ 20,496,470         $ 38,675,395         $  2,652,210     $         --
  Floating rate loans                 5,612,259                 --                   --                   --               --
  Securities                          2,000,560         10,994,996           24,047,152                   --          401,600
  Securities purchased under
     agreements to resell             8,600,000                 --                   --                   --               --
                                   ------------       ------------         ------------         ------------     ------------
        Total                      $ 26,704,297       $ 31,491,466         $ 62,722,547         $  2,652,210     $    401,600
                                   ------------       ------------         ------------         ------------     ------------
Interest Bearing Liabilities:
  Time deposits
     $100,000 and over             $  1,152,344       $  2,278,221         $  1,083,041         $         --     $         --
  Other time deposits                 7,562,848         20,667,661            8,002,436                2,000               --
  Money market accounts              12,194,645                 --                   --                   --               --
  NOW accounts                       10,915,283                 --                   --                   --       16,441,963
  Savings accounts                           --                 --                   --                   --       18,867,861
                                   ------------       ------------         ------------         ------------     ------------
     Total                         $ 31,825,120       $ 22,945,882         $  9,085,477         $      2,000     $ 35,309,824
                                   ------------       ------------         ------------         ------------     ------------

Rate Sensitivity Gap               $ (5,120,823)      $  8,545,584         $ 53,637,070         $  2,650,210
                                   ------------       ------------         ------------         ------------

Cumulative Gap                     $ (5,120,823)      $  3,424,761         $ 57,061,831         $ 59,712,041
                                   ============       ============         ============         ============

         As of December 31, 1997, the Corporation shows a negative gap in the first time frame with remaining time frames showing positive gaps. Except in the first time frame, the cumulative gaps are narrower than in 1996.

         Even matches are the safest positions in the times of rapidly rising or declining rates. The advantages or disadvantages of positive and negative gaps depend totally on the direction in which interest rates are moving. An asset sensitive institution's net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability sensitive institution generally will be impacted favorably by declining interest rates.

LOAN PORTFOLIO

         Loans at December 31, 1997 and 1996 are summarized below:

                                                       1997            1996
                                                   -----------      -----------
         Commercial, financial and agricultural $ 2,314,804 $ 2,086,241 Real estate:
            Construction and land development          393,187          759,619
            Secured by farm land                     1,717,930        1,501,527
            Secured by 1-4 family residential       43,282,898       38,220,730
            Other real estate                       12,496,739       12,124,747
         Consumer                                   17,705,824       18,654,695
         All other                                     301,580          177,781
                                                   $78,212,962      $73,525,340

         Loans have increased over $4,500,000 when comparing year end totals for 1997 and 1996, and the average balance for total loans has increased over $3,000,000 in 1997 compared to 1996. The most notable change continues to be the increase in loans secured by residential real estate which includes growth in 1997 of over $1,000,000 in home equity loans and the purchase of loans during 1997 that have a December 31 balance of $690,000.

         There were no categories of loans that exceeded 10% of outstanding loans at December 31, 1997 which were not disclosed in the table above.

REMAINING MATURITIES OF SELECTED LOANS
                                                  Commercial,
                                                 Financial and     Real Estate-
                                                 Agricultural      Construction
                                                 -------------     ------------
               Within one year                   $ 1,963,763         $ 116,100
               Variable rate                         240,980            82,000
               Fixed rate:
                  Over one through five years        110,061           195,087
                  After five years                        --                --
                                                 -----------         ---------
                     Total                           110,061           195,087
                                                 -----------         ---------
                     Total maturities            $ 2,314,804         $ 393,187
                                                 ===========         =========

ALLOWANCE FOR LOAN LOSSES

         The table shown below is an analysis of the Corporation's allowance for loan losses. Historically, net charge-offs (loans charged off as uncollectible less any amounts recovered on these loans) for the Corporation have been very low when compared with the size of the total loan portfolio. Management monitors the loan portfolio on a quarterly basis with procedures that allow for problem loans and potentially problem loans to be highlighted and watched. Based on experience, the loan policies and the current monitoring program, management believes the loan loss reserve is adequate.

                                                                         1997               1996              1995
                                                                      ----------         ----------         ---------
             Balance at beginning of period                           $1,138,747         $  899,245         $ 988,524
             Charge-offs:
                Commercial, financial and agricultural                        --                 --                --
                Real estate - construction                                    --                 --                --
                Real estate - mortgage                                        --                 --           148,246
                Consumer                                                 175,828             98,124           116,005
                                                                      ----------         ----------         ---------
                    Total charge-offs                                    175,828             98,124           264,251
                                                                      ----------         ----------         ---------
             Recoveries:
                Commercial, financial and agricultural                        --                 --                --
                Real estate - construction                                    --                 --                --
                Real estate - mortgage                                        --            186,534                --
                Consumer                                                  48,420             51,092            49,972
                                                                      ----------         ----------         ---------
                    Total recoveries                                      48,420            237,626            49,972
                                                                      ----------         ----------         ---------
             Net charge-offs (recoveries)                                127,408           (139,502)          214,279
             Additions charged to operations                             127,408            100,000           125,000
                                                                      ----------         ----------         ---------
             Balance at end of period                                 $1,138,747         $1,138,747         $ 899,245
                                                                      ==========         ==========         =========
             Ratio of net charge-offs (recoveries) during the period
                to average loans outstanding during the period             0.17%            (0.19)%             0.30%
                                                                           =====            =======             =====

ALLOCATION OF RESERVE FOR LOAN LOSSES

                The following table shows an allocation of the reserve among loan categories based upon analysis of the loan portfolio's composition, historical loan loss experience, and other factors, and the ratio of the related outstanding loan balances to total loans. This analysis is recorded each quarter with monitoring procedures where all loans are examined and problem loans and potentially problem loans are highlighted for continued observance.

                                                                 1997                                   1996
                                                    ------------------------------       ---------------------------------
                                                                  Percent of Loans                        Percent of Loans
                                                                  in Each Category                        in Each Category
                                                      Reserve      to Total Loans          Reserve         to Total Loans
                                                    ----------    ----------------       ----------       ----------------
         Commercial, financial and agricultural     $   11,575         2.95%             $   10,431             2.84%
         Real estate mortgage:
            Construction and land development           51,466          .50%                 53,298             1.04%
            Secured by farm land                        35,679         2.20%                 34,597             2.04%
            Secured by 1-4 family residential          272,837        55.34%                267,587            51.98%
            Other real estate                          210,719        15.98%                213,675            16.49%
         Consumer                                      100,671        22.64%                129,255            25.37%
         All other                                       1,506          .39%                    889              .24%
         Unallocated                                   454,294            --                429,015                --
                                                    ----------       -------             ----------           -------
                                                    $1,138,747       100.00%             $1,138,747           100.00%
                                                    ==========       =======             ==========           =======

RISK ELEMENTS IN THE LOAN PORTFOLIO

                                                           1997              1996             1995
                                                        ---------         ---------        ---------
         Nonaccrual loans                               $ 285,150         $ 285,150        $ 485,150
         Restructured loans                                    --                --               --
         Foreclosed properties                            100,005                --               --
                                                        ---------         ---------        ---------
              Total nonperforming assets                $ 385,155         $ 285,150        $ 485,150
                                                        =========         =========        =========
         Loans past due 90 days accruing interest       $  19,923         $  48,663        $      --
                                                        =========         =========        =========
         Reserve for loan losses to period end loans        1.46%             1.55%            1.22%
         Nonperforming assets to period end loans and
           foreclosed properties                             .49%              .39%             .66%

         Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         Impaired loans excluded from nonperforming assets amounted to $397,986 and $407,422 at December 31, 1997 and 1996, respectively.

         At December 31, 1997, other potential problem loans totaled $40,169. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. Management has allocated a portion of the allowance for these loans according to the review of the potential loss in each loan situation.

SECURITIES PORTFOLIO

         In accordance with FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Corporation records securities being held to maturity at amortized cost and securities available for sale at fair value. The effect of unrealized gains and losses, net of tax effects, are recognized in stockholders' equity. The Corporation does not have any derivative financial instruments.

         The schedule below summarizes the book value of the portfolio by maturity classifications and shows the weighted average yield in each group.

                                                                Weighted                           Weighted
                                                   1997         Average               1996         Average
                                                Book Value        Yield            Book Value        Yield
                                               ------------     --------          ------------     --------
Securities held to maturity

  U.S. Treasury securities and securities
    of U.S. Government agencies:
     Maturing within one year                  $  9,995,556       5.98%           $  7,993,959       5.33%
     Maturing after one year but
       within five years                         14,044,650       5.90%             18,003,062       5.92%
                                               ------------                       ------------
         Total securities held to maturity     $ 24,040,206                       $ 25,997,021
                                               ============                       ============
Securities available for sale
  U.S. Treasury securities and securities
    of U.S. government agencies:
     Maturing within one year                  $  3,000,000       6.09%           $  8,013,125       5.14%
     Maturing after one year but
       within five years                         10,002,502       5.66%              5,936,563       5.55%
  Equity securities                                 401,600         --                 386,800         --
                                               ------------                       ------------
         Total securities available for sale   $ 13,404,102                       $ 14,336,488
                                               ============                       ============

         Total securities                      $ 37,444,308                       $ 40,333,509
                                               ============                       ============

DEPOSITS

         When comparing the 1997 and 1996 year end balances and the 1997 and 1996 average balances for time deposits, both show the net increase of about $1,000,000 in 1997 over 1996. During 1997 there was a slight decrease in the average yield on time deposits from 5.51% in 1996 to 5.48% in 1997. Average balances for savings, interest bearing demand deposits, and noninterest bearing demand deposits remained much the same for 1997 and 1996 though year end balances show an increase of over $3,000,000 in 1997 for savings and interest bearing demand deposits and an increase of about $1,000,000 for noninterest bearing demand deposits. The average yield on savings and interest bearing demand deposits increased in 1997 to 2.62% from 2.54% in 1996 due to the effect of the new Select Checking product totals included in these figures.

         At December 31, 1997, time deposits of $100,000 or more were 4.0% of total deposits compared with 3.7% at December 31, 1996. Maturities of time deposits of $100,000 or more at December 31, 1997 are as follows:

                   Within three months                          $ 1,152,344
                   Over three through six months                  1,118,014
                   Over six months through twelve months          1,160,207
                   Over twelve months                             1,083,041
                                                                -----------
                      Total                                     $ 4,513,606
                                                                ===========


ANALYSIS OF CAPITAL

         The adequacy of the Corporation's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the Corporation's asset and liability levels and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

         The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Corporation had a ratio of total capital to risk-weighted assets of 24.41% at December 31, 1997 and a ratio of Tier 1 capital to risk-weighted assets of 23.15%. Both of these exceed the capital requirements adopted by the federal regulatory agencies.

                                                      1997              1996
                                                 ------------       ------------
         Tier 1 capital:
            Common stock                         $    600,000       $    600,000
            Surplus                                 5,400,000          5,400,000
            Retained earnings                       9,291,741          8,260,037
                                                 ------------       ------------
         Total tier 1 capital                    $ 15,291,741       $ 14,260,037
         Tier 2 capital:
            Allowance for loans losses (1)            829,378            772,445
                                                 ------------       ------------

         Total risk-based capital                $ 16,121,119       $ 15,032,482
                                                 ============       ============

         Risk-weighted assets                    $ 66,040,845       $ 61,429,313
                                                 ============       ============
         Capital ratios:
            Tier 1 risk-based capital ratio           23.15%             23.21%
            Total risk-based capital ratio            24.41%             24.47%
            Leverage ratio                            11.83%             11.43%

         (1) Limited to 1.25% of gross risk-weighted assets.

LIQUIDITY

         Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. This could also be termed the management of the cash flows of an organization. Liquid assets include cash and due from banks, securities purchased under agreements to resell, securities available for sale, and loans and investments maturing within one year. The Corporation's liquidity during 1997 (aside from borrowing capabilities) is detailed in the statement of cash flows included in the financial statements. Operating cash flows are derived from net income adjusted for items that do not involve cash. Cash flows from investing activities include maturity of securities and payments on and maturities of loans. Cash flows from financing activities include increases in any deposit accounts. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation maintains overall liquidity sufficient to satisfy its depositors' requirements and to meet its customers' credit needs.

         At December 31, 1997, cash and due from banks, securities purchased under agreements to resell and loans and securities maturing within one year were $50,116,000.

         Borrowing capabilities provide additional liquidity. The Subsidiary Bank maintains a federal funds line of $5,000,000 with NationsBank, N.A. The Subsidiary Bank is also a member of the Federal Home Loan Bank of Pittsburgh and has short and/or long-term borrowing capabilities of approximately $45,000,000. The Subsidiary Bank did not use either of these sources during 1997.

ACCOUNTING RULE CHANGES

         FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued in June, 1996 and establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. Statement 125 also establishes new accounting requirements for pledged collateral. As issued, Statement 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 1996.

         FASB Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", defers for one year the effective date
(a) of paragraph 15 of Statement 125 and (b) for repurchase agreement, dollar-roll, securities lending, or similar transactions, of paragraph 9-12 and 237(b) of Statement 125.

         FASB Statement No. 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Statement 130 is effective for financial statements beginning after December 15, 1997.

         During June of 1997, the FASB issued FASB No. 131, "Disclosures about Segments of an Enterprise and Related Information." FASB No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement becomes effective for financial statements for periods beginning after December 31, 1997.

                      [This Page Intentionally Left Blank]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Potomac Bancshares, Inc. and Subsidiary
Charles Town, West Virginia

         We have audited the accompanying consolidated balance sheets of Potomac Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Potomac Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.



YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
January 29, 1998

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996

              ASSETS                                           1997                         1996
                                                           ------------                 ------------
Cash and due from banks (Note 9)                           $  4,517,965                 $  3,400,511
Securities (fair value:  1997, $37,507,918;
  1996, $40,330,863) (Note 2)                                37,444,308                   40,333,509
Securities purchased under agreements to resell               8,600,000                    4,800,000
Loans (Note 3)                                               78,212,962                   73,525,340
  Reserve for loan losses (Note 4)                           (1,138,747)                  (1,138,747)
                                                           ------------                 ------------
        Net loans                                            77,074,215                   72,386,593
Premises and equipment, net (Note 5)                          1,201,550                    1,254,393
Accrued interest receivable                                   1,008,357                    1,021,216
Other assets (Note 8)                                           710,133                      583,644
                                                           ------------                 ------------

        Total Assets                                       $130,556,528                 $123,779,866
                                                           ============                 ============

              LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits
    Noninterest bearing demand deposits                    $ 15,013,619                 $ 14,036,498
    Savings and interest bearing demand deposits             58,419,752                   55,083,420
    Time deposits (Note 6)                                   40,748,551                   39,392,551
                                                           ------------                 ------------
        Total Deposits                                     $114,181,922                 $108,512,469
  Accrued interest payable                                      342,503                      326,044
  Other liabilities (Notes 7 and 12)                            734,152                      722,116
  Commitments and contingent liabilities (Notes 9 and 11)            --                           --
                                                           ------------                 ------------
        Total Liabilities                                  $115,258,577                 $109,560,629
                                                           ------------                 ------------
STOCKHOLDERS' EQUITY
  Common stock, $1 per share par value; 5,000,000 shares
    authorized; 600,000 shares issued and outstanding      $    600,000                 $    600,000
  Surplus                                                     5,400,000                    5,400,000
  Undivided profits (Note 10)                                 9,291,741                    8,260,037
  Unrealized gain (loss) on securities available for
    sale, net                                                     6,210                      (40,800)
                                                           ------------                 ------------
        Total Stockholders' Equity                         $ 15,297,951                 $ 14,219,237
                                                           ------------                 ------------

        Total Liabilities and Stockholders' Equity         $130,556,528                 $123,779,866
                                                           ============                 ============


See Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1997, 1996 and 1995

                                                         1997                1996               1995
                                                     -----------         -----------         -----------
Interest Income:
  Interest and fees on loans                         $ 7,018,882         $ 6,749,755         $ 6,569,160
  Interest on investment securities
      Taxable                                          1,628,597           1,213,709           1,594,544
  Interest and dividends on securities
    available for sale
      Taxable                                            691,203             661,125             181,570
      Dividends                                           25,006              24,322              24,647
  Interest on securities purchased
    under agreements to resell                           198,926             437,034             376,939
                                                     -----------         -----------         -----------

        Total Interest Income                        $ 9,562,614         $ 9,085,945         $ 8,746,860
                                                     -----------         -----------         -----------
Interest Expense:
  Interest on deposits                               $ 3,693,476         $ 3,623,243         $ 3,586,403
  Interest on federal funds purchased
    and securities sold under agreements
    to repurchase                                         16,219                  --               4,008
                                                     -----------         -----------         -----------

        Total Interest Expense                       $ 3,709,695         $ 3,623,243         $ 3,590,411
                                                     -----------         -----------         -----------

        Net Interest Income                          $ 5,852,919         $ 5,462,702         $ 5,156,449

Provision for Loan Losses (Note 4)                       127,408             100,000             125,000
                                                     -----------         -----------         -----------
        Net Interest Income after
           Provision for Loan Losses                 $ 5,725,511         $ 5,362,702         $ 5,031,449
                                                     -----------         -----------         -----------
Other Income:
  Trust and financial services                       $   522,023         $   460,053         $   446,000
  Service charges on deposit accounts                    403,006             318,062             240,529
  Fees for other customer services                       162,423             181,980             192,857
  Other operating income                                  40,933              28,730              26,185
                                                     -----------         -----------         -----------

        Total Other Income                           $ 1,128,385         $   988,825         $   905,571
                                                     -----------         -----------         -----------
Other Expenses:
  Salaries and employee benefits (Notes 7 and 12)    $ 2,473,151         $ 2,468,762         $ 2,370,054
  Net occupancy expense of premises                      194,426             203,033             213,891
  Furniture and equipment expenses                       348,798             300,211             283,546
  Deposit insurance                                       13,101               2,000             128,478
  Stationery and supplies                                109,472             106,810             108,279
  Directors fees                                         102,330             105,700              98,910
  ATM expenses                                            75,766             105,445             108,645
  Other operating expenses                               809,527             821,555             766,047
                                                     -----------         -----------         -----------

        Total Other Expenses                         $ 4,126,571         $ 4,113,516         $ 4,077,850
                                                     -----------         -----------         -----------

        Income before Income Tax Expense             $ 2,727,325         $ 2,238,011         $ 1,859,170

Income Tax Expense (Note 8)                            1,005,621             830,577             674,042
                                                     -----------         -----------         -----------

        Net Income                                   $ 1,721,704         $ 1,407,434         $ 1,185,128
                                                     ===========         ===========         ===========

Earnings Per Share, basic and diluted                $      2.87         $      2.35         $      1.98
                                                     ===========         ===========         ===========

See Notes to Consolidated Financial Statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1996 and 1995

                                                                                                 Unrealized
                                                                                               Gain (Loss) on
                                                                                                  Securities
                                        Common                                 Undivided        Available for
                                         Stock             Surplus              Profits           Sale, Net           Total
                                       ---------         -----------         -----------       --------------      ------------
Balances, December 31, 1994            $ 600,000         $ 5,400,000         $ 6,747,475         $ (31,242)        $ 12,716,233
  Net income - 1995                           --                  --           1,185,128                --            1,185,128
  Cash dividends - 1995
     ($.85 per share)                         --                  --            (510,000)               --             (510,000)
  Change in net unrealized gain
     (loss) on securities available
     for sale, net of deferred
     income taxes of $16,095                  --                  --                  --            31,242               31,242
                                       ---------         -----------         -----------         ---------         ------------
Balances, December 31, 1995            $ 600,000         $ 5,400,000         $ 7,422,603         $      --         $ 13,422,603
  Net income - 1996                           --                  --           1,407,434                --            1,407,434
  Cash dividends - 1996
           ($.95 per share)                   --                  --            (570,000)               --             (570,000)
  Change in net unrealized gain
     (loss) on securities available
     for sale, net of deferred
     income taxes of $21,018                  --                  --                  --           (40,800)             (40,800)
                                       ---------         -----------         -----------         ---------         ------------
Balances, December 31, 1996            $ 600,000         $ 5,400,000         $ 8,260,037         $ (40,800)        $ 14,219,237
  Net income - 1997                           --                  --           1,721,704                --            1,721,704
  Cash dividends - 1997
     ($1.15 per share)                        --                  --            (690 000)               --             (690,000)
  Change in net unrealized gain
     (loss) on securities available
     for sale, net of deferred
     income taxes of $24,217                  --                  --                  --            47,010               47,010
                                       ---------         -----------         -----------         ---------         ------------

Balances, December 31, 1997            $ 600,000         $ 5,400,000         $ 9,291,741         $   6,210         $ 15,297,951
                                       =========         ===========         ===========         =========         ============

See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1997, 1996 and 1995

                                                                     1997                 1996                   1995
                                                                ------------          -------------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                    $  1,721,704          $   1,407,434          $  1,185,128
  Adjustments to reconcile net income to net
    cash provided by operating activities:
     Provision for loan losses                                       127,408                100,000               125,000
     Depreciation                                                    208,809                181,424               170,739
     Amortization                                                     12,282                 12,282                12,282
     Deferred income taxes (credits)                                 (40,759)               (88,111)               32,425
     Discount accretion and premium amortization
        on securities, net                                            28,853                 27,060                 2,699
     Loss on sale of real estate                                          --                 94,972                    --
     Changes in assets and liabilities:
        (Increase) decrease in accrued interest receivable            12,859               (243,706)              205,896
        (Increase) decrease in other assets                          (19,025)                15,002               (81,153)
        Increase (decrease) in accrued interest payable               16,459                (20,196)               22,514
        Increase in other liabilities                                  8,837                237,283                70,045
                                                                ------------          -------------          ------------
        Net cash provided by operating activities               $  2,077,427          $   1,723,444          $  1,745,575
                                                                ------------          -------------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturity of investment securities               $  8,000,000          $  18,000,000          $ 12,000,000
  Proceeds from maturity of securities available for sale          8,000,000                     --             6,019,900
  Purchases of investment securities                              (6,049,375)           (17,996,884)                   --
  Purchases of securities available for sale                      (7,019,050)           (14,071,795)                   --
  Net (increase) decrease in loans                                (4,915,035)               265,336            (3,803,937)
  Purchases of premises and equipment                               (155,966)              (318,897)              (45,330)
  Proceeds from sale of real estate                                       --                350,000                    --
                                                                ------------          -------------          ------------
     Net cash provided by (used in) investing activities        $ (2,139,426)         $ (13,772,240)         $ 14,170,633
                                                                ------------          -------------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in noninterest bearing demand deposits           $    977,121          $     188,872          $    551,781
  Net increase (decrease) in savings and interest bearing
     demand deposits                                               3,336,332             (1,407,379)           (5,980,659)
  Net increase (decrease) in time deposits                         1,356,000                (58,498)            5,994,395
  Cash dividends                                                    (690,000)              (570,000)             (510,000)
                                                                ------------          -------------          ------------
     Net cash provided by (used in) financing activities        $  4,979,453          $  (1,847,005)         $     55,517
                                                                ------------          -------------          ------------

     Increase (decrease) in cash and cash equivalents           $  4,917,454          $ (13,895,801)         $ 15,971,725

CASH AND CASH EQUIVALENTS
  Beginning                                                        8,200,511             22,096,312             6,124,587
                                                                ------------          -------------          ------------

  Ending                                                        $ 13,117,965          $   8,200,511          $ 22,096,312
                                                                ============          =============          ============

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION
     Cash payments for:
        Interest                                                $  3,693,236          $   3,643,439          $  3,567,897
                                                                ============          =============          ============

        Income taxes                                            $  1,202,017          $     806,431          $    532,749
                                                                ============          =============          ============

SUPPLEMENTAL DISCLOSURES OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES
     Other real estate acquired in settlement of loans          $    100,005          $          --         $     108,000
                                                                ============          =============          ============

     Loans made on sale of real estate                          $         --          $     291,000         $          --
                                                                ============          =============          ============

     Unrealized gain (loss) on securities available for sale    $     71,227          $     (61,818)        $      47,337
                                                                ============          =============          ============

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Nature of Banking Activities and Significant Accounting Policies

         Potomac Bancshares, Inc. and Subsidiary (the Corporation) grant commercial, financial, agricultural, residential and consumer loans to customers, primarily in Jefferson County, West Virginia. The Corporation's market area also includes Washington County and Frederick County, Maryland; Loudoun County and Clarke County, Virginia; and Berkeley County, West Virginia. The loan portfolio is well diversified and loans generally are collaterized by assets of the customers. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

         The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant policies.

         Principles of Consolidation

             The consolidated financial statements of Potomac Bancshares, Inc. and its wholly-owned subsidiary, Bank of Charles Town (the Bank), include the accounts of both companies. All material intercompany balances and transactions have been eliminated in consolidation.

         Securities

             Investments are classified in three categories and accounted for as follows:

             a.   Securities Held to Maturity

                  Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

             b.   Securities Available for Sale

                  Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

             c.   Trading Securities

                  Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1997 and 1996.

         Loans

             Loans are stated at the amount of unpaid principal reduced by a reserve for possible loan losses. Interest income on loans is computed on the loan balance outstanding. Loans are charged off when in the opinion of management, they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

             On January 1, 1995, the Corporation adopted Financial Accounting Standards Statement No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement has been amended by FASB Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

             The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loansare not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans.

             Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         Reserve for Loan Losses

             The reserve for loan losses is maintained at a level which, in management's judgement, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the reserve is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Reserves for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The reserve is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the reserves relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related reserve may change in the near term.

             For federal income tax purposes, the Corporation deducts the maximum amount allowable under current income tax regulations.

         Premises and Equipment

             Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line and declining-balance methods.

             Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

         Other Real Estate

             Real estate acquired by foreclosure is carried at the lower of cost or fair market value, adjusted for anticipated selling expenses.

         Pension Plan

             The Corporation has a noncontributory, defined benefit pension plan covering employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions."

         Earnings Per Share

             In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. The Corporation had no potential common stock as of December 31, 1997 and 1996.

         Income Taxes

             Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

         Cash and Cash Equivalents

             For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and securities purchased under agreements to resell. Generally, securities purchased under agreements to resell are purchased and sold for one-day periods.

         Trust Division

             Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying financial statements.

         Postretirement Benefits

             The Corporation sponsors a postretirement life insurance plan covering retirees with 25 years of service over the age of 60 and health care plan for all retirees and five current employees that have met certain eligibility requirements. The Corporation computes the net periodic postretirement benefit cost of the plan in accordance with Financial Accounting Standards Board Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

         Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Advertising

             The Corporation follows the policy of charging the costs of advertising to expense as incurred.

Note 2.  Securities

         The amortized cost and fair value of securities being held to maturity as of December 31, 1997 and 1996, are as follows:

                                                                                   1997
                                            -------------------------------------------------------------------------------------
                                                                         Gross                 Gross
                                            Amortized                  Unrealized             Unrealized                 Fair
                                               Cost                      Gains                 (Losses)                  Value
                                            -----------                ----------             ----------              -----------
U.S. Treasury securities                    $12,045,427                 $32,708                $ (1,570)              $12,076,565
Obligations of U.S. Government agencies      11,994,779                  32,472                      --                12,027,251
                                            -----------                 -------               ----------              -----------
                                            $24,040,206                 $65,180                $ (1,570)              $24,103,816
                                            ===========                 =======                =========              ===========


                                                                                   1996
                                            -------------------------------------------------------------------------------------
                                                                         Gross                 Gross
                                            Amortized                  Unrealized             Unrealized                 Fair
                                               Cost                      Gains                 (Losses)                  Value
                                            -----------                ----------             ----------              -----------
U.S. Treasury securities                    $14,005,278                 $24,951                $ (42,416)             $13,987,813
Obligations of U.S. Government agencies      11,991,743                  20,692                   (5,873)              12,006,562
                                            -----------                 -------                ---------              -----------
                                            $25,997,021                 $45,643                $ (48,289)             $25,994,375
                                            ===========                 =======                =========              ===========

         The amortized cost and fair value of the securities being held to maturity as of December 31, 1997, by contractual maturity, are shown below:

                                               Amortized                Fair
                                                  Cost                  Value
                                              -----------           ------------

Due in one year or less                       $ 9,995,556           $ 10,014,439
Due after one year through five years          14,044,650             14,089,377
                                              -----------           ------------
                                              $24,040,206           $ 24,103,816
                                              ===========           ============

         There were no sales of securities being held to maturity during 1997, 1996 and 1995.

         Securities being held to maturity with a carrying value of $7,013,601 and $6,988,229 at December 31, 1997 and 1996, were pledged to secure public funds and other balances as required by law.

         The amortized cost and fair value of securities available for sale as of December 31, 1997 and 1996 are as follows:

                                                                                   1997
                                            -------------------------------------------------------------------------------------
                                                                         Gross                 Gross
                                            Amortized                  Unrealized             Unrealized                 Fair
                                               Cost                      Gains                 (Losses)                  Value
                                            -----------                ----------             ----------              -----------
U.S. Treasury securities                    $ 7,988,435                 $25,941               $ (19,687)              $ 7,994,689
Obligations of U.S. Government agencies       5,004,655                   4,408                  (1,250)                5,007,813
Federal Home Loan Bank stock                    401,600                      --                      --                   401,600
                                            -----------                 -------               ----------              -----------
                                            $13,394,690                 $30,349               $ (20,937)              $13,404,102
                                            ===========                 =======               ==========              ===========

                                                                                   1996
                                            -------------------------------------------------------------------------------------
                                                                         Gross                 Gross
                                            Amortized                  Unrealized             Unrealized                 Fair
                                               Cost                      Gains                 (Losses)                  Value
                                            -----------                ----------             ----------              -----------
U.S. Treasury securities                    $14,011,506                 $12,389               $ (74,207)              $13,949,688
Federal Home Loan Bank stock                    386,800                      --                      --                   386,800
                                            -----------                 -------               ----------              -----------
                                            $14,398,306                 $12,389               $ (74,207)              $14,336,488
                                            ===========                 =======               ==========              ===========

         The amortized cost and fair value of the securities available for sale as of December 31, 1997, by contractual maturity, are shown below:

                                               Amortized                Fair
                                                  Cost                  Value
                                              -----------           ------------
Due in one year or less                       $ 2,989,060           $  3,000,000
Due after one year through five years          10,004,030             10,002,502
Other                                             401,600                401,600
                                              -----------           ------------
                                              $13,394,690           $ 13,404,102
                                              ===========           ============

         There were no sales of securities available for sale during 1997, 1996 and 1995.

         Securities available for sale with a carrying value of $1,988,991 and $1,986,250 at December 31, 1997 and 1996, were pledged to secure public funds and other balances as required by law.

Note 3.  Loans and Related Party Transactions

         The loan portfolio is composed of the following:

                                                                               December  31
                                                                     -----------------------------
                                                                         1997             1996
                                                                     -----------       -----------
              Real estate loans:
                 Construction and land development                   $   393,187       $   759,619
                 Secured by farm land                                  1,717,930         1,501,527
                 Secured by 1-4 family residential                    43,282,898        38,220,730
                 Other real estate loans                              12,496,739        12,124,747
              Loans to farmers (except those secured by
                 real estate)                                            269,682           229,022
              Commercial and industrial loans (except those
                 secured by real estate)                               2,045,122         1,857,219
              Loans to individuals for personal expenditures          17,705,824        18,654,695
              All other loans                                            301,580           177,781
                                                                     -----------       -----------
                                                                     $78,212,962       $73,525,340
                                                                     ===========       ===========

         The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1997 and 1996, these loans totaled $674,248 and $265,715 respectively. During 1997, total principal additions were $467,000 and total principal payments were $58,467.

Note 4.  Reserve for Loan Losses

         The following is a summary of transactions in the reserve for loan losses for 1997, 1996 and 1995:

                                                  1997                       1996                   1995
                                               ----------                 ----------              ---------
Balance at beginning of year                   $1,138,747                 $  899,245              $ 988,524
   Provision charged to operating expense         127,408                    100,000                125,000
   Recoveries added to the reserve                 48,420                    237,626                 49,972
   Loan losses charged to the reserve            (175,828)                   (98,124)              (264,251)
                                               ----------                 ----------              ---------
Balance at end of year                         $1,138,747                 $1,138,747              $ 899,245
                                               ==========                 ==========              =========

         Information about impaired loans as of and for the years ended December 31, 1997 and 1996 are as follows:

                                                               1997             1996
                                                             --------         --------
Impaired loans for which a reserve has been provided         $397,986         $407,422
Impaired loans for which no reserve has been provided              --               --
                                                             --------         --------
   Total impaired loans                                      $397,986         $407,422
                                                             ========         ========
Reserve provided for impaired loans, included in the
   reserve for loan losses                                   $198,993         $203,711
Average balance in impaired loans                            $399,178         $472,292
Interest income recognized                                   $ 34,271         $ 36,125

         Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $285,150 at December 31, 1997 and 1996. If interest on these loans had been accrued, such income would have approximated $29,267 in 1997 and $28,494 in 1996.

Note 5.  Premises and Equipment, Net

         Premises and equipment consists of the following:

                                                     December 31
                                            -----------------------------
                                               1997               1996
                                            ----------         ----------
         Premises                           $1,813,763         $1,811,852
         Furniture and equipment             2,262,136          2,111,224
                                            ----------         ----------
                                            $4,075,899         $3,923,076
         Less accumulated depreciation       2,874,349          2,668,683
                                            ----------         ----------
                                            $1,201,550         $1,254,393
                                            ==========         ==========

         Depreciation included in operating expense for 1997, 1996 and 1995, was $208,809, $181,424 and $170,739, respectively.

Note 6.  Deposits

         The aggregate amount of time deposits with a balance of $100,000 or more was $4,513,606 and $4,067,833 at December 31, 1997 and 1996,
         respectively.

         At December 31, 1997, the scheduled maturities of all time deposits are as follows:

                   1998                          $ 31,660,614
                   1999                             5,863,472
                   2000                             2,328,993
                   2001                               893,472
                   2002 and thereafter                  2,000
                                                 ------------
                                                 $ 40,748,551
                                                 ============

Note 7.  Defined Benefit Pension Plan

         The amount charged to expense for the Corporation's pension plan totaled $87,564, $97,032 and $93,508 for the years ended December 31, 1997, 1996 and 1995, respectively. The components of the pension cost charged against expense for 1997, 1996 and 1995 consisted of the following:

                                                          1997             1996              1995
                                                        ---------       ----------         ---------
         Service cost                                   $ 129,289       $  133,596         $ 114,859
         Interest cost on projected benefit obligation    220,359          200,942           182,585
         Actual return on plan assets                    (241,937)        (217,359)         (183,789)
         Net amortization and deferral                    (20,147)         (20,147)          (20,147)
                                                        ---------       ----------         ---------
                                                        $  87,564       $    9,032         $  93,508
                                                        =========       ==========         =========

         The following table sets forth the plan's funded status as of October 31, 1997 and 1996 and the amount recognized in the accompanying balance sheets as of December 31, 1997 and 1996.



                                                                  1997               1996
                                                               ----------         -----------
           Actuarial present value of benefit obligations:
             Vested benefits                                   $ 2,317,028        $ 1,921,000
                                                               ===========        ===========
             Accumulated benefits                              $ 2,396,376        $ 2,072,000
                                                               ===========        ===========
           Projected benefits                                  $(3,339,744)       $(2,866,017)
           Plan assets at fair value                             3,337,355          2,888,800
                                                               -----------        -----------
           Funded status                                       $    (2,389)       $    22,783
           Unrecognized net (gain)                                (372,224)          (289,685)
           Unrecognized net (asset)                               (157,547)          (177,849)
           Unrecognized prior service cost                           1,490              1,645
                                                               -----------        -----------
             Liability on balance sheet                        $  (530,670)       $  (443,106)
                                                               ===========        ===========

         The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the benefit obligations were 7.25% and 5.0% at October 31, 1997 and 7.75% and 6.0% at October 31, 1996. The expected long-term rate of return on plan assets was 8.5% for both years.

Note 8.  Income Taxes

         Net deferred tax assets consist of the following components as of December 31, 1997 and 1996:


                                                                  1997                 1996
                                                               ----------          -----------
            Deferred tax assets:
             Reserve for loan losses                           $ 231,845            $ 231,845
             Accrued pension expense                             180,428              150,656
             Securities available for sale                            --               21,018
             Accrued postretirement benefits                      36,687               23,999
             Nonaccrual interest                                  10,880               12,687
                                                               ---------            ---------
                                                               $ 459,840            $ 440,205
                                                               ---------            ---------
            Deferred tax liabilities:
              Premises                                         $  27,012            $  25,932
              Securities available for sale                        3,199                   --
              Other                                                   --                1,186
                                                               ---------            ---------
                                                               $  30,211            $  27,118
                                                               ---------            ---------
            Net deferred tax assets                            $ 429,629            $ 413,087
                                                               =========            =========

         The provision for income taxes charged to operations for the years ended December 31, 1997, 1996 and 1995 consists of the following:


                                                                     1997              1996             1995
                                                                 -----------        ----------       ----------
            Current tax expense                                  $ 1,046,380        $  918,688       $  641,617
            Deferred tax expense (benefit)                           (40,759)          (88,111)          32,425
                                                                 -----------        ----------       ----------
                                                                 $ 1,005,621        $  830,577       $  674,042
                                                                 ===========        ==========       ==========


         The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1997, 1996 and 1995 due to the following:

                                                                          1997              1996              1995
                                                                      ----------         ----------        ----------
          Computed "expected" tax expense                             $  927,291         $  760,924        $  632,118
          Increase (decrease) in income taxes resulting from:
            Tax exempt interest income                                    (3,353)            (6,809)          (11,544)
            State income taxes, net of federal income tax benefit         79,092             74,544            51,461
            Other                                                          2,591              1,918             2,007
                                                                      ----------         ----------        ----------
                                                                      $1,005,621         $  830,577        $  674,042
                                                                      ==========         ==========        ==========




Note 9.  Commitments and Contingent Liabilities

         In the normal course of business, there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

         See Note 11 with respect to financial instruments with off-balance-sheet risk.

         The Corporation has approximately $2,041,947 in deposits in another financial institution in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 1997.

Note 10.  Retained Earnings

          Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1997, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $2,569,884 or 16.8% of the consolidated net assets.

Note 11.  Financial Instruments With Off-Balance-Sheet Risk

          The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

         The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1997 and 1996, is as follows:

                                                                           1997              1996
                                                                       ------------       ------------
          Financial instruments whose contract amounts represent
              credit risk:
                Commitments to extend credit                           $  8,538,048        $ 9,234,952
                Standby letters of credit                                   144,639            145,777


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds real estate as collateral supporting those commitments for which collateral is deemed necessary. No collateral was held for commitments as of December 31, 1997.

Note 12. Postretirement Benefits

         The Corporation sponsors a postretirement life insurance plan covering retirees with 25 years of service over the age of 60 and health care plan for all retirees and five current employees that have met certain eligibility requirements. The plan is contributory for future retirees, with retiree contributions that are currently set at 20% of the required premium. Effective January 1, 1995, the Corporation adopted Financial Accounting Standards Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," to account for its share of the costs of those benefits. Under that Statement, the Corporation's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates they are fully eligible for benefits, except that the Corporation's unfunded cost that existed at January 1, 1995 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2014.

         Net periodic postretirement benefit cost included the following components for the years ended December 31, 1997, 1996 and 1995:


                                                               1997                        1996                      1995
                                                     -------------------------     --------------------    ----------------------
                                                      Medical          Life         Medical      Life        Medical       Life
                                                     ---------      ----------     --------   ---------     ---------    --------
          Service cost benefits attributable
             to service during the year              $  3,071        $  4,178      $  2,237   $  3,788      $  1,641     $  4,163
          Interest on accumulated
             postretirement benefit obligation         23,109          11,233        23,824     14,655        18,333        9,860
          Amortization of transition
             obligation                                11,458           6,110        12,298      7,372        11,458        5,954
                                                     --------        ---------     --------   --------      --------     --------

                                                     $ 37,638        $ 21,521      $ 38,359   $ 25,815      $ 31,432     $ 19,977
                                                     ========        =========     ========   ========      ========     ========


         The following table sets forth the plan's funded status reconciled with the obligation recognized in the accompanying balance sheets at December 31, 1997 and 1996:


                                                                                            1997                  1996
                                                                                   ---------------------   ---------------------
          Accumulated postretirement benefit obligation:
               Retirees                                                            $ 230,102   $  84,201   $ 213,057    $ 77,934
               Other fully eligible participants                                      81,868      26,029      72,733      24,101
               Other active participants                                                  --      41,442          --      34,196
                                                                                   ---------   ---------   ---------    --------
                                                                                   $ 311,970   $ 151,672   $ 285,790    $136,231
          Plan assets:                                                             =========   =========   =========    ========
          Accumulated postretirement benefit obligation in
                 excess of plan assets                                             $ 311,970   $ 151,672   $ 285,790    $136,231
               Unrecognized transition obligation                                   (194,787)   (101,064)   (206,245)   (107,174)
               Net amortization and deferral                                          (9,755)     16,705     (10,114)     16,735
               Accumulated premium payments for retirees                             (46,678)    (20,159)    (31,485)    (13,152)
                                                                                   ---------   ---------   ---------    --------
               Obligation included on balance sheet                                $  60,750   $  47,154   $  37,946    $ 32,640
                                                                                   =========   =========   =========    ========

         For measurement purposes, a 10 percent annual rate of increase in per capita health care costs of covered benefits was assumed for 1997 and 1996, with such annual rate of increase gradually declining to 5 percent in 2012. If assumed health care cost trend rates were increased by 1 percentage point in each year, the accumulated postretirement benefit obligation at December 31, 1997 would be increased by $32,197 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1997 would be increased by $3,154.

         The weighted average discount rate used in estimating the accumulated postretirement benefit obligation was 8%.

Note 13. Disclosures About Fair Value of Financial Instruments

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Short-Term Investments

         For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Securities

         For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

         Loans

         For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

         Deposit Liabilities

         The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         Off-Balance Sheet Financial Instruments

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

         At December 31, 1997 and 1996, the carrying amounts and fair values of loan commitments and standby-letters of credit were immaterial.

         The estimated fair values of the Corporation's financial instruments are as follows:


                                                                           1997                           1996
                                                                   ------------------------      ----------------------
                                                                   Carrying          Fair        Carrying        Fair
                                                                    Amount           Value        Amount         Value
                                                                   ---------       --------      --------      --------
                                                                         (in thousands)              (in thousands)
         Financial assets:
            Cash                                                    $  4,518        $ 4,518      $  3,401       $  3,401
            Securities purchased under
              agreements to resell                                     8,600          8,600         4,800          4,800
            Securities                                                37,444         37,508        40,334         40,331
            Loans                                                     78,213         77,039        73,525         72,103
            Less:  reserve for loan losses                            (1,139)            --        (1,139)            --
                                                                    --------       --------      --------       --------
                   Total financial assets                           $127,636       $127,665      $120,921       $120,635
                                                                    ========       ========      ========       ========
         Financial liabilities:
            Deposits                                                $114,182       $114,069      $108,512       $108,479
                                                                    ========       ========      ========       ========


Note 14. Derivative Financial Instruments

         In October, 1994, Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" was issued. The Statement is effective for financial statements issued for fiscal years ending after December 15, 1994. It requires various disclosures for derivative financial instruments which are futures, forward, swap, or option contract, or other financial instruments with similar characteristics. The Corporation does not have any derivative financial instruments as defined under this Statement.

Note 15. Regulatory Matters

         The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary
- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.

         As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Corporation's actual capital amounts and ratios are also presented in the table.

                                                                                       For Capital
                                              Actual                                  Adequacy Purposes
                                          --------------                     ---------------------------------
                                          Amount   Ratio                     Amount                      Ratio
                                          ------   -----                     ------                      -----
                                                                                   (Amount in Thousands)
         As of December 31, 1997:
            Total capital (to risk-
              weighted assets):
               Consolidated               $16,121  24.41%  (greater than or equal to) $5,283  (greater than or equal to) 8.0%
               Bank of Charles Town       $16,074  24.35%  (greater than or equal to) $5,281  (greater than or equal to) 8.0%
            Tier 1 capital (to risk-
              weighted assets):
               Consolidated               $15,292  23.15%  (greater than or equal to) $2,642  (greater than or equal to) 4.0%
               Bank of Charles Town       $15,245  23.09%  (greater than or equal to) $2,640  (greater than or equal to) 4.0%
            Tier 1 capital (to
                 average assets):
                 Consolidated             $15,292  11.83%  (greater than or equal to) $5,169  (greater than or equal to) 4.0%
                 Bank of Charles Town     $15,245  11.80%  (greater than or equal to) $5,168  (greater than or equal to) 4.0%


                                                                          To Be Well
                                                                       Capitalized Under
                                                                       Prompt Corrective
                                                                       Action Provisions
                                                            -----------------------------------
                                                            Amount                        Ratio
                                                            ------                        -----
         As of December 31, 1997:
            Total capital (to risk-
              weighted assets):
               Consolidated                                             N/A
               Bank of Charles Town       (greater than or equal to) $6,601  (greater than or equal to) 10.0%
            Tier 1 capital (to risk-
              weighted assets):
               Consolidated                                             N/A
               Bank of Charles Town       (greater than or equal to) $3,961  (greater than or equal to)  6.0%
            Tier 1 capital (to
                 average assets):
                 Consolidated                                           N/A
                 Bank of Charles Town     (greater than or equal to) $6,460  (greater than or equal to)  5.0%



                                                                                       For Capital
                                              Actual                                  Adequacy Purposes
                                          --------------                     ---------------------------------
                                          Amount   Ratio                     Amount                      Ratio
                                          ------   -----                     ------                      -----
                                                                                    (Amount in Thousands)
         As of December 31, 1996:
            Total capital (to risk-
              weighted assets):
               Consolidated               $15,032  24.47%  (greater than or equal to) $4,914  (greater than or equal to) 8.0%
               Bank of Charles Town       $14,959  24.37%  (greater than or equal to) $4,911  (greater than or equal to) 8.0%
            Tier 1 capital (to risk-
              weighted assets):
               Consolidated               $14,260  23.21%  (greater than or equal to) $2,457  (greater than or equal to) 4.0%
               Bank of Charles Town       $14,187  23.11%  (greater than or equal to) $2,455  (greater than or equal to) 4.0%
            Tier 1 capital (to
                 average assets):
                 Consolidated             $14,260  11.43%  (greater than or equal to) $4,989  (greater than or equal to) 4.0%
                 Bank of Charles Town     $14,187  11.38%  (greater than or equal to) $4,987  (greater than or equal to) 4.0%


                                                                          To Be Well
                                                                       Capitalized Under
                                                                       Prompt Corrective
                                                                       Action Provisions
                                                            -----------------------------------
                                                            Amount                        Ratio
                                                            ------                        -----
         As of December 31, 1996:
            Total capital (to risk-
              weighted assets):
               Consolidated                                             N/A
               Bank of Charles Town       (greater than or equal to) $6,139   (greater than or equal to) 10.0%
            Tier 1 capital (to risk-
              weighted assets):
               Consolidated                                             N/A
               Bank of Charles Town       (greater than or equal to) $3,683   (greater than or equal to)  6.0%
            Tier 1 capital (to
                 average assets):
                 Consolidated                                           N/A
                 Bank of Charles Town     (greater than or equal to) $6,234   (greater than or equal to)  5.0%

                                      -27-

Note 16.  Parent Corporation Only Financial Statements

                            POTOMAC BANCSHARES, INC.
                            (Parent Corporation Only)
                                 Balance Sheets
                           December 31, 1997 and 1996



    ASSETS
                                                                                1997             1996
                                                                            ------------      ------------
      Cash                                                                  $     20,705      $     34,221
      Investment in subsidiary                                                15,250,816        14,146,483
      Organization costs, net of accumulated amortization                         19,447            31,729
      Other assets                                                                11,979            11,800
                                                                            ------------       -----------
            Total Assets                                                    $ 15,302,947      $ 14,224,233
                                                                            ============      ============
   LIABILITIES AND STOCKHOLDERS' EQUITY

   LIABILITIES
       Other liabilities                                                    $      4,996      $      4,996
                                                                            ------------      ------------
    STOCKHOLDERS' EQUITY
      Common stock                                                          $    600,000      $    600,000
      Surplus                                                                  5,400,000         5,400,000
      Undivided profits                                                        9,291,741         8,260,037
      Unrealized gain (loss) on securities available for sale, net                 6,210           (40,800)
                                                                            ------------      ------------
            Total Stockholders' Equity                                      $ 15,297,951      $ 14,219,237
                                                                            ------------      ------------
            Total Liabilities and Stockholders' Equity                      $ 15,302,947      $ 14,224,233
                                                                            ============      ============



                            POTOMAC BANCSHARES, INC.
                           (Parent Corporation Only)
                              Statements of Income
                  Years Ended December 31, 1997, 1996 and 1995



                                                         1997             1996             1995
                                                      ----------      -----------       ----------
    Income
      Dividends from subsidiary                       $  690,000       $  570,000        $  576,000

    Expenses
      Amortization                                    $   12,282       $   12,282        $   12,282
      Transfer agent expense                               7,592            7,563            21,553
      Legal and professional                               2,831            2,575            13,582
      Other operating expenses                            14,710           13,858            15,219
                                                      ----------       ----------        ----------
            Total Expenses                            $   37,415       $   36,278        $   62,636
                                                      ----------       ----------        ----------
            Income before Taxes and Equity in
              Undistributed Income of Subsidiary      $  652,585       $  533,722        $  513,364

    Income Tax (Benefit)                                 (11,797)         (11,618)          (21,296)
                                                      ----------       ----------        ----------
            Income before Equity in Undistributed
              Income of Subsidiary                    $  664,382       $  545,340        $  534,660


    Equity in Undistributed Income of Subsidiary       1,057,322          862,094           650,468
                                                      ----------       ----------        ----------
            Net Income                                $1,721,704       $1,407,434        $1,185,128
                                                      ==========       ==========        ==========


                            POTOMAC BANCSHARES, INC.
                           (Parent Corporation Only)
                            Statements of Cash Flows
                  Years Ended December 31, 1997, 1996 and 1995

                                                                1997              1996          1995
                                                             -----------     -----------     -----------
   CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                             $ 1,721,704     $ 1,407,434     $ 1,185,128
      Adjustments to reconcile net income to net cash
       provided by operating activities:
        Equity in undistributed (income) of
         subsidiary                                           (1,057,322)       (862,094)       (650,468)
        Amortization                                              12,282          12,282          12,282
        (Increase) decrease in other assets                         (180)          9,575         (19,187)
        Increase in other liabilities                                 --             255           3,789
                                                              ----------     -----------     -----------
            Net cash provided by operating
             activities                                       $  676,484     $   567,452     $   531,544
                                                              ----------     -----------     -----------

   CASH FLOWS FROM FINANCING ACTIVITIES
      Cash dividends                                          $ (690,000)    $  (570,000)    $ (510,000)
                                                              ----------     -----------     ----------
           Net cash (used in) financing activities            $ (690,000)    $  (570,000)    $ (510,000)
                                                              ----------     -----------     ----------

           Increase (decrease) in cash and cash
             equivalents                                      $  (13,516)    $    (2,548)    $   21,544

    CASH AND CASH EQUIVALENTS
       Beginning                                                  34,221          36,769         15,225
                                                              ----------      ----------     ----------
       Ending                                                 $   20,705      $   34,221     $   36,769
                                                              ==========      ==========     ==========


                          TRUST AND FINANCIAL SERVICES

         The year 1997 was a year of asset and income growth for your Trust and Financial Services Department. Trust assets as of December 31, 1997, totaled $83,172,000, an increase of $11,304,000 (15.73%) over December 31, 1996 footings of $71,868,000. Trust fees in 1997 totaled $522,023, an increase of $61,970 (13.47%), compared to $460,053 in 1996.

         Distributions from thirty one accounts totaled $5,020,700, including $1,000,000 from four closed estates. Of the closed accounts, three represent transfers to active estates which will later fund over $2,400,000 to perpetual charitable trusts to be retained in the trust department. Three closings represent transfers of $610,000 to new agencies and trusts via account restructuring.

         Eighteen new accounts, totaling $6,272,000 in assets, were comprised of $2,537,000 in three estates, and $3,735,000 in trust and agency accounts. Fees on new estate qualifications in 1997 exceeded estate settlement fees by $76,000, and net new trust and agency fees increased by $4,500 per year. The Trust Referral Plan produced a total of five new accounts having $2,600,000 in assets, and $15,700 in fees.

         The department continues to provide emphasis on personal trust service, specifically addressing the investment and financial management needs of our customers. An important element of our personal service includes "bill-paying" responsibilities which incorporate cash flow management and insurance coordination for our clients, particularly senior citizens.

         The department's dedication to the delivery of community bank service, and our response to the financial and estate planning needs of our clients, will continue to be the foundation of our fiduciary service.

                                    Robert L. Hersey
                                    Vice President & Trust Officer

                             STATEMENT OF CONDITION
                               December 31, 1997
                                  (unaudited)

         ASSETS
         ------
         Discretionary assets:
             Bank Deposits:    Bank of Charles Town              $   142,000
                               Other Banks                            80,000
         United States Treasury and Agency Obligations             6,174,000
         State, County, and Municipal Obligations                  1,342,000
         Short Term Interest Bearing Funds                         7,802,000
         Other Short Term Obligations                                181,000
         Notes and Bonds                                           5,053,000
         Common and Preferred Stocks                              34,621,000
         Real Estate Mortgages                                     1,567,000
         Real Estate                                                 489,000
         Miscellaneous Assets                                          9,000

            Total Discretionary Assets                           $57,460,000
                                                                 -----------
         Non-Discretionary Assets                                $25,712,000
                                                                 -----------
                                 Total Assets                    $83,172,000
                                                                 ===========
         ACCOUNTS
         --------
         Personal Trusts                            172          $53,514,000
         Estates and Other Court Accounts            34            6,309,000
         Employee Benefit Accounts                   24            4,310,000
         Agencies and Other                          76           19,039,000
                                                    ---         ------------
                           Total Accounts           306          $83,172,000
                                                    ===          ===========

                                      -30-

                            POTOMAC BANCSHARES, INC.

                      Charles W. LeMaster, President & CEO
          William R. Harner, Sr. Vice President, Secretary & Treasurer
      L. Gayle Marshall Johnson, Vice President & Chief Financial Officer
             Donald S. Smith, Vice President & Assistant Secretary
               Susan S. Myers, Assistant Vice President & Auditor

                              BANK OF CHARLES TOWN



    Mortgage and Commercial                 Administration                     Maintenance Department
        Loan Department
                                         Charles W. LeMaster                      Paula M. Fraley
       Thomas F. Chambers                     President                            Paul D. Staubs
         Vice President                                                          E. Geraldine White
                                          William R. Harner
     H. William Easter, Jr.          Sr. Vice President & Cashier           Trust and Financial Services
    Assistant Vice President
                                    L. Gayle Marshall Johnson, CPA                Robert L. Hersey
        Cynthia A. Light          Vice President & Financial Officer       Vice President & Trust Officer
       Assistant Cashier
                                         Susan S. Myers, CPA                      Betty A. Braxton
        Carolyn A. Galli          Assistant Vice President & Auditor               Trust Officer
        Patricia A. Ott
         Lisa O. Weiant                 Pamela W. Stevens, CPA                  David S. (Joe) Smith
                                      Assistant Vice President &                   Trust Officer
  Installment Loan Department             Compliance Officer
                                                                                  Tina D. Carroll
         Donna J. Burns                     Diane C. Allen                      Deanna D. Greenfield
         Vice President                   Personnel Officer                      Rebecca J. Johnson
                                                                                   K. Renee Queen
       Richard B. Breeden              William H. Chesley, Jr.                    Deborah A. Watts
   Assistant Vice President &             Marketing Officer
        Security Officer                                                      Certificates of Deposit
                                           Shelly D. Dodson                          Department
       Victoria B. Burns                   Tammy L. Miller
        Janice B. Davis                                                          Judith A. Edwards
      Kimberly K. DeSarno               Bookkeeping Department
       Timothy F. Hitrik                                                     Data Processing Department
        Linda A. Stewart                   Clara K. Carroll
                                          Assistant Cashier                       Kelly J. Bechdel
       Teller Department                                                     Assistant Vice President &
                                           Doris V. Loudan                    Data Processing Manager
       Carolyn N. O'Brien        Assistant Cashier & Head Bookkeeper
Assistant Cashier & Head Teller                                                     Amy L. Brill
                                           Rebecca E. Black                       Roberta J. Burke
       Jennifer A. Casale                 Nancy L. Harrison                       Richard M. Crea
       Cathryn M. DeRonda                  Marcia S. Lerch
       Bryan J. Dougherty                 Elizabeth W. Park                     Harpers Ferry Branch
       Shirley G. Dutrow                   Deborah A. Ring
        Cathy Jo Fraley                    Karen A. Staubs                         Wayne C. Welty
      Melissa A. Harrison                  Peggy C. Turner                   Assistant Vice President &
       Chastidy S. Kimble                  Tricia M. Viands                        Branch Manager
    Christopher J. Lancaster
        Cindy L. Magaha                  Kearneysville Branch                     Shelly L. Holmes
        Holly S. Martin                                                    Assistant Cashier & Assistant
       Kendra L. Nichols              C. Kenneth Nicewarner, Jr.                   Branch Manager
      Christina R. Peacher            Assistant Vice President &
      Consuelo L. Shanton                   Branch Manager                       Melissa D. Castle
        Roxann L. Shives                                                        Margaret A. Courtney
        Jeanette Staubs                     Nancy L. Baker                        Barbara J. Dupuy
        Misty D. Staubs             Assistant Cashier & Assistant                Malissia A. Harder
         Thea C. Turner                     Branch Manager                         Karen S. James
      Linda L. Whittington                                                         Stacy L. Mumaw
                                            Mary L. Bowers                      M. Jacqueline Propst
            Courier                 Stephanie L. Digennaro-Dailey             Charles W. Wyndham, Jr.
                                           Carolyn A. Dunn
      Benjamin T. Breeden              Jennifer L. Hockensmith
                                            Tammy E. Hough
                                            Sonya A. Lilla
                                            April D. Myers
                                         Robert F. Spring Jr.
