Form 10KSB, Exhibit 13
period 1998-12-31
POTOMAC BANCSHARES INC
filed 1999-03-30
CIK 925173

COVER PAGE

                                    CONTENTS

President's Report.............................................................1

Description of Business........................................................2

Board of Directors.............................................................2

Selected Consolidated Financial Data...........................................3

Management's Discussion and Analysis of
        Financial Condition and Results of Operations.......................4-12

Independent Auditor's Report..................................................13

Consolidated Financial Statements
        Consolidated Balance Sheets...........................................14
        Consolidated Statements of Income.....................................15
        Consolidated Statements of Changes in Stockholders' Equity............16
        Consolidated Statements of Cash Flows.................................17
        Notes to Consolidated Financial Statements.........................18-30

Trust and Financial Services..................................................31

Officers and Staff............................................................32

Annual Report on Form 10-KSB..................................................33

General Information...........................................................33

                           FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 evidences Congress' determination that the disclosure of forward-looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward-looking statements by corporate management. This Annual Report, including the President's Letter and the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the Corporation notes that a variety of factors could cause the Corporation's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Corporation's forward-looking statements.

        The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include, but are not limited to, the growth of the economy, interest rate movements, the impact of competitive products, services and pricing, customer business requirements, the impact, if any, of Year 2000 computer problems, Congressional legislation and similar matters. Readers of this report are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

                               PRESIDENT'S REPORT


        On behalf of the Board of Directors, Officers and Staff, we are pleased to submit this Annual Report for your holding company, Potomac Bancshares, Inc., for the year ended December 31, 1998.

        During the year we experienced growth in assets of over $17,000,000 with the major portion reflected in deposit growth. Net profit after taxes for 1998 totaled $1,489,129 or $2.48 per share. Even though net income was down from the previous year, cash dividends paid to stockholders were $1.15 per share, same as were paid in 1997, and totaled $690,000.

        For some time now you have heard a constant media blitz regarding Y2K. A committee comprised of members of the Board and Staff has been working diligently for the past year and will continue to do so for the balance of 1999 to prepare for this millennium conversion.

        Your Board has been working on its building project and has completed the schematic design. We are now progressing into the design and development stage. This venture will involve the area now being utilized for the Trust Department offices and storage area, along with a redecorating project for the main office building. This should all be well on its way by mid-year 1999.

        The success enjoyed by this corporation would not be possible without the dedication from members of the staff, nor could it progress without the commitment of the members of the Board. Everyone's loyalty is greatly appreciated, as is that of our stockholders and customers.

                                            Sincerely,



                                            Charles W. LeMaster
                                            President and CEO

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

        The Corporation provides consumers, businesses, and governments with a broad range of banking services including lines of credit, home equity lines of credit, commercial, agricultural, real estate, and installment loans, checking, savings, NOW, and money market accounts, certificates of deposit, and individual retirement accounts. Automated teller machines located at each of the three offices and Touchline 24, an interactive voice response system available at 1-304-728-2424, provide certain services to customers on a twenty-four hour basis. Bill paying and certain other banking services are available online through a personal computer and/or the World Wide Web. These same bill paying and banking services are also available using a special telephone. The trust and financial services department provides financial management, investment and trust services.

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

ROBERT W. BUTLER                           WILLIAM R. HARNER                        JAMES E. SENSENEY
Farmer-Orchardist                          Senior Vice President                    Retired Owner-Operator
Warm Spring Orchard & Farm                    & Cashier                             J.E. Senseney & Sons, Inc.
                                           Bank of Charles Town

GUY GARY CHICCHIRICHI                      E. WILLIAM JOHNSON                       JOHN C. SKINNER, JR.
General Manager                            Professor of Economics                   Owner
Guy's Buick-Pontiac-Oldsmobile-            Shepherd College                         Nichols & Skinner, L.C.
   GMC Truck, Inc.

THOMAS C. G. COYLE                         CHARLES W. LEMASTER                      DONALD S. SMITH
Retired Owner-Operator                     President                                Retired President
Riddleberger's Store                       Bank of Charles Town                     Bank of Charles Town

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands Except Per Share Data)

                                                1998        1997        1996        1995        1994
                                             ---------   ---------   ---------   ---------   --------
Summary of Operations

   Interest income                           $  10 055   $   9 563   $   9 086   $   8 747  $   8 979
   Interest expense                              4 401       3 710       3 623       3 591      3 509
                                             ---------   ---------   ---------   ---------  ---------
   Net interest income                           5 654       5 853       5 463       5 156      5 470
   Provision for loan losses                       125         127         100         125        125
                                             ---------   ---------   ---------   ---------  ---------
   Net interest income after provision
      for loan losses                            5 529       5 726       5 363       5 031      5 345
   Non-interest income                           1 126       1 128         989         906        939
   Non-interest expense                          4 297       4 127       4 114       4 078      4 211
                                             ---------   ---------   ---------   ---------  ---------
   Income before income taxes                    2 358       2 727       2 238       1 859      2 073
   Income tax expense                              869       1 005         831         674        742
                                             ---------   ---------   ---------   ---------  ---------

   Net income                                $   1 489   $   1 722   $   1 407   $   1 185  $   1 331
                                             =========   =========   =========   =========  =========


Per Share Data

   Net income, basic and diluted             $    2.48   $    2.87   $    2.35   $    1.98  $    2.22
   Cash dividends declared                        1.15        1.15         .95         .85        .85
   Book value at period end                      26.99       25.50       23.70       22.37      21.19
   Average shares outstanding                  600 000     600 000     600 000     600 000    600 000


Average Balance Sheet Summary

   Assets                                    $ 138 698   $ 126 474   $ 124 267   $ 121 638  $ 128 993
   Loans                                        78 552      76 866      73 817      72 440     68 558
   Securities                                   45 190      40 576      36 972      37 682     52 288
   Deposits                                    121 612     110 291     109 709     107 826    115 907
   Shareholders' equity                         15 862      14 870      13 806      13 052     12 393


Performance Ratios

   Return on average assets                      1.07%       1.36%       1.13%        .97%      1.03%
   Return on average equity                      9.39%      11.58%      10.19%       9.08%     10.74%
   Dividend payout ratio                        46.37%      40.07%      40.43%      43.93%     38.29%


Capital Ratios

   Leverage ratio                               11.15%      11.83%      11.43%      10.83%      9.61%
   Risk-based capital ratios
      Tier 1 capital                            22.64%      23.15%      23.21%      20.73%     20.74%
      Total capital                             23.89%      24.41%      24.47%      21.98%     21.99%

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

                                                   1998                               1997
                           ------------------------------------     --------------------------------------
                             Average       Income/      Average        Average       Income/     Average
                             Balances      Expense    Yield/Rate       Balances      Expense    Yield/Rate

ASSETS
Loans
   Taxable                $78 215 073    $6 967 855     8.91%       $76 726 418    $7 008 657      9.13%
   Tax exempt                 336 999        32 076     9.52%           139 322        15 492     11.12%
                           ----------    ----------                 -----------    ----------
      Total loans          78 552 072     6 999 931     8.91%        76 865 740     7 024 149      9.14%
                           ----------    ----------                 -----------    ----------
Taxable securities         45 190 167     2 610 758     5.78%        40 576 196     2 344 806      5.78%
Securities purchased under
   agreements to resell and
   federal funds sold       7 796 026       455 539     5.84%         3 755 616       198 926      5.30%
                           ----------    ----------                 -----------    ----------

     TOTAL EARNING ASSETS 131 538 265   $10 066 228     7.65%       121 197 552   $ 9 567 881      7.89%
                           -----------  ===========                 -----------   ===========



Reserve for loan losses    (1 137 864)                               (1 160 396)
Cash and due from banks     5 322 429                                 3 613 704
Bank premises/equipment,
   net                      1 212 223                                 1 204 798
Other assets                1 763 203                                 1 617 882
                         ------------                              ------------

      Total assets       $138 698 256                              $126 473 540
                         ============                              ============

LIABILITIES AND
   STOCKHOLDERS' EQUITY
Deposits
   Savings and interest
      bearing demand
      deposits            $64 410 847    $2 047 815     3.18%      $ 55 365 510    $1 451 731      2.62%
   Time deposits           42 083 997     2 353 117     5.59%        40 929 846     2 241 745      5.48%
                          -----------    ----------                 -----------    ----------
      Total interest
        bearing deposits  106 494 844     4 400 932     4.13%        96 295 356     3 693 476      3.84%
                          -----------    ----------                 -----------    ----------



Federal funds purchased and
  securities sold under
  agreements to repurchase        - -           - -      - -            269 471        16 219      6.02%
                          -----------    ----------                 -----------    ----------

   TOTAL INTEREST
      BEARING LIABILITIES 106 494 844   $ 4 400 932     4.13%        96 564 827   $ 3 709 695      3.84%
                          -----------   ===========                 ----------    ===========



Noninterest bearing demand
   deposits                15 117 247                                13 995 920
Other liabilities           1 223 874                                 1 042 649
Stockholders' equity       15 862 291                                14 870 144
                         ------------                               -----------
  Total liabilities and
    stockholders' equity $138 698 256                               $   126 473
                         ============                               ===========
540


NET INTEREST SPREAD                                     3.52%                                      4.05%
INTEREST EXPENSE AS A
   PERCENT OF AVERAGE EARNING ASSETS                    3.35%                                      3.06%

NET INTEREST MARGIN                                     4.31%                                      4.84%

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS



GENERAL

        Total assets increased over 13% in 1998 compared to 1997. This $17,500,000 increase included growth of $13,000,000 in the securities portfolio and a $5,000,000 increase in the daily investment vehicles of securities purchased under agreements to resell and federal funds sold. The increased assets were offset by deposit growth.

        Management is unaware of any trends, events or uncertainties that would have material effect on liquidity, capital resources or operations. There are no current recommendations by regulatory authorities which if they were to be implemented would have a material effect on the Corporation.



NET INTEREST INCOME

        In 1998 net interest income decreased 3% when compared to 1997. The majority of the increase is due to increases in deposit volume and deposit rates.

        A 5% increase in interest income brought the 1998 total to $10,055,322 compared to $9,562,614 in 1997.

        Although the year end balance for total loans in 1998 was slightly less than the 1997 balance, the average balance of total loans in 1998 increased about $1,700,000 compared to the average balance in 1997. Interest and fees on loans remained basically the same in 1998 showing only a slight increase compared to 1997. The decrease in average yield on loans offset the increase in average volume for the year. No particular category of loans showed a significant increase or decrease in volume.

        Interest income on investment securities and securities available for sale increased 11% in 1998 compared to 1997. This increase is due to increased volumes of securities since the average rate remained the same in 1997 and 1998. Income on securities purchased under agreements to resell and federal funds sold increased 129% in 1998 compared to 1997. Most of this increase is due to increased volumes although there was an increase in the average rate to 5.84% in 1998 compared to 5.30% in 1997.

        The increase in interest expense to $4,400,932 in 1998 compared to $3,709,695 in 1997 is the major cause of decreased net income for 1998 compared to 1997. The majority of this increase is in the expense for savings and interest bearing demand deposits with a smaller expense increase in time deposits. The savings and interest bearing demand deposits increase is due to the increase in volume and rate of the Select Checking balances. Select Checking accounts are NOW accounts that earn a higher rate of interest for balances of $5,000 or more. Increase in time deposit expense is due to an increase in average volume of $1,000,000 and an increase in average rate of .11%.

        Total deposits increased $16,500,000 in 1998 compared to 1997. This increase is due to the increase in the Select Checking balances as described above. Continuing to compare 1998 year end balances with 1997 year end balances, non interest bearing demand deposits increased $2,500,000 in 1998, money market deposits decreased $5,000,000 in 1998, savings decreased $1,500,000 in 1998, and certificates of deposits increased $2,000,000 in 1998. The decreases in money market and savings deposits can also be attributed to the availability of the Select Checking accounts.

        In 1998, the average yield for earning assets was 7.65%, a decrease of .24% when compared to 1997. The lower yield is due to the decreased loan yields during 1998 compared to 1997, since the yields on securities remained the same and yields on securities purchased under agreements to resell and federal funds sold increased during 1998.

        The average rate paid on all interest bearing liabilities was 4.13% in 1998 compared to 3.84% in 1997. The net interest spread decreased .53% to 3.52% compared to 4.05% in 1997, and the net interest margin decreased the same .53% to 4.31% in 1998 compared to 4.84% in 1997.

        As the narrative above describes, the major reason for decreased interest income, reduced interest spread and reduced interest margin is the increased balances in the Select Checking Accounts which pay a higher rate of interest and minimal increase in income to compensate for this increase in expense.

SCHEDULE 2 - VOLUME AND RATE ANALYSIS

        This schedule analyzes the change in net interest income attributable to changes in volume of the various portfolios and changes in interest rates. The change due to both rate and volume variances has been allocated between rate and volume based on the percentage relationship of such variances to each other. Income and rates on tax exempt loans are computed on a tax equivalent basis using a federal tax rate of 34%. Nonaccruing loans are included in average loans outstanding.

                                        1998 Compared to 1997                     1997 Compared to 1996
                             ----------------------------------------    --------------------------------------
                                Change in       Volume        Rate          Change in       Volume        Rate
                             Income/Expense     Effect        Effect     Income/Expense     Effect       Effect
                             --------------     ------        ------     --------------     ------       ------
INTEREST INCOME
   Taxable loans              $  (40 802)    $ 168 640     $ (209 442)      $ 280 573    $  295 395   $ (14 822)
   Tax exempt loans               16 584        18 455         (1 871)        (17 344)      (17 197)       (147)
   Taxable securities            265 952       265 952            - -         445 650       195 697     249 953
   Securities purchased under
      agreements to resell       256 613       234 413         22 200        (238 108)     (240 612)      2 504
                              ----------     ---------     -----------      ---------    ----------   ---------
         TOTAL                $  498 347     $ 687 460     $ (189 113)      $ 470 771    $  233 283   $ 237 488
                              ----------     ---------     -----------      ---------    ----------   ---------

INTEREST EXPENSE
   Savings and interest bearing
      demand deposits           $596 084     $ 258 237     $  337 847       $  30 717    $  (11 232)  $  41 949
   Time deposits                 111 372        65 059         46 313          39 516        51 374     (11 858)
   Federal funds purchased and
      securities sold under
      agreements to repurchase   (16 219)      (16 219)           - -          16 219        16 219         - -
                              ----------     ---------     -----------      ---------    ----------   ---------
         TOTAL                $  691 237     $ 307 077     $  384 160       $  86 452    $   56 361   $  30 091
                              ----------     ---------     -----------      ---------    ----------   ---------


NET INTEREST INCOME           $ (192 890)    $ 380 383      $(573 273)      $ 384 319    $  176 922   $ 207 397
                              ==========     =========     ===========      =========    ==========   =========

NONINTEREST INCOME AND EXPENSE

         Noninterest income (other income) decreased slightly in 1998 compared to 1997. This included a 6% increase in income from the Trust and Financial Services Department in 1998 compared to 1997 which was offset by decreased income from service charges on deposit accounts, specifically in the return check charge category, and decreased other operating income which is a combination of numerous categories.

         Noninterest expense (other expense) increased 4% in 1998 compared to 1997. Included in this is a 6% increase in salaries and employee benefits in 1998 compared to 1997 and a 4% increase in furniture and equipment expenses in 1998 compared to 1997. The bulk of the furniture and equipment expense was the purchase of new computer equipment to prepare for the year 2000. There was also a decrease in net occupancy expense of premises of 5% in 1998 compared to 1997.



YEAR 2000

         The "Year 2000 Problem" exists because computers and computer programs were written using only a two digit field for the year rather than a four digit field. As we move into the Year 2000 and continue to use "00" for the date, many computers, computer programs, and any equipment using date sensitive microchips may not recognize "00" as the Year 2000, but may "think" it is the year 1900. For many businesses and industries, this misconception may cause problems. Hence, the challenge facing the world has been to prepare for the Year 2000 by ensuring that all equipment is appropriately date sensitive to the four digit date 2000 and beyond. The Subsidiary Bank depends heavily on computer processing in connection with its business activities. Failure of its computer systems could have a significant impact on its operations.

         During 1997 the Subsidiary Bank began preparing to meet the challenge by sending letters to third party vendors and suppliers requesting written documentation regarding their planning, renovation, and testing of computer systems and software and other equipment containing embedded microchips to ensure Year 2000 compliance. Vendors contacted included all parties that supplied service that the Subsidiary Bank believed could be affected by embedded microchips, such as electric, water, computer hardware and software providers. In January 1998, the Subsidiary Bank's Board of Directors approved the appointment of a Year 2000 Committee composed of directors, officers and staff. The Committee has written a Year 2000 Plan that was approved by the Board of Directors which details steps to be taken for Year 2000 compliance.

         The Plan includes the following phases of procedure: awareness, assessment, renovation, validation and implementation. The AWARENESS PHASE was educating all personnel within the organization including directors, officers and staff so that everyone understood the definition of the problem. All personnel also needed to understand that the Corporation was seriously undertaking the challenge to complete all the remaining phases of the Plan in a timely manner. The ASSESSMENT PHASE included identifying all systems and equipment that would be affected by the problem. The RENOVATION PHASE included performing repairs, upgrades and/or replacements of all computer systems and equipment containing embedded microchips that were identified in the assessment phase as needing renovation. The VALIDATION PHASE includes testing of all systems and equipment. The IMPLEMENTATION PHASE occurs when all previous phases are complete and all systems have been certified as Year 2000 compliant.

         The status of these phases as of December 31, 1998 is listed below:

               Awareness                     Complete
               Assessment                    Complete
               Renovation                    Substantially Complete. Remaining
                                             renovation includes replacement of
                                             optical disk storage system
                                             hardware and software, five
                                             personal computers, one server and
                                             hub, and one printer. Expected
                                             completion May 31, 1999.
               Validation                    Progressing on schedule. Mission
                                             critical systems expected to be
                                             substantially complete by March 31,
                                             1999. Remaining validation expected
                                             to be substantially complete within
                                             guidelines of the Federal Financial
                                             Institutions Examination Council
                                             (FFIEC), whose completion deadline
                                             is June 30, 1999.
               Implementation                Progressing on schedule. As
                                             renovation and validation phases
                                             progress so does completion of this
                                             phase. Expected completion will be
                                             within FFIEC guidelines.

         The Subsidiary Bank does not maintain a formal budget. Therefore, expenses related to the Year 2000 are reviewed and approved by the Board of Directors on an as needed basis. As of December 31, 1998, actual costs were $187,025. Most of the costs were for computers and related equipment. There have also been expenditures for testing of our major software vendors. It is estimated that the total costs for the Year 2000 will not exceed $350,000, assuming that the Subsidiary Bank has identified the most significant Year 2000 issues. These costs do not include the costs of personnel who have performed Year 2000 functions in addition to their regular responsibilities during this time of preparation.

         The Subsidiary Bank has continued to communicate with third party vendors and suppliers to update documentation from them in regard to their Year 2000 readiness. The majority of these vendors and suppliers have stated that they have successfully completed their renovations and testing. Questionnaires were mailed to significant loan customers (limited to commercial purpose loans) to determine the effectiveness of their Year 2000 preparation including anticipated problems and proposed solutions. Written responses were requested with approximately 69% responding as of mid-March 1999. Response and no response customers are being evaluated (95% evaluated to date) by loan personnel, and additions to the reserve for loan losses will be made if necessary. At this time, the Subsidiary Bank does not expect any of these loan customer Year 2000 situations to have an adverse material impact on Bank operations. The aggregate balances (including available but not outstanding amounts on lines of credit) of the loan customers questioned represent approximately 27% of the Bank's total loan portfolio. In the near future, questionnaires will be sent to significant deposit customers and responses will be evaluated. The aggregate balances of the deposit customers who will be questioned represent 2% of the total deposit portfolio.

         The Year 2000 Committee has identified customer awareness as an important part of Year 2000 preparation. We have a Customer Awareness Policy and have mailed several communications to customers regarding Year 2000 plans. It is necessary that all customers understand that the Subsidiary Bank's deposits are insured by the Federal Deposit Insurance Corporation.

         The Year 2000 Committee has written a Year 2000 Contingency Plan which has been approved by the Board of Directors. Many issues were discussed during the development and planning for business resumption and remediation contingency plans. Responsibility and reporting structure have been designated. Critical personnel have been designated to be available as needed. Special staffing and hours have been approved as needed. Core business processes were identified. Event timelines were designated including critical testing dates. Numerous failure scenarios were discussed including power outages from complete to localized, telecommunications outages, water outages, various hardware and software failures, and lack of vendor supplies. Considerations were given to the following factors during the planning process: estimated costs, feasibility, functionality, and appropriateness.

         The most likely worst-case scenario would be a localized disruption or failure of power and/or telecommunications, although the Subsidiary Bank has no reason to conclude that these events will happen. If these events did occur, the Subsidiary Bank would implement its contingency plan. It is important for customers to understand that if a contingency plan is implemented there may be some customer inconvenience since service levels may not be at peak.

         Finally, we must admit that even after detailed preparation as described above, there are no guarantees that the assumptions, estimates, tests and validation will be as we expect. The Corporation is still dependent on third party vendors and suppliers for a large part of our business operation. If events are not as the Corporation and our vendors expect, the Subsidiary Bank's business, results of operations and financial position could be materially adversely affected.



INTEREST RATE SENSITIVITY

        The table below shows the opportunities the Corporation will have to reprice interest earning assets and interest bearing liabilities as of December 31, 1998. Nonaccrual loans are excluded from these balances.

                                                              Mature or Reprice
                                                  After Three
                                                  Months But   After One Year
                                  Within              Within       But Within         After
                             Three Months     Twelve Months        Five Years        Five Years
 Nonsensitive
Interest Earning Assets:
  Fixed rate loans           $ 8 214 733     $21 503 255       $41 111 453    $ 2 559 819          $ - -
  Floating rate loans          4 417 276             - -              - -             - -            - -
  Securities                   3 000 937      10 571 656        36 185 768            - -        449 700
  Securities purchased under
    agreements to resell and
    federal funds sold        13 483 258             - -              - -             - -            - -
                             -----------     -----------       ----------     -----------    -----------
      Total                  $29 116 204     $32 074 911       $77 297 221    $ 2 559 819      $ 449 700
                             -----------     -----------       -----------    -----------    -----------

Interest Bearing Liabilities:
  Time deposits
    $100,000 and over        $   779 128     $ 1 643 375        $2 587 927    $       - -          $ - -
  Other time deposits          6 601 677      19 591 090        11 532 077            - -            - -
  Money market accounts        7 292 223             - -              - -             - -            - -
  NOW accounts                29 111 469             - -              - -             - -     16 810 385
  Savings accounts                   - -             - -              - -             - -     17 294 315
                             -----------     -----------       ----------     -----------    -----------
      Total                  $43 784 497     $21 234 465       $14 120 004    $       - -   $ 34 104 700
                             -----------     -----------       -----------    -----------   ------------

Rate Sensitivity Gap        $(14 668 293)    $10 840 446       $63 177 217    $ 2 559 819
                            ------------     -----------       -----------    -----------

Cumulative Gap              $(14 668 293)    $(3 827 847)      $59 349 370   $ 61 909 189
                            ============     ===========       ===========   ============

        At December 31, 1998, the Corporation showed negative cumulative gaps in the first two time frames with the remaining time frames showing positive gaps. The increase in the negative gap in the first time frame when comparing to December 31, 1997 is due to the increase in Select Checking account balances (Select Checking is a form of NOW account). The Select Checking pays a higher rate of interest on balances of $5,000 or more and were started in August of 1997 because competition was increasing with similar types of accounts. While serving the customer well, these accounts are not favorable to the Corporation's liability sensitive position.

        The Corporation's Asset Liability Committee recommended that the APY (annual percentage yield) on these Select Checking accounts be gradually reduced until the balances stopped increasing. However, to date this strategy which was accepted by the Board of Directors has not been successful. The increase in Select Checking accounts is basically the only change in the Corporation's balance sheet during 1998 and therefore the major cause of the increased liability sensitive positions in the first two time frames. The Committee explored several other options during the year to decrease liability sensitivity, but the consensus of opinion was not to adopt any of the suggested strategies.

        As stated in previous years, an even match between assets and liabilities in each time frame is the safest position especially in times of rapidly rising or declining rates. During other times, the even match is not as critical. The advantages or disadvantages of positive and negative gaps depend totally on the direction in which interest rates are moving. An asset sensitive institution's net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability sensitive institution generally will be impacted favorably by declining interest rates.

LOAN PORTFOLIO

     Loans at December 31, 1998 and 1997 are summarized below:

                                                         1998          1997
                                                     -----------   -----------

          Commercial, financial and agricultural $ 2 433 571 $2 314 804 Real estate:
             Construction and land development           651 848       393 187
             Secured by farm land                      1 394 201     1 717 930
             Secured by 1-4 family residential        42 541 181    43 282 898
             Other real estate                        12 623 662    12 496 739
          Consumer                                    17 738 039    17 705 824
          All other                                      424 034       301 580
                                                     -----------    ----------
                                                    $ 77 806 536   $78 212 962
                                                    ============   ===========

        Loans have decreased slightly when comparing year end totals for 1998 and 1997, while the average balance for total loans has increased approximately $1,700,000 in 1998 compared to 1997. There are no significant differences between categories in the loan portfolios when comparing 1998 to 1997.

        There were no categories of loans that exceeded 10% of outstanding loans at December 31, 1998 which were not disclosed in the table above.

REMAINING MATURITIES OF SELECTED LOANS

                                                 Commercial,
                                                 Financial and      Real Estate-
                                                  Agricultural      Construction

        Within one year                          $ 2 050 883         $  109 436
        Variable rate                                248 030             48 000
        Fixed rate, over one through five years      134 658            494 412
                                                 ----------          ----------
             Total maturities                    $ 2 433 571         $  651 848
                                                 ===========         ==========

ALLOWANCE FOR LOAN LOSSES

        The table shown below is an analysis of the Corporation's allowance for loan losses. Historically, net charge-offs (loans charged off as uncollectible less any amounts recovered on these loans) for the Corporation have been very low when compared with the size of the total loan portfolio. Management continually monitors the loan portfolio with quarterly procedures that allow for problem loans and potentially problem loans to be highlighted and watched. Based on experience, the loan policies and the current monitoring program, management believes the loan loss reserve is adequate.

                                                          1998          1997          1996
                                                       -----------   -----------  -----------
        Balance at beginning of period                  $ 1 138 747   $1 138 747   $  899 245
        Charge-offs:
          Commercial, financial and agricultural               - -           - -          - -
          Real estate - construction                           - -           - -          - -
          Real estate - mortgage                               - -           - -          - -
          Consumer                                         166 722       175 828       98 124
                                                       -----------   -----------  -----------
            Total charge-offs                              166 722       175 828       98 124
                                                       -----------   -----------  -----------

        Recoveries:
          Commercial, financial and agricultural               - -           - -          - -
          Real estate - construction                           - -           - -          - -
          Real estate - mortgage                               - -           - -      186 534
          Consumer                                          42 730        48 420       51 092
                                                       -----------   -----------  -----------
            Total recoveries                                42 730        48 420      237 626
                                                       -----------   -----------  -----------

        Net charge-offs (recoveries)                       123 992       127 408     (139 502)

        Additions charged to operations                    125 245       127 408      100 000
                                                       -----------   -----------  -----------
        Balance at end of period                       $ 1 140 000   $ 1 138 747  $ 1 138 747
                                                       ===========   ===========  ===========



        Ratio of net charge-offs (recoveries) during the period
          to average loans outstanding during the period     0.16%         0.17%        (0.19)%
                                                             ====          ====         =====

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

                                                              1998                            1997
                                                ------------------------------   ------------------------------
                                                              Percent of Loans                 Percent of Loans
                                                              in Each Category                 in Each Category
                                                 Reserve       to Total Loans     Reserve       to Total Loans
                                                ---------     ----------------   ---------     ----------------
        Commercial, financial and agricultural  $  12 168           3.13%        $  11 575         2.95%
        Real estate mortgage:
          Construction and land development        52 759            .84%           51 466          .50%
          Secured by farm land                      6 971           1.79%           35 679         2.20%
          Secured by 1-4 family residential       294 588          54.68%          272 837        55.34%
          Other real estate                       288 405          16.22%          210 719        15.98%
        Consumer                                  103 769          22.80%          100 671        22.64%
        All other                                   2 120            .54%            1 506          .39%
        Unallocated                               379 220            - -           454 294          - -
                                                ---------         ------         ---------       ------
                                                $1 140 000        100.00%        $1 138 747      100.00%
                                                ==========        ======         ==========      ======


RISK ELEMENTS IN THE LOAN  PORTFOLIO
                                                                     1998           1997           1996
                                                                  ---------      ---------      ---------

        Nonaccrual loans                                          $     - -      $ 285 150      $ 285 150
        Restructured loans                                              - -            - -            - -
        Foreclosed properties                                        55 425        100 005            - -
                                                                  ---------      ---------      ---------
          Total nonperforming assets                              $  55 425      $ 385 155      $ 285 150
                                                                  =========      =========      =========

        Loans past due 90 days accruing interest                  $ 596 877      $  19 923      $  48 663
                                                                  =========      =========      =========

        Reserve for loan losses to period end loans                 1.47%            1.46%         1.55%

        Nonperforming assets to period end loans and
          foreclosed properties                                      .07%             .49%          .39%

        Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

        Impaired loans excluded from nonperforming assets amounted to $397,986 at December 31, 1998 and 1997.

        At December 31, 1998, other potential problem loans totaled $100,079. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. Management has allocated a portion of the allowance for these loans according to the review of the potential loss in each loan situation.



SECURITIES PORTFOLIO

        In accordance with FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Corporation records securities being held to maturity at amortized cost and securities available for sale at fair value. The effect of unrealized gains and losses, net of tax effects, is recognized in stockholders' equity. The Corporation does not have any derivative financial instruments.

        The schedule below summarizes the book value of the portfolio by maturity classifications and shows the weighted average yield in each group.

                                                                           Weighted                             Weighted
                                                             1998           Average               1997           Average
                                                          Book Value         Yield             Book Value         Yield

Securities held to maturity
   U.S. Treasury securities and securities
      of U.S. Government agencies:
        Maturing within one year                         $10 018 466         5.84%            $ 9 995 556          5.98%
        Maturing after one year but
          within five years                               15 010 863         5.79%             14 044 650          5.90%
                                                         -----------                          -----------
             Total securities held to maturity          $ 25 029 329                          $24 040 206
                                                        ============                          ===========

Securities available for sale
   U.S. Treasury securities and securities
      of U.S. government agencies:
        Maturing within one year                          $3 554 127         5.01%            $ 3 000 000          6.09%
        Maturing after one year but
          within five years                               21 174 905         5.43%             10 002 502          5.66%
   Equity securities                                         449 700          - -                 401 600           - -
                                                         -----------                          -----------
             Total securities available for sale        $ 25 178 732                          $13 404 102
                                                        ============                          ===========

             Total securities                           $ 50 208 061                          $37 444 308
                                                        ============                          ===========

DEPOSITS

        When comparing the 1998 and 1997 year end balances, total deposits increased over $16,400,000 or 14.44% in 1998. Noninterest bearing demand deposits increased over $2,400,000 or 16.04%. Time deposits increased almost $2,000,000 or 4.88%.

        The most significant change in deposits was in the savings and interest bearing demand category which increased over $12,000,000 or 20.69%. The Select Checking balances (a form of NOW account that pays a higher interest rate on balances of $5,000 or more) increased over $18,000,000. Approximately $5,000,000 moved from Money Market accounts to Select Checking. Balances of NOW accounts and savings accounts remained basically the same when comparing year end balances of 1998 and 1997.

        The average yield on savings and interest bearing demand deposits increased from 2.62% at year end 1997 to 3.18% at December 31, 1998. This increase is due to the higher rates paid on Select Checking balances during 1998. The average yield on time deposits increased slightly in 1998 to 5.59% compared to 5.48% in 1997.

        At December 31, 1998, time deposits of $100,000 or more were 3.8% of total deposits compared with 4.0% at December 31, 1997. Maturities of time deposits of $100,000 or more at December 31, 1998 are as follows:

                  Within three months                            $  779 128
                  Over three through six months                     528 599
                  Over six months through twelve months           1 114 776
                  Over twelve months                              2 587 927
                                                                 ----------

                     Total                                       $5 010 430
                                                                 ==========



ANALYSIS OF CAPITAL

        The adequacy of the Corporation's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the Corporation's asset and liability levels and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

        The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Corporation had a ratio of total capital to risk-weighted assets of 23.89% at December 31, 1998 and a ratio of Tier 1 capital to risk-weighted assets of 22.64%. Both of these exceed the capital requirements adopted by the federal regulatory agencies.

                                                      1998             1997
                                                  ------------     ------------
      Tier 1 capital:
         Common stock                             $    600 000     $    600 000
         Surplus                                     5 400 000        5 400 000
         Retained earnings                          10 090 870        9 291 741
                                                  ------------     ------------
      Total tier 1 capital                         $16 090 870      $15 291 741
      Tier 2 capital:
         Allowance for loan losses (1)                 891 693          829 378
                                                  ------------     ------------

      Total risk-based capital                    $ 16 982 563     $ 16 121 119
                                                  ============     ============



      Risk-weighted assets                        $ 71 087 152     $ 66 040 845
                                                  ============     ============

      Capital ratios:
         Tier 1 risk-based capital ratio               22.64%           23.15%
         Total risk-based capital ratio                23.89%           24.41%
         Leverage ratio                                11.15%           11.83%

(1)     Limited to 1.25% of gross risk-weighted assets.


LIQUIDITY

        Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. This could also be termed the management of the cash flows of an organization. Liquid assets include cash and due from banks, securities purchased under agreements to resell, federal funds sold, securities available for sale, and loans and investments maturing within one year. The Corporation's liquidity during 1998 (aside from borrowing capabilities) is detailed in the statement of cash flows included in the financial statements. Operating cash flows are derived from net income adjusted for items that do not involve cash. Cash flows from investing activities include maturity of securities and payments on and maturities of loans. Cash flows from financing activities include increases in any deposit accounts. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation's overall liquidity is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs.

        At December 31, 1998, cash and due from banks, securities purchased under agreements to resell, federal funds sold and loans and securities maturing within one year were $50,785,000.

        Borrowing capabilities provide additional liquidity. The Subsidiary Bank maintains a federal funds line of $5,000,000 with NationsBank, N.A. The Subsidiary Bank is also a member of the Federal Home Loan Bank of Pittsburgh and has short and/or long-term borrowing capabilities of approximately $45,000,000. The Subsidiary Bank did not use either of these sources during 1998.


ACCOUNTING RULE CHANGES

        In June 1998, FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and for hedging activities. The standard also allows securities classified as held-to-maturity to be transferred to the available-for-sale category at the date of initial application of this standard. FAS 133 is effective for all fiscal years beginning after June 15, 1999. Management is currently reviewing this statement to determine the impact, if any, it will have since the Corporation currently has no derivative instruments.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Potomac Bancshares, Inc. and Subsidiary
Charles Town, West Virginia



        We have audited the accompanying consolidated balance sheets of Potomac Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Potomac Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.



Winchester, Virginia
January 29, 1999

                                 CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31, 1998 AND 1997

                                                                         1998                1997
                                                                --------------         -------------
       ASSETS

Cash and due from banks                                         $    4 646 475         $   4 517 965
Securities purchased under agreements to resell
   and federal funds sold                                           13 483 258             8 600 000
Securities (fair value:  1998, $50,530,066; 1997,
   $37,507,918)                                                     50 208 061            37 444 308
Loans                                                               77 806 536            78 212 962
   Reserve for loan losses                                          (1 140 000)           (1 138 747)
                                                                --------------         -------------
       Net loans                                                    76 666 536            77 074 215
Premises and equipment, net                                          1 223 979             1 201 550
Accrued interest receivable                                          1 167 699             1 008 357
Other assets                                                           707 556               710 133
                                                                --------------         -------------

       Total Assets                                             $  148 103 564         $ 130 556 528
                                                                ==============         =============


       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits
     Noninterest bearing demand deposits                        $   17 421 542         $  15 013 619
     Savings and interest bearing demand deposits                   70 508 392            58 419 752
     Time deposits                                                  42 735 274            40 748 551
                                                                --------------         -------------
       Total Deposits                                           $  130 665 208         $ 114 181 922
   Accrued interest payable                                            350 258               342 503
   Other liabilities                                                   891 942               734 152
   Commitments and contingent liabilities                                  - -                   - -
                                                                --------------         -------------
       Total Liabilities                                        $  131 907 408         $ 115 258 577
                                                                --------------         -------------

STOCKHOLDERS' EQUITY
   Common stock, $1 per share par value; 5,000,000 shares
     authorized; 600,000 shares issued and outstanding          $      600 000         $     600 000
   Surplus                                                           5 400 000             5 400 000
   Undivided profits                                                10 090 870             9 291 741
   Accumulated other comprehensive income                              105 286                 6 210
                                                                --------------         -------------
       Total Stockholders' Equity                               $   16 196 156         $  15 297 951
                                                                --------------         -------------

       Total Liabilities and Stockholders' Equity               $  148 103 564         $ 130 556 528
                                                                ==============         =============

See Notes to Consolidated Financial Statements.

                              CONSOLIDATED STATEMENTS OF INCOME
                         YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                       1998               1997             1996
                                                  -------------      ------------      ------------

Interest Income:
  Interest and fees on loans                      $   6 989 025      $  7 018 882      $  6 749 755
  Interest on investment securities
        Taxable                                       1 702 127         1 628 597         1 213 709
  Interest and dividends on securities
     available for sale
        Taxable                                         881 103           691 203           661 125
        Dividends                                        27 528            25 006            24 322
  Interest on securities purchased under agreements
     to resell and federal funds sold                   455 539           198 926           437 034
                                                  -------------      ------------      ------------

          Total Interest Income                   $  10 055 322      $  9 562 614      $  9 085 945
                                                  -------------      ------------      ------------

Interest Expense:
  Interest on deposits                            $   4 400 932      $  3 693 476      $  3 623 243
  Interest on federal funds purchased and securities
     sold under agreements to repurchase                    - -            16 219               - -
                                                  -------------      ------------      ------------

          Total Interest Expense                  $   4 400 932      $  3 709 695      $  3 623 243
                                                  -------------      ------------      ------------

          Net Interest Income                     $   5 654 390      $  5 852 919      $  5 462 702

Provision for Loan Losses                               125 245           127 408           100 000
                                                  -------------      ------------      ------------

          Net Interest Income after
             Provision for Loan Losses            $   5 529 145      $  5 725 511      $  5 362 702
                                                  -------------      ------------      ------------

Other Income:
  Trust and financial services                    $     555 101      $    522 023      $    460 053
  Service charges on deposit accounts                   378 523           403 006           318 062
  Fees for other customer services                      161 298           162 423           181 980
  Other operating income                                 30 746            40 933            28 730
                                                  -------------      ------------      ------------

          Total Other Income                      $   1 125 668      $  1 128 385      $    988 825
                                                  -------------      ------------      ------------

Other Expenses:
  Salaries and employee benefits                  $   2 627 960      $  2 473 151      $  2 468 762
  Net occupancy expense of premises                     183 917           194 426           203 033
  Furniture and equipment expenses                      361 798           348 798           300 211
  Stationery and supplies                               104 927           109 472           106 810
  Directors fees                                        103 630           102 330           105 700
  ATM expenses                                           72 078            75 766           105 445
  Other operating expenses                              842 650           822 628           823 555
                                                  -------------      ------------      ------------

          Total Other Expenses                    $   4 296 960      $  4 126 571      $  4 113 516
                                                  -------------      ------------      ------------

          Income before Income Tax Expense        $   2 357 853      $  2 727 325      $  2 238 011

Income Tax Expense                                      868 724         1 005 621           830 577
                                                  -------------      ------------      ------------

          Net Income                              $   1 489 129      $  1 721 704      $  1 407 434
                                                  =============      ============      ============

Earnings Per Share, basic and diluted             $        2.48      $       2.87      $       2.35
                                                  =============      ============      ============

See Notes to Consolidated Financial Statements.

                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                         YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                              Accumulated
                                                                                Other
                                       Common                  Undivided     Comprehensive     Comprehensive
                                       Stock      Surplus       Profits         Income            Income             Total
                                     --------   ----------    ----------     -------------     -------------      -----------
Balances, December 31, 1995          $600 000   $5 400 000    $7 422 603           $- -                           $13 422 603

  Comprehensive income
    Net income - 1996                     - -          - -     1 407 434            - -         $1 407 434          1 407 434
    Other comprehensive income
      net of tax, unrealized holding
      (losses) arising during the
      period (net of tax, $21,018)        - -          - -           - -        (40 800)           (40 800)           (40 800)
                                                                                                ----------
  Comprehensive income                                                                          $1 366 634
                                                                                                ==========

  Cash dividends - 1996
    ($.95 per share)                      - -          - -      (570 000)           - -                              (570 000)
                                     --------   ----------    ----------       --------                          ------------
Balances, December 31, 1996          $600 000   $5 400 000    $8 260 037       $(40 800)                         $ 14 219 237

  Comprehensive income
    Net income - 1997                     - -          - -     1 721 704            - -         $1 721 704          1 721 704
    Other comprehensive income
      net of tax, unrealized holding
      gains arising during the
      period (net of tax, $24,217)        - -          - -           - -         47 010             47 010             47 010
                                                                                                ----------
  Comprehensive income                                                                          $1 768 714
                                                                                                ==========

  Cash dividends - 1997
    ($1.15 per share)                     - -          - -      (690 000)           - -                              (690 000)
                                     --------   ----------    ----------       --------                          ------------

Balances, December 31, 1997          $600 000   $5 400 000    $9 291 741         $6 210                          $ 15 297 951

  Comprehensive income
    Net income - 1998                     - -          - -     1 489 129            - -         $1 489 129          1 489 129
    Other comprehensive income
      net of tax, unrealized holding
      gains arising during the
      period (net of tax, $51,039)        - -          - -           - -         99 076             99 076             99 076
                                                                                                ----------
  Comprehensive income                                                                          $1 588 205
                                                                                                ==========

  Cash dividends - 1998
    ($1.15 per share)                     - -          - -      (690 000)           - -                              (690 000)
                                     --------   ----------    ----------       --------                          ------------

Balances, December 31, 1998          $600 000   $5 400 000   $10 090 870       $105 286                          $ 16 196 156
                                     ========   ==========   ===========       ========                          ============

See Notes to Consolidated Financial Statements.

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                         YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                        1998              1997              1996
                                                                    ------------      -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                       $  1 489 129      $ 1 721 704       $ 1 407 434
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Provision for loan losses                                       125 245          127 408           100 000
         Depreciation                                                    212 287          208 809           181 424
         Amortization                                                     12 282           12 282            12 282
         Deferred income tax (credits)                                   (43 592)         (40 759)          (88 111)
         Discount accretion and premium amortization
           on securities, net                                             19 416           28 853            27 060
         Loss on sale of real estate                                       9 579              - -            94 972
         Changes in assets and liabilities:
           (Increase) decrease in accrued interest receivable           (159 342)          12 859          (243 706)
           (Increase) decrease in other assets                           (61 732)         (19 025)           15 002
           Increase (decrease) in accrued interest payable                 7 755           16 459           (20 196)
           Increase in other liabilities                                 157 790            8 837           237 283
                                                                    ------------      -----------       -----------
              Net cash provided by operating activities             $  1 768 817      $ 2 077 427       $ 1 723 444
                                                                    ------------      -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from maturity of investment securities                  $ 10 000 000      $ 8 000 000       $18 000 000
   Proceeds from maturity of securities available for sale             3 000 000        8 000 000               - -
   Purchases of investment securities                                (11 014 326)      (6 049 375)      (17 996 884)
   Purchases of securities available for sale                        (14 618 728)      (7 019 050)      (14 071 795)
   Net (increase) decrease in loans                                      226 428       (4 915 035)          265 336
   Purchases of premises and equipment                                  (234 716)        (155 966)         (318 897)
   Proceeds from sale of real estate                                      91 007              - -           350 000
                                                                    ------------      -----------       -----------
              Net cash (used in) investing activities               $(12 550 335)     $(2 139 426)     $(13 772 240)
                                                                    ------------      -----------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in noninterest bearing demand deposits              $  2 407 923      $   977 121       $   188 872
   Net increase (decrease) in savings and interest bearing
      demand deposits                                                 12 088 640        3 336 332        (1 407 379)
   Net increase (decrease) in time deposits                            1 986 723        1 356 000           (58 498)
   Cash dividends                                                       (690 000)        (690 000)         (570 000)
                                                                    ------------    -------------      ------------
              Net cash provided by (used in) financing activities    $15 793 286    $   4 979 453      $ (1 847 005)
                                                                    ------------    -------------      ------------
              Increase (decrease) in cash and cash equivalents       $ 5 011 768    $   4 917 454      $(13 895 801)

CASH AND CASH EQUIVALENTS
   Beginning                                                          13 117 965        8 200 511        22 096 312
                                                                    ------------    -------------      ------------

   Ending                                                           $ 18 129 733     $ 13 117 965      $  8 200 511
                                                                    ============     ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION
      Cash payments for:
         Interest                                                   $  4 393 177      $ 3 693 236       $ 3 643 439
                                                                    ============      ===========       ===========
         Income taxes                                                   $902 011      $ 1 202 017         $ 806 431
                                                                    ============      ===========       ===========
SUPPLEMENTAL DISCLOSURES OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES
      Other real estate acquired in settlement of loans             $    110 006      $   100 005       $       - -
                                                                    ============      ===========       ===========
      Loans made on sale of real estate                             $     54 000      $       - -       $   291 000
                                                                    ============      ===========       ===========
      Unrealized gain (loss) on securities available for sale       $    150 115      $    71 227       $   (61 818)
                                                                    ============      ===========       ===========

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

               b. Securities Available for Sale

                  Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as a separate component of other comprehensive income, net of tax. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

               c. Trading Securities

                  Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1998 and 1997.

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

               The Corporation has adopted Financial Accounting Standards Statement No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement has been amended by FASB Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the reserve for loan losses and interest income recognized on loans.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

               The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans.

               Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

            Reserve for Loan Losses

               The reserve for loan losses is maintained at a level which, in management's judgement, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the reserve is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Reserves for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The reserve is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the reserves relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related reserve may change in the near term.

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

            Employee Benefit Plans

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

               In 1998, the Corporation adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts recognized in the Corporation's financial statements applicable to its defined benefit and postretirement plans. Statement No. 132 revises the existing disclosure requirements by standardizing the disclosure requirements for pensions requiring certain additional information on changes in the benefit obligations and fair values of plan assets, and eliminating certain disclosures.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

            Earnings Per Share

               In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. The Corporation had no potential common stock as of December 31, 1998, 1997 and 1996.

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

            Cash and Cash Equivalents

               For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, securities purchased under agreements to resell and federal funds sold. Generally, securities purchased under agreements to resell and federal funds sold are purchased and sold for one-day periods.

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

            Comprehensive Income

               As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or stockholders' equity. The Statement requires other comprehensive income to include unrealized gains and losses on investments in securities classified as available for sale, which prior to adoption were reported separately in stockholders' equity. Financial statements for prior years have been reclassified to conform to the requirements of Statement No. 130.


Note 2.  Securities

         The amortized cost and fair value of securities being held to maturity as of December 31, 1998 and 1997, are as follows:

                                                                                1998
                                                       -----------------------------------------------------
                                                                         Gross       Gross
                                                        Amortized     Unrealized   Unrealized       Fair
                                                           Cost          Gains      (Losses)        Value
                                                       -----------    ----------    ---------    -----------

            U.S. Treasury securities                   $17 008 734    $  229 475    $     - -    $17 238 209
            Obligations of U.S. Government agencies      8 020 595        92 530          - -      8 113 125
                                                       -----------    ----------    ---------    -----------
                                                       $25 029 329    $  322 005    $     - -    $25 351 334
                                                       ===========    ==========    =========    ===========

                                                                                        1997
                                                              -----------------------------------------------------
                                                                                Gross         Gross
                                                               Amortized      Unrealized   Unrealized       Fair
                                                                  Cost          Gains       (Losses)        Value
                                                              -----------    ----------    ---------    -----------

            U.S. Treasury securities                          $12 045 427    $   32 708    $  (1 570)   $12 076 565
            Obligations of U.S. Government agencies            11 994 779        32 472          - -     12 027 251
                                                              -----------    ----------    ---------    -----------
                                                              $24 040 206    $   65 180    $  (1 570)   $24 103 816
                                                              ===========    ==========    =========    ===========

         The amortized cost and fair value of the securities being held to maturity as of December 31, 1998, by contractual maturity, are shown below:

                                                       Amortized         Fair
                                                          Cost          Value
                                                      -----------    -----------

            Due in one year or less                   $10 018 466    $10 104 375
            Due after one year through five years      15 010 863     15 246 959
                                                      -----------    -----------
                                                      $25 029 329    $25 351 334
                                                      ===========    ===========

         There were no sales of securities being held to maturity during 1998, 1997 and 1996.

         Securities being held to maturity with a carrying value of $6,024,899 and $7,013,601 at December 31, 1998 and 1997, were pledged to secure public funds and other balances as required by law.

         The amortized cost and fair value of securities available for sale as of December 31, 1998 and 1997 are as follows:

                                                                                        1998
                                                               -----------------------------------------------------
                                                                                 Gross        Gross
                                                                Amortized     Unrealized    Unrealized      Fair
                                                                  Cost           Gains       (Losses)       Value
                                                               -----------    ----------    ---------    -----------
            U.S. Treasury securities                           $ 4 999 573    $   43 239    $     - -    $ 5 042 812
            Obligations of U.S. Government agencies             19 569 935       140 337      (24 052)    19 686 220
            Federal Home Loan Bank stock                           449 700           - -          - -        449 700
                                                               -----------    ----------    ---------    -----------
                                                               $25 019 208    $  183 576    $ (24 052)   $25 178 732
                                                               ===========    ==========    =========    ===========


                                                                                        1997
                                                               -----------------------------------------------------
                                                                                 Gross        Gross
                                                                Amortized     Unrealized    Unrealized      Fair
                                                                  Cost           Gains       (Losses)       Value
                                                               -----------    ----------    ---------    -----------
            U.S. Treasury securities                           $ 7 988 435    $   25 941    $ (19 687)   $ 7 994 689
            Obligations of U.S. Government agencies              5 004 655         4 408       (1 250)     5 007 813
            Federal Home Loan Bank stock                           401 600           - -          - -        401 600
                                                               $13 394 690    $   30 349    $ (20 937)   $13 404 102
                                                               ===========    ==========    =========    ===========

         The amortized cost and fair value of the securities available for sale as of December 31, 1998, by contractual maturity, are shown below:

                                                       Amortized         Fair
                                                          Cost          Value
                                                      -----------    -----------

            Due in one year or less                   $ 3 552 553    $ 3 554 127
            Due after one year through five years      21 016 955     21 174 905
            Other                                         449 700        449 700
                                                      -----------    -----------
                                                      $25 019 208    $25 178 732
                                                      ===========    ===========

         There were no sales of securities available for sale during 1998, 1997 and 1996.

         Securities available for sale with a carrying value of $2,005,174 and $1,988,991 at December 31, 1998 and 1997, were pledged to secure public funds and other balances as required by law.

Note 3.  Loans and Related Party Transactions

         The loan portfolio is composed of the following:

                                                                      December 31
                                                              -------------------------
                                                                  1998          1997
                                                              -----------   -----------
            Real estate loans:
                  Construction and land development          $    651 848   $   393 187
                  Secured by farm land                          1 394 201     1 717 930
                  Secured by 1-4 family residential            42 541 181    43 282 898
                  Other real estate loans                      12 623 662    12 496 739
               Loans to farmers (except those secured by
                  real estate)                                    246 100       269 682
               Commercial and industrial loans (except those
                  secured by real estate)                       2 187 471     2 045 122
               Loans to individuals for personal expenditures  17 738 039    17 705 824
               All other loans                                    424 034       301 580
                                                              -----------   -----------
                                                              $77 806 536   $78 212 962
                                                              ===========   ===========

         The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risks. At December 31, 1998 and 1997, these loans totaled $214,881 and $674,248 respectively. During 1998, total principal additions were $279,722 and total principal payments were $739,089.



Note 4.  Reserve for Loan Losses

         The following is a summary of transactions in the reserve for loan losses for 1998, 1997 and 1996:

                                                                              1998           1997          1996
                                                                           ----------     ----------    ----------
               Balances at beginning of year                               $1 138 747     $1 138 747    $  899 245
                  Provision charged to operating expense                      125 245        127 408       100 000
                  Recoveries added to the reserve                              42 730         48 420       237 626
                  Loan losses charged to the reserve                         (166 722)      (175 828)      (98 124)
                                                                           ----------     ----------    ----------
               Balances at end of year                                     $1 140 000     $1 138 747    $1 138 747
                                                                           ==========     ==========    ==========

         Information about impaired loans as of and for the years ended December
         31, 1998 and 1997 are as follows:

                                                                              1998           1997
                                                                           ----------     ----------
               Impaired loans for which a reserve has been provided        $  397 986     $  397 986
               Impaired loans for which no reserve has been provided              - -            - -
                  Total impaired loans                                     $  397 986     $  397 986
                                                                           ==========     ==========

               Reserve provided for impaired loans, included in the
                  reserve for loan losses                                    $198 993     $  198 993
                                                                           ==========     ==========


                                                                              1998           1997          1996
                                                                           ----------     ----------    ----------
               Average balance in impaired loans                             $397 986     $  399 178    $  472 292
                                                                           ==========     ==========    ==========

               Interest income recognized                                    $ 34 062     $   34 271    $   36 125
                                                                           ==========     ==========    ==========

         Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $-0- at December 31, 1998 and $285,150 at December 31, 1997. If interest on these loans had been accrued, such income would have approximated $-0- in 1998 and $29,267 in 1997.

Note 5.  Premises and Equipment, Net

         Premises and equipment consists of the following:

                                                             December 31
                                                      -------------------------
                                                         1998           1997
                                                      ----------    -----------

                    Premises                          $1 851 509    $ 1 813 763
                    Furniture and equipment            2 458 650      2 262 136
                                                      ----------    -----------
                                                      $4 310 159    $ 4 075 899
                    Less accumulated depreciation      3 086 180      2 874 349
                                                      $1 223 979    $ 1 201 550
                                                      ==========    ===========

         Depreciation included in operating expense for 1998, 1997 and 1996, was $212,287, $208,809 and $181,424 respectively.



Note 6.  Deposits

         The aggregate amount of time deposits with a balance of $100,000 or more was $5,010,430 and $4,513,606 at December 31, 1998 and 1997,
         respectively.

         At December 31, 1998, the scheduled maturities of all time deposits are as follows:

                    1999                                      $28 614 874
                    2000                                       10 222 428
                    2001                                        2 567 506
                    2002                                        1 328 466
                    2003 and thereafter                             2 000
                                                              -----------
                                                              $42 735 274
                                                              ===========


Note 7.  Employee Benefit Plans

         The Corporation sponsors a noncontributory, defined benefit pension plan covering full-time employees over 21 years of age upon completion of one year of service. Benefits are based on average compensation for the five consecutive full calendar years of service which produce the highest average. The Corporation computes the net periodic pension cost of the plan in accordance with Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions."

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

         Information about the plans follow:

                                                                        Pension Benefits                   Postretirement Benefits
                                                                -----------------------------             -------------------------
                                                                   1998               1997                   1998           1997
                                                                ----------         ----------             ----------      ---------
         Change in Benefit Obligation:
            Benefit obligation, beginning                       $3 339 744         $2 866 017             $  463 642     $  422 021
            Service cost                                           156 373            129 289                  7 904          7 249
            Interest cost                                          262 650            220 359                 38 337         34 342
            Actuarial loss                                         337 654            183 315                 52 976         21 871
            Benefits paid                                         (119 720)           (98 157)               (28 014)       (21 841)
            Change in discount rate                                152 549             38 921                    - -            - -
                                                                ----------         ----------             ----------      ---------
            Benefit obligation, ending                          $4 129 250         $3 339 744             $  534 845      $ 463 642
                                                                ----------         ----------             ----------      ---------

         Change in Plan Assets:
            Fair value of plan assets, beginning                $3 337 355       $  2 888 800             $      - -      $     - -
            Actual return on plan assets                           199 055            546 712                    - -            - -
            Employer contributions                                     - -                - -                 28 014         21 841
            Benefits paid                                         (119 720)           (98 157)               (28 014)       (21 841)
                                                                ----------         ----------             ----------      ---------
            Fair value of plan assets, ending                   $3 416 690       $  3 337 355             $      - -      $     - -
                                                                ----------         ----------             ----------      ---------
            Funded status                                        $(712 560)      $     (2 389)            $ (534 845)     $(463 642)
            Unrecognized net (gain) loss                           197 926           (372 224)               17 979          (6 950)
            Accumulated premium payments
               for retirees                                            - -                - -                94 851          66 837
            Unrecognized net obligation
               (asset) at transition                              (137 245)          (157 547)              278 588         295 851
            Unrecognized prior service cost                          1 335              1 490                   - -             - -
                                                                ----------         ----------             ----------      ---------
            Accrued benefit cost included
               in other liabilities                              $(650 544)      $   (530 670)            $(143 427)      $(107 904)
                                                                 =========          =========             =========       =========


                                                             Pension Benefits               Postretirement Benefits
                                                   ----------------------------------   ------------------------------
                                                     1998           1997       1996       1998       1997      1996
                                                   ---------     ---------   --------   --------   --------  ---------
         Components of Net Periodic Benefit Cost:
            Service cost                            $156 373    $  129 289 $  133 596   $  7 904   $  7 249  $   6 025
            Interest cost                            262 650       220 359    200 942     38 337     34 342     38 479
            Expected return on plan assets          (279 002)     (241 937)  (217 359)       - -        - -        - -
            Amortization of prior service cost           155           155        155        - -        - -        - -
            Amortization of net obligation
               at transition                         (20 302)      (20 302)   (20 302)    17 296     17 568     19 670
                                                   ---------     ---------   --------   --------   --------  ---------
            Net periodic benefit cost              $ 119 874     $  87 564   $ 97 032   $ 63 537   $ 59 159  $  64 174
                                                   =========     =========   ========   ========   ========  =========


         Weighted-Average Assumptions:
            Discount rate                             7.00%        7.25%      7.75%        8.00%    8.00%       8.00%
            Expected return on plan assets            8.50%        8.50%      8.50%         - -      - -         - -
            Rate of compensation increase             5.00%        5.00%      6.00%         - -      - -         - -


         For measurement purposes, a 10% annual rate of increase in per capita health care costs of covered benefits was assumed for 1998, 1997 and 1996, with such annual rate of increase gradually declining to 5% in 2013.

         Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                           1% Increase      1% Decrease
                                                                           -----------      -----------
            Effect on the health care component of the accumulated
               postretirement benefit obligation                             $ 33 619       $ (29 555)
            Effect on total of service and interest cost components of
               net periodic postretirement health care benefit cost             3 340          (3 610)

Note 8.  Income Taxes

         Net deferred tax assets consist of the following components as of December 31, 1998 and 1997:

                                                       1998           1997
                                                    ----------    -----------
                 Deferred tax assets:
                   Reserve for loan losses          $  232 271    $   231 845
                   Accrued pension expense             221 185        180 428
                   Accrued postretirement benefits      48 765         36 687
                   Nonaccrual interest                     - -         10 880
                                                    ----------    -----------
                                                    $  502 221    $   459 840
                                                    ----------    -----------
                 Deferred tax liabilities:
                   Premises                         $   25 800    $    27 012
                   Securities available for sale        54 239          3 199
                                                    $   80 039    $    30 211
                                                    ----------    -----------

                      Net deferred tax assets       $  422 182    $   429 629
                                                    ==========    ===========

         The provision for income taxes charged to operations for the years ended December 31, 1998, 1997 and 1996 consists of the following:

                                                       1998           1997         1996
                                                    ----------    -----------  -----------
                 Current tax expense                $  912 317    $ 1 046 380  $   918 688
                 Deferred tax expense (benefit)        (43 593)       (40 759)     (88 111)
                                                    ----------    -----------  -----------
                                                    $  868 724    $ 1 005 621  $   830 577
                                                    ==========    ===========  ===========

         The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1998, 1997 and 1996 due to the following:

                                                                        1998           1997        1996
                                                                     ----------    -----------  -----------
            Computed "expected" tax expense                          $  801 670    $   927 291  $   760 924
            Increase (decrease) in income taxes resulting from:
               Tax exempt interest income                                (4 627)        (3 353)      (6 809)
               State income taxes, net of federal income tax benefit     69 385         79 092       74 544
               Other                                                      2 296          2 591        1 918
                                                                     ----------    -----------  -----------
                                                                     $  868 724    $ 1 005 621  $   830 577
                                                                     ==========    ===========  ===========

Note 9.  Commitments and Contingent Liabilities

         In the normal course of business, there are outstanding, various commitments and contingent liabilities which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

         See Note 11 with respect to financial instruments with off-balance-sheet risk.

         The Corporation has approximately $2,303,481 in deposits in another financial institution in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 1998.

         The Corporation must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final bi-weekly reporting periods which included December 31, 1998 and 1997, the aggregate amounts of daily average required balances were approximately $2,484,000 and $990,000, respectively.

         The Corporation is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing a remediation plan to resolve the Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Corporation is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Corporation's operations.

Note 10. Retained Earnings

         Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1998, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $2,723,034 or 16.8% of the consolidated net assets.



Note 11. Financial Instruments With Off-Balance-Sheet Risk

         The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

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

         A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1998 and 1997, is as follows:

                                                                                  1998            1997
                                                                              -----------      ----------
                    Financial instruments whose contract amounts represent
                       credit risk:
                          Commitments to extend credit                        $12 225 851      $8 538 048
                          Standby letters of credit                                 3 900         144 639

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

         Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds real estate as collateral supporting those commitments for which collateral is deemed necessary. No collateral was held for commitments as of December 31, 1998.



Note 12. Disclosures About Fair Value of Financial Instruments

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

               At December 31, 1998 and 1997, the difference between the carrying amounts and fair values of loan commitments and standby-letters of credit were immaterial.

            The estimated fair values of the Corporation's financial instruments are as follows:

                                                            1998                   1997
                                                  -----------------------  -----------------------
                                                   Carrying       Fair       Carrying         Fair
                                                    Amount        Value       Amount         Value
                                                   --------     --------     --------      --------
                                                     (in thousands)              (in thousands)
               Financial assets:
                  Cash                             $  4 646     $  4 646   $    4 518    $    4 518
                  Securities purchased under
                    agreements to resell and
                    federal funds sold               13 483       13 483        8 600         8 600
                  Securities                         50 208       50 530       37 444        37 508
                  Loans                              76 667       74 280       77 074        77 039
                                                   --------     --------     --------      --------
                       Total financial assets      $145 004     $142 939   $  127 636    $  127 665
                                                   ========     ========   ==========    ==========
               Financial liabilities:
                  Deposits                         $130 665     $130 925   $  114 182    $  114 069
                                                   ========     ========   ==========    ==========

Note 13. Regulatory Matters

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

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.

         As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation and the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Corporation's actual capital amounts and ratios are also presented in the table.

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                             For Capital         Prompt Corrective
                                                         Actual           Adequacy Purposes      Action Provisions
                                                   -----------------      ------------------     -----------------
                                                   Amount      Ratio      Amount       Ratio     Amount      Ratio
                                                   ------      -----      ------       -----     ------      -----
                                                                        (Amount in Thousands)
         As of December 31, 1998:
            Total capital (to risk-weighted assets):
                  Consolidated                      $16 983    23.89%    =>$5 687     => 8.0%            N/A
                  Bank of Charles Town              $16 940    23.84%    =>$5 685     => 8.0%    =>$7 107   =>10.0%
            Tier 1 capital (to risk-weighted assets):
                  Consolidated                      $16 091    22.64%    =>$2 843     => 4.0%            N/A
                  Bank of Charles Town              $16 048    22.58%    =>$2 843     => 4.0%    =>$4 264   => 6.0%
            Tier 1 capital (to average assets):
                  Consolidated                      $16 091    11.15%    =>$5 774     => 4.0%            N/A
                  Bank of Charles Town              $16 048    11.12%    =>$5 773     => 4.0%    =>$7 217   => 5.0%


         As of December 31, 1997:
            Total capital (to risk-weighted assets):
                  Consolidated                      $16 121    24.41%    =>$5 283     => 8.0%            N/A
                  Bank of Charles Town              $16 074    24.35%    =>$5 281     => 8.0%    =>$6 601   =>10.0%
            Tier 1 capital (to risk-weighted assets):
                  Consolidated                      $15 292    23.15%    =>$2 642     => 4.0%            N/A
                  Bank of Charles Town              $15 245    23.09%    =>$2 640     => 4.0%    =>$3 961   => 6.0%
            Tier 1 capital (to average assets):
                  Consolidated                      $15 292    11.83%    =>$5 169     => 4.0%            N/A
                  Bank of Charles Town              $15 245    11.80%    =>$5 168     => 4.0%    =>$6 460   => 5.0%

Note 14. Parent Corporation Only Financial Statements

                                   POTOMAC BANCSHARES, INC.
                                  (Parent Corporation Only)
                                        Balance Sheets
                                  December 31, 1998 and 1997

                                                                              1998             1997
                                                                          ------------     ------------
         ASSETS

            Cash                                                          $    26 587      $    20 705
            Investment in subsidiary                                       16 153 510       15 250 816
            Organization costs, net of accumulated amortization                 7 165           19 447
            Other assets                                                       13 890           11 979
                                                                          -----------      -----------
                  Total Assets                                            $16 201 152      $15 302 947
                                                                          ===========      ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY

         LIABILITIES, other                                               $     4 996      $     4 996
                                                                          -----------      -----------
         STOCKHOLDERS' EQUITY
            Common stock                                                  $   600 000      $   600 000
            Surplus                                                         5 400 000        5 400 000
            Undivided profits                                              10 090 870        9 291 741
            Accumulated other comprehensive income                            105 286            6 210
                                                                          -----------      -----------
                  Total Stockholders' Equity                              $16 196 156      $15 297 951
                                                                          -----------      -----------
                  Total Liabilities and Stockholders' Equity              $16 201 152      $15 302 947
                                                                          ===========      ===========

                                   POTOMAC BANCSHARES, INC.
                                  (Parent Corporation Only)
                                     Statements of Income
                         Years Ended December 31, 1998, 1997 and 1996

                                                                1998             1997             1996
                                                         ------------     ------------     ------------
         Income
            Dividends from subsidiary                    $   715 000      $   690 000      $   570 000

         Expenses
            Amortization                                 $    12 282      $    12 282      $    12 282
            Transfer agent expense                             7 887            7 592            7 563
            Legal and professional                             4 634            2 831            2 575
            Other operating expenses                          18 394           14 710           13 858
                                                         -----------      -----------      -----------
                  Total Expenses                         $    43 197      $    37 415      $    36 278
                                                         -----------      -----------      -----------
                  Income before Income Tax (Benefit) and
                    Equity in Undistributed Income of
                    Subsidiary                           $   671 803      $   652 585      $   533 722

         Income Tax (Benefit)                                (13 708)         (11 797)         (11 618)
                                                         -----------      -----------      -----------
                  Income before Equity in Undistributed
                    Income of Subsidiary                 $   685 511      $   664 382      $   545 340

         Equity in Undistributed Income of Subsidiary        803 618        1 057 322          862 094
                                                         -----------      -----------      -----------
                  Net Income                             $ 1 489 129      $ 1 721 704      $ 1 407 434
                                                         ===========      ===========      ===========

                                   POTOMAC BANCSHARES, INC.
                                  (Parent Corporation Only)
                                   Statements of Cash Flows
                         Years Ended December 31, 1998, 1997 and 1996

                                                             1998             1997             1996
                                                         ------------     ------------     ------------
         CASH FLOWS FROM OPERATING ACTIVITIES
            Net income                                   $ 1 489 129      $ 1 721 704      $ 1 407 434
            Adjustments to reconcile net income to net cash
               provided by operating activities:
                  Equity in undistributed (income) of
                    subsidiary                              (803 618)      (1 057 322)        (862 094)
                  Amortization                                12 282           12 282           12 282
                  (Increase) decrease in other assets         (1 911)            (180)           9 575
                  Increase in other liabilities                  - -              - -              255
                                                         -----------      -----------      -----------
                    Net cash provided by operating
                       activities                        $   695 882      $   676 484      $   567 452
                                                         -----------      -----------      -----------
         CASH FLOWS FROM FINANCING ACTIVITIES
            Cash dividends                               $  (690 000)     $  (690 000)     $  (570 000)
                                                         -----------      -----------      -----------
                    Increase (decrease) in cash and cash
                       equivalents                       $     5 882      $   (13 516)     $    (2 548)

         CASH AND CASH EQUIVALENTS
            Beginning                                         20 705           34 221           36 769
                                                         -----------      -----------      -----------
            Ending                                       $    26 587      $    20 705      $    34 221
                                                         ===========      ===========      ===========

                          TRUST AND FINANCIAL SERVICES

    Your trust department realized record income and asset balances in 1998! Trust assets as of December 31, 1998 totaled $90,189,000, an increase of $7,017,000 (8.44%) over December 31, 1997 footings of $83,172,000. Trust fees in
1998 totaled $555,101, an increase of $33,078 (6.34%) compared to $522,023 in
1997.

    The question of Y2K preparedness is a concern to all businesses and individuals as we approach the year 2000. The department administers its accounting system through the TRUST-RITE software system, developed and supported by one of the country's leading fiduciary correspondents, Northern Trust Company. The software has been verified for Y2K compliance by Northern and independent third party proxy testing.

    In 1999, the department will be moving to a temporary office at 202 West Washington Street during the renovation and construction of the new bank quarters at the Citizens Building. The temporary location will provide convenient access to customers visiting the main bank and trust department. We will enjoy greeting you in our relocated office over the next several months!

    The department continues to provide emphasis on personal trust service, specifically addressing the investment, financial management, third party "bill-paying", and estate settlement needs of our customers. Our dedication to the delivery of community bank service and our response to the financial and estate planning needs of our clients will continue to be the foundation of our fiduciary service.





                                              Robert L. Hersey
                                              Vice President and Trust Officer


                                    STATEMENT OF CONDITION
                                      DECEMBER 31, 1998
                                         (unaudited)

         ASSETS
         Discretionary assets:
            Bank Deposits: Bank of Charles Town                     $   259 000
                           Other Banks                                  215 000
            United States Treasury and Agency Obligations             6 751 000
            State, County, and Municipal Obligations                  1 149 000
            Short Term Interest Bearing Funds                         6 720 000
            Other Short Term Obligations                                115 000
            Notes and Bonds                                           6 076 000
            Common and Preferred Stocks                              37 563 000
            Real Estate Mortgages                                       301 000
            Real Estate                                                 495 000
            Miscellaneous Assets                                          5 000
                                                                    -----------
               Total Discretionary Assets                           $59 649 000
                                                                    -----------

         Non-Discretionary Assets                                   $30 540 000
                                                                    -----------

                       Total Assets                                 $90 189 000
                                                                    ===========

         ACCOUNTS
         Personal Trusts                                   154      $56 938 000
         Estates and Other Court Accounts                   35        6 999 000
         Employee Benefit Accounts                          25        5 082 000
         Agencies and Other                                 78       21 170 000
                                                           ---      -----------

                       Total Accounts                      292      $90 189 000
                                                           ===      ===========

                            POTOMAC BANCSHARES, INC.

                      Charles W. LeMaster, President & CEO
          William R. Harner, Sr. Vice President, Secretary & Treasurer
       L. Gayle Marshall Johnson, Vice President & Chief Financial Officer
              Donald S. Smith, Vice President & Assistant Secretary
               Susan S. Myers, Assistant Vice President & Auditor


                              BANK OF CHARLES TOWN



                             MORTGAGE AND COMMERCIAL
                                 LOAN DEPARTMENT

                               Thomas F. Chambers
                                 Vice President

                             H. William Easter, Jr.
                            Assistant Vice President

                                Cynthia A. Light
                                Assistant Cashier

                                 Patricia A. Ott


                           INSTALLMENT LOAN DEPARTMENT

                                 Donna J. Burns
                                 Vice President

                               Richard B. Breeden
                           Assistant Vice President &
                                Security Officer

                                 Janice B. Davis
                                Assistant Cashier

                                Victoria B. Burns
                               Kimberly K. DeSarno
                               Timothy F. Hitrick
                                 Deborah A. Ring
                                Linda A. Stewart


                                TELLER DEPARTMENT

                               Carolyn N. O'Brien
                         Assistant Cashier & Head Teller

                                 Kyle S. Carter
                               Jennifer A. Casale
                                Lisa R. Cook-Bork
                               Cathryn M. DeRonda
                                 Cathy Jo Fraley
                                 Sharon L. Hardy
                               Melissa A. Harrison
                                John N. Haymaker
                            Christopher J. Lancaster
                                 Cindy L. Magaha
                                C. Lane McCarron
                                Kendra L. Nichols
                               Consuelo L. Shanton
                                Roxann L. Shives
                               Michelle N. Slusher
                                 Jeanette Staubs
                                 Misty D. Staubs
                                Suzanne N. Taylor
                                Terrie C. Thomas
                              Linda L. Whittington




                                 ADMINISTRATION

                               Charles W. LeMaster
                                    President

                                William R. Harner
                          Sr. Vice President & Cashier

                         L. Gayle Marshall Johnson, CPA
                       Vice President & Financial Officer

                               Susan S. Myers, CPA
                       Assistant Vice President & Auditor

                                 Diane C. Bogden
                                Personnel Officer

                             William H. Chesley, Jr.
                                Marketing Officer

                                Shelly D. Dodson
                                 Tammy L. Miller


                             BOOKKEEPING DEPARTMENT

                                 Doris V. Loudan
                       Assistant Cashier & Head Bookkeeper

                                Patricia L. Clay
                                 Marcia S. Lerch
                                Elizabeth W. Park
                                  John N. Poole
                               Penny J. Sebastian
                                 Karen A. Staubs
                              Stephanie N. Tennant
                                 Peggy C. Turner


                              KEARNEYSVILLE BRANCH

                           C. Kenneth Nicewarner, Jr.
                           Assistant Vice President &
                                 Branch Manager

                                 Nancy L. Baker
                          Assistant Cashier & Assistant
                                 Branch Manager

                                Rebecca E. Black
                                 Mary L. Bowers
                          Stephanie L. DiGennaro-Dailey
                                 Carolyn A. Dunn
                                 Erin L. Guarino
                                Joshua E. Higdon
                             Jennifer L. Hockensmith
                                Tina D. Holbrook
                                 Tammy E. Hough
                                 April D. Myers


                                     COURIER

                               Benjamin T. Breeden


                             MAINTENANCE DEPARTMENT

                                 Paula M. Fraley
                                 Paul D. Staubs
                               E. Geraldine White


                          TRUST AND FINANCIAL SERVICES

                                Robert L. Hersey
                         Vice President & Trust Officer

                              David S. (Joe) Smith
                                  Trust Officer

                              Deanna D. Greenfield
                              Michelle S. Griffith
                                Sheila R. Miller
                                 K. Renee Queen
                                Holly A. Stevens


                             CERTIFICATES OF DEPOSIT
                                   DEPARTMENT

                                Judith A. Edwards


                           DATA PROCESSING DEPARTMENT

                                 Richard M. Crea
                               Assistant Cashier &
                             Data Processing Manager

                                  Amy L. Brill
                                Nancy L. Harrison
                              Robert F. Spring, Jr.


                              HARPERS FERRY BRANCH

                                 Wayne C. Welty
                           Assistant Vice President &
                                 Branch Manager

                                Shelly L. Holmes
                          Assistant Cashier & Assistant
                                 Branch Manager

                                Misty N. Ashbaugh
                                Melissa D. Castle
                                Jennifer E. Chand
                                Barbara J. Dupuy
                                 Karen S. James
                              M. Jacqueline Propst
                                   W. Ann Wilt
                             Charles W. Wyndham, Jr.

                          ANNUAL REPORT ON FORM 10-KSB

        A copy of the Corporation's 1998 annual report of Form 10-KSB filed with Securities and Exchange Commission may be obtained without charge upon written request by any stockholder to:

                          Gayle Marshall Johnson
                          Vice President and Chief Financial Officer
                          Potomac Bancshares, Inc.
                          111 East Washington Street
                          PO Box 906
                          Charles Town, West Virginia  25414-0906


                               GENERAL INFORMATION

COMMON STOCK PRICES AND DIVIDENDS
        Trading of Potomac Bancshares, Inc. common stock is not extensive, is infrequent and cannot be described as a public trading market. Potomac Bancshares, Inc. (symbol PTBS) is now on the Bulletin Board, a network available to brokers. Scott and Stringfellow, a regional securities firm with an office in Winchester, Virginia, is a market maker for Potomac's stock. A market maker is one who makes a market for a particular stock. Information about sales (but not necessarily all sales) of Potomac's stock are available on the Internet through many of the stock information services using Potomac's symbol. As of December 31, 1998, there were 600,000 common shares outstanding held by approximately 830 shareholders.

        The per share sale prices of the Corporation's stock for 1997 listed below are based solely on transactions of which the Corporation is aware. The per share sale prices for 1998 are based on information available as a result of our participation on the Bulletin Board described above and information gathered on the Internet. The dividends for 1997 and 1998 are also listed.

                                      High          Low           Dividends
            1997
            ----
            First Quarter           $ 30.000      $ 29.000         $ N/A
            Second Quarter            32.000        30.000           0.45
            Third Quarter             32.000        30.000           N/A
            Fourth Quarter            32.000        30.000           0.70

            1998
            ----
            First Quarter           $ 38.000      $ 34.875         $ N/A
            Second Quarter            42.000        32.500           0.50
            Third Quarter             46.000        41.000           N/A
            Fourth Quarter            41.000        40.000           0.65

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
                                    (212) 936-5100

ANNUAL MEETING
        The annual meeting of stockholders will be held at the Bavarian Inn, Shepherdstown, Jefferson County, West Virginia, on Tuesday, April 27, 1999, beginning at 10:30 a.m.

                                      -33-