Form 10KSB, Exhibit 13
period 1999-12-31
POTOMAC BANCSHARES INC
filed 2000-03-29
CIK 925173

                                  COVER PAGE

                                    CONTENTS

President's Report............................................................1

Description of Business.......................................................2

Board of Directors............................................................2

Selected Consolidated Financial Data..........................................3

Management's Discussion and Analysis of
         Financial Condition and Results of Operations.....................4-11

Independent Auditor's Report.................................................13

Consolidated Financial Statements
         Consolidated Balance Sheets.........................................14
         Consolidated Statements of Income...................................15
         Consolidated Statements of Changes in Stockholders' Equity..........16
         Consolidated Statements of Cash Flows...............................17
         Notes to Consolidated Financial Statements.......................18-30

Trust and Financial Services.................................................31

Officers and Staff...........................................................32

Annual Report on Form 10-KSB.................................................33

General Information..........................................................33


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

                               PRESIDENT'S REPORT

         The Board of Directors, Officers and Staff are pleased to submit the Annual Report for Potomac Bancshares, Inc. for the year 1999. Although we are not entirely satisfied with last year's results, we feel your holding company is continuing to be a strong independent institution even in today's fast-paced economic environment.

         Net income for the year totaled $1,543,020 and was an increase of $53,891 over 1998. The earnings per share was $2.57 and shareholders benefited by receiving a dividend of $1.15 per share for the year. After payment of the dividend and holding company expenses, retained earnings credited to capital was $853,020. During the year, assets declined slightly shown by the decrease in deposits of approximately $4 million. In order to hold these deposits in house we would have been required to pay a higher interest rate that we felt was not justified.

         1999 was the year we had to make final preparations for the millennium conversion. Your holding company was prepared for the worst, but as everyone now knows the banking industry was well prepared and it was business as usual. Our Y2K Committee is to be commended for its efforts in meeting the regulators' requirements and seeing that our conversion was glitch free.

         Renovations on the main office and construction of our new building to house the Trust Department and administrative offices are in full swing and progressing on schedule. It is anticipated that the completion of this project will be mid-year 2000.

         Mr. James Senseney, a member of our Board of Directors resigned in 1999 because of health problems. He had served faithfully on the Board and Trust Committee since March 1964, and departed this life in October 1999. J. Scott Boyd was elected to the corporation's Board of Directors to fill Mr. Senseney's unexpired term. Mr. Boyd is the owner and operator of Jefferson Pharmacy, Inc. located in Ranson since 1982. Mr. Boyd is a life time resident of Berkeley County and completed his education at West Virginia University.

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

                               BOARD OF DIRECTORS
                POTOMAC BANCSHARES, INC. AND BANK OF CHARLES TOWN

J. SCOTT BOYD                   THOMAS C. G. COYLE           CHARLES W. LEMASTER
Owner                           Retired Owner-Operator       President
Jefferson Pharmacy              Riddleberger's Store         Bank of Charles Town

JOHN P. BURNS, JR.              FRANCIS M. FRYE              MINNIE R. MENTZER
Partner                         Retired President            Retired President
Burns Farm                      Ranson Real Estate           Myers Coal Company, Inc.

ROBERT W. BUTLER                WILLIAM R. HARNER            JOHN C. SKINNER, JR.
Farmer-Orchardist               Senior Vice President        Owner
Warm Spring Orchard & Farm        & Cashier                  Nichols & Skinner, L.C.
                                Bank of Charles Town

GUY GARETH CHICCHIRICHI         E. WILLIAM JOHNSON           DONALD S. SMITH
Executive Manager               Professor of Economics       Retired President
Guy's Buick-Pontiac-            Shepherd College             Bank of Charles Town
Oldsmobile-GMC Truck, Inc.


                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (Dollars in Thousands Except Per Share Data)

                                                          1999           1998          1997          1996          1995
                                                       ----------     ----------    ----------    ----------    ----------
Summary of Operations
    Interest income                                      $ 10,009       $ 10,055      $  9,563      $  9,086      $  8,747
    Interest expense                                        4,191          4,401         3,710         3,623         3,591
                                                         --------       --------      --------      --------      --------
    Net interest income                                     5,818          5,654         5,853         5,463         5,156
    Provision for loan losses                                 125            125           127           100           125
                                                         --------       --------      --------      --------      --------
    Net interest income after provision
       for loan losses                                      5,693          5,529         5,726         5,363         5,031
    Non-interest income                                     1,170          1,126         1,128           989           906
    Non-interest expense                                    4,423          4,297         4,127         4,114         4,078
                                                         --------       --------      --------      --------      --------
    Income before income taxes                              2,440          2,358         2,727         2,238         1,859
    Income tax expense                                        897            869         1,005           831           674
                                                         --------       --------      --------      --------      --------

    Net income                                           $  1,543       $  1,489      $  1,722      $  1,407      $  1,185
                                                         ========       ========      ========      ========      ========
Per Share Data
    Net income, basic and diluted                        $   2.57       $   2.48      $   2.87      $   2.35      $   1.98
    Cash dividends declared                                  1.15           1.15          1.15           .95           .85
    Book value at period end                                27.81          26.99         25.50         23.70         22.37
    Average shares outstanding                            600,000        600,000       600,000       600,000       600,000

Average Balance Sheet Summary
    Assets                                               $147,612       $138,698      $126,474      $124,267      $121,638
    Loans                                                  78,710         78,552        76,866        73,817        72,440
    Securities                                             49,315         45,190        40,576        36,972        37,682
    Deposits                                              129,711        121,612       110,291       109,709       107,826
    Shareholders' equity                                   16,539         15,862        14,870        13,806        13,052

Performance Ratios
    Return on average assets                                1.05%          1.07%         1.36%         1.13%          .97%
    Return on average equity                                9.33%          9.39%        11.58%        10.19%         9.08%
    Dividend payout ratio                                  44.75%         46.37%        40.07%        40.43%        43.93%

Capital Ratios
    Leverage ratio                                         11.55%         11.15%        11.83%        11.43%        10.83%
    Risk-based capital ratios
       Tier 1 capital                                      23.19%         22.64%        23.15%        23.21%        20.73%
       Total capital                                       24.45%         23.89%        24.41%        24.47%        21.98%

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

                                                      1999                                               1998
                                --------------------------------------------       ----------------------------------------------
                                  Average          Income/          Average           Average           Income/         Average
                                 Balances          Expense        Yield/rate         Balances           Expense        Yield/rate
                                -------------    -------------    ----------      --------------     -------------     ----------
ASSETS
Loans
    Taxable                     $  78,390,482     $  6,664,884       8.50%         $  78,215,073     $   6,967,855       8.91%
    Tax exempt                        319,534           28,182       8.82%               336,999            32,076       9.52%
                                -------------     ------------                     -------------     -------------
       Total loans                 78,710,016        6,693,066       8.50%            78,552,072         6,999,931       8.91%
                                -------------     ------------                     -------------     -------------
Taxable securities                 49,315,036        2,782,193       5.64%            45,190,167         2,610,758       5.78%
Securities purchased under
    agreements to resell and
    federal funds sold             11,985,942          543,077       4.53%             7,796,026           455,539       5.84%
                                -------------     ------------                     -------------     -------------

       Total earning assets       140,010,994     $ 10,018,336       7.16%           131,538,265     $  10,066,228       7.65%
                                -------------     ============                     -------------     =============

Allowance for loan losses          (1,183,685)                                        (1,137,864)
Cash and due from banks             5,320,986                                          5,322,429
Bank premises/equipment,
    net                             1,493,602                                          1,212,223
Other assets                        1,969,995                                          1,763,203
                                -------------                                      -------------

       Total assets             $ 147,611,892                                      $ 138,698,256
                                =============                                      =============

LIABILITIES AND
    STOCKHOLDERS' EQUITY
Deposits
    Savings and interest
       bearing demand
       deposits                 $  70,917,739     $  2,018,720       2.85%         $  64,410,847     $   2,047,815       3.18%
    Time deposits                  42,393,782        2,171,943       5.12%            42,083,997         2,353,117       5.59%
                                -------------     ------------                     -------------     -------------
       Total interest
          bearing deposits        113,311,521     $  4,190,663       3.70%           106,494,844     $   4,400,932       4.13%
                                -------------     ============                     -------------     =============
Noninterest bearing demand
    deposits                       16,399,781                                         15,117,247
Other liabilities                   1,361,238                                          1,223,874
Stockholders' equity               16,539,352                                         15,862,291
                                -------------                                      -------------
       Total liabilities and
          stockholders' equity  $ 147,611,892                                      $ 138,698,256
                                =============                                      =============

Net interest spread                                                  3.46%                                               3.52%
Interest expense as a
    percent of average earning assets                                2.99%                                               3.35%

Net interest margin                                                  4.16%                                               4.31%

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Total assets decreased slightly over 2% in 1999 compared to 1998. This decrease is a combination of a decrease in the securities portfolio and smaller increases in various other asset categories. The decrease in assets was offset by a decrease in deposits.

         Management is unaware of any trends, events or uncertainties that would have material effect on liquidity, capital resources or operations. There are no current recommendations by regulatory authorities which if they were to be implemented would have a material effect on the Corporation.

NET INTEREST INCOME

         In 1999 net interest income increased almost 3% when compared to 1998. The increase is due to decreases in deposit volume and deposit rates.

         Interest income decreased only slightly in 1999 to $10,008,754 when compared to $10,055,322 in 1998.

         The loan portfolio increased slightly in 1999 to $78,330,052 compared to $77,806,536 in 1998. Interest and fees on loans decreased over 4% in 1999 due to decreasing interest rates and only slight loan growth. There was no significant increase or decrease in volume in any particular category of loans during 1999.

         Interest income on securities held to maturity and securities available for sale increased 6.5% in 1999 compared to 1998. This increase is due to increased volumes of securities since the average rate actually decreased in 1999 compared to 1998. Interest income from securities purchased under agreements to resell and federal funds sold increased 19% in 1999 compared to 1998. This increase is due to increased volumes since there was also a decrease in the average rate for these investments in 1999 compared to 1998.

         The decrease in interest expense to $4,190,663 in 1999 compared to $4,400,932 in 1998 is the reason for the increase in net interest income for 1999 compared to 1998. Decreased volumes and rates were responsible for the decrease in interest expense. Total interest bearing deposits decreased $2,600,000 in 1999 compared to 1998.

         In 1999, the average yield for earning assets was 7.16%, a decrease of .49% when compared to 1998. The lower yield is due to the decreased loan yields during 1999 compared to 1998, and lower yields on securities,on securities purchased under agreements to resell and federal funds sold during 1999 compared to 1998.

         The average rate paid on all interest bearing liabilities was 3.70% in 1999 compared to 4.13% in 1998. The net interest spread decreased .06% to 3.46% compared to 3.52% in 1998, and the net interest margin decreased .15% to 4.16% in 1999 compared to 4.31% in 1998.

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

                                                     1999 COMPARED TO 1998                         1998 COMPARED TO 1997
                                    -----------------------------------------------   ---------------------------------------------
                                       Change in         Volume            Rate         Change in           Volume          Rate
                                    Income/expense       Effect           Effect      Income/expense        Effect         Effect
                                    --------------    ------------    -------------   --------------      ----------   ------------
INTEREST INCOME
    Taxable loans                      $ (302,971)    $    15,522     $   (318,493)      $  (40,802)      $  168,640   $  (209,442)
    Tax exempt loans                       (3,894)         (1,610)          (2,284)          16,584           18,455        (1,871)
    Taxable securities                    171,435         233,359          (61,924)         265,952          265,952            --
    Securities purchased under
       agreements to resell                87,538         150,248          (62,710)         256,613          234,413        22,200
                                      -----------      ----------     ------------       ----------       ----------   -----------
          TOTAL                        $  (47,892)   $    397,519     $   (445,411)      $  498,347       $  687,460   $  (189,113)
                                      -----------      ----------     ------------       ----------       ----------   -----------
INTEREST EXPENSE
    Savings and interest bearing
       demand deposits                 $  (29,095)    $   195,057     $   (224,152)      $  596,084       $  258,237   $   337,847
    Time deposits                        (181,174)         17,384         (198,558)         111,372           65,059        46,313
    Federal funds purchased and
       securities sold under
       agreements to repurchase                --              --               --          (16,219)         (16,219)           --
                                      -----------      ----------     ------------       ----------       ----------   -----------
          TOTAL                       $  (210,269)     $  212,441     $   (422,710)      $  691,237       $  307,077   $   384,160
                                      -----------      ----------     ------------       ----------       ----------   -----------

NET INTEREST INCOME                   $   162,377      $  185,078     $    (22,701)      $ (192,890)      $  380,383   $  (573,273)
                                      ===========      ==========     ============       ==========       ==========   ===========

NONINTEREST INCOME AND EXPENSE

          Noninterest income (other income) increased approximately 4% in 1999 compared to 1998. This included an almost 7% increase in income from the Trust and Financial Services Department, increased fees for other customer services and increases in other operating income due to net gains on property transactions and initial income from investment in a West Virginia bankers title company. These increases were offset by decreased income from service charges on deposit accounts.

          Noninterest expense (other expense) increased 3% in 1999 compared to 1998. There was an 11% increase in net occupancy expense of premises due mostly to rental expense and improvements to the temporary location for the Trust Department during construction of the Bank's new building. The majority of the 4% increase in furniture and equipment expenses is due to the purchase of new computer equipment to prepare for the year 2000. Stationery and supplies expense increased almost 18% due in large part to additional purchasing of supplies to prepare for the year 2000. There were decreases in salaries and employee benefits' expense and directors' fees. Other operating expenses increased over 11%. Advertising, external audit and postage were accounts whose increases were partially related to Y2K and were included in other operating expenses.

YEAR 2000

          The move into the year 2000 came without noticeable operational problems for the Subsidiary Bank. The Corporation and the Subsidiary Bank had seriously undertaken the challenge to prepare in advance for December 31, 1999. All computer and other equipment containing embedded microchips was tested and upgraded or replaced as needed. Third party vendors and suppliers were contacted to assure that they were Y2K compliant. The Subsidiary Bank communicated continuously with customers throughout 1999 to make them aware of the Bank's preparation for the year 2000. Total Y2K expenditures were $273,625. $57,699 of the expenditures were charged directly to earnings as the expenses were incurred during 1998 and 1999. $215,926 of the expenditures were capitalized. The Corporation and the Subsidiary Bank are confident that these expenditures and the intense preparation for December 31, 1999 were time and resources well spent. Directors, officers and staff as well as customers have been able to continue working and using the services of the Subsidiary Bank as the year 2000 moves ahead.

INTEREST RATE SENSITIVITY

         The table below shows the opportunities the Corporation will have to reprice interest earning assets and interest bearing liabilities as of December 31, 1999. Nonaccrual loans are excluded from these balances.

                                                                           Mature or Reprice
                                    --------------------------------------------------------------------------------------------
                                                         After Three
                                                          Months But        After One Year
                                       Within               Within            But Within          After
                                    Three Months        Twelve Months         Five Years       Five Years         Nonsensitive
                                    -------------      --------------       -------------      -----------        -------------
Interest Earning Assets:
   Fixed rate loans                 $   8,907,812      $   23,893,037       $  38,986,088      $ 1,912,372        $           --
   Floating rate loans                  4,517,885                  --                  --               --                    --
   Securities                           2,000,000          13,979,032          25,859,845               --               449,700
   Securities purchased under
     agreements to resell and
     federal funds sold                15,530,674                 --                 --                --                     --
                                    -------------      --------------       -------------      -----------         -------------
       Total                        $  30,956,371      $   37,872,069       $  64,845,933      $ 1,912,372         $     449,700
                                    -------------      --------------       -------------      -----------         -------------
Interest Bearing Liabilities:
   Time deposits
     $100,000 and over              $   1,913,061      $    1,811,295       $   1,435,709      $        --         $          --
   Other time deposits                  8,163,153          18,181,892           9,851,159               --                    --
   Money market accounts                7,400,979                  --                  --               --                    --
   NOW accounts                        29,543,978                  --                  --               --            16,056,849
   Savings accounts                            --                  --                  --               --            16,292,314
                                    -------------      --------------       -------------      -----------         -------------
       Total                        $  47,021,171      $   19,993,187       $  11,286,868      $        --         $  32,349,163
                                    -------------      --------------       -------------      -----------         -------------

Rate Sensitivity Gap                $ (16,064,800)     $   17,878,882       $  53,559,065      $ 1,912,372
                                    -------------      --------------       -------------      -----------

Cumulative Gap                      $ (16,064,800)     $    1,814,082       $  55,373,147      $57,285,519
                                    =============      ==============       =============      ===========

         At December 31, 1999, the Corporation showed a negative cumulative gap in the first time frame with the remaining time frames showing positive gaps. The increase in the negative gap in the first time frame when comparing to December 31, 1998 is due to the increase in time deposit balances in this category. The positive gap in the second time frame in 1999 compared to a negative gap in the same time frame in 1998 is due to increased loans and securities in the category and decreased time deposits in the category. Time frames three and four are still positive gaps though slightly less in 1999 than in 1998.

         The Corporation's Asset Liability Committee recommended in 1998 that the APY (annual percentage yield) on the Select Checking accounts be gradually reduced until the balances stopped increasing. This strategy did finally take effect because the total balances in Select Checking have remained relatively stable throughout 1999.

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

LOAN PORTFOLIO

         Loans at December 31, 1999 and 1998 are summarized below:

                                                          1999             1998
                                                     -------------    -------------
Commercial, financial and agricultural               $   2,823,556    $   2,433,571
Real estate:
   Construction and land development                        31,000          651,848
   Secured by farm land                                  2,604,920        1,394,201
   Secured by 1-4 family residential                    43,798,037       42,541,181
   Other real estate                                    11,859,376       12,623,662
Consumer                                                16,879,468       17,738,039
All other                                                  333,695          424,034
                                                     -------------    -------------
                                                     $  78,330,052    $  77,806,536
                                                     =============    =============

         Loans have increased only slightly when comparing year end totals for 1999 and 1998. Most of the loan categories listed above remained basically the same at December 31, 1999 as at December 31, 1998. The decrease in the construction and land development category was due to the payoff of a large land development loan during 1999. The majority of the increase in the secured by farmland category is due to one large loan added to the portfolio during 1999.

         There were no categories of loans that exceeded 10% of outstanding loans at December 31, 1999 which were not disclosed in the table above.

REMAINING MATURITIES OF SELECTED LOANS

                                                    Commercial,
                                                   Financial and    Real Estate-
                                                    Agricultural   Construction
                                                   -------------   -------------
Within one year                                    $  2,482,559    $        --
Variable rate                                           223,430          31,000
Fixed rate, over one through nine years                 117,567             --
                                                   ------------    ------------
       Total maturities                            $  2,823,556    $     31,000
                                                   ============    ============

ALLOWANCE FOR LOAN LOSSES

         The table shown below is an analysis of the Corporation's allowance for loan losses. Historically, net charge-offs (loans charged off as uncollectible less any amounts recovered on these loans) for the Corporation have been very low when compared with the size of the total loan portfolio. Management continually monitors the loan portfolio with quarterly procedures that allow for problem loans and potentially problem loans to be highlighted and watched. Based on experience, the loan policies and the current monitoring program, management believes the allowance for loan losses is adequate.

                                                                1999            1998            1997
                                                            ------------    ------------    -----------
Balance at beginning of period                              $  1,140,000    $  1,138,747    $   1,138,747
Charge-offs:
    Commercial, financial and agricultural                            --              --               --
    Real estate - construction                                        --              --               --
    Real estate - mortgage                                        26,854              --
    Consumer                                                      62,510         166,722          175,828
                                                            ------------    ------------    -------------
      Total charge-offs                                           89,364         166,722          175,828
                                                            ------------    ------------    -------------
Recoveries:
    Commercial, financial and agricultural                            --              --               --
    Real estate - construction                                        --              --               --
    Real estate - mortgage                                        17,000              --               --
    Consumer                                                      25,283          42,730           48,420
                                                            ------------    ------------    -------------
      Total recoveries                                            42,283          42,730           48,420
                                                            ------------    ------------    -------------
Net charge-offs                                                   47,081         123,992          127,408
Additions charged to operations                                  125,000         125,245          127,408
                                                            ------------    ------------    -------------
Balance at end of period                                    $  1,217,919    $  1,140,000    $   1,138,747
                                                            ============    ============    =============
Ratio of net charge-offs during the period
  to average loans outstanding during the period                0.06%           0.16%            0.17%
                                                                =====           =====            =====

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

         The following table shows an allocation of the allowance among loan categories based upon analysis of the loan portfolio's composition, historical loan loss experience, and other factors, and the ratio of the related outstanding loan balances to total loans. This analysis is recorded each quarter with monitoring procedures where all loans are examined and problem loans and potentially problem loans are highlighted for continued observance.

                                                           1999                                   1998
                                            ---------------------------------      --------------------------------
                                                            Percent of Loans                      Percent of Loans
                                                            in Each Category                      in Each Category
                                             Allowance       To Total Loans         Allowance      To Total Loans
                                            -----------     -----------------      -----------    -----------------
Commercial, financial and agricultural      $    14,118           3.61%            $    12,168           3.13%
Real estate mortgage:
    Construction and land development               155            .04%                 52,759            .84%
    Secured by farm land                         13,025           3.32%                  6,971           1.79%
    Secured by 1-4 family residential           265,168          55.91%                294,588          54.68%
    Other real estate                           246,681          15.14%                288,405          16.22%
Consumer                                         93,869          21.55%                103,769          22.80%
All other                                         1,668            .43%                  2,120            .54%
Unallocated                                     583,235             --                 379,220             --
                                            -----------         ---------          -----------         ------
                                            $ 1,217,919         100.00%            $ 1,140,000         100.00%
                                            ===========         =======            ===========         ======

RISK ELEMENTS IN THE LOAN  PORTFOLIO

                                                                    1999               1998             1997
                                                                -----------        -----------     ------------
Nonaccrual loans                                                $   112,844        $        --      $   285,150
Restructured loans                                                       --                 --               --
Foreclosed properties                                               201,429             55,425          100,005
                                                                -----------        -----------      -----------
    Total nonperforming assets                                  $   314,273        $    55,425      $   385,155
                                                                ===========        ===========      ===========

Loans past due 90 days accruing interest                        $   559,924        $   596,877      $    19,923
                                                                ===========        ===========      ===========

Allowance for loan losses to period end loans                      1.55%               1.47%            1.46%

Nonperforming assets to period end loans and
    foreclosed properties                                           .40%                .07%             .49%

         Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         Impaired loans excluded from nonperforming assets amounted to $231,520 and $397,986 at December 31, 1999 and 1998. Nonaccrual loans not classified as impaired totaled $112,844 in 1999 and $-0- in 1998.

         At December 31, 1999, other potential problem loans totaled $13,560. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. Management has allocated a portion of the allowance for these loans according to the review of the potential loss in each loan situation.

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

                                                                           Weighted                              Weighted
                                                              1999          Average               1998           Average
                                                           Book Value        Yield             Book Value         Yield
                                                         --------------    --------          --------------     ---------
Securities held to maturity
    U.S. Treasury securities and securities
       of U.S. Government agencies:
         Maturing within one year                         $   7,002,421      5.95%            $   10,018,466       5.84%
         Maturing after one year but
             within five years                                8,004,668      5.66%                15,010,863       5.79%
                                                          -------------                       --------------
                Total securities held to maturity         $  15,007,089                       $   25,029,329
                                                          =============                       ==============
Securities available for sale
    U.S. Treasury securities and securities
       of U.S. government agencies:
         Maturing within one year                         $   8,976,611      5.77%            $    3,554,127       5.01%
         Maturing after one year but
             within five years                               17,855,177      5.37%                21,174,905       5.43%
    Equity securities                                           449,700        --                    449,700         --
                                                          -------------                       --------------
                Total securities available for sale       $  27,281,488                       $   25,178,732
                                                          =============                       ==============
                Total securities                          $  42,288,577                       $   50,208,061
                                                          =============                       ==============

DEPOSITS

         When comparing the 1999 and 1998 year end balances, total deposits decreased almost $4,000,000 or 3% in 1999. Noninterest bearing deposits decreased over $1,300,000 or 8%. Interest bearing deposits decreased over $2,500,000 or 2%.

         There were no significant changes in any deposit categories in 1999. The Select Checking balances (a form of NOW account that pays a higher interest rate on balances of $5,000 or more) remained stable which was significant after the dramatic growth in 1998.

         The average yield on savings and interest bearing demand deposits decreased from 3.18% at year end 1998 to 2.85% at December 31, 1999. The average yield on time deposits decreased in 1999 to 5.12% compared to 5.59% in 1998.

         At December 31, 1999, time deposits of $100,000 or more were 4.1% of total deposits compared with 3.8% at December 31, 1998. Maturities of time deposits of $100,000 or more at December 31, 1999 are as follows:

          Within three months                              $  1,913,061
          Over three through six months                         374,051
          Over six months through twelve months               1,437,244
          Over twelve months                                  1,435,709
                                                           ------------
           Total                                           $  5,160,065
                                                           ============

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

         The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Corporation had a ratio of total capital to risk-weighted assets of 24.45% at December 31, 1999 and a ratio of Tier 1 capital to risk-weighted assets of 23.19%. Both of these exceed the capital requirements adopted by the federal regulatory agencies.

                                                                      1999                1998
                                                                 -------------       --------------
Tier 1 capital:
   Common stock                                                  $     600,000       $      600,000
   Surplus                                                           5,400,000            5,400,000
   Retained earnings                                                10,943,890           10,090,870
                                                                 -------------       --------------
Total tier 1 capital                                             $  16,943,890       $   16,090,870
Tier 2 capital:
   Allowance for loan losses (1)                                       916,986              891,693
                                                                 -------------       --------------

Total risk-based capital                                         $  17,860,876       $   16,982,563
                                                                 =============       ==============

Risk-weighted assets                                             $  73,057,953       $   71,087,152
                                                                 =============       ==============
Capital ratios:
   Tier 1 risk-based capital ratio                                   23.19%               22.64%
   Total risk-based capital ratio                                    24.45%               23.89%
   Leverage ratio                                                    11.55%               11.15%

(1)      Limited to 1.25% of gross risk-weighted assets.

LIQUIDITY

         Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. This could also be termed the management of the cash flows of an organization. Liquid assets include cash and due from banks, securities purchased under agreements to resell, federal funds sold, securities available for sale, and loans and investments maturing within one year. The Corporation's liquidity during 1999 (aside from borrowing capabilities) is detailed in the statement of cash flows included in the financial statements. Operating cash flows are derived from net income adjusted for items that do not involve cash. Cash flows from investing activities include maturity of securities and payments on and maturities of loans. Cash flows from financing activities include increases in any deposit accounts. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation's overall liquidity is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs.

         At December 31, 1999, cash and due from banks, securities purchased under agreements to resell, federal funds sold and loans and securities maturing within one year were $55,932,775.

         Borrowing capabilities provide additional liquidity. The Subsidiary Bank maintains a federal funds line of $7,000,000 with Bank of America. The Subsidiary Bank is also a member of the Federal Home Loan Bank of Pittsburgh and has short and/or long-term borrowing capabilities of approximately $45,000,000. The Subsidiary Bank did not use either of these sources during 1999.

                    This page is intentionally left blank.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Potomac Bancshares, Inc. and Subsidiary
Charles Town, West Virginia


         We have audited the accompanying consolidated balance sheets of Potomac Bancshares, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Potomac Bancshares, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.



Winchester, Virginia
January 28, 2000

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                                     1999                       1998
                                                                              -----------------           ----------------
        ASSETS
Cash and due from banks                                                       $       5,523,254           $      4,646,475
Securities purchased under agreements to resell
    and federal funds sold                                                           15,530,674                 13,483,258
Securities held to maturity (fair value of $14,917,040
    at December 31, 1999 and $25,351,334 at,
    December 31, 1998)                                                               15,007,089                 25,029,329
Securities available for sale, at fair value                                         27,281,488                 25,178,732
Loans, net of allowance for loan losses of $1,217,919 in 1999
    and $1,140,000 in 1998                                                           77,112,133                 76,666,536
Other real estate owned                                                                 201,429                     55,425
Premises and equipment, net                                                           2,142,650                  1,223,979
Accrued interest receivable                                                           1,111,958                  1,167,699
Other assets                                                                            803,375                    652,131
                                                                              -----------------           ----------------
        Total Assets                                                          $     144,714,050           $    148,103,564
                                                                              =================           ================
        LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
    Deposits
      Noninterest bearing                                                     $      16,034,134           $     17,421,542
      Interest bearing                                                              110,650,389                113,243,666
                                                                              -----------------           ----------------
        Total Deposits                                                        $     126,684,523           $    130,665,208
    Accrued interest payable                                                            307,785                    350,258
    Other liabilities                                                                 1,034,065                    891,942
    Commitments and contingent liabilities                                                   --                         --
                                                                              -----------------           ----------------
        Total Liabilities                                                     $     128,026,373           $    131,907,408
                                                                              -----------------           ----------------
STOCKHOLDERS' EQUITY
    Common stock, $1 per share par value; 5,000,000 shares
      authorized; 600,000 shares issued and outstanding                       $         600,000           $        600,000
    Surplus                                                                           5,400,000                  5,400,000
    Undivided profits                                                                10,943,890                 10,090,870
    Accumulated other comprehensive income (loss)                                      (256,213)                   105,286
                                                                              -----------------           ----------------
        Total Stockholders' Equity                                            $      16,687,677           $     16,196,156
                                                                              -----------------           ----------------
        Total Liabilities and Stockholders' Equity                            $     144,714,050           $    148,103,564
                                                                              =================           ================

See Notes to Consolidated Financial Statements.

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                   1999                   1998                 1997
                                                             ---------------        ---------------       ---------------
Interest Income:
   Interest and fees on loans                                $     6,683,484        $     6,989,025       $     7,018,882
   Interest on securities held to maturity
         Taxable                                                   1,358,213              1,702,127             1,628,597
   Interest and dividends on securities
      available for sale
         Taxable                                                   1,394,466                881,103               691,203
         Dividends                                                    29,514                 27,528                25,006
   Interest on securities purchased under agreements
      to resell and federal funds sold                               543,077                455,539               198,926
                                                             ---------------        ---------------       ---------------

             Total Interest Income                           $    10,008,754        $    10,055,322       $     9,562,614
                                                             ---------------        ---------------       ---------------
Interest Expense:
   Interest on deposits                                      $     4,190,663        $     4,400,932       $     3,693,476
   Interest on federal funds purchased and securities
      sold under agreements to repurchase                                 --                     --                16,219
                                                             ---------------        ---------------       ---------------

             Total Interest Expense                          $     4,190,663        $     4,400,932       $     3,709,695
                                                             ---------------        ---------------       ---------------

             Net Interest Income                             $     5,818,091        $     5,654,390       $     5,852,919

Provision for Loan Losses                                            125,000                125,245               127,408
                                                             ---------------        ---------------       ---------------
             Net Interest Income after
                Provision for Loan Losses                    $     5,693,091        $     5,529,145       $     5,725,511
                                                             ---------------        ---------------       ---------------
Other Income:
   Trust and financial services                              $       592,182        $       555,101       $       522,023
   Service charges on deposit accounts                               348,992                378,523               403,006
   Fees for other customer services                                  168,810                161,298               162,423
   Other operating income                                             59,924                 30,746                40,933
                                                             ---------------        ---------------       ---------------

             Total Other Income                              $     1,169,908        $     1,125,668       $     1,128,385
                                                             ---------------        ---------------       ---------------
Other Expenses:
   Salaries and employee benefits                            $     2,601,097        $     2,627,960       $     2,473,151
   Net occupancy expense of premises                                 204,076                183,917               194,426
   Furniture and equipment expenses                                  377,852                361,798               348,798
   Stationery and supplies                                           123,573                104,927               109,472
   Directors fees                                                     94,418                103,630               102,330
   Other operating expenses                                        1,021,853                914,728               898,394
                                                             ---------------        ---------------       ---------------

             Total Other Expenses                            $     4,422,869        $     4,296,960       $     4,126,571
                                                             ---------------        ---------------       ---------------

             Income before Income Tax Expense                $     2,440,130        $     2,357,853       $     2,727,325

Income Tax Expense                                                   897,110                868,724             1,005,621
                                                             ---------------        ---------------       ---------------

             Net Income                                      $     1,543,020        $     1,489,129       $     1,721,704
                                                             ===============        ===============       ===============

Earnings Per Share, basic and diluted                        $          2.57        $          2.48       $          2.87
                                                             ===============        ===============       ===============

See Notes to Consolidated Financial Statements.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                     Accumulated
                                                                                        Other
                                        Common                     Undivided        Comprehensive   Comprehensive
                                        Stock        Surplus        Profits         Income (Loss)      Income              Total
                                      ----------   -----------   ------------       -------------   -------------      ------------
Balances, December 31, 1996           $  600,000   $ 5,400,000   $  8,260,037       $  (40,800)                        $ 14,219,237

   Comprehensive income
     Net income - 1997                        --            --      1,721,704               --       $ 1,721,704          1,721,704
     Other comprehensive income
       net of tax, unrealized holding
       gains arising during the
       period (net of tax, $24,217)           --            --             --           47,010            47,010             47,010
                                                                                                     -----------
   Comprehensive income                                                                              $ 1,768,714
                                                                                                     ===========
   Cash dividends - 1997
     ($1.15 per share)                        --            --       (690,000)              --                             (690,000)
                                      ----------   -----------   ------------       ----------                         ------------

Balances, December 31, 1997           $  600,000   $ 5,400,000   $  9,291,741       $    6,210                         $ 15,297,951

   Comprehensive income
     Net income - 1998                        --            --      1,489,129               --       $ 1,489,129          1,489,129
     Other comprehensive income
       net of tax, unrealized holding
       gains arising during the
       period (net of tax, $51,039)           --            --             --           99,076            99,076             99,076
                                                                                                     -----------
   Comprehensive income                                                                              $ 1,588,205
                                                                                                     ===========
   Cash dividends - 1998
     ($1.15 per share)                        --            --       (690,000)              --                             (690,000)
                                      ----------   -----------   ------------       ----------                         ------------

Balances, December 31, 1998           $  600,000   $ 5,400,000   $ 10,090,870       $  105,286                         $ 16,196,156

   Comprehensive income
     Net income - 1999                        --            --      1,543,020               --       $ 1,543,020          1,543,020
     Other comprehensive income
       net of tax, unrealized holding
       (losses) arising during the
       period (net of tax, $(186,227))        --            --             --          (361,499)        (361,499)          (361,499)
                                                                                                     -----------

   Comprehensive income                                                                              $ 1,181,521
                                                                                                     ===========
   Cash dividends - 1999
     ($1.15 per share)                        --            --       (690,000)              --                             (690,000)
                                      ----------   -----------   ------------       ----------                         ------------

Balances, December 31, 1999           $  600,000   $ 5,400,000   $ 10,943,890       $ (256,213)                        $ 16,687,677
                                      ==========   ===========   ============       ==========                         ============

See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                            1999            1998              1997
                                                                       --------------   -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                         $    1,543,020   $   1,489,129     $   1,721,704
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                           125,000         125,245           127,408
          Depreciation                                                        202,873         212,287           208,809
          Amortization                                                          7,165          12,282            12,282
          Deferred tax (benefit)                                              (85,804)        (43,592)          (40,759)
          Discount accretion and premium amortization
              on securities, net                                               26,060          19,416            28,853
          (Gain) loss on sale of other real estate                            (58,796)          9,579                --
          Loss on sale and disposal of premises and equipment                  41,903              --                --
          Changes in assets and liabilities:
              (Increase) decrease in accrued interest receivable               55,741        (159,342)           12,859
              (Increase) decrease in other assets                             113,621         (61,732)          (19,025)
              Increase (decrease) in accrued interest payable                 (42,473)          7,755            16,459
              Increase in other liabilities                                   142,123         157,790             8,837
                                                                       --------------   -------------     -------------
                 Net cash provided by operating activities             $    2,070,433   $   1,768,817     $   2,077,427
                                                                       --------------   -------------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturity of securities held to maturity              $   10,000,000   $  10,000,000     $   8,000,000
    Proceeds from maturity of securities available for sale                 3,550,000       3,000,000         8,000,000
    Purchases of securities held to maturity                                       --     (11,014,326)       (6,049,375)
    Purchases of securities available for sale                             (6,204,302)    (14,618,728)       (7,019,050)
    Net (increase) decrease in loans                                         (864,271)        226,428        (4,915,035)
    Purchases of premises and equipment                                    (1,186,174)       (234,716)         (155,966)
    Proceeds from sale of equipment                                            22,727              --                --
    Proceeds from sale of other real estate                                   206,467          91,007                --
                                                                       --------------   -------------     -------------
                 Net cash provided by (used in) investing activities   $    5,524,447   $ (12,550,335)    $  (2,139,426)
                                                                       --------------   -------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in noninterest bearing deposits            $   (1,387,408)  $   2,407,923     $     977,121
    Net increase (decrease) in interest bearing deposits                   (2,593,277)     14,075,363         4,692,332
    Cash dividends                                                           (690,000)       (690,000)         (690,000)
                                                                       --------------   -------------     -------------
                 Net cash provided by (used in) financing activities   $   (4,670,685)  $  15,793,286     $   4,979,453
                                                                       --------------   -------------     -------------

                 Increase in cash and cash equivalents                 $    2,924,195   $   5,011,768     $   4,917,454
CASH AND CASH EQUIVALENTS
    Beginning                                                              18,129,733      13,117,965         8,200,511
                                                                       --------------   -------------     -------------

    Ending                                                             $   21,053,928   $  18,129,733     $  13,117,965
                                                                       ==============   =============     =============
SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION
       Cash payments for:

          Interest                                                     $    4,233,136   $   4,393,177     $   3,693,236
                                                                       ==============   =============     =============

          Income taxes                                                 $      949,882   $     902,011     $   1,202,017
                                                                       ==============   =============     =============

SUPPLEMENTAL DISCLOSURES OF NON-CASH
    INVESTING AND FINANCING ACTIVITIES

       Other real estate acquired in settlement of loans               $      293,674   $     110,006     $     100,005
                                                                       ==============   =============     =============

       Loans originated upon sale of real estate                       $      249,000   $      54,000     $          --
                                                                       ==============   =============     =============

       Unrealized gain (loss) on securities available for sale         $     (547,726)  $     150,115     $      71,227
                                                                       ==============   =============     =============

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

               Securities

                  Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

                  Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

               Loans

                  The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions of the Corporation's market area.

                  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses. Interest income is accrued on the unpaid principal balance.

                  The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Installment loans are typically charged off not later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

                  All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

               Allowance for Loan Losses

                  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

                  The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                  A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

                  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

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

                  The Corporation sponsors a postretirement life insurance plan covering retirees with 25 years of service over the age of 60 and a health care plan for all retirees and five current employees that have met certain eligibility requirements. The Corporation computes the net periodic postretirement benefit cost of the plan in accordance with Financial Accounting Standards Board Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

                  The Corporation has adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts recognized in the Corporation's financial statements applicable to its defined benefit and postretirement plans. Statement No. 132 standardized the disclosure requirements for pensions requiring certain additional information on changes in the benefit obligations and fair values of plan assets, and eliminating certain disclosures.

               Earnings Per Share

                  Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The Corporation had no potential common stock as of December 31, 1999, 1998, and 1997.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

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

               Use of Estimates

                  In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.

               Advertising

                  The Corporation follows the policy of charging the costs of advertising to expense as incurred.

               Comprehensive Income

                  The Corporation has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or stockholders' equity. The Statement requires other comprehensive income to include unrealized gains and losses on investments in securities classified as available for sale, which prior to adoption were reported separately in stockholders' equity. Financial statements for prior years have been reclassified to conform to the requirements of Statement No. 130.

Note 2.    Securities

           The amortized cost and fair value of securities being held to maturity as of December 31, 1999 and 1998, are as follows:

                                                                                         1999
                                                           ----------------------------------------------------------------
                                                                                 Gross             Gross
                                                             Amortized        Unrealized        Unrealized        Fair
                                                                Cost             Gains           (Losses)         Value
                                                           -------------    -------------     -----------     -------------
               U.S. Treasury securities                    $   2,000,000    $       2,500     $       --      $   2,002,500
               Obligations of U.S. Government agencies        13,007,089              620         (93,169)       12,914,540
                                                           -------------    -------------     -----------     -------------
                                                           $  15,007,089    $       3,120     $   (93,169)    $  14,917,040
                                                           =============    =============     ===========     =============

                                                                                         1998
                                                           ----------------------------------------------------------------
                                                                                 Gross             Gross
                                                             Amortized        Unrealized        Unrealized        Fair
                                                                Cost             Gains           (Losses)         Value
                                                           -------------    -------------     -----------     -------------
               U.S. Treasury securities                    $  17,008,734    $     229,475     $        --     $  17,238,209
               Obligations of U.S. Government agencies         8,020,595           92,530              --         8,113,125
                                                           -------------    -------------     -----------     -------------
                                                           $  25,029,329    $     322,005     $        --     $  25,351,334
                                                           =============    =============     ===========     =============

           The amortized cost and fair value of the securities being held to maturity as of December 31, 1999, by contractual maturity, are shown below:

                                                             Amortized           Fair
                                                               Cost              Value
                                                           -------------    -------------
               Due in one year or less                     $   7,002,421    $   6,990,940
               Due after one year through five years           8,004,668        7,926,100
                                                           -------------    -------------
                                                           $  15,007,089    $  14,917,040
                                                           =============    =============

           The amortized cost and fair value of securities available for sale as of December 31, 1999 and 1998 are as follows:

                                                                                         1999
                                                           ----------------------------------------------------------------
                                                                                 Gross             Gross
                                                             Amortized        Unrealized        Unrealized        Fair
                                                                Cost             Gains           (Losses)         Value
                                                           -------------    -------------     -----------     -------------
               U.S. Treasury securities                    $   1,999,808    $       1,193     $        --     $   2,001,001
               Obligations of U.S. Government agencies        25,220,182               --        (389,395)       24,830,787
               Federal Home Loan Bank stock                      449,700               --              --           449,700
                                                           -------------    -------------     -----------     -------------
                                                           $  27,669,690    $       1,193     $  (389,395)    $  27,281,488
                                                           =============    =============     ===========     =============

                                                                                         1998
                                                           ----------------------------------------------------------------
                                                                                 Gross             Gross
                                                             Amortized        Unrealized        Unrealized        Fair
                                                                Cost             Gains           (Losses)         Value
                                                           -------------    -------------     -----------     -------------
               U.S. Treasury securities                    $   4,999,573    $      43,239     $        --     $   5,042,812
               Obligations of U.S. Government agencies        19,569,935          140,337         (24,052)       19,686,220
               Federal Home Loan Bank stock                      449,700               --              --           449,700
                                                           -------------    -------------     -----------     -------------
                                                           $  25,019,208    $     183,576     $   (24,052)    $  25,178,732
                                                           =============    =============     ===========     =============

           The amortized cost and fair value of the securities available for sale as of December 31, 1999, by contractual maturity, are shown below:

                                                             Amortized           Fair
                                                               Cost              Value
                                                           -------------    -------------
               Due in one year or less                     $   9,004,822    $   8,976,611
               Due after one year through five years          18,215,168       17,855,177
               Other                                             449,700          449,700
                                                           -------------    -------------
                                                           $  27,669,690    $  27,281,488
                                                           =============    =============

           There were no sales of securities during 1999, 1998 and 1997.

           Securities with a carrying value of $9,828,571 and $8,030,073 at December 31, 1999 and 1998, were pledged to secure public funds and other balances as required by law.

Note 3.    Loans and Related Party Transactions

           The loan portfolio is composed of the following:

                                                                                       December 31
                                                                            -------------------------------
                                                                                 1999              1998
                                                                            -------------     -------------
                  Real estate loans:
                     Construction and land development                      $      31,000     $     651,848
                     Secured by farm land                                       2,604,920         1,394,201
                     Secured by 1-4 family residential                         43,798,037        42,541,181
                     Other real estate loans                                   11,859,376        12,623,662
                  Loans to farmers (except those secured by
                     real estate)                                                 388,860           246,100
                  Commercial and industrial loans (except those
                     secured by real estate)                                    2,434,696         2,187,471
                  Loans to individuals for personal expenditures               16,879,468        17,738,039
                  All other loans                                                 333,695           424,034
                                                                            -------------     -------------
                                                                            $  78,330,052     $  77,806,536
                                                                            =============     =============

           The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risks. At December 31, 1999 and 1998, these loans totaled $772,076 and $214,881 respectively. During 1999, total principal additions were $723,589 and total principal payments were $166,394.

Note 4.    Allowance for Loan Losses

           The following is a summary of transactions in the allowance for loan losses for 1999, 1998 and 1997:

                                                                                 1999              1998             1997
                                                                             ------------      ------------     -------------
                  Balances at beginning of year                              $  1,140,000      $  1,138,747     $   1,138,747
                     Provision charged to operating expense                       125,000           125,245           127,408
                     Recoveries added to the allowance                             42,283            42,730            48,420
                     Loan losses charged to the allowance                         (89,364)         (166,722)         (175,828)
                                                                             ------------      ------------     -------------
                  Balances at end of year                                    $  1,217,919      $  1,140,000     $   1,138,747
                                                                             ============      ============     =============

           Information about impaired loans as of and for the years ended December 31, 1999 and 1998 are as follows:

                                                                                  1999             1998
                                                                              ------------     ------------
                  Impaired loans for which an allowance has been provided     $    231,520     $    397,986
                  Impaired loans for which no allowance has been provided               --               --
                                                                              ------------     ------------
                     Total impaired loans                                     $    231,520     $    397,986
                                                                              ============     ============
                  Allowance provided for impaired loans, included in the
                     allowance for loan losses                                $     69,456     $    198,993
                                                                              ============     ============

                                                                                  1999             1998             1997
                                                                              ------------     ------------     -------------

                  Average balance in impaired loans                           $    372,633     $    397,986     $     399,178
                                                                              ============     ============     =============
                  Interest income recognized                                  $     21,994     $     34,062     $      34,271
                                                                              ============     ============     =============

           Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $112,844 at December 31, 1999. If interest on this loan had been accrued, such income would have approximated $5,377 in 1999. There were no nonaccrual loans at December 31, 1998 or interest during the year.

Note 5.    Premises and Equipment, Net

           Premises and equipment consists of the following:

                                                                                       December 31
                                                                            -------------------------------
                                                                                 1999              1998
                                                                            -------------     -------------
                         Premises                                           $   1,654,544     $   1,851,509
                         Furniture and equipment                                2,378,609         2,458,650
                         Construction in progress                               1,050,624                --
                                                                            -------------     -------------
                                                                            $   5,083,777     $   4,310,159
                         Less accumulated depreciation                          2,941,127         3,086,180
                                                                            -------------     -------------
                                                                            $   2,142,650     $   1,223,979
                                                                            =============     =============

           Depreciation included in operating expense for 1999, 1998 and 1997, was $202,873, $212,287 and $208,809 respectively.

           On September 29, 1997, the Corporation approved a Project Development and Construction Agreement to renovate the existing main offices and construct additional building space. The Confirmation of Estimate of Construction was signed July 15, 1999 stating the estimated cost of the project which is currently $2,038,000.

Note 6.    Deposits

           The aggregate amount of time deposits with a balance of $100,000 or more was $5,160,065 and $5,010,430 at December 31, 1999 and 1998,
           respectively.

           At December 31, 1999, the scheduled maturities of all time deposits are as follows:

         2000                                               $  30,069,400
         2001                                                   8,707,610
         2002                                                   2,259,126
         2003                                                     320,133
         2004 and thereafter                                          --
                                                            -------------
                                                            $  41,356,269
                                                            =============


Note 7.    Employee Benefit Plans

           The Corporation sponsors a noncontributory, defined benefit pension plan covering full-time employees over 21 years of age upon completion of one year of service. Benefits are based on average compensation for the five consecutive full calendar years of service which produce the highest average. The Corporation computes the net periodic pension cost of the plan in accordance with Financial Accounting Standards Statement No. 87, "Employers' Accounting for Pensions."

           The Corporation sponsors a postretirement life insurance plan covering retirees with 25 years of service over the age of 60 and health care plan for all retirees and five current employees that have met certain eligibility requirements. The plan is contributory for future retirees, with retiree contributions that are currently set at 20% of the required premium. The Corporation accounts for its share of the costs of those benefits in accordance with Financial Accounting Standards Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under that Statement, the Corporation's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates they are fully eligible for benefits, except that the Corporation's unfunded cost that existed at January 1, 1995 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2014.

           Information about the plans follow:

                                                           Pension Benefits                      Postretirement Benefits
                                                      -------------------------                 ------------------------
                                                         1999           1998                       1999          1998
                                                      -----------   -----------                 -----------  -----------
           Change in Benefit Obligation:
               Benefit obligation, beginning          $4,129,250    $3,339,744                  $ 534,845    $ 463,642
               Service cost                              161,271       156,373                      8,536        7,904
               Interest cost                             274,718       262,650                     42,787       38,337
               Actuarial (gain) loss                    (144,079)      337,654                     13,855       52,976
               Benefits paid                            (117,991)     (119,720)                   (25,226)     (28,014)
               Change in discount rate                  (566,427)      152,549                         --           --
                                                      ----------    ----------                  ---------    ---------
               Benefit obligation, ending             $3,736,742    $4,129,250                  $ 574,797    $ 534,845
                                                      ----------    ----------                  ---------    ---------
           Change in Plan Assets:
               Fair value of plan assets, beginning   $3,416,690    $3,337,355                  $      --    $      --
               Actual return on plan assets              175,266       199,055                         --           --
               Employer contributions                     57,949            --                     25,226       28,014
               Benefits paid                            (117,991)     (119,720)                   (25,226)     (28,014)
                                                      ----------    ----------                  ---------    ---------
               Fair value of plan assets, ending      $3,531,914    $3,416,690                  $      --    $      --
                                                      ----------    ----------                  ---------    ---------

               Funded status                          $ (204,828)   $ (712,560)                 $(574,797)   $(534,845)
               Unrecognized net (gain) loss             (402,581)      197,926                      6,608       17,979
               Accumulated premium payments
                  for retirees                                --            --                    120,077       94,851
               Unrecognized net obligation
                  (asset) at transition                 (116,943)     (137,245)                   261,176      278,588
               Unrecognized prior service cost             1,180         1,335                         --           --
                                                      ----------    ----------                  ---------    ---------
               Accrued benefit cost included
                  in other liabilities                $ (723,172)   $ (650,544)                 $(186,936)   $(143,427)
                                                      ==========    ==========                  =========    =========
                                                                 Pension Benefits                    Postretirement Benefits
                                                     ---------------------------------------   ------------------------------------
                                                         1999          1998          1997         1999         1998         1997
                                                     -----------   -----------    ----------   ----------   ----------   ----------
           Components of Net Periodic Benefit Cost:
               Service cost                           $ 161,271     $  156,373     $ 129,289    $   8,536    $   7,904     $ 7,249
               Interest cost                            274,718        262,650       220,359       42,787       38,337      34,342
               Expected return on plan assets          (285,265)      (279,002)     (241,937)          --           --          --
               Amortization of prior service cost           155            155           155           --           --          --
               Amortization of net obligation
                  at transition                         (20,302)       (20,302)      (20,302)      17,412       17,296      17,568
                                                      ---------     ----------     ---------    ---------    ---------     -------
               Net periodic benefit cost              $ 130,577     $  119,874     $  87,564    $  68,735    $  63,537     $59,159
                                                      =========     ==========     =========    =========    =========     =======
           Weighted-Average Assumptions:
               Discount rate                            8.00%         7.00%          7.25%        8.00%         8.00%       8.00%
               Expected return on plan assets           8.50%         8.50%          8.50%          --            --          --
               Rate of compensation increase            5.00%         5.00%          5.00%          --            --          --

           For measurement purposes, a 10% annual rate of increase in per capita health care costs of covered benefits was assumed for 1999, 1998 and 1997, with such annual rate of increase gradually declining to 5% in 2013.

           Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                                1% Increase       1% Decrease
                                                                                -----------       -----------
               Effect on the health care component of the accumulated
                  postretirement benefit obligation                               $39,454          $(33,914)
               Effect on total of service and interest cost components of
                  net periodic postretirement health care benefit cost              4,010            (3,428)

Note 8.    Income Taxes

           Net deferred tax assets consist of the following components as of December 31, 1999 and 1998:

                                                                              1999         1998
                                                                             ------       ------
                    Deferred tax assets:
                        Reserve for loan losses                             $258,763     $232,271
                        Accrued pension expense                              245,848      221,185
                        Accrued postretirement benefits                       62,362       48,765
                        Nonaccrual interest                                    1,828           --
                        Securities available for sale                        131,989           --
                                                                            --------     --------
                                                                            $700,790     $502,221
                                                                            --------     --------
                    Deferred tax liabilities:
                        Depreciation                                        $  6,576     $ 25,800
                        Securities available for sale                             --       54,239
                                                                            --------     --------
                                                                            $  6,576     $ 80,039
                                                                            --------     --------
                           Net deferred tax assets                          $694,214     $422,182
                                                                            ========     ========

           The provision for income taxes charged to operations for the years ended December 31, 1999, 1998 and 1997 consists of the following:

                                                                              1999         1998        1997
                                                                             ------       ------      ------
                    Current tax expense                                     $982,914     $912,316   $1,046,380
                    Deferred tax (benefit)                                   (85,804)     (43,592)     (40,759)
                                                                            --------     --------   ----------
                                                                            $897,110     $868,724   $1,005,621
                                                                            ========     ========   ==========

           The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1999, 1998 and 1997 due to the following:

                                                                              1999         1998        1997
                                                                             ------       ------      ------
               Computed "expected" tax expense                              $829,644     $801,670   $  927,291
               Increase (decrease) in income taxes resulting from:
                  Tax exempt interest income                                  (6,324)      (4,627)      (3,353)
                  State income taxes, net of federal income tax benefit       73,767       69,385       79,092
                  Other                                                           23        2,296        2,591
                                                                            --------     --------   ----------
                                                                            $897,110     $868,724   $1,005,621
                                                                            ========     ========   ==========


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

           The Corporation has approximately $1,726,536 in deposits in another financial institution in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 1999.

           The Corporation must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final bi-weekly reporting periods which included December 31, 1999 and 1998, the aggregate amounts of daily average required balances were approximately $2,881,000 and $2,484,000, respectively.

Note 10.   Retained Earnings

           Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1999, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $2,688,033 or 16.1% of the consolidated net assets.

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

           A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1999 and 1998, is as follows:

                                                                                  1999             1998
                                                                                 ------           ------
                         Financial instruments whose contract
                            amounts represent credit risk:
                               Commitments to extend credit                    $7,890,050       $12,225,851
                               Standby letters of credit                          264,194             3,900

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

           Unfunded commitments under commercial lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the extent to which the Corporation is committed.

           Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds real estate as collateral supporting those commitments for which collateral is deemed necessary. No collateral was held for commitments as of December 31, 1999.

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

               Accrued Interest
                  The carrying amounts of accrued interest approximates fair value.

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

                  At December 31, 1999 and 1998, the difference between the carrying amounts and fair values of loan commitments and standby-letters of credit were immaterial.

               The estimated fair values of the Corporation's financial instruments are as follows:

                                                                 1999                     1998
                                                      -----------------------   ---------------------
                                                       Carrying       Fair       Carrying     Fair
                                                        Amount        Value       Amount      Value
                                                      ----------   ----------   ----------  ---------
                                                            (in thousands)         (in thousands)
                  Financial assets:
                     Cash                               $  5,523   $  5,523      $  4,646   $  4,646
                     Securities purchased under
                         agreements to resell and
                         federal funds sold               15,531     15,531        13,483     13,483
                     Securities held to maturity          15,007     14,917        25,029     25,351
                     Securities available for sale        27,281     27,281        25,179     25,179
                     Loans, net                           77,112     73,391        76,667     74,280
                     Accrued interest receivable           1,112      1,112         1,168      1,168
                                                        --------   --------      --------   --------
                            Total financial assets      $141,566   $137,755      $146,172   $144,107
                                                        ========   ========      ========   ========
                  Financial liabilities:
                     Deposits                           $126,685   $126,714      $130,665   $130,925
                     Accrued interest payable                308        308           350        350
                                                        --------   --------      --------   --------
                            Total financial liabilities $126,993   $127,022      $131,015   $131,275
                                                        ========   ========      ========   ========

Note 13.   Regulatory Matters

           The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

           Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table on page 28) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

           As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

           The Corporation's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                                   Minimum
                                                                                                                  To Be Well
                                                                                           Minimum            Capitalized Under
                                                                                           Capital            Prompt Corrective
                                                               Actual                    Requirement          Action Provisions
                                                        ------------------         --------------------       ------------------
                                                        Amount       Ratio         Amount         Ratio       Amount       Ratio
                                                        ------       -----         ------         -----       ------       -----
                                                                                   (Amount in Thousands)
           As of December 31, 1999:
               Total capital (to risk-weighted assets):
                     Consolidated                       $17,861      24.45%       >$5,845        >8.0%               N/A
                                                                                  -              -
                     Bank of Charles Town               $17,792      24.36%       >$5,844        >8.0%      >$7,305      >10.0%
                                                                                  -              -          -            -
               Tier 1 capital (to risk-weighted assets):
                     Consolidated                       $16,944      23.19%       >$2,922        >4.0%               N/A
                                                                                  -              -
                     Bank of Charles Town               $16,875      23.10%       >$2,922        >4.0%      >$4,383      > 6.0%
                                                                                  -              -          -            -
               Tier 1 capital (to average assets):
                     Consolidated                       $16,944      11.55%       >$5,870        >4.0%               N/A
                                                                                  -              -
                     Bank of Charles Town               $16,875      11.50%       >$5,869        >4.0%      >$7,336      > 5.0%
                                                                                  -              -          -            -

           As of December 31, 1998:
               Total capital (to risk-weighted assets):
                     Consolidated                       $16,983      23.89%       >$5,687        >8.0%               N/A
                                                                                  -              -
                     Bank of Charles Town               $16,940      23.84%       >$5,685        >8.0%      >$7,107      >10.0%
                                                                                  -              -          -            -
               Tier 1 capital (to risk-weighted assets):
                     Consolidated                       $16,091      22.64%       >$2,843        >4.0%               N/A
                                                                                  -              -
                     Bank of Charles Town               $16,048      22.58%       >$2,843        >4.0%      >$ 4,264     > 6.0%
                                                                                  -              -          -            -
               Tier 1 capital (to average assets):
                     Consolidated                       $16,091      11.15%       >$5,774        >4.0%               N/A
                                                                                  -              -
                     Bank of Charles Town               $16,048      11.12%       >$5,773        >4.0%      >$ 7,217     > 5.0%
                                                                                  -              -          -            -

Note 14.   Parent Corporation Only Financial Statements

                                                        POTOMAC BANCSHARES, INC.
                                                        (Parent Corporation Only)
                                                             Balance Sheets
                                                       December 31, 1999 and 1998

                                                                                             1999              1998
                                                                                            ------            ------
           ASSETS

               Cash                                                                       $    62,699       $    26,587
               Investment in subsidiary                                                    16,619,104        16,153,510
               Organization costs, net of accumulated amortization                                 --             7,165
               Other assets                                                                    10,870            13,890
                                                                                          -----------       -----------
                     Total Assets                                                         $16,692,673       $16,201,152
                                                                                          ===========       ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY

           LIABILITIES, other                                                             $     4,996       $     4,996
                                                                                          -----------       -----------
           STOCKHOLDERS' EQUITY
               Common stock                                                               $   600,000       $   600,000
               Surplus                                                                      5,400,000         5,400,000
               Undivided profits                                                           10,943,890        10,090,870
               Accumulated other comprehensive income (loss)                                 (256,213)          105,286
                                                                                          -----------       -----------
                     Total Stockholders' Equity                                           $16,687,677       $16,196,156
                                                                                          -----------       -----------
                     Total Liabilities and Stockholders' Equity                           $16,692,673       $16,201,152
                                                                                          ===========       ===========
                                                    POTOMAC BANCSHARES, INC.
                                                   (Parent Corporation Only)
                                                     Statements of Income
                                        Years Ended December 31, 1999, 1998 and 1997

                                                                            1999              1998              1997
                                                                           ------            ------            ------
           Income
               Dividends from subsidiary                                 $  740,000       $  715,000        $  690,000

           Expenses
               Amortization                                              $    7,165       $   12,282        $   12,282
               Transfer agent expense                                         8,095            7,887             7,592
               Legal and professional                                         3,675            4,634             2,831
               Other operating expenses                                      15,826           18,394            14,710
                                                                         ----------       ----------        ----------
                     Total Expenses                                      $   34,761       $   43,197        $   37,415
                                                                         ----------       ----------        ----------

                     Income before Income Tax (Benefit) and
                         Equity in Undistributed Income of
                         Subsidiary                                      $  705,239       $  671,803        $  652,585

           Income Tax (Benefit)                                             (10,688)         (13,708)          (11,797)
                                                                         ----------       ----------        ----------

                     Income before Equity in Undistributed
                         Income of Subsidiary                            $  715,927       $  685,511        $  664,382

           Equity in Undistributed Income of Subsidiary                     827,093          803,618         1,057,322
                                                                         ----------       ----------        ----------
                      Net Income                                         $1,543,020       $1,489,129        $1,721,704
                                                                         ==========       ==========        ==========

                                                        POTOMAC BANCSHARES, INC.
                                                       (Parent Corporation Only)
                                                       Statements of Cash Flows
                                             Years Ended December 31, 1999, 1998 and 1997

                                                                          1999             1998             1997
                                                                         ------           ------           ------
           CASH FLOWS FROM OPERATING ACTIVITIES
               Net income                                             $1,543,020       $1,489,129       $ 1,721,704
               Adjustments to reconcile net income to net cash
                  provided by operating activities:
                     Equity in undistributed (income) of
                         subsidiary                                     (827,093)        (803,618)       (1,057,322)
                     Amortization                                          7,165           12,282            12,282
                     (Increase) decrease in other assets                   3,020           (1,911)             (180)
                                                                      ----------       ----------       -----------

                         Net cash provided by operating
                            activities                                $  726,112       $  695,882       $   676,484
                                                                      ----------       ----------       -----------

           CASH FLOWS FROM FINANCING ACTIVITIES
               Cash dividends                                         $ (690,000)      $ (690,000)      $  (690,000)
                                                                      ----------       ----------       -----------

                         Increase (decrease) in cash and cash
                            equivalents                               $   36,112       $    5,882       $   (13,516)

           CASH AND CASH EQUIVALENTS
               Beginning                                                  26,587           20,705            34,221
                                                                      ----------       ----------       -----------
               Ending                                                 $   62,699       $   26,587       $    20,705
                                                                      ==========       ==========       ===========

                          TRUST AND FINANCIAL SERVICES

     Your trust department realized record income receipts in 1999! Trust fees in 1999 totaled $592,182, compared to $555,101 in 1998. Trust revenue continues to reflect the department's emphasis on personal account relationships, with approximately 92% of income derived from grantor trusts, testamentary trusts, and personal agency accounts. Approximately 72% of our peer group department income was derived from personal accounts in 1998 (the most recent year for FDIC peer group statistics). Your Bank's NET trust income in 1998 equaled 25% of gross fees, verses an average of 12.5% for the peer group. Net trust income in 1999 equaled 21% of gross fees. In 1999 estate fees totaled $101,000, verses $69,000 in 1998.

     Trust assets as of December 31, 1999, totaled $87,545,000, compared to December 31, 1998 footings of $90,189,000. The net decrease in fiduciary assets was the result of the distribution of three estates with $1,500,000 in asssets, and termination of several personal agencies and trusts following the relocation or death of the grantors.

     In 1999 the question of Y2K preparedness was a concern to all businesses and individuals. The department's trust accounting software operated without Y2K problems through the date change.

     As we prepare for our return to our renovated offices in early summer, the department continues to provide emphasis on personal trust service, specifically addressing the investment, financial management, third party "bill-paying", and estate settlement needs of our customers. Our dedication to the delivery of community bank service, and our response to the financial and estate planning needs of our clients will continue to be the foundation of our fiduciary service.




                                              Robert L. Hersey
                                              Vice President and Trust Officer


                             STATEMENT OF CONDITION
                                DECEMBER 31, 1999
                                   (unaudited)

         ASSETS
         ------
         Discretionary assets:
             Bank Deposits:  Bank of Charles Town                          $    43,000
                             Other Banks                                       270,000
             United States Treasury and Agency Obligations                   5,291,000
             State, County, and Municipal Obligations                          828,000
             Short Term Interest Bearing Funds                               4,750,000
             Other Short Term Obligations                                       75,000
             Notes and Bonds                                                 9,488,000
             Common and Preferred Stocks                                    33,844,000
             Real Estate Mortgages                                             283,000
             Real Estate                                                       565,000
             Miscellaneous Assets                                               20,000
                                                                           -----------
                Total Discretionary Assets                                 $55,457,000
                                                                           -----------

         Non-Discretionary Assets                                          $32,088,000
                                                                           -----------
                          Total Assets                                     $87,545,000
                                                                           ===========

         ACCOUNTS
         --------
         Personal Trusts                                         139       $54,812,000
         Estates and Other Court Accounts                         35         6,666,000
         Employee Benefit Accounts                                26         5,014,000
         Agencies and Other                                       71        21,053,000
                                                                 ---       -----------
                          Total Accounts                         271       $87,545,000
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


                              BANK OF CHARLES TOWN

                                              Administration
     Mortgage and Commercial                                                            Maintenance Department
         Loan Department                    Charles W. LeMaster
                                                 President                                  Paula M. Fraley
       Thomas F. Chambers                                                                   Paul D. Staubs
         Vice President                      William R. Harner                            E. Geraldine White
                                       Sr. Vice President & Cashier
     H. William Easter, Jr.                                                          Trust and Financial Services
    Assistant Vice President          L. Gayle Marshall Johnson, CPA
                                    Vice President & Financial Officer                     Robert L. Hersey
        Cynthia A. Light                                                            Vice President & Trust Officer
        Assistant Cashier                   Susan S. Myers, CPA
                                    Assistant Vice President & Auditor                   David S. (Joe) Smith
         Patricia A. Ott                                                                     Trust Officer
                                              Diane C. Bogden
   Installment Loan Department               Personnel Officer                             Sheila R. Miller
                                                                                        Assistant Trust Officer
         Donna J. Burns                  William H. Chesley, Jr.
         Vice President                     Marketing Officer                            Deanna D. Greenfield
                                                                                         Michelle S. Griffith
       Richard B. Breeden                   Gary L. Dungan, CPA                             Deborah A. Ring
   Assistant Vice President &               Compliance Officer                            Consuelo L. Shanton
        Security Officer                                                                    Jeanette Staubs
                                              Tammy L. Miller
         Janice B. Davis                                                                Certificates of Deposit
        Assistant Cashier                 Bookkeeping Department                              Department

        Victoria B. Burns                     Doris V. Loudan                              Judith A. Edwards
       Kimberly K. DeSarno          Assistant Cashier & Head Bookkeeper
        Matthew D. Perks                                                              Data Processing Department
       Jacqueline L. Smith                    Neil A. Bradley
        Linda A. Stewart                     Patricia L. Clay                               Richard M. Crea
                                             Shirley G. Dutrow                            Assistant Cashier &
        Teller Department                     Marcia S. Lerch                           Data Processing Manager
                                              Cindy L. Magaha
       Carolyn N. O'Brien                    Elizabeth W. Park                               Amy L. Brill
 Assistant Cashier & Head Teller           M. Jacqueline Propst                            Nancy L. Harrison
                                            Penny J. Sebastian                            Richard S. Stotler
       Jennifer A. Casale                     Karen A. Staubs
       Latisha C. Clinton                     Peggy C. Turner                            Harpers Ferry Branch
         Leah G. Driver
        Deanna M. Durbin                   Kearneysville Branch                             Wayne C. Welty
         Cathy Jo Fraley                                                              Assistant Vice President &
           Amy E. Gray                 C. Kenneth Nicewarner, Jr.                           Branch Manager
        John N. Haymaker                Assistant Vice President &
         Julia A. Jones                       Branch Manager                               Shelly L. Holmes
       Elizabeth J. Keller                                                           Assistant Cashier & Assistant
        Bradley R. Leigh                      Nancy L. Baker                                Branch Manager
        C. Lane McCarron               Assistant Cashier & Assistant
        Kendra L. Nichols                     Branch Manager                                 Andrea Ariano
         Sharon L. Perry                                                                   Misty N. Ashbaugh
       Michelle N. Slusher                   Rebecca E. Black                              Melissa D. Castle
         Jody L. Talley                       Mary L. Bowers                                Heather M. Cole
        Suzanne N. Taylor                     Carolyn A. Dunn                              Patricia A. Hardy
        Terrie C. Thomas                     Joshua E. Higdon                               Karen S. James
        Rebecca K. Viands                     Tammy E. Hough                               Jennifer L. Riley
      Linda L. Whittington                    Jena L. Manuel                                  W. Ann Wilt
         Beth A. Wilson                      Cheryl C. Miller                            Charles W. Wyndham, Jr.
                                              April D. Myers
            Parttime                                                                            Courier

        Clara K. Carroll                                                                  Benjamin T. Breeden

                          ANNUAL REPORT ON FORM 10-KSB

         A copy of the Corporation's 1999 annual report of Form 10-KSB filed with Securities and Exchange Commission may be obtained without charge upon written request by any stockholder to:

                                    Gayle Marshall Johnson
                                    Vice President and Chief Financial Officer
                                    Potomac Bancshares, Inc.
                                    111 East Washington Street
                                    PO Box 906
                                    Charles Town, West Virginia  25414-0906


                               GENERAL INFORMATION

COMMON STOCK PRICES AND DIVIDENDS
---------------------------------
         Trading of Potomac Bancshares, Inc. common stock is not extensive, is infrequent and cannot be described as a public trading market. Potomac Bancshares, Inc. (symbol PTBS) is now on the Bulletin Board, a network available to brokers. Scott and Stringfellow, a regional securities firm with an office in Winchester, Virginia, is a market maker for Potomac's stock. A market maker is one who makes a market for a particular stock. Information about sales (but not necessarily all sales) of Potomac's stock are available on the Internet through many of the stock information services using Potomac's symbol. As of December 31, 1999, there were 600,000 common shares outstanding held by approximately 825 shareholders.

         The per share sale prices of the Corporation's stock for 1998 and 1999 are based on information available as a result of our participation on the Bulletin Board described above and information gathered on the Internet. The dividends for 1998 and 1999 are also listed.

                                        High              Low       Dividends
               1998
               ----
               First Quarter          $ 38.000           $34.875      $ N/A
               Second Quarter           42.000            32.500       0.50
               Third Quarter            46.000            41.000        N/A
               Fourth Quarter           41.000            40.000       0.65

               1999
               ----
               First Quarter           $40.375           $38.500      $ N/A
               Second Quarter           39.000            36.125       0.50
               Third Quarter            38.000            35.250        N/A
               Fourth Quarter           37.000            33.000       0.65

         Common stock dividends are paid on a semi-annual basis. Management intends to continue to recommend dividends to be paid as profits and maintenance of satisfactory equity capital allow.

STOCK TRANSFER AGENT
--------------------
                            American Stock Transfer
                              & Trust Company
                            40 Wall Street
                            New York NY  10005
                            (212) 936-5100

ANNUAL MEETING
--------------
         The annual meeting of stockholders will be held at the Bavarian Inn, Shepherdstown, Jefferson County, West Virginia, on Tuesday, April 25, 2000, beginning at 10:30 a.m.