Form 10KSB, Exhibit 13
period 2000-12-31
POTOMAC BANCSHARES INC
filed 2001-03-28
CIK 925173

                                  cover page

                                   CONTENTS

President's Report...............................................      1

Description of Business..........................................      2

Board of Directors...............................................      2

Selected Consolidated Financial Data.............................      3

Management's Discussion and Analysis of
     Financial Condition and Results of Operations...............   4-11

Independent Auditor's Report.....................................     13

Consolidated Financial Statements
     Consolidated Balance Sheets.................................     14
     Consolidated Statements of Income...........................     15
     Consolidated Statements of Changes in Stockholders' Equity..     16
     Consolidated Statements of Cash Flows.......................     17
     Notes to Consolidated Financial Statements..................  18-30

Trust and Financial Services.....................................     31

Officers and Staff...............................................     32

Annual Report on Form 10-KSB.....................................     33

General Information..............................................     33


                          FORWARD -LOOKING STATEMENTS


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

     The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include, but are not limited to, the growth of the economy, interest rate movements, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation and similar matters. Readers of this report are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

                  THE PRESIDENT'S REPORT TO OUR SHAREHOLDERS


We are pleased to present to our shareholders this year's annual report. For those of you who are interested in the details of our performance, you might want to turn to the Management's Discussion on page 5. For those of you who just want to know, "Did the Corporation and the Subsidiary Bank do better than last year?", please read on.

The first thing Shareholders usually want to know is, "Did the Corporation make more money than last year?" The answer is yes. After tax net income was up $271,000 over the previous year for an increase of 17.6%. On a per share basis, earnings rose from $2.57 to $3.02. The Corporation's return on assets was favorably impacted by the increase in income, moving from 1.05% last year to 1.25% in 2000. We are also pleased to report that the return on your investment in Potomac Bancshares, Inc. grew from 9.33% to 10.46% for an increase of 12%.
As a result of these improved earnings, we were able to increase cash dividends per share from $1.15 in 1999 to $1.25 in 2000.

The next question by Shareholders might be, " Did the Corporation grow since last year?" The answer is yes and no. All across our industry, loan demand is outpacing deposit growth, and Potomac Bancshares, Inc. and the Subsidiary Bank are not immune to this trend. Average loans increased 3.9% or $3,045,000 over 1999 levels. However, average deposits decreased by $3,095,000 compared to 1999 levels for a decline of 2.4%. Needless to say, the Corporation does not want to develop a trend in this direction, and we are confident that we can reverse this direction with some concentration and work.

The last question Shareholders might ask is, "What does the future hold for Potomac Bancshares, Inc. and the Subsidiary Bank?" Going forward, we believe we have a number of opportunities to enhance our asset growth and earnings.

First, unlike many banks today, we have a relatively low loan to deposit ratio which means there is ample room to expand our lending capacity and improve earnings. In 2001, our plan is to diversify the mix of our loan portfolio and increase our small business lending activities. Business loans properly underwritten, can provide the Corporation with improved asset yields and increased noninterest income opportunities.

Second, we believe that to grow the franchise, we must expand beyond the borders of Jefferson County. To this end, this spring we will establish a loan production office in Berkeley County that will offer a full line of commercial, retail and mortgage products. We will also consider other branching opportunities as they present themselves during 2001.

And third, we intend to increase the number of product offerings in an effort to be more competitive. Such offerings will include a full line of mortgage products, cash management services for our business customers, and an expanded menu of investment products available through our Trust and Financial Services. It is our thought that these expanded product offerings will help us solidify relationships with existing customers as well as attract new clients.

In spite of the many changes we anticipate making to our business plan, we feel we have a solid foundation on which to build with Bank of Charles Town celebrating it's 130/th/ Anniversary in 2001. Potomac Bancshares, Inc. and the Subsidiary Bank have a loyal and experienced staff who are dedicated to providing the best customer service possible. We operate in a tremendous market that appears to have unlimited potential. We also think the "Community Bank" image of our Subsidiary Bank will serve us well given some of the recent turmoil within our industry.

We ask you as Shareholders to support the Corporation as these changes are initiated, and we encourage you to enhance your Shareholder value by experiencing the best customer service possible at Potomac Bancshares, Inc. and it's subsidiary, Bank of Charles Town.


                                               Robert F. Baronner, Jr.
                                               President and CEO

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

      The Corporation provides consumers, businesses, and governments with a broad range of banking services including lines of credit, home equity lines of credit, commercial, agricultural, real estate, and installment loans, checking, savings, NOW, and money market accounts, certificates of deposit, and individual retirement accounts. Automated teller machines located at each of the three offices and Touchline 24, an interactive voice response system available at 1-304-728-2424, provide certain services to customers on a twenty-four hour basis. Bill paying and certain other banking services are available online through any touch tone telephone and/or the World Wide Web. The trust and financial services department provides financial management, investment and trust services.

      Bank of Charles Town is a West Virginia state chartered bank which formed and opened for business in 1871. The Bank's deposits are insured by Federal Deposit Insurance Corporation.


                              BOARD OF DIRECTORS


               Potomac Bancshares, Inc. and Bank of Charles Town
                              As of March 1, 2001

Robert F. Baronner, Jr.     Robert W. Butler                   E. William Johnson
President & CEO             Farmer-Orchardist                  Professor of Economics
Bank of Charles Town        Warm Spring Orchard & Farm         Shepherd College

J. Scott Boyd               Guy Gareth Chicchirichi            John C. Skinner, Jr.
President                   Executive Manager                  Owner
Jefferson Pharmacy, Inc.    Guy's Buick-Pontiac-Oldsmobile-    Nichols & Skinner, L.C.
                            GMC Truck, Inc.

John P. Burns, Jr.          Thomas C. G. Coyle                 Donald S. Smith
Partner                     Retired Owner-Operator             Retired President
Burns Farm                  Riddleberger's Store               Bank of Charles Town

                            William R. Harner
                            Senior Vice President
                            & Cashier
                            Bank of Charles Town

Potomac Bancshares, Inc. and Bank of Charles Town would like to acknowledge with sadness the November 3, 2000 death of Francis M. Frye, a director of the Bank since November 1, 1983 and of Potomac since 1994; and the March 1, 2001 retirement of Minnie R. Mentzer, a director of the Bank since October 4, 1983 and of Potomac since 1994. Mr. Frye served as Chairman of the Audit Committee and as a member of the Building, Salary and Personnel, and Steering Committees. He gave hours of volunteer time to numerous community activities. His contributions to Potomac Bancshares, Inc., Bank of Charles Town and the community will not be forgotten. Mrs. Mentzer served as a member of the Audit, Investment, and Steering Committees. Upon retirement, she plans to continue many of her activities in the community and to spend more time with her family. Potomac Bancshares, Inc. and Bank of Charles Town appreciate her faithfulness during her years as a director.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (Dollars in Thousands Except Per Share Data)

                                              2000       1999      1998      1997      1996
                                            --------   --------  --------  --------  --------
Summary of Operations

 Interest income                            $ 10,328   $ 10,009  $ 10,055  $  9,563  $  9,086
 Interest expense                              3,968      4,191     4,401     3,710     3,623
                                            --------   --------  --------  --------  --------
 Net interest income                           6,360      5,818     5,654     5,853     5,463
 Provision for (recovery of) loan losses         (70)       125       125       127       100
                                            --------   --------  --------  --------  --------
 Net interest income after provision
   for (recovery of) loan losses               6,430      5,693     5,529     5,726     5,363
 Non-interest income                           1,148      1,170     1,126     1,128       989
 Non-interest expense                          4,711      4,423     4,297     4,127     4,114
                                            --------   --------  --------  --------  --------
 Income before income taxes                    2,867      2,440     2,358     2,727     2,238
 Income tax expense                            1,053        897       869     1,005       831
                                            --------   --------  --------  --------  --------

 Net income                                 $  1,814   $  1,543  $  1,489  $  1,722  $  1,407
                                            ========   ========  ========  ========  ========

Per Share Data

 Net income, basic and diluted              $   3.02   $   2.57  $   2.48  $   2.87  $   2.35
 Cash dividends declared                        1.25       1.15      1.15      1.15       .95
 Book value at period end                      29.94      27.81     26.99     25.50     23.70
 Average shares outstanding                  600,000    600,000   600,000   600,000   600,000


Average Balance Sheet Summary

 Assets                                     $145,339   $147,612  $138,698  $126,474  $124,267
 Loans                                        81,755     78,710    78,552    76,866    73,817
 Securities                                   45,384     49,315    45,190    40,576    36,972
 Deposits                                    126,617    129,711   121,612   110,291   109,709
 Shareholders' equity                         17,345     16,539    15,862    14,870    13,806


Performance Ratios

 Return on average assets                       1.25%      1.05%     1.07%     1.36%      1.13%
 Return on average equity                      10.46%      9.33%     9.39%    11.58%     10.19%
 Dividend payout ratio                         41.39%     44.75%    46.37%    40.07%     40.43%


Capital Ratios

 Leverage ratio                                12.32%     11.55%    11.15%    11.83%     11.43%
 Risk-based capital ratios
   Tier 1 capital                              22.70%     23.19%    22.64%    23.15%     23.21%
   Total capital                               23.95%     24.45%    23.89%    24.41%     24.47%

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

                                                   2000                                    1999
                                ---------------------------------------   --------------------------------------
                                   Average        Income/      Average      Average        Income/     Average
                                  Balances       Expense     Yield/Rate     Balances       Expense    Yield/Rate
                                ------------   -----------   ----------   ------------   -----------  ----------
ASSETS
Loans
 Taxable                        $ 81,440,912   $ 7,109,661      8.73%     $ 78,390,482   $ 6,664,884     8.50%
 Tax exempt                          313,769        29,502      9.40%          319,534        28,182     8.82%
                                ------------   -----------                ------------   -----------
   Total loans                    81,754,681     7,139,163      8.73%       78,710,016     6,693,066     8.50%
                                ------------   -----------                ------------   -----------
Taxable securities                45 383,763     2,677,124      5.90%       49,315,036     2,782,193     5.64%
Securities purchased under
 agreements to resell and
 federal funds sold                9,161,133       522,368      5.70%       11,985,942       543,077     4.53%
                                ------------   -----------                ------------   -----------

   Total earning assets          136,299,577   $10,338,655      7.59%      140,010,994   $10,018,336     7.16%
                                ------------   ===========                ------------   ===========

Allowance for loan losses         (1,262,222)                               (1,183,685)
Cash and due from banks            5,376,831                                 5,320,986
Premises and equipment,
 net                               2,845,680                                 1,493,602
Other assets                       2,079,473                                 1,969,995
                                ------------                              ------------

   Total assets                 $145,339,339                              $147,611,892
                                ============                              ============


LIABILITIES AND
 STOCKHOLDERS' EQUITY
Deposits
 Savings and interest
   bearing demand
   deposits                     $ 69,628,442   $ 1,968,321      2.83%     $ 70,917,739   $ 2,018,720     2.85%
 Time deposits                    39,760,157     1,999,184      5.03%       42,393,782     2,171,943     5.12%
                                ------------   -----------                ------------   -----------
   Total interest
     bearing deposits            109,388,599     3,967,505      3.63%      113,311,521     4,190,663     3.70%
                                ------------   -----------                ------------   -----------

Federal funds purchased                8,197           584      7.12%               --            --       --
                                ------------   -----------                ------------   -----------
   Total interest
     bearing liabilities         109,396,796   $ 3,968,089      3.63%      113,311,521   $ 4,190,663     3.70%
                                ------------   ===========                ------------   ===========

Noninterest bearing demand
 deposits                         17,227,906                                16,399,781
Other liabilities                  1,369,983                                 1,361,238
Stockholders' equity              17,344,654                                16,539,352
                                ------------                              ------------
   Total liabilities and
     stockholders' equity       $145,339,339                              $147,611,892
                                ============                              ============


Net interest spread                                             3.96%                                    3.46%
Interest expense as a
 percent of average earning assets                              2.91%                                    2.99%

Net interest margin                                             4.67%                                    4.16%

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS



GENERAL
-------

  Total assets increased $3,500,000 or 2.4% in 2000 compared to 1999. The most significant change in the balance sheet is the 7.8% or $6,100,000 growth in loans. Premises and equipment also increased over $1,000,000 due to the renovation of existing facilities and completion of the new addition at the main office in Charles Town. Funding for these increases was provided by a decrease in securities, and an increase in deposits.

  Management is unaware of any trends, events or uncertainties that would have a material effect on liquidity, capital resources or operations. There are no current recommendations by regulatory authorities which if they were to be implemented would have a material effect on the Corporation.

  Net income increased $271,000 or 17.6% in 2000 compared to 1999. During 2000, the Bank received a recovery in the amount of $191,430 on a mortgage loan charged off in 1992. The recovery was credited to the reserve for loan losses when received. Due to the recovery, management adjusted the reserve for loan losses which resulted in a recovery of loan losses of $70,000 in 2000 compared to a provision for loan losses of $125,000 in 1999. This recovery by the Bank created a large part of the increase in net income for 2000.



NET INTEREST INCOME
-------------------

  In 2000 net interest income increased 9.3% when compared to 1999 due to increased interest income and decreased interest expense.

  Interest income increased $300,000 or 3.2% in 2000 when compared to 1999.

  Interest and fees on loans increased 6.7% in 2000 compared to 1999 due to increased rates and increased volume. The loan portfolio increased $6,100,000 in 2000 to $84,446,835 compared to $78,330,052 in 1999.

  Interest income on securities held to maturity and securities available for sale decreased 3.8% in 2000 compared to 1999. This decrease is due to the decrease in volume offset by an increase in the average rate in 2000 compared to 1999. Interest income from securities purchased under agreements to resell and federal funds sold decreased 3.8% in 2000 compared to 1999. This decrease is due to decreased volume even though there was an increase in the average rate for these investments in 2000 compared to 1999.

  Interest expense decreased to $3,968,089 in 2000 compared to $4,190,663 in 1999. Decreased volumes and, to a lesser extent, decreased rates were responsible for the decrease in interest expense. Although total deposits increased $2,200,000 in 2000 compared to 1999, interest bearing deposits actually decreased $1,100,000 while noninterest bearing deposits increased $3,300,000.

  In 2000, the average yield for earning assets was 7.59%, an increase of .43% when compared to 1999. The average rate paid on all interest bearing liabilities was 3.63% in 2000 compared to 3.70% in 1999. The net interest spread increased
 .50% to 3.96% in 2000 compared to 3.46% in 1999. The net interest margin increased .51% to 4.67% in 2000 compared to 1999.

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


                                               2000 Compared to 1999                        1999 Compared to 1998
                                     ------------------------------------------      ------------------------------------
                                       Change in         Volume           Rate          Change in       Volume      Rate
                                     Income/Expense      Effect          Effect      Income/Expense     Effect     Effect
                                     --------------      ------          ------      --------------     ------     ------
INTEREST INCOME
 Taxable loans                          $ 444,777       $ 262,349       $182,428       $(302,971)     $ 15,522   $(318,493)
 Tax exempt loans                           1,320            (499)         1,819          (3,894)       (1,610)     (2,284)
 Taxable securities                      (105,069)       (249,145)       144,076         171,435       233,359     (61,924)
 Securities purchased under
   agreements to resell
   and federal funds sold                 (20,709)       (143,696)       122,987          87,538       150,248     (62,710)
                                        ---------       ---------       --------       ---------      --------   ---------
     TOTAL                              $ 320,319       $(130,991)      $451,310       $ (47,892)     $397,519   $(445,411)
                                        ---------       ---------       --------       ---------      --------   ---------

INTEREST EXPENSE
 Savings and interest bearing
   demand deposits                      $ (50,399)      $ (36,363)      $(14,036)      $ (29,095)     $195,057   $(224,152)
 Time deposits                           (172,759)       (134,657)       (38,102)       (181,174)       17,384    (198,558)
 Federal funds purchased                      584             584             --              --            --          --
                                        ---------       ---------       --------       ---------      --------   ---------
     TOTAL                              $(222,574)      $(170,436)      $(52,138)      $(210,269)     $212,441   $(422,710)
                                        ---------       ---------       --------       ---------      --------   ---------

NET INTEREST INCOME                     $  97,745       $(301,427)      $399,172       $ 162,377      $185,078   $ (22,701)
                                        =========       =========       ========       =========      ========   =========

NONINTEREST INCOME AND EXPENSE
------------------------------

     Noninterest income decreased approximately 1.9% in 2000 compared to 1999. This included a 7.5% decrease in income from the Trust and Financial Services Department and a 7% decrease in other customer service fees which was the result of decreased commissions on installment loan insurance. Service charges on deposit accounts increased 8.8% due to increases in base fees charged.

     Noninterest expense increased 6.5% in 2000 compared to 1999. The majority of the increase is in the salaries and employee benefits category, which increased 10% in 2000 compared to 1999. A combination of a 10% increase in salaries and related costs and a 70% increase in group insurance costs increased total salary and employee benefit expenses by $259,000. There were increases in occupancy and furniture and equipment expenses as a result of the building and renovation project. Directors fees increased $10,652 or 11% when comparing 2000 to 1999 due to an increase in fees paid for each meeting attended. Stationary and supplies expense decreased 9.9% because of nonrecurring Y2K expenses in 1999.

INTEREST RATE SENSITIVITY
-------------------------

  The table below shows the opportunities the Corporation will have to reprice interest earning assets and interest bearing liabilities as of December 31, 2000. Nonaccrual loans are excluded from these balances.

                                                                Mature or Reprice
                                 --------------------------------------------------------------------------------
                                                  After Three
                                                  Months But       After One Year
                                    Within          Within           But Within         After
                                 Three Months    Twelve Months       Five Years      Five Years      Nonsensitive
                                 ------------    -------------      ------------     -----------     ------------
Interest Earning Assets:
 Fixed rate loans                 $ 8,829,725     $24,247,053        $43,748,880     $ 3,881,138      $        --
 Floating rate loans                3,740,039              --                 --              --               --
 Securities                         5,999,198      13,937,723         16,153,125              --          449,700
 Securities purchased under
  agreements to resell and
  federal funds sold               17,365,954              --                 --              --               --
                                  -----------     -----------        -----------     -----------      -----------
   Total                          $35,934,916     $38,184,776        $59,902,005     $ 3,881,138      $   449,700
                                  -----------     -----------        -----------     -----------      -----------

Interest Bearing Liabilities:
 Time deposits
  $100,000 and over               $ 1,929,690     $ 2,815,371        $   736,386     $        --      $        --
 Other time deposits                6,957,360      18,891,204          8,457,634         357,851               --
 Money market accounts              6,178,490              --                 --              --               --
 NOW accounts                      29,657,490              --                 --              --       17,176,789
 Savings accounts                          --              --                 --              --       16,364,017
                                  -----------     -----------        -----------     -----------      -----------
   Total                          $44,723,030     $21,706,575        $ 9,194,020     $   357,851      $33,540,806
                                  -----------     -----------        -----------     -----------      -----------

Rate Sensitivity Gap              $(8,788,114)    $16,478,201        $50,707,985     $ 3,523,287
                                  -----------     -----------        -----------     -----------

Cumulative Gap                    $(8,788,114)    $ 7,690,087        $58,398,072     $61,921,359
                                  ===========     ===========        ===========     ===========

     The matching of the maturities or repricing opportunities of interest earning assets and interest bearing liabilities may be analyzed by examining the extent to which these assets and liabilities are interest rate sensitive and by monitoring an institution's interest rate sensitivity gap. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that period. The interest rate sensitivity gap is the difference between the amount of interest earning assets that will mature or reprice within a specific time period and the amount of interest bearing liabilities that will mature or reprice within the same time period.

     A gap is considered negative when the amount of liabilities maturing or repricing in a specific period exceeds the amount of assets maturing or repricing in the same period. An even match between assets and liabilities in each time frame is the safest position especially in times of rapidly rising or declining rates. During other times, the even match is not as critical. The advantages or disadvantages of positive and negative gaps depend totally on the direction in which interest rates are moving. An asset sensitive institution's net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability sensitive institution generally will be impacted favorably by declining interest rates.

LOAN PORTFOLIO
--------------

     Loans at December 31, 2000 and 1999 are summarized below:

                                                                        2000         1999
                                                                    -----------   -----------
         Commercial, financial and agricultural                     $ 2,235,977   $ 2,823,556
         Mortgage loans on real estate:
          Construction and land development                              14,000        31,000
          Secured by farm land                                        2,762,776     2,604,920
          Secured by 1-4 family residential                          45,055,946    43,798,037
          Other real estate                                          12,150,047    11,859,376
         Consumer loans                                              22,022,827    16,879,468
         All other loans                                                205,262       333,695
                                                                    -----------   -----------
                                                                    $84,446,835   $78,330,052
                                                                    ===========   ===========

     Loans have increased 7.8% comparing year end totals for 2000 and 1999. This growth was in consumer lending where loans increased 30% and in loans secured by 1-4 family residential property where loans increased by 2.9%. The other loan categories remained basically the same at December 31, 2000 as at December 31, 1999. The concentration by consumer lenders to increase the number of relationships with auto dealers in our market area is the major reason for the growth in the consumer loan category.

     There were no categories of loans that exceeded 10% of outstanding loans at December 31, 2000 which were not disclosed in the table above.

REMAINING MATURITIES OF SELECTED LOANS

                                                                   Commercial,
                                                                  Financial and   Real Estate-
                                                                   Agricultural   Construction
                                                                   ------------   ------------
         Within one year                                            $1,934,993    $         --
         Variable rate                                                 206,152          14,000
         Fixed rate, over one through five years                        94,832              --
                                                                    ----------    ------------
               Total maturities                                     $2,235,977    $     14,000
                                                                    ==========    ============

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

                                                                       2000          1999          1998
                                                                    ----------    ----------    ----------
     Balance at beginning of period                                 $1,217,919    $1,140,000    $1,138,747
     Charge-offs:
       Commercial, financial and agricultural                               --            --            --
       Real estate - construction                                           --            --            --
       Real estate - mortgage                                               --        26,854            --
       Consumer                                                        105,677        62,510       166,722
                                                                    ----------    ----------    ----------
        Total charge-offs                                              105,677        89,364       166,722
                                                                    ----------    ----------    ----------
     Recoveries:
       Commercial, financial and agricultural                               --            --            --
       Real estate - construction                                           --            --            --
       Real estate - mortgage                                          201,284        17,000            --
       Consumer                                                         24,709        25,283        42,730
                                                                    ----------    ----------    ----------
        Total recoveries                                               225,993        42,283        42,730
                                                                    ----------    ----------    ----------
     Net charge-offs (recoveries)                                     (120,316)       47,081       123,992
     Additions charged (credited) to operations                        (70,000)      125,000       125,245
                                                                    ----------    ----------    ----------
     Balance at end of period                                       $1,268,235    $1,217,919    $1,140,000
                                                                    ==========    ==========    ==========

     Ratio of net charge-offs (recoveries) during the period
      to average loans outstanding during the period                      0.15%         0.06%         0.16%
                                                                    ==========    ==========    ==========

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

                                                                        2000                               1999
                                                           -------------------------------     -----------------------------
                                                                          Percent of Loans                  Percent of Loans
                                                                          in Each Category                  in Each Category
                                                           Allowance       to Total Loans      Allowance     to Total Loans
                                                           ---------      ----------------     ---------     ---------------
      Commercial, financial and agricultural              $   46,934            2.65%          $   14,118         3.61%
      Mortgage loans on real estate:
       Construction and land development                          70             .02%                 155          .04%
       Secured by farm land                                   13,814            3.27%              13,025         3.32%
       Secured by 1-4 family residential                     268,879           53.35%             265,168        55.91%
       Other real estate                                     365,623           14.39%             246,681        15.14%
      Consumer loans                                         119,779           26.08%              93,869        21.55%
      All other loans                                          1,026             .24%               1,668          .43%
      Unallocated                                            452,110              --              583,235           --
                                                          ----------          --------         ----------       ------
                                                          $1,268,235          100.00%          $1,217,919       100.00%
                                                          ==========          ========         ==========       ======

RISK ELEMENTS IN THE LOAN PORTFOLIO

                                                                                  2000               1999       1998
                                                                                --------         ----------   --------
      Nonaccrual loans                                                          $     --         $  112,844         --
      Restructured loans                                                              --                 --         --
      Foreclosed properties                                                       12,647            201,429     55,425
                                                                                --------         ----------   --------
       Total nonperforming assets                                               $ 12,647         $  314,273   $ 55,425
                                                                                ========         ==========   ========

      Loans past due 90 days accruing interest                                  $790,349         $  559,924   $596,877
                                                                                ========         ==========   ========

      Allowance for loan losses to period end loans                                 1.50%              1.55%      1.47%

      Nonperforming assets to period end loans and
       foreclosed properties                                                         .01%               .40%       .07%

      Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

      Impaired loans excluded from nonperforming assets amounted to $725,040 and $231,520 at December 31, 2000 and 1999. Nonaccrual loans not classified as impaired totaled $-0- in 2000 and $112,844 in 1999.

      At December 31, 2000, other potential problem loans totaled $82,783. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. Management has allocated a portion of the allowance for these loans according to the review of the potential loss in each loan situation.


SECURITIES PORTFOLIO
--------------------

      In accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Corporation records securities being held to maturity at amortized cost and securities available for sale at fair value. The effect of unrealized gains and losses, net of tax effects, is recognized in stockholders' equity. The Corporation does not have any derivative financial instruments.

     The schedule below summarizes the book value of the portfolio by maturity classifications and shows the weighted average yield in each group.

                                                                 Weighted                  Weighted
                                                      2000       Average        1999        Average
                                                   Book Value     Yield      Book Value     Yield
                                                  -----------  ----------   -----------    --------
Securities held to maturity
 U.S. Treasury securities and securities
  of U.S. Government agencies:
   Maturing within one year                       $ 8,004,061    5.66%      $ 7,002,421     5.95%
   Maturing after one year but
    within five years                               9,923,700    6.89%        8,004,668     5.66%
                                                  -----------               -----------
     Total securities held to maturity            $17,927,761               $15,007,089
                                                  ===========               ===========

Securities available for sale
 U.S. Treasury securities and securities
  of U.S. government agencies:
   Maturing within one year                       $11,932,860    5.17%      $ 8,976,611     5.77%
   Maturing after one year but
    within five years                               6,229,425    5.77%       17,855,177     5.37%
 Equity securities                                    449,700      --           449,700       --
                                                  -----------               -----------
     Total securities available for sale          $18,611,985               $27,281,488
                                                  ===========               ===========

     Total securities                             $36,539,746               $42,288,577
                                                  ===========               ===========

DEPOSITS
--------

     When comparing the 2000 and 1999 year end balances, total deposits increased over $2,000,000 or 1.8% in 2000. Noninterest bearing deposits increased over $3,000,000 or 21%, while interest bearing deposits decreased over $1,000,000 or 1%.

     There was some movement within the interest bearing deposit categories. NOW accounts increased $1,100,000 while money market accounts and certificates of deposits both decreased $1,200,000. The Select Checking balances (a form of NOW account that pays a higher interest rate on balances of $5,000 or more) and savings accounts remained stable.

     The average yield on savings and interest bearing demand deposits decreased only slightly from 2.85% at year end 1999 to 2.83% at December 31, 2000. The average yield on time deposits decreased in 2000 to 5.03% compared to 5.12% in 1999.

     At December 31, 2000, time deposits of $100,000 or more were 4.25% of total deposits compared with 4.1% at December 31, 1999. Maturities of time deposits of $100,000 or more at December 31, 2000 are as follows:


               Within three months                      $1,929,690
               Over three through six months             1,080,810
               Over six months through twelve months     1,734,561
               Over twelve months                          736,386
                                                        ----------

                     Total                              $5,481,447
                                                        ==========


ANALYSIS OF CAPITAL
-------------------

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

     The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Corporation had a ratio of total capital to risk-weighted assets of 23.95% at December 31, 2000 and a ratio of Tier 1 capital to risk-weighted assets of 22.70%. Both of these exceed the capital requirements adopted by the federal regulatory agencies.

                                                 2000          1999
                                             -----------   -----------
         Tier 1 capital:
          Common stock                       $   600,000   $   600,000
          Surplus                              5,400,000     5,400,000
          Retained earnings                   12,008,205    10,943,890
                                             -----------   -----------
         Total tier 1 capital                $18,008,205   $16,943,890
         Tier 2 capital:
          Allowance for loan losses (1)          995,259       916,986
                                             -----------   -----------

         Total risk-based capital            $19,003,464   $17,860,876
                                             ===========   ===========

         Risk-weighted assets                $79,347,762   $73,057,953
                                             ===========   ===========

         Capital ratios:
          Tier 1 risk-based capital ratio          22.70%        23.19%
          Total risk-based capital ratio           23.95%        24.45%
          Leverage ratio                           12.32%        11.55%

(1)  Limited to 1.25% of gross risk-weighted assets.


LIQUIDITY
---------

     Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. This could also be termed the management of the cash flows of an organization. Liquid assets include cash and due from banks, securities purchased under agreements to resell, federal funds sold, securities available for sale, and loans and investments maturing within one year. The Corporation's liquidity during 2000 (aside from borrowing capabilities) is detailed in the statement of cash flows included in the financial statements. Operating cash flows are derived from net income adjusted for items that do not involve cash. Cash flows from investing activities include maturity of securities and payments on and maturities of loans. Cash flows from financing activities include increases in any deposit accounts. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation's overall liquidity is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs.

     At December 31, 2000, cash and due from banks, securities purchased under agreements to resell, federal funds sold and loans and securities maturing within one year were $59,985,012.

     Borrowing capabilities provide additional liquidity. The Subsidiary Bank maintains a federal funds line of $7,000,000 with Bank of America. The Subsidiary Bank is also a member of the Federal Home Loan Bank of Pittsburgh and has short and/or long-term borrowing capabilities of approximately $47,000,000. The Subsidiary Bank borrowed $3,000,000 for one day from Bank of America during 2000.

                    This page is intentionally left blank.

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Potomac Bancshares, Inc. and Subsidiary
Charles Town, West Virginia


     We have audited the accompanying consolidated balance sheets of Potomac Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Potomac Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with generally accepted accounting principles.


Winchester, Virginia
January 31, 2001

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 2000 and 1999


                                                                  2000          1999
                                                             -------------  ------------
    ASSETS

Cash and due from banks                                       $  6,052,922  $  5,523,254
Securities purchased under agreements to resell
 and federal funds sold                                         17,365,954    15,530,674
Securities held to maturity (fair value $18,104,620
 in 2000 and $14,917,040 in 1999)                               17,927,761    15,007,089
Securities available for sale, at fair value                    18,611,985    27,281,488
Loans, net of allowance for loan losses of $1,268,235
 in 2000 and $1,217,919 in 1999                                 83,178,600    77,112,133
Other real estate owned                                             12,647       201,429
Premises and equipment, net                                      3,177,115     2,142,650
Accrued interest receivable                                      1,051,217     1,111,958
Other assets                                                       843,225       803,375
                                                              ------------  ------------

    Total Assets                                              $148,221,426  $144,714,050
                                                              ============  ============

   LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Deposits
   Noninterest bearing                                        $ 19,422,660  $ 16,034,134
   Interest bearing                                            109,522,282   110,650,389
                                                              ------------  ------------
    Total Deposits                                            $128,944,942  $126,684,523
 Accrued interest payable                                          302,684       307,785
 Other liabilities                                               1,010,052     1,034,065
 Commitments and contingent liabilities                                 --            --
                                                              ------------  ------------
    Total Liabilities                                         $130,257,678  $128,026,373
                                                              ------------  ------------

STOCKHOLDERS' EQUITY
 Common stock, $1 per share par value; 5,000,000 shares
   authorized; 600,000 shares issued and outstanding          $    600,000  $    600,000
 Surplus                                                         5,400,000     5,400,000
 Undivided profits                                              12,008,205    10,943,890
 Accumulated other comprehensive (loss)                            (44,457)     (256,213)
                                                              ------------  ------------
    Total Stockholders' Equity                                $ 17,963,748  $ 16,687,677
                                                              ------------  ------------

    Total Liabilities and Stockholders' Equity                $148,221,426  $144,714,050
                                                              ============  ============

See Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2000, 1999 and 1998



                                                          2000          1999         1998
                                                      -----------   -----------  -----------
Interest and Dividend Income:
 Interest and fees on loans                           $ 7,129,132   $ 6,683,484  $ 6,989,025
 Interest on securities held to maturity
     Taxable                                            1,276,315     1,358,213    1,702,127
 Interest and dividends on securities
   available for sale
     Taxable                                            1,369,589     1,394,466      881,103
     Dividends                                             31,220        29,514       27,528
 Interest on securities purchased under agreements
   to resell and federal funds sold                       522,368       543,077      455,539
                                                      -----------   -----------  -----------

       Total Interest and Dividend Income             $10,328,624   $10,008,754  $10,055,322
                                                      -----------   -----------  -----------

Interest Expense:
 Interest on deposits                                 $ 3,967,505   $ 4,190,663  $ 4,400,932
 Interest on federal funds purchased                          584            --           --
                                                      -----------   -----------  -----------

       Total Interest Expense                         $ 3,968,089   $ 4,190,663  $ 4,400,932
                                                      -----------   -----------  -----------

       Net Interest Income                            $ 6,360,535   $ 5,818,091  $ 5,654,390

Provision for (Recovery of) Loan Losses                   (70,000)      125,000      125,245
                                                      -----------   -----------  -----------

       Net Interest Income after Provision
         for (Recovery of) Loan Losses                $ 6,430,535   $ 5,693,091  $ 5,529,145
                                                      -----------   -----------  -----------

Noninterest Income:
 Trust and financial services                         $   547,727   $   592,182  $   555,101
 Service charges on deposit accounts                      379,763       348,992      378,523
 Fees for other customer services                         156,910       168,810      161,298
 Other operating income                                    63,500        59,924       30,746
                                                      -----------   -----------  -----------

       Total Noninterest Income                       $ 1,147,900   $ 1,169,908  $ 1,125,668
                                                      -----------   -----------  -----------

Noninterest Expenses:
 Salaries and employee benefits                       $ 2,860,274   $ 2,601,097  $ 2,627,960
 Net occupancy expense of premises                        211,838       204,076      183,917
 Furniture and equipment expenses                         396,045       377,852      361,798
 Stationery and supplies                                  111,389       123,573      104,927
 Other operating expenses                               1,131,415     1,116,271    1,018,358
                                                      -----------   -----------  -----------

       Total Noninterest Expenses                     $ 4,710,961   $ 4,422,869  $ 4,296,960
                                                      -----------   -----------  -----------

       Income before Income Tax Expense               $ 2,867,474   $ 2,440,130  $ 2,357,853

Income Tax Expense                                      1,053,159       897,110      868,724
                                                      -----------   -----------  -----------

       Net Income                                     $ 1,814,315   $ 1,543,020  $ 1,489,129
                                                      ===========   ===========  ===========

Earnings Per Share, basic and diluted                 $      3.02   $      2.57  $      2.48
                                                      ===========   ===========  ===========

See Notes to Consolidated Financial Statements.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2000, 1999 and 1998

                                                                       Accumulated
                                                                          Other
                                   Common                 Undivided    Comprehensive   Comprehensive
                                    Stock     Surplus      Profits     Income (Loss)       Income         Total
                                  --------  ----------  ------------  --------------  --------------  ------------

Balances, December 31, 1997       $600,000  $5,400,000  $ 9,291,741       $   6,210                   $15,297,951

 Comprehensive income
  Net income - 1998                     --          --    1,489,129              --      $1,489,129     1,489,129
  Other comprehensive income,
   unrealized holding gains
   arising during the period
   (net of tax, $51,039)                --          --           --          99,076          99,076        99,076
                                                                                         ----------
  Total comprehensive income                                                             $1,588,205
                                                                                         ==========

 Cash dividends - 1998
  ($1.15 per share)                     --          --     (690,000)             --                      (690,000)
                                  --------  ----------  -----------   -------------                   -----------

Balances, December 31, 1998       $600,000  $5,400,000  $10,090,870       $ 105,286                   $16,196,156

 Comprehensive income
  Net income - 1999                     --          --    1,543,020              --      $1,543,020     1,543,020
  Other comprehensive income,
   unrealized holding (losses)
   arising during the period
   (net of tax, $186,227)               --          --           --        (361,499)       (361,499)     (361,499)
                                                                                         ----------
  Total comprehensive income                                                             $1,181,521
                                                                                         ==========

 Cash dividends - 1999
  ($1.15 per share)                     --          --     (690,000)             --                      (690,000)
                                  --------  ----------  -----------   -------------                   -----------

Balances, December 31, 1999       $600,000  $5,400,000  $10,943,890       $(256,213)                  $16,687,677

 Comprehensive income
  Net income - 2000                     --          --    1,814,315              --      $1,814,315     1,814,315
  Other comprehensive income,
   unrealized holding gains
   arising during the period
   (net of tax, $109,086)               --          --           --         211,756         211,756       211,756
                                                                                         ----------
  Total comprehensive income                                                             $2,026,071
                                                                                         ==========

 Cash dividends - 2000
  ($1.25 per share)                     --          --     (750,000)             --                      (750,000)
                                  --------  ----------  -----------   -------------                   -----------

Balances, December 31, 2000       $600,000  $5,400,000  $12,008,205       $ (44,457)                  $17,963,748
                                  ========  ==========  ===========   =============                   ===========

See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2000, 1999 and 1998


                                                                       2000          1999           1998
                                                                   -----------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                        $ 1,814,315   $ 1,543,020   $  1,489,129
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for (recovery of) loan losses                           (70,000)      125,000        125,245
     Depreciation                                                      236,554       202,873        212,287
     Amortization                                                           --         7,165         12,282
     Deferred tax expense (benefit)                                     32,870       (85,804)       (43,592)
     Discount (accretion) and premium amortization
       on securities, net                                              (40,428)       26,060         19,416
     (Gain) loss on sale of other real estate                          (12,220)      (58,796)         9,579
     (Gain) loss on sale and disposal of premises and equipment         (5,684)       41,903             --
     Changes in assets and liabilities:
       (Increase) decrease in accrued interest receivable               60,741        55,741       (159,342)
       (Increase) decrease in other assets                            (181,807)      113,621        (61,732)
       Increase (decrease) in accrued interest payable                  (5,101)      (42,473)         7,755
       Increase (decrease) in other liabilities                        (24,013)      142,123        157,790
                                                                   -----------   -----------   ------------
         Net cash provided by operating activities                 $ 1,805,227   $ 2,070,433   $  1,768,817
                                                                   -----------   -----------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturity of securities held to maturity             $ 7,000,000   $10,000,000   $ 10,000,000
 Proceeds from maturity of securities available for sale             9,000,000     3,550,000      3,000,000
 Purchases of securities held to maturity                           (9,889,898)           --    (11,014,326)
 Purchases of securities available for sale                                 --    (6,204,302)   (14,618,728)
 Net (increase) decrease in loans                                   (6,009,114)     (864,271)       226,428
 Purchases of premises and equipment                                (1,271,019)   (1,186,174)      (234,716)
 Proceeds from sale of equipment                                         5,684        22,727             --
 Proceeds from sale of other real estate                               213,649       206,467         91,007
                                                                   -----------   -----------   ------------
         Net cash provided by (used in) investing activities       $  (950,698)  $ 5,524,447   $(12,550,335)
                                                                   -----------   -----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in noninterest bearing deposits           $ 3,388,526   $(1,387,408)  $  2,407,923
 Net increase (decrease) in interest bearing deposits               (1,128,107)   (2,593,277)    14,075,363
 Cash dividends                                                       (750,000)     (690,000)      (690,000)
                                                                   -----------   -----------   ------------
         Net cash provided by (used in) financing activities       $ 1,510,419   $(4,670,685)  $ 15,793,286
                                                                   -----------   -----------   ------------

         Increase in cash and cash equivalents                     $ 2,364,948   $ 2,924,195   $  5,011,768

CASH AND CASH EQUIVALENTS
 Beginning                                                          21,053,928    18,129,733     13,117,965
                                                                   -----------   -----------   ------------

 Ending                                                            $23,418,876   $21,053,928   $ 18,129,733
                                                                   ===========   ===========   ============

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
   Cash payments for:
     Interest                                                      $ 3,973,190   $ 4,233,136   $  4,393,177
                                                                   ===========   ===========   ============

     Income taxes                                                  $ 1,088,541   $   949,882   $    902,011
                                                                   ===========   ===========   ============

SUPPLEMENTAL DISCLOSURES OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES
   Other real estate acquired in settlement of loans               $    12,647   $   293,674   $    110,006
                                                                   ===========   ===========   ============

   Loans originated upon sale of real estate                       $   105,000   $   249,000   $     54,000
                                                                   ===========   ===========   ============

   Unrealized gain (loss) on securities available for sale         $   320,842   $  (547,726)  $    150,115
                                                                   ===========   ===========   ============

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

        Other Real Estate

          Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

        Employee Benefit Plans

          The Corporation has a noncontributory, defined benefit pension plan covering employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions."

          The Corporation sponsors a postretirement life insurance plan covering retirees with 25 years of service over the age of 60 and a health care plan for all retirees and four current employees that have met certain eligibility requirements. The Corporation computes the net periodic postretirement benefit cost of the plan in accordance with Financial Accounting Standards Board Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

        Earnings Per Share

          Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilative potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The Corporation had no potential common stock as of December 31, 2000, 1999, and 1998.

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

         Comprehensive Income

            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

        Recent Accounting Pronouncements

            In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as amended is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Corporation does not employ derivative instruments in its portfolio. This Statement was adopted effective October 1, 1999 and has had no impact on the Corporation's earnings or financial position.

Note 2. Securities

        The amortized cost and fair value of securities being held to maturity as of December 31, 2000 and 1999, are as follows:


                                                                         2000
                                                   -------------------------------------------------
                                                                  Gross       Gross
                                                   Amortized    Unrealized  Unrealized        Fair
                                                     Cost         Gains      (Losses)        Value
                                                   -----------  ----------  ----------   -----------
        Obligations of U.S. Government agencies    $17,927,761    $186,630     $(9,771)  $18,104,620
                                                   ===========  ==========  ==========   ===========


                                                                         1999
                                                   -------------------------------------------------
                                                                  Gross        Gross
                                                    Amortized   Unrealized  Unrealized      Fair
                                                      Cost        Gains      (Losses)       Value
                                                   -----------  ----------  -----------  -----------
        U.S. Treasury securities                   $ 2,000,000      $2,500    $     --   $ 2,002,500
        Obligations of U.S. Government agencies     13,007,089         620     (93,169)    2,914,540
                                                   -----------      ------  ----------   -----------
                                                   $15,007,089      $3,120    $(93,169)   14,917,040
                                                   ===========      ======  ==========   ===========

The amortized cost and fair value of the securities being held to maturity as of December 31, 2000, by contractual maturity, are shown below:

                                                  Amortized      Fair
                                                    Cost         Value
                                                 -----------  -----------

        Due in one year or less                  $ 8,004,061  $ 7,994,290
        Due after one year through five years      9,923,700   10,110,330
                                                 -----------  -----------
                                                 $17,927,761  $18,104,620
                                                 ===========  ===========

The amortized cost and fair value of securities available for sale as of December 31, 2000 and 1999 are as follows:



                                                                        2000
                                                   ---------------------------------------------------
                                                                    Gross       Gross
                                                    Amortized     Unrealized  Unrealized       Fair
                                                       Cost         Gains       (Losses)      Value
                                                   ------------  ----------  ----------    -----------
        Obligations of U.S. Government agencies     $18,229,644     $15,020   $ (82,379)   $18,162,285
        Federal Home Loan Bank stock                    449,700          --          --        449,700
                                                    -----------  ----------  ----------    -----------
                                                    $18,679,344     $15,020   $ (82,379)   $18,611,985
                                                    ===========  ==========  ==========    ===========
                                                                         1999
                                                    --------------------------------------------------
                                                                    Gross       Gross
                                                     Amortized   Unrealized  Unrealized        Fair
                                                       Cost         Gains     (Losses)        Value
                                                   ------------  ----------  ----------    -----------
        U.S. Treasury securities                    $ 1,999,808     $ 1,193   $      --    $ 2,001,001
        Obligations of U.S. Government agencies      25,220,182          --    (389,395)    24,830,787
        Federal Home Loan Bank stock                    449,700          --          --        449,700
                                                    -----------  ----------  ----------    -----------
                                                    $27,669,690     $ 1,193   $(389,395)   $27,281,488
                                                    ===========  ==========  ==========    ===========

The amortized cost and fair value of the securities available for sale as of December 31, 2000, by contractual maturity, are shown below:

                                                   Amortized       Fair
                                                     Cost         Value
                                                 -----------  ------------

        Due in one year or less                  $12,000,203   $11,932,860
        Due after one year through five years      6,229,441     6,229,425
        Other                                        449,700       449,700
                                                 -----------   -----------
                                                 $18,679,344   $18,611,985
                                                 ===========   ===========

There were no sales of securities during 2000, 1999 and 1998.

Securities with a carrying value of $9,947,074 and $9,828,571 at December 31, 2000 and 1999, were pledged to secure public funds and other balances as required by law.

Note 3.  Loans and Related Party Transactions

         The loan portfolio is composed of the following:

                                                                                        December 31
                                                                               ---------------------------
                                                                                    2000           1999
                                                                                -----------    -----------
                    Mortgage loans on real estate:
                      Construction and land development                       $      14,000   $     31,000
                      Secured by farm land                                        2,762,776      2,604,920
                      Secured by 1-4 family residential                          45,055,946     43,798,037
                      Other real estate                                          12,150,047     11,859,376
                    Loans to farmers (except those secured by
                      real estate)                                                  208,688        388,860
                    Commercial loans (except those secured
                      by real estate)                                             2,027,289      2,434,696
                    Consumer loans                                               22,022,827     16,879,468
                    All other loans                                                 205,262        333,695
                                                                                -----------    -----------
                      Total loans                                             $  84,446,835   $ 78,330,052
                        Less:  allowance for loan losses                          1,268,235      1,217,919
                                                                                -----------    -----------
                                                                              $  83,178,600   $ 77,112,133
                                                                                ===========    ===========

         The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risks. At December 31, 2000 and 1999, these loans totaled $1,048,250 and $772,076 respectively. During 2000, total principal additions were $488,633 and total principal payments were $212,459.

Note 4.  Allowance for Loan Losses

         The following is a summary of transactions in the allowance for loan losses for 2000, 1999 and 1998:


                                                                                           2000         1999         1998
                                                                                        ----------   ----------   ----------
                    Balances at beginning of year                                       $1,217,919   $1,140,000   $1,138,747
                      Provision charged (credited) to operating expense                    (70,000)     125,000      125,245
                      Recoveries added to the allowance                                    225,993       42,283       42,730
                      Loan losses charged to the allowance                                (105,677)     (89,364)    (166,722)
                                                                                        ----------   ----------   ----------
                    Balances at end of year                                             $1,268,235   $1,217,919   $1,140,000
                                                                                        ==========   ==========   ==========

      Information about impaired loans as of and for the years ended December 31, 2000 and 1999 are as follows:

                                                                                                 2000         1999
                                                                                              ----------   ----------
             Impaired loans for which an allowance has been provided                          $  725,040   $  231,520
             Impaired loans for which no allowance has been provided                                  --           --
                                                                                              ----------   ----------
                    Total impaired loans                                                      $  725,040   $  231,520
                                                                                              ==========   ==========

             Allowance provided for impaired loans, included in the
             allowance for loan losses                                                        $  217,512   $   69,456
                                                                                              ==========   ==========
                                                                                                  2000         1999         1998
                                                                                              ----------   ----------   ----------
             Average balance in impaired loans                                                $  239,140   $  372,633   $  397,986
                                                                                              ==========   ==========   ==========

             Interest income recognized                                                       $   18,443   $   21,994   $   34,062
                                                                                              ==========   ==========   ==========

      No additional funds are committed to be advanced in connection with impaired loans.

      There were no nonaccrual loans excluded from disclosure under FASB 114 at December 31, 2000. Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $112,844 at December 31, 1999. If interest on this loan had been accrued, such income would have approximated $5,377 in 1999.

Note 5.  Premises and Equipment, Net

         Premises and equipment consists of the following:


                                                     December 31
                                               ----------------------

                                                  2000        1999
                                               ----------  ----------

              Premises                         $3,596,546  $1,654,544
              Furniture and equipment           2,758,250   2,378,609
              Construction in progress                 --   1,050,624
                                               ----------  ----------
                                               $6,354,796  $5,083,777
              Less accumulated depreciation     3,177,681   2,941,127
                                               ----------  ----------
                                               $3,177,115  $2,142,650
                                               ==========  ==========

         Depreciation included in operating expense for 2000, 1999 and 1998, was $236,554, $202,873 and $212,287 respectively.


Note 6.  Deposits

         The aggregate amount of time deposits with a balance of $100,000 or more was $5,481,447 and $5,160,065 at December 31, 2000 and 1999,
         respectively.

         At December 31, 2000, the scheduled maturities of all time deposits are as follows:


              2001                               $30,593,625
              2002                                 7,485,110
              2003                                 1,708,910
              2004                                   357,851
                                                 -----------
                                                 $40,145,496
                                                 ===========

Note 7.  Borrowings

         The Corporation has unused lines of credit totaling approximately $54,314,000 at December 31, 2000.


Note 8.  Employee Benefit Plans

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

           Information about the plans follow:

                                                         Pension Benefits                       Postretirement Benefits
                                           -----------------------------------------    -----------------------------------------
                                               2000           1999          1998           2000           1999           1998
                                           -----------    -----------    -----------    ------------   ----------     -----------
Change in Benefit Obligation:
    Benefit obligation, beginning          $ 3,736,742    $ 4,129,250    $ 3,339,744    $   574,797    $   534,845    $   463,642
    Service cost                               133,682        161,271        156,373          9,219          8,536          7,904
    Interest cost                              289,811        274,718        262,650         45,160         42,787         38,337
    Actuarial (gain) loss                     (182,204)      (144,079)       337,654             --         13,855         52,976
    Benefits paid                             (139,803)      (117,991)      (119,720)       (28,114)       (25,226)       (28,014)
    Change in discount rates                        --       (566,427)       152,549             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
    Benefit obligation, ending             $ 3,838,228    $ 3,736,742    $ 4,129,250    $   601,062    $   574,797    $   534,845
                                           -----------    -----------    -----------    -----------    -----------    -----------

Change in Plan Assets:
    Fair value of plan assets, beginning   $ 3,531,914    $ 3,416,690    $ 3,337,355             --    $        --    $        --
    Actual return on plan assets               208,776        175,266        199,055             --             --             --
    Employer contributions                     168,377         57,949             --         28,114         25,226         28,014
    Benefits paid                             (139,803)      (117,991)      (119,720)       (28,114)       (25,226)       (28,014)
                                           -----------    -----------    -----------    -----------    -----------    -----------
    Fair value of plan assets, ending      $ 3,769,264    $ 3,531,914    $ 3,416,690    $        --    $        --    $        --
                                           -----------    -----------    -----------    -----------    -----------    -----------


    Funded status                          $   (68,964)   $  (204,828)   $  (712,560)   $  (601,062)   $  (574,797)   $  (534,845)
    Unrecognized net (gain) loss              (491,923)      (402,581)       197,926        126,685        126,685        112,830
    Unrecognized net obligation
       (asset) at transition                   (96,641)      (116,943)      (137,245)       243,764        261,176        278,588
    Unrecognized prior service cost              1,025          1,180          1,335             --             --             --
                                           -----------    -----------    -----------    -----------     ----------    -----------
    Accrued benefit cost included
       in other liabilities                $  (656,503)   $  (723,172)   $  (650,544)   $  (230,613)   $  (186,936)   $  (143,427)
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                                Pension Benefits                     Postretirement Benefits
                                                     ---------------------------------------   ------------------------------------
                                                        2000           1999         1998          2000         1999         1998
                                                     -----------   -----------    ----------   ----------   ----------   ----------
           Components of Net Periodic Benefit Cost:
               Service cost                          $   133,682   $   161,271    $  156,373   $    9,219   $    8,536   $    7,904
               Interest cost                             289,811       274,718       262,650       45,160       42,787       38,337
               Expected return on plan assets           (301,638)     (285,265)     (279,002)          --           --           --
               Amortization of prior service cost            155           155           155           --           --           --
               Amortization of net obligation
                  at transition                          (20,302)      (20,302)      (20,302)      17,412       17,412       17,296
                                                     -----------   -----------    ----------   ----------   ----------   ----------
               Net periodic benefit cost             $   101,708   $   130,577    $  119,874   $   71,791   $   68,735   $   63,537
                                                     ===========   ===========    ==========   ==========   ==========   ==========

           Weighted-Average Assumptions:
               Discount rate                                8.00%         8.00%         7.00%        8.00%        8.00%        8.00%
               Expected return on plan assets               8.50%         8.50%         8.50%          --           --           --
               Rate of compensation increase                5.00%         5.00%         5.00%          --           --           --

           For measurement purposes, a 10% annual rate of increase in per capita health care costs of covered benefits was assumed for 2000, 1999 and 1998, with such annual rate of increase gradually declining to 5% in 2013.

           Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                          1% Increase       1% Decrease
                                                                         --------------    ---------------
            Effect on the health care component of the accumulated
               postretirement benefit obligation                             $  42,610        $  (36,622)
            Effect on total of service and interest cost components of
               net periodic postretirement health care benefit cost              4,331            (3,702)

Note 9.   Income Taxes

          Net deferred tax assets consist of the following components as of December 31, 2000 and 1999:

                                                          2000         1999
                                                    ------------- -------------
               Deferred tax assets:
                   Reserve for loan losses          $     234,963   $   258,763
                   Accrued pension expense                223,211       245,848
                   Accrued postretirement benefits         78,409        62,362
                   Nonaccrual interest                         --         1,828
                   Securities available for sale           22,902       131,989
                                                    ------------- -------------
                                                    $     559,485   $   700,790
                                                    ------------- -------------
               Deferred tax liabilities:
                   Depreciation                     $       7,228   $     6,576
                                                    ------------- -------------

                      Net deferred tax assets       $     552,257   $   694,214
                                                    ============= =============

          The provision for income taxes charged to operations for the years ended December 31, 2000, 1999 and 1998 consists of the following:

                                                                            2000            1999         1998
                                                                       -------------     ----------   ----------
               Current tax expense                                     $   1,020,289     $  982,914   $  912,316
               Deferred tax expense (benefit)                                 32,870        (85,804)     (43,592)
                                                                       -------------     ----------   ----------
                                                                       $   1,053,159     $  897,110   $  868,724
                                                                       =============     ==========   ==========

          The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2000, 1999 and 1998 due to the following:

                                                                                    2000              1999            1998
                                                                            -------------     -------------   --------------
               Computed "expected" tax expense                              $     974,941     $     829,644   $     801,670
               Increase (decrease) in income taxes resulting from:
                  Tax exempt interest income                                       (6,041)           (6,324)         (4,627)
                  State income taxes, net of federal income tax benefit            78,435            73,767          69,385
                  Other                                                             5,824                23           2,296
                                                                            -------------     -------------   -------------
                                                                            $   1,053,159     $     897,110   $     868,724
                                                                            =============     =============   =============

Note 10.  Commitments and Contingent Liabilities

          In the normal course of business, there are outstanding, various commitments and contingent liabilities which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

          See Note 12 with respect to financial instruments with off-balance-sheet risk.

          The Corporation has approximately $2,412,410 in deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 2000.

          The Corporation must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final bi-weekly reporting periods which included December 31, 2000 and 1999, the aggregate amounts of daily average required balances were approximately $3,147,000 and $2,881,000, respectively.

Note 11.  Retained Earnings

          Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2000, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $2,716,335 or 15.1% of the consolidated net assets.

Note 12.  Financial Instruments With Off-Balance-Sheet Risk

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

          The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

          A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 2000 and 1999, is as follows:

                                                                2000           1999
                                                         -------------  -------------
                 Financial instruments whose contract
                  amounts represent credit risk:
                       Commitments to extend credit      $   9,225,661  $   7,890,050
                       Standby letters of credit               266,251        264,194

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

          Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

Note 13.  Fair Value of Financial Instruments and Interest Rate Risk

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

Note 13.  Fair Value of Financial Instruments and Interest Rate Risk (Continued)

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

              At December 31, 2000 and 1999, the carrying amounts of loan commitments and standby-letters of credit approximated fair value.

            The estimated fair values of the Corporation's financial instruments are as follows:

                                                            2000                         1999
                                                  -----------------------      ------------------------
                                                    Carrying      Fair          Carrying       Fair
                                                     Amount       Value          Amount        Value
                                                  ----------   ----------      ----------   -----------
                                                       (in thousands)               (in thousands)
              Financial assets:
                 Cash                              $   6,053   $    6,053      $    5 523   $    5,523
                 Securities purchased under
                     agreements to resell and
                     federal funds sold               17,366       17,366          15,531       15,531
                 Securities held to maturity          17,928       18,105          15,007       14,917
                 Securities available for sale        18,612       18,612          27,281       27,281
                 Loans, net                           83,179       79,351          77,112       73,391
                 Accrued interest receivable           1,051        1,051           1,112        1,112

              Financial liabilities:
                 Deposits                            128,945      128,792         126,685      126,714
                 Accrued interest payable                303          303             308          308

          The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk

Note 14.  Regulatory Matters

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

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

          As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

          The Corporation's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                                  Minimum
                                                                                                                 To Be Well
                                                                                         Minimum              Capitalized Under
                                                                                         Capital              Prompt Corrective
                                                               Actual                  Requirement            Action Provisions
                                                      -----------------------     -----------------------    -----------------------
                                                       Amount         Ratio        Amount          Ratio      Amount        Ratio
                                                      ----------  -----------     ----------   ----------    ---------   -----------
                                                                                  (Amount in Thousands)
           As  of December 31, 2000:
               Total capital (to risk-weighted assets):
                     Consolidated                     $  19,003      23.95%       $  6,348          8.0%           N/A          N/A
                     Bank of Charles Town             $  18,956      23.89%       $  6,347          8.0%      $  7,934        10.0%
               Tier 1 capital (to risk-weighted assets):
                     Consolidated                     $  18,008      22.70%       $  3,174          4.0%           N/A          N/A
                     Bank of Charles Town             $  17,961      22.64%       $  3,174          4.0%      $  4,760         6.0%
               Tier 1 capital (to average assets):
                     Consolidated                     $  18,008      12.32%       $  5,849          4.0%           N/A          N/A
                     Bank of Charles Town             $  17,961      12.28%       $  5,849          4.0%      $  7,311         5.0%

           As  of December 31, 1999:
               Total capital (to risk-weighted assets):
                     Consolidated                     $  17,861      24.45%       $  5,845          8.0%           N/A          N/A
                     Bank of Charles Town             $  17,792      24.36%       $  5,844          8.0%      $  7,305        10.0%
               Tier 1 capital (to risk-weighted assets):
                     Consolidated                     $  16,944      23.19%       $  2,922          4.0%           N/A          N/A
                     Bank of Charles Town             $  16,875      23.10%       $  2,922          4.0%      $  4,383         6.0%
               Tier 1 capital (to average assets):
                     Consolidated                     $  16,944      11.55%       $  5,870          4.0%           N/A          N/A
                     Bank of Charles Town             $  16,875      11.50%       $  5,869          4.0%      $  7,336         5.0%

Note 15. Parent Corporation Only Financial Statements


                           POTOMAC BANCSHARES, INC.
                           (Parent Corporation Only)
                                Balance Sheets
                          December 31, 2000 and 1999


                                                          2000         1999
                                                       -----------  -----------
      ASSETS

        Cash                                           $    43,216  $    62,699
        Investment in subsidiary                        17,916,484   16,619,104
        Other assets                                         9,044       10,870
                                                       -----------  -----------

            Total Assets                               $17,968,744  $16,692,673
                                                       ===========  ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY

      LIABILITIES, other                               $     4,996  $     4,996
                                                       -----------  -----------

      STOCKHOLDERS' EQUITY
        Common stock                                   $   600,000  $   600,000
        Surplus                                          5,400,000    5,400,000
        Undivided profits                               12,008,205   10,943,890
        Accumulated other comprehensive (loss)             (44,457)    (256,213)
                                                       -----------  -----------
           Total Stockholders' Equity                  $17,963,748  $16,687,677
                                                       -----------  -----------

           Total Liabilities and Stockholders' Equity  $17,968,744  $16,692,673
                                                       ===========  ===========


                            POTOMAC BANCSHARES, INC.
                           (Parent Corporation Only)
                              Statements of Income
                  Years Ended December 31, 2000, 1999 and 1998

                                                         2000                1999               1998
                                                      ----------          ----------         ----------
      Income
        Dividends from subsidiary                     $  750,000          $  740,000         $  715,000

      Expenses
        Amortization                                  $       --          $    7,165         $   12,282
        Transfer agent expense                             7,634               8,095              7,887
        Legal and professional                             4,410               3,675              4,634
        Other operating expenses                          18,127              15,826             18,394
                                                      ----------          ----------         ----------
            Total Expenses                            $   30,171          $   34,761         $   43,197
                                                      ----------          ----------         ----------

            Income before Income Tax (Benefit) and
              Equity in Undistributed Income of
              Subsidiary                              $  719,829          $  705,239         $  671,803

      Income Tax (Benefit)                                (8,862)            (10,688)           (13,708)
                                                      ----------          ----------         ----------

            Income before Equity in Undistributed
              Income of Subsidiary                    $  728,691          $  715,927         $  685,511

      Equity in Undistributed Income of Subsidiary     1,085,624             827,093            803,618
                                                      ----------          ----------         ----------

            Net Income                                $1,814,315          $1,543,020         $1,489,129
                                                      ==========          ==========         ==========

                           POTOMAC BANCSHARES, INC.
                           (Parent Corporation Only)
                           Statements of Cash Flows
                 Years Ended December 31, 2000, 1999 and 1998



                                                               2000         1999         1998
                                                           -----------   ----------   ----------
      CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                         $ 1,814,315   $1,543,020   $1,489,129
        Adjustments to reconcile net income to net cash
          provided by operating activities:
            Equity in undistributed (income) of
              subsidiary                                    (1,085,624)    (827,093)    (803,618)
            Amortization                                            --        7,165       12,282
            (Increase) decrease in other assets                  1,826        3,020       (1,911)
                                                           -----------   ----------   ----------

              Net cash provided by operating
                activities                                 $   730,517   $  726,112   $  695,882
                                                           -----------   ----------   ----------

      CASH FLOWS FROM FINANCING ACTIVITIES
        Cash dividends                                     $  (750,000)  $ (690,000)  $ (690,000)
                                                           -----------   ----------   ----------

              Increase (decrease) in cash and cash
                equivalents                                $   (19,483)  $   36,112   $    5,882

      CASH AND CASH EQUIVALENTS
        Beginning                                               62,699       26,587       20,705
                                                           -----------   ----------   ----------

        Ending                                             $    43,216   $   62,699   $   26,587
                                                           ===========   ==========   ==========

                         TRUST AND FINANCIAL SERVICES

     Trust fees in year 2000 totaled $547,727, compared to $592,182 in 1999. Trust revenue continues to reflect the department's emphasis on personal account relationships, with approximately 92% of income derived from grantor trusts, testamentary trusts, and personal agency accounts. Your Bank's net trust income in 2000 equaled 16.4% of gross fees, down from 21% in 1999, but still exceeding the 12% to 13% benchmark for our department-size peer group. In 2000, estate fees received and accrued totaled $101,000 which equaled the fees recorded in 1999.

     Trust assets as of December 31, 2000, totaled $83,852,000, compared to December 31, 1999 footings of $87,545,000. The net decrease (4.2%) in fiduciary assets was the result of the distribution of six estates with $1,400,000 in assets, and the termination of 15 personal trusts and agencies following the death of the grantors.

     In 2000, we were pleased to announce the promotion of Sheila R. Miller to the position of Assistant Trust Officer. Sheila's responsibilities include administration of the trust accounting system and related operational duties.

     As we review our developing menu of fiduciary services, the department anticipates an increasing emphasis on employee benefit services (rollover IRAs and 401K plans) and agency products, while maintaining our core personal trust services. The department is now providing a mutual fund agency program utilizing the Managed Allocation Mutual Funds through Federated Investors. Our dedication to the delivery of community bank service, and our response to the financial and estate planning needs of our clients will continue to be the foundation of our fiduciary service.

                                             Robert L. Hersey
                                             Vice President and Trust Officer


                            STATEMENT OF CONDITION
                               December 31, 2000
                                  (unaudited)

      ASSETS
      ------
      Discretionary assets:
        Bank Deposits: Bank of Charles Town                                    $    18,000
                       Other Banks                                                  50,000
        United States Treasury and Agency Obligations                            7,148,000
        State, County, and Municipal Obligations                                   906,000
        Short Term Interest Bearing Funds                                        6,440,000
        Other Short Term Obligations                                                57,000
        Notes and Bonds                                                          7,768,000
        Common and Preferred Stocks                                             32,507,000
        Real Estate Mortgages                                                      150,000
        Real Estate                                                                108,000
        Miscellaneous Assets                                                         9,000
                                                                               -----------
          Total Discretionary Assets                                           $55,161,000
                                                                               -----------

      Non-Discretionary Assets                                                 $28,691,000
                                                                               -----------

                Total Assets                                                   $83,852,000
                                                                               ===========
      ACCOUNTS
      --------
      Personal Trusts                                           136            $55,660,000
      Estates and Other Court Accounts                           28              5,576,000
      Employee Benefit Accounts                                  27              4,978,000
      Agencies and Other                                         70             17,638,000
                                                                ---            -----------

                Total Accounts                                  261            $83,852,000
                                                                ===            ===========

                           POTOMAC BANCSHARES, INC.

                   Robert F. Baronner, Jr., President & CEO
         William R. Harner, Sr. Vice President, Secretary & Treasurer
       Gayle Marshall Johnson, Vice President & Chief Financial Officer
             Donald S. Smith, Vice President & Assistant Secretary
              Susan S. Myers, Assistant Vice President & Auditor

                                                  BANK OF CHARLES TOWN
        Loan Department                           Robert F. Baronner, Jr.
                                                      President & CEO                               Bookkeeping Department
         Donna J. Burns
         Vice President                              William R. Harner                                 Doris V. Loudan
                                                Sr. Vice President & Cashier                 Assistant Cashier & Head Bookkeeper
       Thomas F. Chambers
         Vice President                          C. Kenneth Nicewarner, Jr                             Neil A. Bradley
                                                 Assistant Vice President &                            Patricia L. Clay
       Richard B. Breeden                              Branch Manager                                  Marcia S. Lerch
   Assistant Vice President &                                                                          Cindy L. Magaha
        Security Officer                        Gayle Marshall Johnson, CPA                             Helen E. Myers
                                             Vice President & Financial Officer                       Elizabeth W. Park
        Janice B. Davis                                                                              M. Jacqueline Propst
       Assistant Cashier                            Susan S. Myers, CPA                               Penny J. Sebastian
                                             Assistant Vice President & Auditor                        Karen A. Staubs
        Cynthia A. Light                                                                               Peggy C. Turner
       Assistant Cashier                              Tammy L. Miller                                Christopher D. Ware
                                                     Personnel Officer
                                                                                                     Kearneysville Branch
       Victoria B. Burns                          William H. Chesley, Jr.
         Mary A. Davis                               Marketing Officer                                  Nancy L. Baker
      Kimberly K. DeSarno                                                                         Assistant Vice President &
        Patricia A. Ott                             Gary L. Dungan, CPA                                 Branch Manager
        Matthew D. Perks                             Compliance Officer
      Jacqueline L. Smith                                                                           H. William Easter, Jr.
        Linda A. Stewart                            Deanna D. Greenfield                     Assistant Vice President & Assistant
                                                    Michelle N. Slusher                                 Branch Manager
       Teller Department
                                                                                                        Linda D. Alger
       Kendra L. Nichols                        Trust and Financial Services                           Rebecca E. Black
Assistant Cashier & Head Teller                                                                         Mary L. Bowers
                                                      Robert L. Hersey                                 Carolyn A. Dunn
       Sharon L. Ashbaugh                      Vice President & Trust Officer                          Kimberly A. Furr
         John P. Blanc                                                                                 Joshua E. Higdon
       Jennifer A. Casale                           David S. (Joe) Smith                                Tammy E. Hough
        Joshua A. Dailey                               Trust Officer                                  Melissa A. Mackey
         Leah G. Driver                                                                                 Jena L. Manuel
       Shirley G. Dutrow                              Sheila R. Miller                                  April D. Myers
        Kara C. Feagans                           Assistant Trust Officer
        Cathy Jo Fraley                                                                              Harpers Ferry Branch
        C. Lane McCarron                             Latisha C. Clinton
     Lorraine A. Neurauter                          Michelle S. Griffith                                Wayne C. Welty
        Lori L. Orlando                            Virginia M. Longerbeam                         Assistant Vice President &
        Kristie  Penick                                Beth A. Wilson                                   Branch Manager
       Laura E. Rattenni
        Kathryn L. Root                    Certificates of Deposit & New Accounts                      Shelly L. Holmes
      Stephanie R. Rosner                                Department                             Assistant Cashier & Assistant
        A. Ramey Stokes                                                                                 Branch Manager
      Crystal D. Strickler                           Judith A. Edwards
        Terrie C. Thomas                             Assistant Cashier                                 Sandra K. Brooky
                                                                                                        Jaime M. Burch
           Part-time                                Linda L. Whittington                              Melissa D. Castle
                                                                                                     Rebecca K. Fitzwater
        Clara K. Carroll                         Data Processing Department                           Patricia A. Hardy
                                                                                                        Karen S. James
     Maintenance Department                           Richard M. Crea                                   Michael B. Ott
                                                    Assistant Cashier &                                 Holly G. Wells
        Paula M. Fraley                           Data Processing Manager                          Charles W. Wyndham, Jr.
         Paul D. Staubs
       E. Geraldine White                            Nancy L. Harrison                                     Courier
                                                      John N. Haymaker
                                                     Richard S. Stotler                              Benjamin T. Breeden
                                                                                                        Robert E. Turner

                         ANNUAL REPORT ON FORM 10-KSB

     A copy of the Corporation's 2000 annual report on Form 10-KSB filed with Securities and Exchange Commission may be obtained without charge upon written request by any stockholder to:

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


                              GENERAL INFORMATION

COMMON STOCK PRICES AND DIVIDENDS
---------------------------------

     Trading of Potomac Bancshares, Inc. common stock is not extensive and cannot be described as a public trading market. Potomac Bancshares, Inc. (symbol
PTBS) is on the Bulletin Board, a network available to brokers. Scott and Stringfellow, a regional securities firm with an office in Winchester, Virginia, is a market maker for Potomac's stock. A market maker is one who makes a market for a particular stock. Information about sales (but not necessarily all sales) of Potomac's stock are available on the Internet through many of the stock information services using Potomac's symbol. As of December 31, 2000, there were 600,000 common shares outstanding held by approximately 825 shareholders.

     The per share sale prices of the Corporation's stock for 1999 and 2000 are based on information available as a result of our participation on the Bulletin Board described above and information gathered on the Internet. The dividends for 1999 and 2000 are also listed.


                                     High      Low    Dividends

                  1999
                  ----
                  First Quarter     $40.375  $38.500    $ N/A
                  Second Quarter     39.000   36.125     0.50
                  Third Quarter      38.000   35.250      N/A
                  Fourth Quarter     37.000   33.000     0.65

                  2000
                  ----
                  First Quarter     $33.500  $28.250    $ N/A
                  Second Quarter     30.000   26.125     0.50
                  Third Quarter      28.500   24.000      N/A
                  Fourth Quarter     28.000   22.000     0.75


     Common stock dividends are paid on a semi-annual basis. Management intends to continue to recommend dividends to be paid as profits and maintenance of satisfactory equity capital allow.

STOCK TRANSFER AGENT
--------------------

                                American Stock Transfer
                                 & Trust Company
                                59 Maiden Lane
                                New York NY  10038
                                (212) 936-5100

ANNUAL MEETING
--------------

     The annual meeting of stockholders will be held at the Bavarian Inn, Shepherdstown, Jefferson County, West Virginia, on Tuesday, April 24, 2001, beginning at 10:30 a.m.