Form 10-K, Exhibit 13
period 2001-12-31
POTOMAC BANCSHARES INC
filed 2002-03-28
CIK 925173

                                                                      Exhibit 13


                                   cover page

                                    CONTENTS

President's Report...........................................................................................1

Description of Business......................................................................................2

Board of Directors...........................................................................................2

Selected Consolidated Financial Data.........................................................................3

Management's Discussion and Analysis of
         Financial Condition and Results of Operations....................................................4-11

Independent Auditor's Report................................................................................13

Consolidated Financial Statements
         Consolidated Balance Sheets........................................................................14
         Consolidated Statements of Income..................................................................15
         Consolidated Statements of Changes in Stockholders' Equity.........................................16
         Consolidated Statements of Cash Flows..............................................................17
         Notes to Consolidated Financial Statements......................................................18-31

Trust and Financial Services................................................................................32

Officers....................................................................................................33

Annual Report on Form 10-KSB................................................................................34

General Information.........................................................................................34

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

                   THE PRESIDENT'S REPORT TO OUR SHAREHOLDERS

The officers and directors of Potomac Bancshares, Inc. are pleased to present to you a summary of the past year's results for the holding company and its subsidiary, Bank of Charles Town.

For 2001, the Corporation had record earnings of $2.01 million, an increase of 10.7% over the previous year. Net income per share increased from $3.02 to $3.35. Return on Assets and Return on Equity, key ratios that investors frequently use to gauge banks, were favorably impacted, improving to 1.27% and 10.68% respectively. These gradual improvements in our financial performance during the year appear to have helped the market price for Potomac Bancshares Stock. On December 31, 2001, our stock closed at $35.25 per share compared to $24.625 on December 31, 2000, an increase of 43% in market value in 12 months.

There are a number of reasons for the improvement in income, including loan growth, fee income improvement, and disciplined margin management. Average loans grew from $81,755 million in 2000 to $93,816 million in 2001, an overall increase of 14.8%. The bulk of the portfolio growth came in the latter part of the year with total loans outstanding at year-end topping $100 million, net of reserve. With the increase in loan activity came a corresponding improvement in noninterest income, up 18.3% over the previous year. This was primarily driven by commercial loan fees and secondary mortgage market income. In a year where interest rates sharply declined, our net interest margin improved from 4.67% to 4.89%. This was accomplished through a combination of changing the mix of our loan portfolio, doing more higher yielding business loans, and aggressively reducing our funding costs as interest rates declined during 2001.

Last year we wrote that there was an industry trend toward loan demand outpacing deposit growth. Although we had a great year with loan growth, surprisingly, we had very good year with deposit growth as well. Average deposits grew from $126.6 million in 2000 to $135.7 million in 2001, an increase of 7.2%. Like our loan portfolio, we saw the bulk of this growth occurring in the latter part of the year. Deposit balances at year-end, including our commercial cash management account, were $149.8 million.

In conjunction with this growth, our credit quality continued to be very good. Average delinquency for the year (accounts more than 30 days past due) was less than 1% of the outstanding portfolio. Charged off loans, net of recoveries, were less than .10% of the outstanding portfolio. We added an additional $220 thousand to our loan loss reserve to keep pace with our growth and historical loss record. Our loan reserve as a percentage of outstanding loans is a respectable 1.37%.

The employees of Potomac Bancshares' subsidiary, Bank of Charles Town, are very pleased with the year's results. However, we also recognize that we cannot "rest on our laurels" and be satisfied with the status quo. We operate in a competitive environment that demands continual self-evaluation and improvement. Keeping this in mind, we will embark this year on a number of changes designed to keep the bank profitable and growing.

First, we will invest in new technology that will help us improve efficiency and allow us to service our customer base better. Secondly, we will continue to train our employees to deliver nothing less but the best in customer sales and service. And third, we will build upon our the number of locations and banking services available to our customers by continuing to expand our market presence throughout the Eastern Panhandle.

We believe we "have a good thing going" and invite you as both a shareholder and customer to spread the word. We continually change to improve shareholder value and we appreciate your support!


/s/ Robert F. Baronner, Jr.
--------------------------
Robert F. Baronner, Jr.
President and CEO

                                       ~1~

================================================================================

                             DESCRIPTION OF BUSINESS

     Potomac Bancshares, Inc., a one-bank holding company, and Subsidiary, Bank of Charles Town (BCT), are engaged in general banking business serving primarily Berkeley County and Jefferson County, West Virginia. The Corporation also provides services to Washington County and Frederick County, Maryland and Loudoun County, Frederick County, and Clarke County, Virginia. The main office is in Charles Town with branch offices in Harpers Ferry, Kearneysville and Martinsburg.

     The Corporation provides consumers, businesses, and governments with a broad range of banking services including lines of credit, home equity lines of credit, commercial, agricultural, real estate, and installment loans, checking, savings, NOW, and money market accounts, certificates of deposit, and individual retirement accounts. Automated teller machines located at each of the four offices and Touchline 24, an interactive voice response system available at 1-304-728-2424, provide certain services to customers on a twenty-four hour basis. Bill paying and certain other banking services are available online through any touch tone telephone and/or the World Wide Web. The trust and financial services department provides financial management, investment and trust services.

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

John P. Burns, Jr.         Thomas C. G. Coyle                Donald S.Smith
Partner                    Retired Owner-Operator            Retired President
Burns Farm                 Riddleberger's Store              Bank of Charles Town

                           William R. Harner
                           Senior Vice President
                             & Cashier
                           Bank of Charles Town

                                       ~2~

================================================================================

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands Except Per Share Data)

                                                2001       2000       1999       1998       1997
                                              --------   --------   --------   --------   --------
Summary of Operations
    Interest income                           $ 10,956   $ 10,328   $ 10,009   $ 10,055   $  9,563
    Interest expense                             3,758      3,968      4,191      4,401      3,710
                                              --------   --------   --------   --------   --------
    Net interest income                          7,198      6,360      5,818      5,654      5,853
    Provision for (recovery of) loan losses        221        (70)       125        125        127
                                              --------   --------   --------   --------   --------
    Net interest income after provision
       for (recovery of) loan losses             6,977      6,430      5,693      5,529      5,726
    Noninterest income                           1,358      1,148      1,170      1,126      1,128
    Noninterest expense                          5,160      4,711      4,423      4,297      4,127
                                              --------   --------   --------   --------   --------
    Income before income taxes                   3,175      2,867      2,440      2,358      2,727
    Income tax expense                           1,166      1,053        897        869      1,005
                                              --------   --------   --------   --------   --------
    Net income                                $  2,009   $  1,814   $  1,543   $  1,489   $  1,722
                                              ========   ========   ========   ========   ========
Per Share Data

    Net income, basic and diluted             $   3.35   $   3.02   $   2.57   $   2.48   $   2.87
    Cash dividends declared                       1.35       1.25       1.15       1.15       1.15
    Book value at period end                     32.36      29.94      27.81      26.99      25.50
    Average shares outstanding                 600,000    600,000    600,000    600,000    600,000

Average Balance Sheet Summary

    Assets                                    $158,385   $145,339   $147,612   $138,698   $126,474
    Loans                                       93,816     81,755     78,710     78,552     76,866
    Securities                                  41,870     44,935     48,865     44,752     40,178
    Deposits                                   135,658    126,617    129,711    121,612    110,291
    Shareholders' equity                        18,812     17,345     16,539     15,862     14,870

Performance Ratios

    Return on average assets                      1.27%      1.25%      1.05%      1.07%      1.36%
    Return on average equity                     10.68%     10.46%      9.33%      9.39%     11.58%
    Dividend payout ratio                        40.30%     41.39%     44.75%     46.37%     40.07%

Capital Ratios

    Leverage ratio                               11.30%     12.32%     11.55%     11.15%     11.83%
    Risk-based capital ratios
       Tier 1 capital                            19.90%     22.70%     23.19%     22.64%     23.15%
       Total capital                             21.15%     23.95%     24.45%     23.89%     24.41%

                                       ~3~

SCHEDULE 1 - AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE YIELD/RATE

     This schedule is a comparison of interest earning assets and interest-bearing liabilities showing average yields or rates derived from average balances and actual income and expenses. Income and rates on tax exempt loans are computed on a tax equivalent basis using a federal tax rate of 34%. Loans placed on nonaccrual status are reflected in the balances.

                                                       2001                                         2000
                                   ------------------------------------------   ----------------------------------------
                                     Average         Income/       Average        Average         Income/      Average
                                     Balances        Expense      Yield/Rate      Balances        Expense     Yield/Rate
                                   -------------   ------------   -----------   -------------   -----------   ----------
ASSETS
Loans
    Taxable                        $  92,434 336   $  8,070,799      8.73%      $  81,440,912   $ 7,109,661      8.73%
    Tax exempt                         1,381,761        137,003      9.92%            313,769        29,502      9.40%
                                   -------------   ------------                 -------------   -----------
       Total loans                    93,816,097      8,207,802      8.75%         81,754,681     7,139,163      8.73%
                                   -------------   ------------                 -------------   -----------
Taxable securities                    41,870,474      2,318,806      5.54%         44,935,292     2,645,904      5.89%
Securities purchased under
    agreements to resell and
    federal funds sold                10,366,914        393,154      3.79%          9,161,133       522,368      5.70%
Other earning assets                   2,113,431         82,289      3.89%            448,471        31,220      6.96%
                                   -------------   ------------                 -------------   -----------
       Total earning assets          148,166,916   $ 11,002,051      7.43%        136,299,577   $10,338,655      7.59%
                                   -------------                                -------------
Allowance for loan losses             (1,287,062)                                  (1,262,222)
Cash and due from banks                6,352,987                                    5,376,831
Premises and equipment, net            3,278,950                                    2,845,680
Other assets                           1,872,882                                    2,079,473
                                   -------------                                -------------
       Total assets                $ 158,384,673                                $ 145,339,339
                                   =============                                =============
LIABILITIES AND
    STOCKHOLDERS' EQUITY
Deposits
    Savings and interest-
       bearing demand deposits     $  73,730,903   $  1,461,562      1.98%      $  69,628,442   $ 1,968,321      2.83%
    Time deposits                     42,830,718      2,198,395      5.13%         39,760,157     1,999,184      5.03%
                                   -------------   ------------                 -------------   -----------
       Total interest-
          bearing deposits           116,561,621      3,659,957      3.14%        109,388,599     3,967,505      3.63%
                                   -------------   ------------                 -------------   -----------
Securities sold under agreements
    to repurchase and federal
    funds purchased                    1,093,284         31,160      2.85%              8,197           584      7.12%
Advances from FHLB                     1,304,876         66,663      5.12%                  0             0
                                   -------------   ------------                 -------------   -----------
       Total interest
          bearing liabilities        118,959,781   $  3,757,780      3.16%        109,396,796   $ 3,968,089      3.63%
                                   -------------   ------------                 -------------   -----------
Noninterest-bearing demand
    deposits                          19,096,124                                   17,227,906
Other liabilities                      1,516,895                                    1,369,983
Stockholders' equity                  18,811,873                                   17,344,654
                                   -------------                                -------------
       Total liabilities and
          stockholders' equity     $ 158,384,673                                $ 145,339,339
                                   =============                                =============
Net interest income                                $  7,244,271                                 $ 6,370,566
                                                   ============                                 ===========
Net interest spread                                                  4.27%                                       3.96%
Interest expense as a
    percent of average earning                                       2.54%                                       2.91%
 assets
Net interest margin                                                  4.89%                                       4.67%

                                       ~4~

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL
-------

     Total assets increased over $24,000,000 or 16.8% in 2001 compared to 2000. Loans increased 21.4% or $17,800,000 in 2001 compared to 2000. Investment securities increased 37.7% or $13,600,000 in 2001 over balances at December 31, 2000. The daily investments consisting of securities purchased under agreements to resell and federal funds sold decreased in 2001 compared to 2000 by $13.400,000. Cash and due from banks increased $3,200,000 and interest-bearing balances in financial institutions increased $2,500,000.

     The increase in net income of $195,000 or 10.7% in 2001 compared to 2000 results from increased interest income, decreased interest expense and increased noninterest income.

     Management is unaware of any trends, events or uncertainties that would have a material effect on liquidity, capital resources or operations. There are no current recommendations by regulatory authorities which, if they were to be implemented would have a material effect on the Corporation.

NET INTEREST INCOME
-------------------

     Net interest income increased 13.2% in 2001 compared to 2000 due to increased interest income and decreased interest expense.

     Interest income increased $600,000 or 6.1% in 2001 when compared to 2000. Interest and fees on loans increased 14.5% in 2001 compared to 2001 due almost entirely to increased volume of the loan portfolio from $84,446,835 at December 31, 2000 to $102,389,668 at December 31, 2001. The average rate of the taxable portion of the portfolio remained the same in 2001 as in 2000. An experienced commercial lender added to the staff early in 2001 played a large part in increasing the loan volume during 2001.

     Interest income on securities held to maturity and securities available for sale decreased 12.4% in 2001 compared to 2000. This decrease resulted from a decreased average rate in 2001 even though there was an increase in volume. Interest income from securities purchased under agreements to resell and federal funds sold also decreased in 2001 compared to 2000 as a result of decreased rates and decreased volumes.

     Other earning assets added over $80,000 of income during 2001. These assets included an average balance of $1,435,282 in the Federal Home Loan Bank interest-bearing demand deposit account, Federal Home Loan Bank stock with an average balance of $461,215 and loans held for sale with an average balance of $216,934.

     Interest expense decreased 5.3% or $210,000 in 2001 compared to 2000. Decreased rates were responsible for the majority of decrease in interest expense even though total deposits increased $17,900,000 in 2001 compared to 2000. Over 93% of this increase was in interest-bearing deposits.

     In 2001, the average yield for earning assets was 7.43% compared to 7.59% in 2000. The average rate paid on all interest bearing liabilities was 3.16% in 2001 compared to 3.63% in 2000. The net interest spread (difference between yield on earning assets and rate paid on interest-bearing liabilities) increased in 2001 to 4.27% from 3.96% in 2000. The net interest margin (total interest income less total interest expense divided by average earning assets) increased in 2001 to 4.89% from 4.67% in 2000.

                                       ~5~

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

                                               2001 Compared to 2000                      2000 Compared to 1999
                                       ---------------------------------------   -------------------------------------
                                         Change in        Volume       Rate         Change in      Volume       Rate
                                       Income/Expense     Effect      Effect     Income/Expense    Effect      Effect
                                       --------------   ----------   ---------   --------------   ---------   --------
INTEREST INCOME
    Taxable loans                        $ 961,138      $  961,138   $      --      $ 444,777     $ 262,349   $182,428
    Tax exempt loans                       107,501         105,782       1,719          1,320          (499)     1,819
    Taxable securities                    (327,098)       (174,803)   (152,295)      (105,069)     (249,145)   144,076
    Securities purchased under
       agreements to resell
       and federal funds sold             (129,214)         83,586    (212,800)       (20,709)     (143,696)   122,987
    Other earning assets                    51,069          57,955      (6,886)            --            --         --
                                         ---------      ----------   ---------      ---------     ---------   --------
          TOTAL                          $ 663,396      $1,033,658   $(370,262)     $ 320,319     $(130,991)  $451,310
                                         ---------      ----------   ---------      ---------     ---------   --------
INTEREST EXPENSE
    Savings and interest-bearing
       demand deposits                   $(506,759)     $  123,669   $(630,428)     $ (50,399)    $ (36,363)  $(14,036)
    Time deposits                          199,211         158,427      40,784       (172,759)     (134,657)   (38,102)
    Securities sold under agreements
       to repurchase and federal
       funds purchased                      30,576          30,715        (139)           584           584         --
    Advances from FHLB                      66,663          66,663          --             --            --         --
                                         ---------      ----------   ---------      ---------     ---------   --------
          TOTAL                          $(210,309)     $  379,474   $(589,783)     $(222,574)    $(170,436)  $(52,138)
                                         ---------      ----------   ---------      ---------     ---------   --------
NET INTEREST INCOME                      $ 873,705      $  654,184   $ 219,521      $ 542,893     $  39,445   $503,448
                                         =========      ==========   =========      =========     =========   ========

NONINTEREST INCOME AND EXPENSE
------------------------------

     Noninterest income increased 18.3% in 2001 compared to 2000. The Trust and Financial Services income decreased 6.7% in 2001 compared with 2000, a reflection of no new estate appointments. Service charges on deposit accounts increased 25% in 2001 compared to 2000 due to a 100% increase in overdraft charges as a result of the overdraft protection program begun late in 2001. Other customer service fees increased 42.1% in 2001 compared to 2000. These included volume increases for installment loan insurance commissions and credit and debit card fees. Non customer ATM surcharges increased due to increased rates. Fees associated with sale of loans in the secondary market increased noninterest income $87,382 in 2001 compared to 2000 when the Bank had no secondary market program.

     Noninterest expense increased 9.5% in 2001 compared to 2000. Salaries and employee benefits increased 9.9% in 2001 compared to 2000. An increase of 13.3% in salaries, wages and related taxes in 2001 compared to 2000 included annual increases for officers and employees as well as major staffing changes and additions incorporated by the Bank in 2001. Occupancy expense of premises increased 40.1% in 2001 compared to 2000. This included increased depreciation expense for the renovation and building program completed in 2000 and leasehold improvements for the new Martinsburg branch; increased rent and utility expense due to the Martinsburg branch; and increased building maintenance expense for major landscaping improvements for all Bank locations. Furniture and equipment expense increased 17.1% for the building and renovation project completed in 2000 as well as for continual equipment replacement for maintenance of the Bank's high information technology standards. Advertising and marketing expenses increased in 2001 by 49% compared to 2000 due to upgraded standards and creation of consistent branding.

                                       ~6~

INTEREST RATE SENSITIVITY
-------------------------

     The table below shows the opportunities the Corporation will have to reprice interest earning assets and interest bearing liabilities as of December 31, 2001.

                                                            Mature or Reprice
                                 --------------------------------------------------------------------------
                                                After Three
                                                  Months But    After One Year
                                   Within          Within         But Within       After
                                 Three Months   Twelve Months     Five Years     Five Years    Nonsensitive
                                 ------------   -------------   --------------   -----------   ------------
Interest Earning Assets:
   Fixed rate loans              $ 10,911,325    $ 22,864,100     $51,997,367    $ 6,852,055    $        --
   Floating rate loans              9,764,821              --              --             --             --
   Securities                       3,259,725      10,045,170      36,393,296             --             --
   Securities purchased under
     agreements to resell and
     federal funds sold             3,911,812              --              --             --             --
   Other earning assets             2,466,314              --              --             --        465,500
                                 ------------    ------------     -----------    -----------    -----------
       Total                     $ 30,313,997    $ 32,909,270     $88,390,663    $ 6,852,055    $   465,500
                                 ------------    ------------     -----------    -----------    -----------

Interest-Bearing Liabilities:
   Time deposits
     $100,000 and over           $  1,495,553    $  3,258,146     $ 2,546,266    $        --    $        --
   Other time deposits              8,655,745      17,203,833      12,311,503             --             --
   Money market accounts            6,049,079              --              --             --             --
   NOW accounts                    38,235,706              --              --             --     19,486,436
   Savings accounts                        --              --              --             --     17,040,431
   Securities sold under
     agreements to repurchase       2,949,056              --              --             --             --
   Federal Home Loan Bank
     advances                          75,765         233,644       1,422,657        619,492             --
                                 ------------    ------------     -----------    -----------    -----------
       Total                     $ 57,460,904    $ 20,695,623     $16,280,426    $   619,492    $36,526,867
                                 ------------    ------------     -----------    -----------    -----------

Rate Sensitivity Gap             $(27,146,907)   $ 12,213,647     $72,110,237    $ 6,232,563
                                 ------------    ------------     -----------    -----------
Cumulative Gap                   $(27,146,907)   $(14,933,260)    $57,176,977    $63,409,540
                                 ============    ============     ===========    ===========

     The matching of the maturities or repricing opportunities of interest earning assets and interest-bearing liabilities may be analyzed by examining the extent to which these assets and liabilities are interest rate sensitive and by monitoring an institution's interest rate sensitivity gap. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that period. The interest rate sensitivity gap is the difference between the amount of interest earning assets that will mature or reprice within a specific time period and the amount of interest-bearing liabilities that will mature or reprice within the same time period.

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

     During the first twelve months shown in the schedule above, the Corporation is liability sensitive and after that time period the Corporation is asset sensitive. During January, February and March of 2002, $27,000,000 more liabilities reprice or mature than assets. During April through December of 2002, $12,000,000 more assets reprice or mature than liabilities. The net effect for 2002 is that almost $15,000,000 more liabilities reprice than assets. This is advantageous to the Corporation because it allows older assets that were incurred at higher than current rates to remain on the books while interest rates being paid on deposit and other liabilities are changing to the current lower rates. Similar to the situation displayed in the schedule for 2002 and beyond, during 2001 the Corporation experienced the rather rapid decrease of deposit rates which lowered interest expense while maintaining longer term assets with higher rates on the books which helped maintain interest income at higher levels.

                                       ~7~

LOAN PORTFOLIO
--------------

     Loans at December 31, 2001and 2000 are summarized below:

                                             2001           2000
                                         ------------   -----------

Commercial, financial and agricultural $ 2,998,473 $ 2,235,977 Mortgage loans on real estate:
   Construction and land development          530,000        14,000
   Secured by farm land                     1,801,165     2,762,776
   Secured by 1-4 family residential       56,283,230    45,055,946
   Other real estate                       19,275,005    12,150,047
Consumer loans                             21,213,959    22,022,827
All other loans                               287,836       205,262
                                         ------------   -----------
                                         $102,389,668   $84,446,835
                                         ============   ===========

     Loans have increased 21.2% in 2001 over 2000 when comparing year end totals without reducing the portfolio numbers by the allowance for loan losses. The addition of an experienced commercial lender to the staff has played a great part in this growth that has affected most loan categories. Significant increases include 34.1% in commercial, financial and agricultural loans; 3685.7% in real estate construction and land development loans; 24.9% in real estate loans secured by 1-4 family residential properties, and 58.6% in other real estate loans.

     There were no categories of loans that exceeded 10% of outstanding loans at December 31, 2001 which were not disclosed in the table above.

REMAINING MATURITIES OF SELECTED LOANS

                                           Commercial,
                                          Financial and    Real Estate-
                                           Agricultural   Construction
                                          -------------   -------------
Within one year                           $  1,791,210    $         --
Variable rate                                  580,719              --
Fixed rate, over one through five years        626,544         530,000
                                          ------------    ------------
       Total maturities                   $  2,998,473    $    530,000
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

                                                              2001           2000            1999
                                                          ------------   ------------   -------------
Balance at beginning of period                            $  1,268,235   $  1,217,919   $   1,140,000
Charge-offs:
    Commercial, financial and agricultural                      12,456             --              --
    Real estate - construction                                      --             --              --
    Real estate - mortgage                                       6,658             --          26,854
    Consumer                                                   102,574        105,677          62,510
                                                          ------------   ------------   -------------
      Total charge-offs                                        121,688        105,677          89,364
                                                          ------------   ------------   -------------
Recoveries:
    Commercial, financial and agricultural                         667             --              --
    Real estate - construction                                      --             --              --
    Real estate - mortgage                                         492        201,284          17,000
    Consumer                                                    33,966         24,709          25,283
                                                          ------------   ------------   -------------
      Total recoveries                                          35,125        225,993          42,283
                                                          ------------   ------------   -------------
Net charge-offs  (recoveries)                                   86,563       (120,316)         47,081
Additions charged (credited) to operations                     220,575        (70,000)        125,000
                                                          ------------   ------------   -------------
Balance at end of period                                  $  1,402,247   $  1,268,235   $   1,217,919
                                                          ============   ============   =============
Ratio of net charge-offs (recoveries) during the period
    to average loans outstanding during the period                0.09%         (0.15)%          0.06%
                                                          ============   ============   =============

                                       ~8~

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

                                                         2001                                2000
                                            --------------------------------    -------------------------------
                                                            Percent of Loans                   Percent of Loans
                                                            in Each Category                  in Each Category
                                             Allowance       to Total Loans      Allowance      to Total Loans
                                            -----------     ----------------    -----------   -----------------
Commercial, financial and agricultural      $    14,992           2.92%         $    46,934          2.65%
Mortgage loans on real estate:
    Construction and land development             2,650            .52%                  70           .02%
    Secured by farm land                          9,006           1.76%              13,814          3.27%
    Secured by 1-4 family residential           315,375          54.97%             268,879         53.35%
    Other real estate                           250,993          18.83%             365,623         14.39%
Consumer loans                                  119,331          20.72%             119,779         26.08%
All other loans                                   1,439            .28%               1,026           .24%
Unallocated                                     688,461             --              452,110            --
                                            -----------         ------          -----------        ------
                                            $ 1,402,247         100.00%         $ 1,268,235        100.00%
                                            ===========         ======          ===========        ======

RISK ELEMENTS IN THE LOAN  PORTFOLIO

                                                       2001         2000           1999
                                                   -----------   -----------   -----------
Nonaccrual loans                                   $     9,060   $        --   $   112,844
Restructured loans                                          --            --            --
Foreclosed properties                                       --        12,647       201,429
                                                   -----------   -----------   -----------
    Total nonperforming assets                     $     9,060   $    12,647   $   314,273
                                                   ===========   ===========   ===========

Loans past due 90 days accruing interest           $    29,293   $   790,349   $   559,924
                                                   ===========   ===========   ===========

Allowance for loan losses to period end loans             1.37%         1.50%         1.55%

Nonperforming assets to period end loans and
    foreclosed properties                                  .01%          .01%          .40%

     Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

     Impaired loans excluded from nonperforming assets amounted to $-0- and $725,040 at December 31, 2001 and 2000. Nonaccrual loans not classified as impaired totaled $9,060 in 2001 and $-0- in 2000.

     At December 31, 2001, other potential problem loans totaled $5,927. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. Management has allocated a portion of the allowance for these loans according to the review of the potential loss in each loan situation.

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

                                       ~9~

     The schedule below summarizes the book value of the portfolio by maturity classifications and shows the weighted average yield in each group.

                                                                        Weighted                     Weighted
                                                          2001           Average        2000          Average
                                                       Book Value         Yield      Book Value        Yield
                                                      -------------     --------   --------------    --------
Securities held to maturity
    Obligations of U.S. Government agencies:
         Maturing within one year                     $   6,970,170      6.18%     $    8,004,061     5.66%
         Maturing after one year but
             within five years                           12,020,204      5.67%          9,923,700     6.89%
                                                      -------------                --------------
                Total securities held to maturity     $  18,990,374                $   17,927,761
                                                      =============                ==============

Securities available for sale
    Obligations of U.S. Government agencies:
         Maturing within one year                     $   6,334,725      5.50%     $   11,932,860     5.17%
         Maturing after one year but
             within five years                           24,373,092      4.74%          6,229,425     5.77%
                                                      -------------                --------------
                Total securities available for sale   $  30,707,817                $   18,162,285
                                                      =============                ==============

                Total securities                      $  49,698,191                $   36,090,046
                                                      =============                ==============

DEPOSITS
--------

     When comparing the 2001 and 2000 year end balances, total deposits increased $17,900,000 or 13.9% in 2001. Interest- bearing deposits increased $16,800,000 or 15.3%, and noninterest-bearing deposits increased $1,200,000 or 6.1%. Money market accounts were the only category of deposits that showed a decreased balance when comparing December 31, 2001 to December 31, 2000.

     The average yield on savings and interest bearing demand deposits decreased to 1.98% at December 31, 2001 as compared to 2.83% at December 31, 2000. The average yield on time deposits increased in 2001 to 5.13% compared to 5.03% at December 31, 2000.

     At December 31, 2001, time deposits of $100,000 or more were 4.97% of total deposits compared with 4.25% at December 31, 2000. Maturities of time deposits of $100,000 or more at December 31, 2001 are as follows:

Within three months                          $  1,495,553
Over three through six months                     859,633
Over six months through twelve months           2,398,513
Over twelve months                              2,546,266
                                             ------------

   Total                                     $  7,299,965
                                             ============

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

                                      ~10~

     The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Corporation had a ratio of total capital to risk-weighted assets of 21.15% and a ratio of Tier 1 capital to risk-weighted assets of 19.90% at December 31, 2001. Both of these exceed the capital requirements adopted by the federal regulatory agencies.

                                            2001          2000
                                         ---------     ----------
Tier 1 capital:
   Common stock                          $     600     $      600
   Surplus                                   5,400          5,400
   Retained earnings                        13,208         12,008
                                         ---------     ----------
Total tier 1 capital                     $  19,208     $   18,008
Tier 2 capital:
   Allowance for loan losses (1)             1,209            995
                                         ---------     ----------
Total risk-based capital                 $  20,417     $   19,003
                                         =========     ==========
Risk-weighted assets                     $  96,545     $   79,347
                                         =========     ==========
Capital ratios:
   Tier 1 risk-based capital ratio           19.90%         22.70%
   Total risk-based capital ratio            21.15%         23.95%
   Leverage ratio                            11.30%         12.32%

(1)  Limited to 1.25% of gross risk-weighted assets.

LIQUIDITY
---------

     Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. This could also be termed the management of the cash flows of an organization. Liquid assets include cash and due from banks, interest-bearing deposits in financial institutions, securities purchased under agreements to resell, federal funds sold, securities available for sale, and loans and investments maturing within one year. The Corporation's liquidity during 2001 is detailed in the statement of cash flows included in the financial statements. Operating cash flows are derived from net income adjusted for items that do not involve cash. Cash flows from investing activities include maturity of securities and payments on and maturities of loans. Cash flows from financing activities include increases in any deposit accounts, proceeds from securities sold under agreements to repurchase and proceeds from borrowed funds. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation's overall liquidity is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs.

     At December 31, 2001, cash and due from banks, interest-bearing deposits in financial institutions, securities purchased under agreements to resell, federal funds sold and loans and securities maturing within one year were $49,327,269.

     Borrowing capabilities provide additional liquidity. The Subsidiary Bank maintains a federal funds line of $7,000,000 with Bank of America. The Subsidiary Bank is also a member of the Federal Home Loan Bank of Pittsburgh and has short and/or long-term borrowing capabilities of approximately $50,906,000. The Subsidiary Bank borrowed $2,500,000 amortized over seven years from the Federal Home Loan Bank in June 2001.

                                      ~11~

                     This page is intentionally left blank.

                                      ~12~

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Potomac Bancshares, Inc. and Subsidiary
Charles Town, West Virginia

     We have audited the accompanying consolidated balance sheets of Potomac Bancshares, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Potomac Bancshares, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
February 6, 2002

                                      ~13~

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000

                                                                  2001           2000
                                                              ------------   ------------
        ASSETS
Cash and due from banks                                       $  9,351,485   $  6,052,922
Interest-bearing deposits in financial institutions              2,466,314             --
Securities purchased under agreements to resell
    and federal funds sold                                       3,911,812     17,365,954
Securities held to maturity (fair value $19,613,951
    in 2001 and $18,104,620 in 2000)                            18,990,374     17,927,761
Securities available for sale, at fair value                    30,707,817     18,162,285
Loans held for sale                                                915,576             --
Loans, net of allowance for loan losses of $1,402,247
    in 2001 and $1,268,235 in 2000                             100,987,421     83,178,600
Other real estate owned                                                 --         12,647
Premises and equipment, net                                      3,388,033      3,177,115
Accrued interest receivable                                      1,144,467      1,051,217
Other assets                                                     1,228,798      1,292,925
                                                              ------------   ------------
        Total Assets                                          $173,092,097   $148,221,426
                                                              ============   ============
        LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
    Deposits
      Noninterest-bearing                                     $ 20,611,535   $ 19,422,660
      Interest-bearing                                         126,282,699    109,522,282
                                                              ------------   ------------
        Total Deposits                                        $146,894,234   $128,944,942
    Accrued interest payable                                       223,452        302,684
    Securities sold under agreements to repurchase               2,949,056             --
    Federal Home Loan Bank advances                              2,351,558             --
    Other liabilities                                            1,257,263      1,010,052
    Commitments and contingent liabilities                              --             --
                                                              ------------   ------------
        Total Liabilities                                     $153,675,563   $130,257,678
                                                              ------------   ------------
STOCKHOLDERS' EQUITY
    Common stock, $1 per share par value; 5,000,000 shares
      authorized; 600,000 shares issued and outstanding       $    600,000   $    600,000
    Surplus                                                      5,400,000      5,400,000
    Undivided profits                                           13,207,472     12,008,205
    Accumulated other comprehensive income (loss)                  209,062        (44,457)
                                                              ------------   ------------
        Total Stockholders' Equity                            $ 19,416,534   $ 17,963,748
                                                              ------------   ------------
        Total Liabilities and Stockholders' Equity            $173,092,097   $148,221,426
                                                              ============   ============

See Notes to Consolidated Financial Statements.

                                      ~14~

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2001, 2000 and 1999

                                                             2001          2000           1999
                                                         -----------   -----------    -----------
Interest and Dividend Income:
   Interest and fees on loans                            $ 8,161,221   $ 7,129,132    $ 6,683,484
   Interest on securities held to maturity - taxable       1,132,929     1,276,315      1,358,213
   Interest on securities available for sale - taxable     1,185,877     1,369,589      1,394,466
   Interest on securities purchased under agreements
      to resell and federal funds sold                       393,154       522,368        543,077
   Other interest and dividends                               82,289        31,220         29,514
                                                         -----------   -----------    -----------
             Total Interest and Dividend Income          $10,955,470   $10,328,624    $10,008,754
                                                         -----------   -----------    -----------
Interest Expense:
   Interest on deposits                                  $ 3,659,957   $ 3,967,505    $ 4,190,663
   Interest on securities sold under agreements
      to repurchase and federal funds purchased               31,160           584             --
   Federal Home Loan Bank advances                            66,663            --             --
                                                         -----------   -----------    -----------
             Total Interest Expense                      $ 3,757,780   $ 3,968,089    $ 4,190,663
                                                         -----------   -----------    -----------
             Net Interest Income                         $ 7,197,690   $ 6,360,535    $ 5,818,091
Provision for (Recovery of) Loan Losses                      220,575       (70,000)       125,000
                                                         -----------   -----------    -----------
             Net Interest Income after Provision
                 for (Recovery of) Loan Losses           $ 6,977,115   $ 6,430,535    $ 5,693,091
                                                         -----------   -----------    -----------
Noninterest Income:
   Trust and financial services                          $   510,933   $   547,727    $   592,182
   Service charges on deposit accounts                       474,556       379,763        348,992
   Fees for other customer services                          224,239       156,910        168,810
   Net gain on sale of loans                                  87,382            --             --
   Other operating income                                     60,915        63,500         59,924
                                                         -----------   -----------    -----------
             Total Noninterest Income                    $ 1,358,025   $ 1,147,900    $ 1,169,908
                                                         -----------   -----------    -----------
Noninterest Expenses:
   Salaries and employee benefits                        $ 3,143,150   $ 2,860,274    $ 2,601,097
   Net occupancy expense of premises                         296,740       211,838        204,076
   Furniture and equipment expenses                          464,058       396,045        377,852
   Advertising and marketing                                 166,780       111,936        119,056
   Stationery and supplies                                   125,173       111,389        123,573
   Other operating expenses                                  964,239     1,019,479        997,215
                                                         -----------   -----------    -----------
             Total Noninterest Expenses                  $ 5,160,140   $ 4,710,961    $ 4,422,869
                                                         -----------   -----------    -----------
             Income before Income Tax Expense            $ 3,175,000   $ 2,867,474    $ 2,440,130
Income Tax Expense                                         1,165,733     1,053,159        897,110
                                                         -----------   -----------    -----------
             Net Income                                  $ 2,009,267   $ 1,814,315    $ 1,543,020
                                                         ===========   ===========    ===========
Earnings Per Share, basic and diluted                    $      3.35   $      3.02    $      2.57
                                                         ===========   ===========    ===========

See Notes to Consolidated Financial Statements.

                                      ~15~

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2001, 2000 and 1999

                                                                             Accumulated
                                                                                Other
                                      Common                  Undivided     Comprehensive   Comprehensive
                                      Stock      Surplus       Profits      Income (Loss)      Income          Total
                                     --------   ----------   -----------    -------------   -------------   -----------
Balances, December 31, 1998          $600,000   $5,400,000   $10,090,870      $ 105,286                     $16,196,156
   Comprehensive income
     Net income - 1999                     --           --     1,543,020             --      $1,543,020       1,543,020
     Other comprehensive income,
       unrealized holding (losses)
       arising during the period
       (net of tax, $186,227)              --           --            --       (361,499)       (361,499)       (361,499)
                                                                                             ----------
     Total comprehensive income                                                              $1,181,521
                                                                                             ==========
   Cash dividends - 1999
     ($1.15 per share)                     --           --      (690,000)            --                        (690,000)
                                     --------   ----------   -----------      ---------                     -----------
Balances, December 31, 1999          $600,000   $5,400,000   $10,943,890      $(256,213)                    $16,687,677
   Comprehensive income
     Net income - 2000                     --           --     1,814,315             --      $1,814,315       1,814,315
     Other comprehensive income,
       unrealized holding gains
       arising during the period
       (net of tax, $109,086)              --           --            --        211,756         211,756         211,756
                                                                                             ----------
     Total comprehensive income                                                              $2,026,071
                                                                                             ==========
   Cash dividends - 2000
     ($1.25 per share)                     --           --      (750,000)            --                        (750,000)
                                     --------   ----------   -----------      ---------                     -----------
Balances, December 31, 2000          $600,000   $5,400,000   $12,008,205      $ (44,457)                    $17,963,748
   Comprehensive income
     Net income - 2001                     --           --     2,009,267             --      $2,009,267       2,009,267
     Other comprehensive income,
       unrealized holding gains
       arising during the period
       (net of tax, $130,601)              --           --            --        253,519         253,519         253,519
                                                                                             ----------
     Total comprehensive income                                                              $2,262,786
                                                                                             ==========
   Cash dividends - 2001
     ($1.35 per share)                     --           --      (810,000)            --                        (810,000)
                                     --------   ----------   -----------      ---------                     -----------
Balances, December 31, 2001          $600,000   $5,400,000   $13,207,472      $ 209,062                     $19,416,534
                                     ========   ==========   ===========      =========                     ===========

See Notes to Consolidated Financial Statements.

                                      ~16~

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2001, 2000 and 1999

                                                                           2001          2000          1999
                                                                       ------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                         $  2,009,267   $ 1,814,315   $ 1,543,020
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for (recovery of) loan losses                           220,575       (70,000)      125,000
          Depreciation                                                      288,464       236,554       202,873
          Amortization                                                           --            --         7,165
          Deferred tax expense (benefit)                                    (98,262)       32,870       (85,804)
          Discount (accretion) and premium amortization
              on securities, net                                            (14,578)      (40,428)       26,060
          (Gain) on sale of other real estate                                (2,468)      (12,220)      (58,796)
          (Gain) loss on sale and disposal of premises and equipment             --        (5,684)       41,903
          Changes in assets and liabilities:
              (Increase) decrease in accrued interest receivable            (93,250)       60,741        55,741
              (Increase) decrease in other assets                            31,788      (181,807)      113,621
              Proceeds from sale of loans                                 4,652,242            --            --
              Origination of loans for sale                              (5,567,818)           --            --
              (Decrease) in accrued interest payable                        (79,232)       (5,101)      (42,473)
              Increase (decrease) in other liabilities                      247,211       (24,013)      142,123
                                                                       ------------   -----------   -----------
                 Net cash provided by operating activities             $  1,593,939   $ 1,805,227   $ 2,070,433
                                                                       ------------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturity of securities held to maturity              $  8,000,000   $ 7,000,000   $10,000,000
    Proceeds from maturity of securities available for sale              12,000,000     9,000,000     3,550,000
    Purchases of securities held to maturity                             (9,035,270)   (9,889,898)           --
    Purchases of securities available for sale                          (24,174,178)           --    (6,204,302)
    Net (increase) in loans                                             (18,029,396)   (6,009,114)     (864,271)
    Purchases of premises and equipment                                    (499,381)   (1,271,019)   (1,186,174)
    Proceeds from sale of equipment                                              --         5,684        22,727
    Proceeds from sale of other real estate                                  15,115       213,649       206,467
                                                                       ------------   -----------   -----------
                 Net cash provided by (used in) investing activities   $(31,723,110)  $  (950,698)  $ 5,524,447
                                                                       ------------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in noninterest-bearing deposits            $  1,188,875   $ 3,388,526   $(1,387,408)
    Net increase (decrease) in interest-bearing deposits                 16,760,417    (1,128,107)   (2,593,277)
    Net proceeds in securities sold under agreements to repurchase        2,949,056            --            --
    Net proceeds in Federal Home Loan Bank advances                       2,351,558            --            --
    Cash dividends                                                         (810,000)     (750,000)     (690,000)
                                                                       ------------   -----------   -----------
                 Net cash provided by (used in) financing activities   $ 22,439,906   $ 1,510,419   $(4,670,685)
                                                                       ------------   -----------   -----------
                 Increase (decrease) in cash and cash equivalents      $ (7,689,265)  $ 2,364,948   $ 2,924,195

CASH AND CASH EQUIVALENTS
    Beginning                                                            23,418,876    21,053,928    18,129,733
                                                                       ------------   -----------   -----------
    Ending                                                             $ 15,729,611   $23,418,876   $21,053,928
                                                                       ============   ===========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION
       Cash payments for:
          Interest                                                     $  3,837,012   $ 3,973,190   $ 4,233,136
                                                                       ============   ===========   ===========
          Income taxes                                                 $  1,123,613   $ 1,088,541   $   949,882
                                                                       ============   ===========   ===========

SUPPLEMENTAL DISCLOSURES OF NON-CASH
    INVESTING AND FINANCING ACTIVITIES
       Other real estate acquired in settlement of loans               $         --   $    12,647   $   293,674
                                                                       ============   ===========   ===========
       Loans originated upon sale of real estate                       $         --   $   105,000   $   249,000
                                                                       ============   ===========   ===========
       Unrealized gain (loss) on securities available for sale         $    384,120   $   320,842   $  (547,726)
                                                                       ============   ===========   ===========

See Notes to Consolidated Financial Statements.

                                      ~17~

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Banking Activities and Significant Accounting Policies

     Potomac Bancshares, Inc. and Subsidiary (the Corporation) grant commercial, financial, agricultural, residential and consumer loans to customers, primarily in Berkeley County and Jefferson County, West Virginia. The Corporation's market area also includes Washington County and Frederick County, Maryland and Frederick County, Loudoun County and Clarke County, Virginia. The loan portfolio is well diversified and loans generally are collaterized by assets of the customers. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

     The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the more significant policies.

          Principles of Consolidation

               The consolidated financial statements of Potomac Bancshares, Inc. and its wholly-owned subsidiary, Bank of Charles Town (the Bank), include the accounts of both companies. All material intercompany balances and transactions have been eliminated in consolidation.

          Interest-bearing Deposits in Financial Institutions

               Interest-bearing deposits in financial institutions mature within one year and are carried at cost.

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

                                      ~18~

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

               Allowance for Loan Losses (Continued)

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

          Loans Held for Sale

               Loans originated and intended for sale in the secondary market are carried at the lower of cost or market determined in the aggregate.

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

          Other Real Estate

               Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the loan balance or the fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

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

               During 2001, the Corporation established a 401(k) profit sharing plan available to fulltime employees meeting certain age and service requirements. Under this plan the employer may make a discretionary matching contribution each plan year and may also make other discretionary contributions to the plan.

                                      ~19~

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

          Earnings Per Share

               Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilative potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The Corporation had no potential common stock as of December 31, 2001, 2000, and 1999.

          Income Taxes

               Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary difference between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

          Cash and Cash Equivalents

               For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in financial institutions, securities purchased under agreements to resell and federal funds sold. Generally, securities purchased under agreements to resell and federal funds sold are purchased and sold for one-day periods.

          Trust Division

               Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying financial statements.

          Use  of Estimates

               In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.

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

          Recent Accounting Pronouncements

               In July 2001, the Financial Accounting Standards Board issued two statements - Statement 141, Business Combinations, and Statement 142, Goodwill and Other Intangible Assets, which will potentially impact the accounting for goodwill and other intangible assets. Statement 141 eliminates the pooling method of accounting for business combinations and requires that intangible assets that meet certain criteria be reported separately from goodwill. The Statement also requires negative goodwill arising from a business combination to be recorded as an extraordinary gain. Statement 142 eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life. The Statement requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.

               The Corporation does not have any goodwill and intangible assets. Therefore, the adoption of these standards will not have an impact on the financial statements.

                                      ~20~

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

          Recent Accounting Pronouncements (Continued)

               In June 2001, the Financial Accounting Standards Board issued Statement 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Statement is not expected to have a material effect on the Corporation's financial statements.

               In August 2001, the Financial Accounting Standards Board issued Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2001. The Statement is not expected to have a material effect on the Corporation's financial statements.

          Reclassifications

               Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

Note 2. Securities

          The amortized cost and fair value of securities being held to maturity as of December 31, 2001 and 2000, are as follows:

                                                                  2001
                                          ----------------------------------------------------
                                                           Gross       Gross
                                           Amortized    Unrealized   Unrealized      Fair
                                              Cost         Gains      (Losses)       Value
                                          -----------   ----------   ----------   ------------
Obligations of U.S. Government agencies   $18,990,374   $  623,577   $       --   $ 19,613,951
                                          ===========   ==========   ==========   ============

                                                                  2000
                                          ----------------------------------------------------
                                                           Gross       Gross
                                           Amortized    Unrealized   Unrealized      Fair
                                              Cost         Gains      (Losses)       Value
                                          -----------   ----------   ----------   ------------
Obligations of U.S. Government agencies   $17,927,761   $  186,630   $   (9,771)  $ 18,104,620
                                          ===========   ==========   ==========   ============

     The amortized cost and fair value of the securities being held to maturity as of December 31, 2001, by contractual maturity, are shown below:

                                           Amortized        Fair
                                              Cost         Value
                                          -----------   -----------
Due in one year or less                   $ 6,970,170   $ 7,221,590
Due after one year through five years      12,020,204    12,392,361
                                          -----------   -----------
                                          $18,990,374   $19,613,951
                                          ===========   ===========

     The amortized cost and fair value of securities available for sale as of December 31, 2001 and 2000 are as follows:

                                                                  2001
                                          ----------------------------------------------------
                                                           Gross       Gross
                                           Amortized    Unrealized   Unrealized      Fair
                                              Cost         Gains      (Losses)       Value
                                          -----------   ----------   ----------   ------------
Obligations of U.S. Government agencies   $30,391,057   $  378,095   $  (61,335)  $ 30,707,817
                                          ===========   ==========   ==========   ============

                           ~21~

                                                                 2000
                                          ----------------------------------------------------
                                                          Gross        Gross
                                           Amortized    Unrealized   Unrealized      Fair
                                             Cost         Gains       (Losses)       Value
                                          -----------   ----------   ----------   -----------
Obligations of U.S. Government agencies   $18,229,644    $15,020      $(82,379)   $18,162,285
                                          ===========    =======      ========    ===========

     The amortized cost and fair value of the securities available for sale as of December 31, 2001, by contractual maturity, are shown below:

                                                    Amortized         Fair
                                                      Cost            Value
                                                   ------------    -------------
Due in one year or less                            $  6,245,282    $   63,34,725
Due after one year through five years                24,145,775       243,73,092
                                                   ------------    -------------
                                                   $ 30,391,057    $  307,07,817
                                                   ============    =============

     There were no sales of securities during 2001, 2000 and 1999.

     Securities with a carrying value of $14,217,554 and $9,947,074 at December 31, 2001 and 2000, were pledged to secure public funds and other balances as required by law.

Note 3. Loans and Related Party Transactions

     The loan portfolio is composed of the following:

                                                              December 31
                                                      --------------------------
                                                          2001          2000
                                                      ------------   -----------
Mortgage loans on real estate:
   Construction and land development                  $    530,000   $    14,000
   Secured by farm land                                  1,801,165     2,762,776
   Secured by 1-4 family residential                    56,283,230    45,055,946
   Other real estate                                    19,275,005    12,150,047
Loans to farmers (except those secured by
   real estate)                                             46,020       208,688
Commercial loans (except those secured
   by real estate)                                       2,952,453     2,027,289
Consumer loans                                          21,213,959    22,022,827
All other loans                                            287,836       205,262
                                                      ------------   -----------
   Total loans                                        $102,389,668   $84,446,835
       Less: allowance for loan losses                   1,402,247     1,268,235
                                                      ------------   -----------
                                                      $100,987,421   $83,178,600
                                                      ============   ===========

     The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risks. At December 31, 2001 and 2000, these loans totaled $979,348 and $1,048,250 respectively. During 2001, total principal additions were $430,563 and total principal payments were $499,465.

                                      ~22~

Note 4. Allowance for Loan Losses

     The following is a summary of transactions in the allowance for loan losses for 2001, 2000 and 1999:

                                                          2001            2000           1999
                                                       -----------    -----------    -----------
Balances at beginning of year                          $ 1,268,235    $ 1,217,919    $ 1,140,000
   Provision charged (credited) to operating expense       220,575        (70,000)       125,000
   Recoveries added to the allowance                        35,125        225,993         42,283
   Loan losses charged to the allowance                   (121,688)      (105,677)       (89,364)
                                                       -----------    -----------    -----------
Balances at end of year                                $ 1,402,247    $ 1,268,235    $1,217,919
                                                       ===========    ===========    ===========

     Information about impaired loans as of and for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                2001      2000
                                                                ----    --------
Impaired loans for which an allowance has been provided          $--    $725,040
Impaired loans for which no allowance has been provided           --          --
                                                                 ---    --------
   Total impaired loans                                          $--    $725,040
                                                                 ===    ========
Allowance provided for impaired loans, included in the
   allowance for loan losses                                     $--    $217,512
                                                                 ===    ========

                                                 2001        2000         1999
                                               -------     --------     --------
Average balance in impaired loans              $14,185     $239,140     $372,633
                                               =======     ========     ========
Interest income recognized                     $   666     $ 18,443     $ 21,994
                                               =======     ========     ========

     No additional funds are committed to be advanced in connection with impaired loans.

     Nonaccrual loans excluded from disclosure under FASB 114 amounted to $9,060 at December 31, 2001. If interest on this loan had been accrued, such income would have approximated $497 in 2001. There were no nonaccrual loans excluded from disclosure under FASB 114 at December 31, 2000.

Note 5. Premises and Equipment, Net

     Premises and equipment consists of the following:

                                                               December 31
                                                         -----------------------
                                                            2001         2000
                                                         ----------   ----------
Premises                                                 $3,893,695   $3,596,546
Furniture and equipment                                   2,958,031    2,758,250
                                                         ----------   ----------
                                                         $6,851,726   $6,354,796
Less accumulated depreciation                             3,463,693    3,177,681
                                                         ----------   ----------
                                                         $3,388,033   $3,177,115
                                                         ==========   ==========

     Depreciation included in operating expense for 2001, 2000 and 1999, was $288,464, $236,554 and $202,873 respectively.

                                      ~23~

Note 6. Deposits

     The aggregate amount of time deposits with a balance of $100,000 or more was $7,299,965 and $5,481,447 at December 31, 2001 and 2000, respectively.

     At December 31, 2001, the scheduled maturities of all time deposits are as follows:

2002             $  30,613,277
2003                 6,941,136
2004                 6,787,131
2005                 1,129,502
                 -------------
                 $  45,471,046
                 =============

Note 7. Borrowings

     Short-term borrowings consist of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold.

     In June 2001, the Bank incurred fixed rate long term debt consisting of a Federal Home Loan Bank seven year loan with an original balance of $2,500,000 and monthly payments of interest and principal with an interest rate of 5.51%. The loan is secured by capital stock, deposits, mortgage collateral and securities collateral of the Bank.

     Principal payments on the note are due as follows:

2002             $  309,409
2003                326,895
2004                345,369
2005                364,886
2006                385,507
2007                407,293
2008                212,199
                 ----------
                 $2,351,558
                 ==========

     The Corporation has unused lines of credit with the Federal Home Loan Bank and other financial institutions totaling approximately $57,906,000 at December 31, 2001.

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

     During 2001, the Corporation established a 401(k) profit sharing plan available to fulltime employees meeting certain age and service requirements. Employees become eligible to participate in the plan upon reaching age 21 and completing one year of service. Entry dates are January 1, April 1, July 1 and October 1. Employees can make a salary deferral election authorizing the employer to withhold up to the amount allowed by law each calendar year. The employer may make a discretionary matching contribution each plan year. The employer may also make other discretionary contributions to the plan. During 2001, the Corporation made 401(k) matching contributions of $17,011.

                                      ~24~

Information about the plans follow:

                                                      Pension Benefits                    Postretirement Benefits
                                           -------------------------------------    ------------------------------------
                                              2001         2000          1999         2001          2000         1999
                                           ----------   ----------    ----------    ---------    ----------    ---------
Change in Benefit Obligation:
    Benefit obligation, beginning          $3,838,228   $3,736,742    $4,129,250    $ 601,062    $  574,797    $ 534,845
    Service cost                              106,081      133,682       161,271        5,482         9,219        8,536
    Interest cost                             282,256      289,811       274,718       38,252        45,160       42,787
    Actuarial (gain) loss                    (247,400)    (182,204)     (144,079)     (55,207)           --       13,855
    Benefits paid                            (120,116)    (139,803)     (117,991)     (27,428)      (28,114)     (25,226)
    Change in discount rates                  258,110           --      (566,427)          --            --           --
                                           ----------   ----------    ----------    ---------    ----------    ---------
    Benefit obligation, ending             $4,117,159   $3,838,228    $3,736,742    $ 562,161    $  601,062    $ 574,797
                                           ----------   ----------    ----------    ---------    ----------    ---------

Change in Plan Assets:
    Fair value of plan assets, beginning   $3,769,264   $3,531,914    $3,416,690    $      --    $       --    $      --
    Actual return on plan assets             (241,450)     208,776       175,266           --            --           --
    Employer contributions                         --      168,377        57,949       27,428        28,114        5,226
    Benefits paid                            (120,116)    (139,803)     (117,991)     (27,428)      (28,114)     (25,226)
                                           ----------   ----------    ----------    ---------    ----------    ---------
    Fair value of plan assets, ending      $3 407,698   $3,769,264    $3 531,914    $      --    $       --    $      --
                                           ----------   ----------    ----------    ---------    ----------    ---------

    Funded status                          $ (709,461)  $  (68,964)   $ (204,828)   $(562,161)   $ (601,062)   $(574,797)
    Unrecognized net (gain) loss              105,655     (491,923)     (402,581)      60,624       126,685      126,685
    Unrecognized net obligation
       (asset) at transition                  (76,339)     (96,641)     (116,943)     226,352       243,764      261,176
    Unrecognized prior service cost               870        1,025         1,180           --            --           --
                                           ----------   ----------    ----------    ---------    ----------    ---------
    Accrued benefit cost included
       in other liabilities                $ (679,275)  $ (656,503)   $ (723,172)   $(275,185)   $ (230,613)   $(186,936)
                                           ==========   ==========    ==========    =========    ==========    =========

                                                      Pension Benefits                    Postretirement Benefits
                                           -------------------------------------    ------------------------------------
                                              2001         2000          1999         2001          2000         1999
                                           ----------   ----------    ----------    ---------    ----------    ---------
Components of Net Periodic Benefit Cost:
    Service cost                           $  106,081   $  133,682    $  161,271    $   5,482    $    9,219    $   8,536
    Interest cost                             282,256      289,811       274,718       38,252        45,160       42,787
    Expected return on plan assets           (345,418)    (301,638)     (285,265)          --            --           --
    Amortization of net (gain) loss                --           --            --       10,854            --           --
    Amortization of prior service cost            155          155           155           --            --           --
    Amortization of net obligation
       at transition                          (20,302)     (20,302)      (20,302)      17,412        17,412       17,412
                                           ----------   ----------    ----------    ---------    ----------   ----------
    Net periodic benefit cost              $   22,772   $  101,708    $  130,577    $  72,000    $   71,791    $  68,735
                                           ==========   ==========    ==========    =========    ==========    =========

Weighted-Average Assumptions:
    Discount rate                             7.25%         8.00%        8.00%         7.00%        8.00%        8.00%
    Expected return on plan assets            8.50%         8.50%        8.50%           --           --           --
    Rate of compensation increase             4.25%         5.00%        5.00%         3.00%          --           --

     For measurement purposes, a 9% annual rate of increase in per capita health care costs of covered benefits was assumed for 2001 and a 10% increase was assumed for 2000 and 1999, with such annual rate of increase gradually declining to 5% in 2013.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                             1% Increase   1% Decrease
                                                             -----------   -----------
Effect on the health care component of the accumulated
   postretirement benefit obligation                          $  33,783    $  (28,493)
Effect on total of service and interest cost components of
   net periodic postretirement health care benefit cost           2,365        (1,994)

                                      ~25~

Note 9. Income Taxes

     Net deferred tax assets consist of the following components as of December 31, 2001 and 2000:

                                               2001           2000
                                             --------       --------
 Deferred tax assets:
     Reserve for loan losses                 $309,958       $234,963
     Accrued pension expense                  230,954        223,211
     Accrued postretirement benefits           94,416         78,409
     Nonaccrual interest                          169             --
     Securities available for sale                 --         22,902
                                             --------       --------
                                             $635,497       $559,485
                                             --------       --------
 Deferred tax liabilities:
     Depreciation                            $  7,881       $  7,228
     Securities available for sale            107,698             --
                                             --------       --------
                                             $115,579       $  7,228
                                             --------       --------
        Net deferred tax assets              $519,918       $552,257
                                             ========       ========

     The provision for income taxes charged to operations for the years ended December 31, 2001, 2000 and 1999 consists of the following:

                                                2001         2000        1999
                                             ----------   ----------   --------
Current tax expense                          $1,263,995   $1,020,289   $982,914
Deferred tax expense (benefit)                  (98,262)      32,870    (85,804)
                                             ----------   ----------   --------
                                             $1,165,733   $1,053,159   $897,110
                                             ==========   ==========   ========

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2001, 2000 and 1999 due to the following:

                                                              2001         2000        1999
                                                           ----------   ----------   --------
Computed "expected" tax expense                            $1,079,500   $  974,941   $829,644
Increase (decrease) in income taxes resulting from:
   Tax exempt interest income                                 (28,503)      (6,041)    (6,324)
   State income taxes, net of federal income tax benefit      114,303       78,435     73,767
   Other                                                          433        5,824         23
                                                           ----------   ----------   --------
                                                           $1,165,733   $1,053,159   $897,110
                                                           ==========   ==========   ========

Note 10. Commitments and Contingent Liabilities

     In the normal course of business, there are outstanding, various commitments and contingent liabilities which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

     See Note 12 with respect to financial instruments with off-balance-sheet risk.

     The Corporation has approximately $6,175,928 in deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 2001.

     The Corporation must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final bi-weekly reporting periods which included December 31, 2001 and 2000, the aggregate amounts of daily average required balances were approximately $4,422,000 and $3,147,000, respectively.

Note 11. Retained Earnings

     Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2001, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $3,134,480 or 16.1% of the consolidated net assets.

                                      ~26~

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

     A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 2001 and 2000, is as follows:

                                                2001           2000
                                             -----------     ----------
Financial instruments whose contract
   amounts represent credit risk:
      Commitments to extend credit           $16,796,262     $9,225,661
      Standby letters of credit                  712,458        266,251

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

     Loans Held for Sale
          The carrying amount of loans held for sale approximates fair value.

                                      ~27~

          Deposit Liabilities
               The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

          Short-term Borrowings
               The carrying amounts of borrowings under repurchase agreements approximate fair value.

          FHLB Advances
               The fair values of the Corporation's FHLB advances are estimated using discounted cash flow analysis based on the Corporation's incremental borrowing rates for similar types of borrowing arrangements.

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

               At December 31, 2001 and 2000, the carrying amounts of loan commitments and standby-letters of credit approximated fair value.

          The estimated fair values of the Corporation's financial instruments are as follows:

                                            2001                  2000
                                    --------------------   -------------------
                                    Carrying     Fair      Carrying    Fair
                                     Amount      Value      Amount     Value
                                    --------    --------   --------   --------
                                       (in thousands)         (in thousands)
Financial assets:
   Cash                             $ 11,818    $ 11,818   $  6,053   $  6,053
   Securities purchased under
       agreements to resell and
       federal funds sold              3,912       3,912     17,366     17,366
   Securities held to maturity        18,990      19,614     17,928     18,105
   Securities available for sale      30,708      30,708     18,162     18,162
   Loans, net                        100,987      99,348     83,179     78,083
   Loans held for sale                   916         916         --         --
   Accrued interest receivable         1,144       1,144      1,051      1,051

Financial liabilities:
   Deposits                          146,894     147,542    128,945    128,792
   Repurchase agreements               2,949       2,949         --         --
   FHLB advances                       2,352       2,228         --         --
   Accrued interest payable              223         223        303        303

     The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk

                                       ~28~

Note 14. Regulatory Matters

     The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Corporation's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                       Minimum
                                                                                      To Be Well
                                                                      Minimum         Capitalized
                                                                      Capital      Prompt Corrective
                                                     Actual         Requirement    Action Provisions
                                                ---------------   --------------   -----------------
                                                Amount    Ratio   Amount   Ratio    Amount    Ratio
                                                -------   -----   ------   -----   --------   ------
                                                             (Amount in Thousands)
As  of December 31, 2001:
    Total capital (to risk-weighted assets):
          Consolidated                          $20,417   21.15%  $7,724    8.0%        N/A    N/A
          Bank of Charles Town                  $20,392   21.12%  $7,723    8.0%     $9,654   10.0%
    Tier 1 capital (to risk-weighted assets):
          Consolidated                          $19,208   19.90%  $3,862    4.0%        N/A    N/A
          Bank of Charles Town                  $19,183   19.87%  $3,861    4.0%     $5,792    6.0%
    Tier 1 capital (to average assets):
          Consolidated                          $19,208   11.30%  $6,803    4.0%        N/A    N/A
          Bank of Charles Town                  $19,183   11.28%  $6,803    4.0%     $8,503    5.0%

As  of December 31, 2000:
    Total capital (to risk-weighted assets):
          Consolidated                          $19,003   23.95%  $6,348    8.0%        N/A    N/A
          Bank of Charles Town                  $18,956   23.89%  $6,347    8.0%     $7,934   10.0%
    Tier 1 capital (to risk-weighted assets):
          Consolidated                          $18,008   22.70%  $3,174    4.0%        N/A    N/A
          Bank of Charles Town                  $17,961   22.64%  $3,174    4.0%     $4,760    6.0%
    Tier 1 capital (to average assets):
          Consolidated                          $18,008   12.32%  $5,849    4.0%        N/A    N/A
          Bank of Charles Town                  $17,961   12.28%  $5,849    4.0%     $7,311    5.0%

                                       ~29~

Note 15. Parent Corporation Only Financial Statements

                            POTOMAC BANCSHARES, INC.
                            (Parent Corporation Only)
                                 Balance Sheets
                           December 31, 2001 and 2000

                                                          2001         2000
                                                      -----------   -----------
ASSETS

    Cash                                              $    19,802   $    43,216
    Investment in subsidiary                           19,391,766    17,916,484
    Other assets                                            9,962         9,044
                                                      -----------   -----------
         Total Assets                                 $19,421 530   $17,968,744
                                                      ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES, other                                    $     4,996   $     4,996
                                                      -----------   -----------

STOCKHOLDERS' EQUITY
    Common stock                                      $   600,000   $   600,000
    Surplus                                             5,400,000     5,400,000
    Undivided profits                                  13,207,472    12,008,205
    Accumulated other comprehensive income (loss)         209,062       (44,457)
                                                      -----------   -----------
         Total Stockholders' Equity                   $19,416,534   $17,963,748
                                                      -----------   -----------
         Total Liabilities and Stockholders' Equity   $19,421,530   $17,968,744
                                                      ===========   ===========

                            POTOMAC BANCSHARES, INC.
                            (Parent Corporation Only)
                              Statements of Income
                  Years Ended December 31, 2001, 2000 and 1999

                                                      2001         2000         1999
                                                   ----------   ----------   ----------
Income
    Dividends from subsidiary                      $  810,000   $  750,000   $  740,000

Expenses
    Amortization                                   $       --   $       --   $    7,165
    Transfer agent expense                              7,000        6,000        6,375
    Legal and professional                              4,433        4,410        3,675
    Other operating expenses                           20,844       19,761       17,546
                                                   ----------   ----------   ----------
          Total Expenses                           $   32,277   $   30,171   $   34,761
                                                   ----------   ----------   ----------

          Income before Income Tax (Benefit) and
              Equity in Undistributed Income of
              Subsidiary                           $  777,723   $  719,829   $  705,239

Income Tax (Benefit)                                   (9,781)      (8,862)     (10,688)
                                                   ----------   ----------   ----------

          Income before Equity in Undistributed
              Income of Subsidiary                 $  787,504   $  728,691   $  715,927

Equity in Undistributed Income of Subsidiary        1,221,763    1,085,624      827,093
                                                   ----------   ----------   ----------
          Net Income                               $2,009,267   $1,814,315   $1,543,020
                                                   ==========   ==========   ==========

                                      ~30~

                            POTOMAC BANCSHARES, INC.
                            (Parent Corporation Only)
                            Statements of Cash Flows
                   Years Ended December 31, 2001 2000 and 1999

                                                         2001          2000          1999
                                                      -----------   -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                        $ 2,009,267   $ 1,814,315   $1,543,020
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Equity in undistributed (income) of
              subsidiary                               (1,221,763)   (1,085,624)    (827,093)
          Amortization                                         --            --        7,165
          (Increase) decrease in other assets                (918)        1,826        3,020
                                                      -----------   -----------   ---------
              Net cash provided by operating
                 activities                           $   786,586   $   730,517   $  726,112
                                                      -----------   -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Cash dividends                                    $  (810,000)  $  (750,000)  $ (690,000)
                                                      -----------   -----------   ----------

              Increase (decrease) in cash and cash
                 equivalents                          $   (23,414)  $   (19,483)  $   36,112

CASH AND CASH EQUIVALENTS
    Beginning                                              43,216        62,699       26,587
                                                      -----------   -----------   ----------
    Ending                                            $    19,802   $    43,216   $   62,699
                                                      ===========   ===========   ==========

                                      ~31~

                          TRUST AND FINANCIAL SERVICES

     Trust fees in year 2001 totaled $510,933, compared to $547,727 in 2000. Your Bank's net trust income in 2001 equaled 15.3% of gross fees, down from 16.4% in 2000, but still ahead of the 12.5% benchmark for our peer group. In 2001 estate fees totaled $44,300 as compared to $101,000 in 2000, a reflection of no new estate appointments. Trust revenue continues to reflect the department's emphasis on personal account relationships, with approximately 92% of income derived from grantor trusts, testamentary trusts, and personal agency accounts.

     Trust assets as of December 31, 2001, totaled $89,087,000, compared to December 31, 2000 footings of $83,852,000. The net increase (6.24%) in fiduciary assets was the result of opening 19 new accounts with $13,067,000 in assets, and the closing of 17 accounts (including four estates) totaling $3,873,000 in asset value.

     As we continue our mission to provide eminent personal trust services, the department anticipates an increasing emphasis on mutual-fund account relationships for moderately-sized deposit accounts (through our Federated Investors program) and the development of annuity products. Our dedication to the delivery of community bank service, and our response to the financial and estate planning needs of our clients will continue to be the hallmark of our fiduciary service.


                                                /s/ Robert L. Hersey
                                                --------------------------------
                                                Robert L. Hersey
                                                Vice President and Trust Officer

                             STATEMENT OF CONDITION
                                December 31, 2001
                                   (unaudited)

ASSETS
------
Discretionary assets:
    Bank Deposits:  Non-Interest Bearing                             $    12,000
                    Interest Bearing                                     456,000
    United States Treasury and Agency Obligations                      7,675,000
    State, County, and Municipal Obligations                             800,000
    Short Term Interest Bearing Funds                                  3,938,000
    Other Short Term Obligations                                         108,000
    Notes and Bonds                                                    9,022,000
    Common and Preferred Stocks                                       28,594,000
    Real Estate Mortgages                                                146,000
    Real Estate                                                           77,000
    Miscellaneous Assets                                                   2,000
                                                                     -----------
       Total Discretionary Assets                                    $55,830,000
                                                                     -----------

Non-Discretionary Assets                                             $38,257,000
                                                                     -----------
                 Total Assets                                        $89,087,000
                                                                     ===========

ACCOUNTS
--------
Personal Trusts                                        133           $51,152,000
Estates and Other Court Accounts                        23             3,873,000
Employee Benefit Accounts                               26             4,194,000
Agencies and Other                                      81            29,868,000
                                                       ---           -----------
                 Total Accounts                        263           $89,087,000
                                                       ===           ===========

                                      ~32~

================================================================================

                            POTOMAC BANCSHARES, INC.

Robert F. Baronner, Jr.             President & CEO

William R. Harner                   Senior Vice President, Secretary & Treasurer

Gayle Marshall Johnson              Vice President & Chief Financial Officer

Donald S. Smith                     Vice President & Assistant Secretary

Susan S. Myers                      Assistant Vice President & Auditor

                            BANK OF CHARLES TOWN

Robert F. Baronner, Jr.             President & CEO

William R. Harner                   Senior Vice President & Cashier

David W. Irvin                      Senior Vice President & Commercial Loan
                                           Division Manager

Robert L. Hersey                    Vice President & Trust Officer

Donna J. Burns                      Vice President

L. Gayle Marshall Johnson           Vice President & Financial Officer

Pamela T. Hinkle                    Vice President & Mortgage Loan Officer

Karen S. Hensell                    Vice President & Commercial Loan Officer

Charles K. Nicewarner, Jr.          Vice President & Charles Town Branch
                                           Office Manager

Susan S. Myers                      Vice President & Auditor

Richard Crea                        Vice President of Information Technology

                                      ~33~

================================================================================

                          ANNUAL REPORT ON FORM 10-KSB

     A copy of the Corporation's 2001 annual report on Form 10-KSB filed with Securities and Exchange Commission may be obtained without charge upon written request by any stockholder to:

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

                               GENERAL INFORMATION

COMMON STOCK PRICES AND DIVIDENDS
---------------------------------

     Trading of Potomac Bancshares, Inc. common stock is not extensive and cannot be described as a public trading market. Potomac Bancshares, Inc. (symbol
PTBS) is on the Bulletin Board, a network available to brokers. Scott and Stringfellow, a regional securities firm with an office in Winchester, Virginia, is a market maker for Potomac's stock. A market maker is one who makes a market for a particular stock. Information about sales (but not necessarily all sales) of Potomac's stock is available on the Internet through many of the stock information services using Potomac's symbol. As of December 31, 2001, there were 600,000 common shares outstanding held by approximately 1,100 shareholders.

     The per share sale prices of the Corporation's stock for 2000 and 2001 are based on information available as a result of our participation on the Bulletin Board described above and information gathered on the Internet. The dividends for 2000 and 2001 are also listed.

                                High              Low             Dividends
2000
----
First Quarter                 $ 33.500         $  28.250           $  N/A
Second Quarter                  30.000            26.125             0.50
Third Quarter                   28.500            24.000              N/A
Fourth Quarter                  28.000            22.000             0.75

2001
----
First Quarter                  $28.750         $  25.000           $  N/A
Second Quarter                  33.500            25.250             0.50
Third Quarter                   34.500            32.000              N/A
Fourth Quarter                  38.500            33.000             0.85

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
                          (212) 936-5100

ANNUAL MEETING
--------------

     The annual meeting of stockholders will be held at the Clairon Hotel & Conference Center, Shepherdstown, Jefferson County, West Virginia, on Tuesday, April 23, 2002, beginning at 10:30 a.m.

                                      ~34~