Form 10KSB, Exhibit 13
period 2002-12-31
POTOMAC BANCSHARES INC
filed 2003-03-31
CIK 925173

Exhibit 13

cover page

CONTENTS

President’s Report	2-3

Description of Business	4

Board of Directors	4

Selected Consolidated Financial Data	5

Management’s Discussion and Analysis of Financial Condition and Results of Operations	6-14

Independent Auditor’s Report	15

Consolidated Financial Statements

Consolidated Balance Sheets	16

Consolidated Statements of Income	17

Consolidated Statements of Changes in Stockholders’ Equity	18

Consolidated Statements of Cash Flows	19

Notes to Consolidated Financial Statements	19-33

Officers	35

Annual Report on Form 10-KSB	36

General Information	36

FORWARD –LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 evidences Congress’ determination that the disclosure of forward-looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward-looking statements by corporate management. This Annual Report, including the President’s Letter and the Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that involve risk and uncertainty. “Forward-looking statements are easily identified by the use of words such as “could,” “anticipate,” “estimate,” “believe,” and similar words that refer to a future outlook. To comply with the terms of the safe harbor, the corporation notes that a variety of factors could cause the corporation’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the corporation’s forward-looking statements.

The risks and uncertainties that may affect the operations, performance, development and results of the corporation’s business include, but are not limited to, the growth of the economy, interest rate movements, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation and similar matters. We caution readers of this report not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

THE PRESIDENT’S REPORT TO OUR SHAREHOLDERS

Dear Shareholder,

For the year ended December 31, 2002, Potomac Bancshares, Inc. had record earnings of $2.46 million, an increase of 22% over the previous year. This translated into an improvement in earnings per share from $3.35 to $4.12. Return on assets and return on equity were 1.35% and 11.97% respectively. The market price for Potomac Bancshares’ stock also improved from $35.25 on December 31, 2001 to $45.00 on December 31, 2002, an increase of 28%. We feel this is quite an accomplishment in a year when the Standard and Poor’s 500 Index was down 23%.

Improvement in earnings was achieved through loan and fee income growth as well as through aggressive reductions in funding costs. Average loans outstanding grew from $93.8 million to $109.4 million, an improvement of 17%. Non-interest income increased from $1.36 million to $2.1 million an improvement of 54%. This was primarily a result of increases in deposit account fees and commercial and secondary market loan fees. In 2002, interest rates on deposits and loans decreased significantly. However, our net interest margin improved from 4.89% in 2001 to 5.02 % in 2002. During 2003, we expect our net interest margin to decline as our loan portfolio continues to reprice. To counterbalance for this loss in margin, one of our primary goals in 2003 is to accelerate loan portfolio growth in primarily floating rate assets. As interest rates eventually increase, we anticipate this will have a favorable impact on net interest margin.

To achieve growth in our loan portfolio, it is critical that we continue to grow sources of low cost funding. Average deposits including our commercial cash management account, grew from $137.7 million in 2001 to $157.3 million in 2002, an increase of 14%. A loan to deposit ratio of 72% affords us the room to grow the loan portfolio without negatively impacting the bank’s liquidity.

Credit quality for the bank overall has been very good. The average delinquency for the year was .75% of the outstanding portfolio. Net loan charge-offs for the year were .09% of the total portfolio which compares very favorably to our peers. The majority of our charge-offs were concentrated in our retail lending area which includes a small indirect automobile portfolio. In 2003, we are revamping our retail credit approval systems and aggressively shrinking the indirect auto portfolio. We managed to grow our loan loss reserve by $240 thousand and ended the year with a respectable 1.40% reserve as a percentage of loans outstanding.

In 2003, we will complete two projects that will set the course of our growth in the years to come. First, we expect to open our new Hedgesville office in late May. Although this additional infrastructure may negatively affect earnings initially, we feel we have the right location and personnel to provide long term growth in earnings and assets for the bank. And second, our computer conversion to the Jack Henry 20/20 system will be completed in early July at a cost of approximately $1.0 million. This “state of the art” computer system will allow us to offer the products and timely service demanded by today’s consumer. It will also serve to make us more efficient and permit us to continue our growth without adding significant staffing.

For our stockholders, a 200 % stock dividend was paid to all shareholders of record on February 15, 2003. The purpose of this dividend is to make our stock more affordable thereby improving the liquidity of your Potomac Bancshares’ investment. We also decided to begin paying quarterly dividends starting March 1, 2003.

Since 1871 your bank has been an integral part of this community. During that time, the depositors, borrowers, shareholders, employees and members of the Board of Directors have all been members of the community. This consistent and deep community involvement is a significant reason for the past success of the bank. We take pride in our history of honorable and profitable service to all of our stakeholders and we will continue that tradition in the years ahead.

We continue to make the changes necessary to keep us competitive and independent. We hope you are pleased with your investment in our company and we also appreciate your support!

Sincerely

/s/ ROBERT F. BARONNER, JR.
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

The corporation provides consumers, businesses, and governments with a broad range of banking services including lines of credit, home equity lines of credit, commercial, agricultural, real estate, and installment loans, checking, savings and NOW accounts, certificates of deposit, and individual retirement accounts. Automated teller machines located at each of the four offices and Touchline 24, an interactive voice response system available at 1-304-728-2424, provide certain services to customers on a twenty-four hour basis. Bill paying and certain other banking services are available online through any touch tone telephone and/or the World Wide Web. The trust and financial services department provides financial management, investment and trust services.

Bank of Charles Town is a West Virginia state chartered bank which formed and opened for business in 1871. The bank’s deposits are insured by Federal Deposit Insurance Corporation.

BOARD OF DIRECTORS

Potomac Bancshares, Inc. and Bank of Charles Town

Robert F. Baronner, Jr. President & CEO Bank of Charles Town	Robert W. Butler Farmer-Orchardist Warm Spring Orchard & Farm	E. William Johnson Professor of Economics Shepherd College

J. Scott Boyd President Jefferson Pharmacy, Inc.	Guy Gareth Chicchirichi Executive Manager Guy’s Buick-Pontiac-Oldsmobile-GMC Truck, Inc.	John C. Skinner, Jr. Owner Nichols & Skinner, L.C.

John P. Burns, Jr. Partner Burns Farm	Thomas C. G. Coyle Retired Owner-Operator Riddleberger’s Store	Donald S. Smith Retired President Bank of Charles Town

William R. Harner Senior Vice President & Cashier Bank of Charles Town

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands Except Per Share Data)

	2002	2001	2000	1999	1998
Summary of Operations
Interest income	$11 279	$10 956	$10 328	$10 009	$10 055
Interest expense	2 823	3 758	3 968	4 191	4 401

Net interest income	8 456	7 198	6 360	5 818	5 654
Provision for (recovery of) loan losses	423	221	(70)	125	125

Net interest income after provision for (recovery of) loan losses	8 033	6 977	6 430	5 693	5 529
Noninterest income	2 096	1 358	1 148	1 170	1 126
Noninterest expense	6 262	5 160	4 711	4 423	4 297

Income before income taxes	3 867	3 175	2 867	2 440	2 358
Income tax expense	1 408	1 166	1 053	897	869

Net income	$2 459	$2 009	$1 814	$1 543	$1 489

Per Share Data
Net income, basic and diluted	$4.12	$3.35	$3.02	$2.57	$2.48
Cash dividends declared	1.45	1.35	1.25	1.15	1.15
Book value at period end	35.89	32.36	29.94	27.81	26.99
Weighted-average shares outstanding	597 009	600 000	600 000	600 000	600 000
Average Balance Sheet Summary
Assets	$181 741	$158 385	$145 339	$147 612	$138 698
Loans	109 461	93 816	81 755	78 710	78 552
Securities	50 454	41 870	44 935	48 865	44 752
Deposits	153 148	135 658	126 617	129 711	121 612
Stockholders’ equity	20 542	18 812	17 345	16 539	15 862
Performance Ratios
Return on average assets	1.35%	1.27%	1.25%	1.05%	1.07%
Return on average equity	11.97%	10.68%	10.46%	9.33%	9.39%
Dividend payout ratio	35.19%	40.30%	41.39%	44.75%	46.37%
Capital Ratios
Leverage ratio	10.77%	11.30%	12.32%	11.55%	11.15%
Risk-based capital ratios
Tier 1 capital	18.34%	19.90%	22.70%	23.19%	22.64%
Total capital	19.60%	21.15%	23.95%	24.45%	23.89%

SCHEDULE 1 – AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE YIELD/RATE

This schedule is a comparison of interest earning assets and interest-bearing liabilities showing average yields or rates derived from average balances and actual income and expenses. Income and rates on tax exempt loans are computed on a tax equivalent basis using a federal tax rate of 34%. Loans placed on nonaccrual status are reflected in the balances.

	2002			2001
	Average Balances	Income/ Expense	Average Yield/Rate	Average Balances	Income/ Expense	Average Yield/Rate
ASSETS
Loans
Taxable	$107 619 793	$8 556 920	7.95%	$92 434 336	$8 070 799	8.73%
Tax exempt	1 841 205	159 231	8.65%	1 381 761	137 003	9.92%

Total loans	109 460 998	8 716 151	7.96%	93 816 097	8 207 802	8.75%

Taxable securities	50 454 026	2 444 342	4.84%	41 870 474	2 318 806	5.54%
Securities purchased under agreements to resell and federal funds sold	6 402 575	90 452	1.41%	10 366 914	393 154	3.79%
Other earning assets	3 300 322	82 074	2.49%	2 113 431	82 289	3.89%

Total earning assets	169 617 921	$11 333 019	6.68%	148 166 916	$11 002 051	7.43%

Allowance for loan losses	(1 528 580)			(1 287 062)
Cash and due from banks	8 015 469			6 352 987
Premises and equipment, net	3 660 177			3 278 950
Other assets	1 976 220			1 872 882

Total assets	$181 741 207			$158 384 673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Savings and interest – bearing demand deposits	$86 844 968	$852 591.98%		$73 730 903	$1 461 562	1.98%
Time deposits	45 911 558	1 750 221	3.81%	42 830 718	2 198 395	5.13%

Total interest – bearing deposits	132 756 526	2 602 812	1.96%	116 561 621	3 659 957	3.14%

Securities sold under agreements to repurchase and federal funds purchased	4 196 410	98 536	2.35%	1 093 284	31 160	2.85%
Advances from FHLB	2 196 854	121 834	5.55%	1 304 876	66 663	5.12%

Total interest bearing liabilities	139 149 790	$2 823 182	2.03%	118 959 781	$3 757 780	3.16%

Noninterest-bearing demand deposits	20 391 089			19 096 124
Other liabilities	1 658 519			1 516 895
Stockholders’ equity	20 541 809			18 811 873

Total liabilities and stockholders’ equity	$181 741 207			$158 384 673

Net interest income		$8 509 837			$7 244 271

Net interest spread			4.65%			4.27%
Interest expense as a percent of average earning assets			1.66%			2.54%
Net interest margin			5.02%			4.89%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

GENERAL

The corporation’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) SFAS 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimatable and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Our allowance for loan losses has two basic components: the formula allowance and the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in the formula allowance.

GENERAL

Total assets increased $19.8 million or 11.4% in 2002 compared to 2001. Increases included loans 14.3% or $14.7 million, securities 4.1% or $2 million and premises and equipment 31.5% or $1.1 million. This asset growth is offset on the liability side with growth in deposits of $15.3 million or 10.4% and in the daily cash management accounts (securities sold under agreements to repurchase) of $3.2 million or 106.9%. The growth of loans and deposits indicates the bank is providing service and products that customers like and want. Increase in premises and equipment is due to the construction of a new branch in Hedgesville, WV and a core computer conversion in process with new products from Jack Henry and Associates. Both of these projects will enable us to continue to service our customers conveniently and efficiently.

The increase in net income of $450 thousand or 22.4% in 2002 compared to 2001 primarily results from decreased interest expense and increased noninterest income as well as an increase in interest income.

Management is unaware of any trends, events or uncertainties that would have a material effect on liquidity, capital resources or operations. There are no current recommendations by regulatory authorities which, if they were to be implemented would have a material effect on the corporation.

NET INTEREST INCOME

Net interest income increased 17.5% in 2002 compared to 2001 as a result of both increased interest income and decreased interest expense. Interest income increased $300 thousand, or 3.0% in 2002 when compared to 2001. Interest and fees on loans increased 6.1% in 2002 compared to 2001 due almost entirely to increased volume of the loan portfolio from $102 million at December 31, 2001 to $117 million at December 31, 2002. The average rate of the taxable portion of the portfolio dropped to 7.95% in 2002 from 8.73% in 2001. An experienced and aggressive lending staff has continued to grow the loan portfolio during 2002.

Interest income on securities held to maturity and securities available for sale increased 5.4% in 2002 compared to 2001. The increase resulted from volume growth even though there was a decrease in average rate in 2002 to 4.84% compared to 5.54% in 2001. Interest income from securities purchased under agreements to resell and federal funds sold decreased in 2002 compared to 2001 due to decreased rates and decreased volumes.

Other earning assets added over $80,000 of income during 2002. These assets included an average balance of $2.2 million in the Federal Home Loan Bank interest-bearing demand deposit account, Federal Home Loan Bank stock with an average balance of $554 thousand and loans held for sale with an average balance of $554 thousand.

Interest expense decreased 24.9% or $935 thousand in 2002 compared to 2001. Reduced interest rates were responsible for the decrease in interest expense since the volume of total deposits increased $15.3 million in 2002 compared to 2001. The average rate on interest-bearing deposits dropped to 1.96% in 2002 compared to 3.14% in 2001.

In 2002, the average yield for earning assets was 6.68% compared to 7.43% in 2001. The average rate paid on all interest bearing liabilities was 2.03% in 2002 compared to 3.16% in 2001. The net interest spread (difference between yield on earning assets and rate paid on interest-bearing liabilities) increased in 2002 to 4.65% from 4.27% in 2001. The net interest margin (total interest income less total interest expense divided by average earning assets) increased in 2002 to 5.02% from 4.89% in 2001. The reason the net interest spread and net interest margin continued to increase in 2002 is that the reduction in rates has a slower penetration in the loan and securities portfolios than in the deposit portfolio. Almost two thirds of the deposits reprice immediately after rates change while only a quarter to a third of the loans and securities reprice within the first three months after rates change.

SCHEDULE 2 – VOLUME AND RATE ANALYSIS

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

	2002 Compared to 2001			2001 Compared to 2000
	Change in Income/Expense	Volume Effect	Rate Effect	Change in Income/Expense	Volume Effect	Rate Effect
INTEREST INCOME
Taxable loans	$486 121	$1 065 725	$(579 604)	$961 138	$961 138	$—
Tax exempt loans	22 228	36 154	(13 926)	107 501	105 782	1 719
Taxable securities	125 536	327 216	(201 680)	(327 098)	(174 803)	(152 295)
Securities purchased under agreements to resell and federal funds sold	(302 702)	(114 566)	(188 136)	(129 214)	83 586	(212 800)
Other earning assets	(215)	599	(814)	51,069	57,995	(6886)

TOTAL	$330 968	$1 315 128	$(984 160)	$663,396	$1 033 658	$(370 262)

INTEREST EXPENSE
Savings and interest-bearing demand deposits	$(608 971)	$331 045	$(940 016)	$(506 759)	$123 669	(630 428)
Time deposits	(448 174)	173 900	(622 074)	199 211	158 427	40 784
Securities sold under agreements to repurchase and federal funds purchased	67 376	71 815	(4 439)	30 576	30 715	(139)
Advances from FHLB	55 171	49 134	6 037	66 663	66 663	—

TOTAL	$(934 598)	$625 894	$(1 560 492)	$(210 309)	$379 474	$(589 783)

NET INTEREST INCOME	$1 265 566	$689 234	$576 332	$873 705	$654 184	$219 521

NONINTEREST INCOME AND EXPENSE

Noninterest income increased 54.4% in 2002 compared to 2001. The Trust and Financial Services income decreased 9.1% in 2002 compared with 2001, a reflection of fewer estate appointments and decreased market values of accounts (fees are based on account market values). Service charges on deposit accounts increased 136.4% in 2002 compared to 2001 due to the increased volume of overdraft charges in conjunction with the overdraft protection program begun late in 2001. Other customer service fees increased 25.2% in 2002 compared to 2001. These included volume increases for installment loan insurance commissions, credit and debit card fees, and merchant discount and cash advance fees. Fees associated with sale of loans in the secondary market increased 101.0% in 2002 compared to 2001 due to doubling the dollar volume of loans completed in 2002 compared to 2001.

Noninterest expense increased 21.4% in 2002 compared to 2001. Salaries and employee benefits increased 12.0% in 2002 compared to 2001. An increase of 10.9% in salaries, wages and related taxes in 2002 compared to 2001 included annual increases and incentives for officers and employees as well as some staffing additions by the bank in 2002. There were also increases in group insurance, pension and 401k expenses during 2002. Furniture and equipment expense increased 40.8% due to equipment replacement for maintenance of the bank’s high information technology standards which includes various conversion details prior to the core conversion to Jack Henry products in March 2003. Advertising and marketing expenses increased in 2002 by 20.6% compared to 2001 showing the bank’s continual effort to communicate product and service information to the public. Stationery and supplies expense increased 52.4% in 2002 compared to 2001 and postage expense increased 36.7% in 2002 compared to 2001. Increases in both of these areas are due to a combination of growth and communications with our customers regarding changes necessary and related to our computer conversion. Other operating expenses increased 43.0% in 2002 compared to 2001. Training and study expenses increased in 2002 in an ongoing effort to keep employees well informed and up to date in their particular job areas and due to training directly related to the computer conversion. West Virginia Business Franchise tax expense increased in 2002 due to growth in the bank’s capital. Correspondent bank fees increased due to decreased rates being paid on balances we kept with the various institutions.

INTEREST RATE SENSITIVITY

The table below shows the opportunities the corporation will have to reprice interest earning assets and interest-bearing liabilities as of December 31, 2002.

Mature or Reprice
	Within Three Months	After Three Months But Within Twelve Months	After One Year But Within Five Years	After Five Years	Nonsensitive
Interest Earning Assets:
Fixed rate loans	$7 207 335	$20 241 530	$50 486 344	$9 694 701	$—
Floating rate loans	29 415 839	—	—	—	—
Securities	999 894	9 114 712	41 626 703	—	—
Securities purchased under agreements to resell and federal funds sold	3 915 285
Other earning assets	1 969 773	—	—	—	586 600

Total	$43 508 126	$29 356 242	$92 113 047	$9 694 701	$586 600

Interest-Bearing Liabilities:
Time deposits $100,000 and over	$1 929 694	$1 057 249	$5 817 422	$—	$—
Other time deposits	6 766 531	12 398 120	18 921 379	—	—
Money market accounts	6 028 647	—	—	—	—
NOW accounts	47 854 376	—	—	—	22 559 501
Savings accounts	—	—	—	—	17 273 338
Securities sold under agreements to repurchase	6 102 441	—	—	—	—
Federal Home Loan Bank advances	80 047	246 848	1 503 055	212 199	—

Total	$68 761 736	$13 702 217	$26 241 856	$212 199	$39 832 839

Rate Sensitivity Gap	$(25 253 610)	$15 654 025	$65 871 191	$9 482 502

Cumulative Gap	$(25 253 610)	$(9 599 585)	56 271 606	$65 754 108

INTEREST RATE SENSITIVITY (Continued)

The matching of the maturities or repricing opportunities of interest earning assets and interest-bearing liabilities may be analyzed by examining the extent to which these assets and liabilities are interest rate sensitive and by monitoring an institution’s interest rate sensitivity gap. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that period. The interest rate sensitivity gap is the difference between the amount of interest earning assets that will mature or reprice within a specific time period and the amount of interest-bearing liabilities that will mature or reprice within the same time period.

A gap is considered negative when the amount of liabilities maturing or repricing in a specific period exceeds the amount of assets maturing or repricing in the same period. An even match between assets and liabilities in each time frame is the safest position especially in times of rapidly rising or declining rates. During other times, the even match is not as critical. The advantages or disadvantages of positive and negative gaps depend totally on the direction in which interest rates are moving. An asset sensitive institution’s net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability sensitive institution generally will be impacted favorably by declining interest rates.

During the first twelve months shown in the schedule on page 8, the corporation is liability sensitive and after that time period the corporation is asset sensitive. During January, February and March of 2003, $25 million more liabilities reprice or mature than assets. During April through December of 2003, $16 million more assets reprice or mature than liabilities. The net effect for 2003 is that almost $10 million more liabilities reprice than assets. Therefore, the corporation will be impacted favorably if interest rates continue to decline and unfavorably if interest rates rise.

LOAN PORTFOLIO

Loans at December 31, 2002 and 2001 are summarized below:

	2002	2001
Commercial, financial and agricultural	$3 695 732	$2 998 473
Mortgage loans on real estate:
Construction and land development	2 210 582	530 000
Secured by farm land	1 821 345	1 801 165
Secured by 1-4 family residential	63 239 443	56 283 230
Other real estate	26 151 183	19 275 005
Consumer loans	19 197 747	21 213 959
All other loans	729 717	287 836

	$117 045 749	$102 389 668

Loans have increased 14.3% in 2002 over 2001 when comparing year end totals without reducing the portfolio numbers by the allowance for loan losses. An experienced staff has enabled a continual growth in loans. Particular areas of growth to note include 23.3% in commercial, financial and agricultural loans; 317.1% in real estate construction and land development loans; 12.4% in real estate loans secured by 1-4 family residential properties, and 35.7% in other real estate loans.

There were no categories of loans that exceeded 10% of outstanding loans at December 31, 2002 which were not disclosed in the table above.

REMAINING MATURITIES OF SELECTED LOANS

	Commercial, Financial and Agricultural	Real Estate- Construction
Within one year	$1 622 367	$—
Variable rate	1 315 219	329 732
Fixed rate, over one through five years	758 146	1 880 850

Total maturities	$3 695 732	$2 210 582

ALLOWANCE FOR LOAN LOSSES

The table shown below is an analysis of the corporation’s allowance for loan losses. Historically, net charge-offs (loans charged off as uncollectible less any amounts recovered on these loans) for the corporation have been very low when compared with the size of the total loan portfolio. Management continually monitors the loan portfolio with quarterly procedures that allow for problem loans and potentially problem loans to be highlighted and watched. Based on experience, the loan policies and the current monitoring program, management believes the allowance for loan losses is adequate.

	2002	2001	2000
Balance at beginning of period	$1 402 247	$1 268 235	$1 217 919
Charge-offs:
Commercial, financial and agricultural	—	12 456	—
Real estate – construction	—	—	—
Real estate – mortgage	—	6 658	—
Consumer	287 133	102 574	105 677

Total charge-offs	287 133	121 688	105 677

Recoveries:
Commercial, financial and agricultural	—	667	—
Real estate – construction	—	—	—
Real estate – mortgage	398	492	201 284
Consumer	103 307	33 966	24 709

Total recoveries	103 705	35 125	225 993

Net charge-offs (recoveries)	183 428	86 563	(120 316)
Additions charged (credited) to operations	423 000	220 575	(70 000)

Balance at end of period	$1 641 819	$1 402 247	$1 268 235

Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	0.17%	0.09%	(0.15)%

As shown in the schedule above, net charge-offs increased in 2002 when compared to 2001. The loan portion of net charge-offs is $98,485, which is .09% of average loans outstanding during the period. This loan portion remains consistent with the 2001 level for loan net charge-offs that was also .09% of average outstanding loans. The remaining net charge-offs of $84,943 (.08% of average loans outstanding during the period) are for deposit accounts and are related to our overdraft protection program started in December 2001. Deposit account charge-offs in previous years were minimal and were not accounted for with a reserve account.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The following table shows an allocation of the allowance among loan categories based upon analysis of the loan portfolio’s composition, historical loan loss experience, and other factors, and the ratio of the related outstanding loan balances to total loans. This analysis is recorded each quarter with monitoring procedures where all loans are examined and problem loans and potentially problem loans are highlighted for continued observance.

	2002		2001
	Allowance	Percent of Loans in Each Category to Total Loans	Allowance	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$36 957	3.16%	$14 992	2.92%
Mortgage loans on real estate:
Construction and land development	22 106	1.89%	2 650.52%
Secured by farm land	1 821	1.56%	9 006	1.76%
Secured by 1-4 family residential	293 367	54.03%	315 375	54.97%
Other real estate	619 405	22.34%	250 993	18.83%
Consumer loans	124 360	16.40%	119 331	20.72%
All other loans	5 030	62%	1 439	28%
Unallocated	538 773	—	688 461	—

	$1 641 819	100.00%	$1 402 247	100.00%

RISK ELEMENTS IN THE LOAN PORTFOLIO

	2002	2001	2000
Nonaccrual loans	$—	$9 060	$—
Restructured loans	—	—	—
Foreclosed properties	—	—	12 647

Total nonperforming assets	$—	$9 060	$12 647

Loans past due 90 days accruing interest	$41 161	$29 293	$790 349

Allowance for loan losses to period end loans	1.40%	1.37%	1.50%
Nonperforming assets to period end loans and foreclosed properties	.00%	.01%	.01%

Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

There were no impaired loans at December 31, 2002 and 2001.

There were no nonaccrual loans excluded from impaired loan disclosure under SFAS No. 114 at December 31, 2002 and 2000. Nonaccrual loans excluded from impaired loan disclosure under SFAS No. 114 at December 31, 2001 totaled $9,060 in 2001.

At December 31, 2002, other potential problem loans totaled $799,740. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. Management has allocated a portion of the allowance for these loans according to the review of the potential loss in each loan situation.

SECURITIES PORTFOLIO

In accordance with Financial Accounting Standards Board Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the corporation records securities being held to maturity at amortized cost and securities available for sale at fair value. The effect of unrealized gains and losses, net of tax effects, is recognized in stockholders’ equity.

The schedule below summarizes the book value of the portfolio by maturity classifications and shows the weighted average yield in each group.

	2002 Book Value	Weighted Average Yield	2001 Book Value	Weighted Average Yield
Securities held to maturity
Obligations of U.S. Government agencies:
Maturing within one year	$2 998 336	7.08%	$6 970 170	6.18%
Maturing after one year but within five years	6 014 853	5.25%	12 020 204	5.67%

Total securities held to maturity	$9 013 189		$18 990 374

Securities available for sale
Obligations of U.S. Government agencies:
Maturing within one year	$7 116 270	4.23%	$6 334 725	5.50%
Maturing after one year but within five years	35 611 850	4.45%	24 373 092	4.74%

Total securities available for sale	$42 728 120		$30 707 817

Total securities	$51 741 309		$49 698 191

DEPOSITS

When comparing the 2002 and 2001 year end balances, total deposits increased $15.3 million or 10.4% in 2002. Interest- bearing deposits increased $14.3 million or 11.3%, and noninterest-bearing deposits increased $1 million or 4.7%. Growth in deposits has continued during 2002 for a number of reasons including that Bank of Charles Town remains one of only a few banks in the service area with no monthly maintenance fees on deposit accounts. An increasing customer base in Berkeley County, WV due to our Martinsburg branch that opened in July of 2001 also added to this growth. For the second year money market accounts showed a decrease in balance when comparing balances at December 31, 2002 and 2001. Most customers are choosing our Select Checking account, a form of NOW account that earns a higher rate of interest on balances of $5 thousand or more. This account is more flexible because there are no activity limitations as the money market account has. Based on these trends of account choices by the customer, beginning in 2003 the bank is no longer offering money market accounts and later in 2003 all existing money market accounts will be changed to Select Checking accounts. Select Checking account balances increased $9.6 million when comparing balances at December 31, 2002 with balances at December 31, 2001. NOW account balances increased $3.1 million when comparing December 31, 2002 balances to balances at December 31, 2001.

The average yield on savings and interest bearing demand deposits decreased to .98% at December 31, 2002 as compared to 1.98% at December 31, 2001. The average yield on time deposits decreased in 2002 to 3.81% compared to 5.13% at December 31, 2001.

At December 31, 2002, time deposits of $100 thousand or more were 5.43% of total deposits compared with 4.97% at December 31, 2001. Maturities of time deposits of $100 thousand or more at December 31, 2002 are as follows:

Within three months	$1 929 694
Over three through six months	305 496
Over six months through twelve months	751 753
Over twelve months	5 817 421

Total	$8 804 364

ANALYSIS OF CAPITAL

The adequacy of the corporation’s capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the corporation’s asset and liability levels and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The corporation had a ratio of total capital to risk-weighted assets of 19.60% and a ratio of Tier 1 capital to risk-weighted assets of 18.34% at December 31, 2002. Both of these exceed the capital requirements adopted by the federal regulatory agencies.

ANALYSIS OF CAPITAL (Continued)

	2002	2001
Tier 1 capital:
Common stock	$600	$600
Surplus	5 400	5 400
Retained earnings	14 801	13 208

	20 801	19 208
Less cost of shares acquired for the treasury	248	—

Total tier 1 capital	$20 553	$19 208
Tier 2 capital:
Allowance for loan losses (1)	1 403	1 209

Total risk-based capital	$21 956	$20 417

Risk-weighted assets	$112 038	$96 545

Capital ratios:
Tier 1 risk-based capital ratio	18.34%	19.90%
Total risk-based capital ratio	19.60%	21.15%
Leverage ratio	10.77%	11.30%

(1)	Limited to 1.25% of gross risk-weighted assets.

LIQUIDITY

Liquidity represents an institution’s ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. This could also be termed the management of the cash flows of an organization. Liquid assets include cash and due from banks, interest-bearing deposits in financial institutions, securities purchased under agreements to resell, federal funds sold, securities available for sale, and loans and investments maturing within one year. The corporation’s liquidity during 2002 is detailed in the statement of cash flows included in the financial statements. Operating cash flows are derived from net income adjusted for items that do not involve cash. Cash flows from investing activities include maturity of securities and payments on and maturities of loans. Cash flows from financing activities include increases in any deposit accounts, proceeds from securities sold under agreements to repurchase and proceeds from borrowed funds. As a result of the corporation’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that the corporation’s overall liquidity is sufficient to satisfy its depositors’ requirements and to meet its customers’ credit needs.

At December 31, 2002, cash and due from banks, interest-bearing deposits in financial institutions, securities purchased under agreements to resell, federal funds sold and loans and securities maturing within one year were $40,455,495.

Borrowing capabilities provide additional liquidity. The subsidiary bank maintains a federal funds line of $4 million with another financial institution. The subsidiary bank is also a member of the Federal Home Loan Bank of Pittsburgh and has short and/or long-term borrowing capabilities of approximately $64,127,000. In June 2001, the subsidiary bank borrowed $2.5 million amortized over seven years from the Federal Home Loan Bank.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

Potomac Bancshares, Inc. and Subsidiary

Charles Town, West Virginia

We have audited the accompanying consolidated balance sheets of Potomac Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Potomac Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

Yount, Hyde & Barlour, P.C.

Winchester, Virginia

February 5, 2003

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

	2002	2001
ASSETS
Cash and due from banks	$11 243 060	$9 351 485
Interest-bearing deposits in financial institutions	1 969 773	2 466 314
Securities purchased under agreements to resell and federal funds sold	3 915 285	3 911 812
Securities held to maturity (fair value $9,313,460 in 2002 and $19,613,951 in 2001)	9 013 189	18 990 374
Securities available for sale, at fair value	42 728 120	30 707 817
Loans held for sale	1 923 694	915 576
Loans, net of allowance for loan losses of $1,641,819 in 2002 and $1,402,247 in 2001	115 403 930	100 987 421
Premises and equipment, net	4 456 560	3 388 033
Accrued interest receivable	1 064 815	1 144 467
Other assets	1 158 487	1 228 798

Total Assets	$192 876 913	$173 092 097

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Noninterest-bearing	$21 573 475	$20 611 535
Interest-bearing	140 606 257	126 282 699

Total Deposits	$162 179 732	$146 894 234
Accrued interest payable	160 263	223 452
Securities sold under agreements to repurchase	6 102 441	2 949 056
Federal Home Loan Bank advances	2 042 149	2 351 558
Other liabilities	1 079 932	1 257 263
Commitments and contingent liabilities	—	—

Total Liabilities	$171 564 517	$153 675 563

STOCKHOLDERS’ EQUITY
Common stock, $1 per share par value; 5,000,000 shares authorized; 600,000 shares issued	$600 000	$600 000
Surplus	5 400 000	5 400 000
Undivided profits	14 801 225	13 207 472
Accumulated other comprehensive income	758 816	209 062

	$21 560 041	$19 416 534
Less cost of shares acquired for the treasury, 2002, 6,110 shares	247 645	—

Total Stockholders’ Equity	$21 312 396	$19 416 534

Total Liabilities and Stockholders’ Equity	$192 876 913	$173 092 097

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Interest and Dividend Income:
Interest and fees on loans	$8 662 013	$8 161 221	$7 129 132
Interest on securities held to maturity – taxable	953 715	1 132 929	1 276 315
Interest on securities available for sale – taxable	1 490 627	1 185 877	1 369 589
Interest on securities purchased under agreements to resell and federal funds sold	90 452	393 154	522 368
Other interest and dividends	82 074	82 289	31 220

Total Interest and Dividend Income	$11 278 881	$10 955 470	$10 328 624

Interest Expense:
Interest on deposits	$2 602 812	$3 659 957	$3 967 505
Interest on securities sold under agreements to repurchase	98 536	31 160	584
Federal Home Loan Bank advances	121 834	66 663	—

Total Interest Expense	$2 823 182	$3 757 780	$3 968 089

Net Interest Income	$8 455 699	$7 197 690	$6 360 535
Provision for (Recovery of) Loan Losses	423 000	220 575	(70 000)

Net Interest Income after Provision for (Recovery of) Loan Losses	$8 032 699	$6 977 115	$6 430 535

Noninterest Income:
Trust and financial services	$464 633	$510 933	$547 727
Service charges on deposit accounts	1 121 826	474 556	379 763
Fees for other customer services	280 741	224 239	156 910
Net gain on sale of loans	175 645	87 382	—
Other operating income	53 809	60 915	63 500

Total Noninterest Income	$2 096 654	$1 358 025	$1 147 900

Noninterest Expenses:
Salaries and employee benefits	$3 520 647	$3 143 150	$2 860 274
Net occupancy expense of premises	324 661	296 740	211 838
Furniture and equipment expenses	653 302	464 058	396 045
Advertising and marketing	201 201	166 780	111 936
Stationery and supplies	190 788	125 173	111 389
Postage	143 587	105 042	92 212
Other operating expenses	1 228 277	859 197	927 267

Total Noninterest Expenses	$6 262 463	$5 160 140	$4 710 961

Income before Income Tax Expense	$3 866 890	$3 175 000	$2 867 474
Income Tax Expense	1 407 720	1 165 733	1 053 159

Net Income	$2 459 170	$2 009 267	$1 814 315

Earnings Per Share, basic and diluted	$4.12	$3.35	$3.02

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2002, 2001 and 2000

	Common Stock	Surplus	Undivided Profits	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
Balances, December 31, 1999	$600 000	$5 400 000	$10 943 890	$—	$(256 213)		$16 687 677
Comprehensive income
Net income – 2000	—	—	1 814 315	—	—	$1 814 315	1 814 315
Other comprehensive income:
Unrealized holding gains arising during the period (net of tax, $109,086)	—	—	—	—	211 756	211 756	211 756

Total comprehensive income						$2 026 071

Cash dividends – 2000 ($1.25 per share)	—	—	(750 000)	—	—		(750 000)

Balances, December 31, 2000	$600 000	$5 400 000	$12 008 205	$—	$(44 457)		$17 963 748
Comprehensive income
Net income – 2001	—	—	2 009 267	—	—	$2 009 267	2 009 267
Other comprehensive income:
Unrealized holding gains arising during the period (net of tax, $130,601)	—	—	—	—	253 519	253 519	253 519

Total comprehensive income						$2 262 786

Cash dividends – 2001 ($1.35 per share)	—	—	(810 000)	—	—		(810 000)

Balances, December 31, 2001	$600 000	$5 400 000	$13 207 472	$—	$209 062		$19 416 534
Comprehensive income
Net income – 2002	—	—	2 459 170	—	—	$2 459 170	2 459 170
Other comprehensive income:
Unrealized holding gains arising during the period (net of tax, $372,679)	—	—	—	—	723 436	723 436	723 436
Minimum pension liability adjustment (net of tax, $89,473)	—	—	—	—	(173 682)	(173 682)	(173 682)

Total comprehensive income						$3 008 924

Cash dividends – 2002 ($1.45 per share)	—	—	(865 417)	—	—		(865 417)
Purchase of common stock for the treasury	—	—	—	(247 645)	—		(247 645)

Balances, December 31, 2002	$600 000	$5 400 000	$14 801 225	$(247 645)	$758 816		$21 312 396

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2 459 170	$2 009 267	$1 814 315
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) loan losses	423 000	220 575	(70 000)
Depreciation	417 120	288 464	236 554
Deferred tax expense (benefit)	1 517	(98 262)	32 870
Discount (accretion) and premium amortization on securities, net	74 352	(14 578)	(40 428)
(Gain) on sale of other real estate	—	(2 468)	(12 220)
(Gain) on sale and disposal of premises and equipment	—	—	(5 684)
Proceeds from sale of loans	10 417 951	4 652 242	—
Origination of loans for sale	(11 426 069)	(5 567 818)	—
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable	79 652	(93 250)	60 741
(Increase) decrease in other assets	(214 413)	31 788	(181 807)
(Decrease) in accrued interest payable	(63 189)	(79 232)	(5 101)
Increase (decrease) in other liabilities	(440 486)	247 211	(24 013)

Net cash provided by operating activities	$1 728 605	$1 593 939	$1 805 227

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of securities held to maturity	$10 000 000	$8 000 000	$7 000 000
Proceeds from maturity of securities available for sale	9 250 000	12 000 000	9 000 000
Purchases of securities held to maturity	—	(9 035 270)	(9 889 898)
Purchases of securities available for sale	(20 271 354)	(24 174 178)	—
Net (increase) in loans	(14 839 508)	(18 029 396)	(6 009 114)
Purchases of premises and equipment	(1 485 648)	(499 381)	(1 271 019)
Proceeds from sale of equipment	—	—	5 684
Proceeds from sale of other real estate	—	15 115	213 649

Net cash (used in) investing activities	$(17 346 510)	$(31 723 110)	$(950 698)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in noninterest-bearing deposits	$961 940	$1 188 875	$3 388 526
Net increase (decrease) in interest-bearing deposits	14 323 558	16 760 417	(1 128 107)
Net proceeds in securities sold under agreements to repurchase	3 153 385	2 949 056	—
Net proceeds (repayment) of Federal Home Loan Bank advances	(309 409)	2 351 558	—
Purchase of treasury shares	(247 645)	—	—
Cash dividends	(865 417)	(810 000)	(750 000)

Net cash provided by financing activities	$17 016 412	$22 439 906	$1 510 419

Increase (decrease) in cash and cash equivalents	$1 398 507	(7 689 265)	$2 364 948
CASH AND CASH EQUIVALENTS
Beginning	15 729 611	23 418 876	21 053 928

Ending	$17 128 118	$15 729 611	$23 418 876

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest	$2 886 371	$3 837 012	$3 973 190

Income taxes	$1 702 789	$1 123 613	$1 088 541

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Other real estate acquired in settlement of loans	$—	$—	$12 647

Loans originated upon sale of real estate	$—	$—	$105 000

Unrealized gain on securities available for sale	$1 096 115	$384 120	$320 842

Minimum pension liability adjustment	$263 155	$—	$—

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Banking Activities and Significant Accounting Policies

Potomac Bancshares, Inc. and subsidiary (the corporation) grant commercial, financial, agricultural, residential and consumer loans to customers, primarily in Berkeley County and Jefferson County, West Virginia. The corporation’s market area also includes Washington County and Frederick County, Maryland and Frederick County, Loudoun County and Clarke County, Virginia. The loan portfolio is well diversified and loans generally are collateralized by assets of the customers. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

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

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

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

Loans

The corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions of the corporation’s market area.

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

Allowance for Loan Losses (Continued)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Employee Benefit Plans

The corporation has a noncontributory, defined benefit pension plan covering employees meeting certain age and service requirements. The corporation computes the net periodic pension cost of the plan in accordance with Financial Accounting Standards Board Statement No. 87, “Employers’ Accounting for Pensions.”

The corporation sponsors a postretirement life insurance plan covering retirees with 25 years of service over the age of 60 and a health care plan for all retirees and three current employees that have met certain eligibility requirements. The corporation computes the net periodic postretirement benefit cost of the plan in accordance with Financial Accounting Standards Board Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.”

The corporation sponsors a 401(k) profit sharing plan available to fulltime employees meeting certain age and service requirements. Under this plan the employer may make a discretionary matching contribution each plan year and may also make other discretionary contributions to the plan.

Note 1.	Nature of Banking Activities and Significant Accounting Policies (Continued)

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. The weighted-average number of common shares outstanding was 597,009, 600,000 and 600,000 at December 31, 2002, 2001 and 2000. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The corporation had no potential common stock as of December 31, 2002, 2001, and 2000.

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

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and minimum pension liability adjustment, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Pronouncements

In December, 2001, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 01-6, Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others, to reconcile and conform the accounting and financial reporting provisions established by various AICPA industry audit guides. This Statement is effective for annual and interim financial statements issued for fiscal years beginning after December 15, 2001, and did not have a material impact on the corporation’s consolidated financial statements.

Note 1.	Nature of Banking Activities and Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

On March 13, 2002, the Financial Accounting Standard Board determined that commitments for the origination of mortgage loans that will be held for sale must be accounted for as derivatives instruments, effective for fiscal quarters beginning after April 10, 2002. The corporation enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding. Such rate lock commitments on mortgage loans to be sold in the secondary market are considered derivatives. Accordingly, these commitments including any fees received from the potential borrower are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. The cumulative effect of adopting Statement No. 133 for rate lock commitments as of December 31, 2002, was not material. The corporation originally adopted Statement No. 133, Accounting for Derivative Instruments and Hedging Activities on January 1, 2001.

In April 2002, the Financial Accounting Standards Board issued Statement 145, Rescission of FASB No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The amendment to Statement 13 eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this Statement related to Statement 13 are effective for transactions occurring after May 15, 2002, with early application encouraged.

In June 2002, the Financial Accounting Standards Board issued Statement 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires recognition of a liability, when incurred, for costs associated with an exit or disposal activity. The liability should be measured at fair value. The provisions of the Statement are effective for exit or disposal activities initiated after December 31, 2002.

Effective January 1, 2002, the corporation adopted Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to at least an annual assessment for impairment by applying a fair value based test. Additionally, Statement 142 requires that acquired intangible assets (such as core deposit intangibles) be separately recognized if the benefit of the asset can be sold, transferred, licensed, rented, or exchanged, and amortized over their estimated useful life. Branch acquisition transactions were outside the scope of the Statement and therefore any intangible asset arising from such transactions remained subject to amortization over their estimated useful life.

In October 2002, the Financial Accounting Standards Board issued Statement No. 147, Acquisitions of Certain Financial Institutions. The Statement amends previous interpretive guidance on the application of the purchase method of accounting to acquisitions of financial institutions, and requires the application of Statement No. 141, Business Combinations, and Statement No. 142 to branch acquisitions if such transactions meet the definition of a business combination. The provisions of the Statement do not apply to transactions between two or more mutual enterprises. In addition, the Statement amends Statement No. 144, Accounting for the Impairment of Long-Lived Assets, to include in its scope core deposit intangibles of financial institutions. Accordingly, such intangibles are subject to a recoverability test based on undiscounted cash flows, and to the impairment recognition and measurement provisions required for other long-lived assets held and used.

Note 1.	Nature of Banking Activities and Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

The Financial Accounting Standards Board issued Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of Statement No. 123, in December 2002. The Statement amends Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about the effects of stock options in interim financial information. The amendments to Statement No. 123 are effective for financial statements for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Early application is encouraged for both amendments.

The adoption of Statement No. 142, 145, 146, 147 and 148 did not have a material impact on the corporation’s consolidated financial statements.

Reclassifications

Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

Note 2.	Securities

The amortized cost and fair value of securities being held to maturity as of December 31, 2002 and 2001, are as follows:

2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government agencies	$9 013 189	$300 271	$—	$9 313 460

2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government agencies	$18 990 374	$623 577	$—	$19 613 951

The amortized cost and fair value of the securities being held to maturity as of December 31, 2002, by contractual maturity, are shown below:

	Amortized Cost	Fair Value
Due in one year or less	$2 998 336	$3 052 820
Due after one year through five years	6 014 853	6 260 640

	$9 013 189	$9 313 460

The amortized cost and fair value of securities available for sale as of December 31, 2002 and 2001 are as follows:

2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government agencies	$41 315 245	$1 412 875	$—	$42 728 120

Note 2.	Securities (Continued)

2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government agencies	$30 391 057	$378 095	$(61 335)	$30 707 817

The amortized cost and fair value of the securities available for sale as of December 31, 2002, by contractual maturity, are shown below:

	Amortized Cost	Fair Value
Due in one year or less	$7 028 614	$7 116 270
Due after one year through five years	34 286 631	35 611 850

	$41 315 245	$42 728 120

There were no sales of securities during 2002, 2001 and 2000.

Securities with a carrying value of $23,600,125 and $14,217,554 at December 31, 2002 and 2001, were pledged to secure public funds and other balances as required by law.

Note 3.	Loans and Related Party Transactions

The loan portfolio is composed of the following:

December 31
	2002	2001
Mortgage loans on real estate:
Construction and land development	$2 210 582	$530 000
Secured by farm land	1 821 345	1 801 165
Secured by 1-4 family residential	63 239 443	56 283 230
Other real estate	26 151 183	19 275 005
Loans to farmers (except those secured by real estate)	248 494	46 020
Commercial loans (except those secured by real estate)	3 447 238	2 952 453
Consumer loans	19 197 747	21 213 959
All other loans	729 717	287 836

Total loans	$117 045 749	$102 389 668
Less: allowance for loan losses	1 641 819	1 402 247

	$115 403 930	$100 987 421

At December 31, 2002 and 2001, overdraft demand deposits reclassified to loans totaled $113,408 and $125,443, respectively.

The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risks. At December 31, 2002 and 2001, these loans totaled $869,861 and $979,348 respectively. During 2002, total principal additions were $145,246 and total principal payments were $254,733.

Note 4.	Allowance for Loan Losses

The following is a summary of transactions in the allowance for loan losses for 2002, 2001 and 2000:

	2002	2001	2000
Balances at beginning of year	$1 402 247	$1 268 235	$1 217 919
Provision charged (credited) to operating expense	423 000	220 575	(70 000)
Recoveries added to the allowance	103 705	35 125	225 993
Loan losses charged to the allowance	(287 133)	(121 688)	(105 677)

Balances at end of year	$1 641 819	$1 402 247	$1 268 235

There were no impaired loans at December 31, 2002 and 2001.

There were no nonaccrual loans excluded from impaired loan disclosure under SFAS No. 114 at December 31, 2002 and 2000. Nonaccrual loans excluded from impaired loan disclosure under SFAS No. 114 at December 31, 2001 amounted to $9,060. If interest on this loan had been accrued, such income would have approximated $497 in 2001.

Note 5.	Premises and Equipment, Net

Premises and equipment consists of the following:

December 31
	2002	2001
Premises	$4 278 073	$3 893 695
Furniture and equipment	3 986 277	2 958 031

	$8 264 350	$6 851 726
Less accumulated depreciation	3 807 790	3 463 693

	$4 456 560	$3 388 033

Depreciation included in operating expense for 2002, 2001 and 2000, was $417,120, $228,464 and $236,554 respectively.

Note 6.	Deposits

The aggregate amount of time deposits with a balance of $100,000 or more was $8,804,364 and $7,299,965 at December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities of all time deposits are as follows:

2003	$22 150 892
2004	15 331 658
2005	7 525 719
2006	1 687 484
2007	194 641

$46 890 394

Note 7.	Borrowings

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

Principal payments on the note are due as follows:

2003	$326 895
2004	345 369
2005	364 886
2006	385 507
2007	407 293
2008	212 199

$2 042 149

The corporation has unused lines of credit with the Federal Home Loan Bank and other financial institutions totaling approximately $68,127,000 at December 31, 2002.

Note 8.	Employee Benefit Plans

The corporation sponsors a noncontributory, defined benefit pension plan covering full-time employees over 21 years of age upon completion of one year of service. Benefits are based on average compensation for the five consecutive full calendar years of service which produce the highest average. The corporation computes the net periodic pension cost of the plan in accordance with Financial Accounting Standards Statement No. 87, “Employers’ Accounting for Pensions.”

The corporation sponsors a postretirement life insurance plan covering retirees with 25 years of service over the age of 60 and health care plan for all retirees and three current employees that have met certain eligibility requirements. The plan is contributory for future retirees, with retiree contributions that are currently set at 20% of the required premium. The corporation accounts for its share of the costs of those benefits in accordance with Financial Accounting Standards Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Under that Statement, the corporation’s share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees’ active service periods to the dates they are fully eligible for benefits, except that the corporation’s unfunded cost that existed at January 1, 1995 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2014.

The corporation sponsors a 401(k) profit sharing plan available to fulltime employees meeting certain age and service requirements. Employees become eligible to participate in the plan upon reaching age 21 and completing one year of service. Entry dates are January 1, April 1, July 1 and October 1. Employees can make a salary deferral election authorizing the employer to withhold up to the amount allowed by law each calendar year. The employer may make a discretionary matching contribution each plan year. The employer may also make other discretionary contributions to the plan. The corporation made 401(k) matching contributions of $30,302 and $17,011 in 2002 and 2001, respectively.

Note 8.	Employee Benefit Plans (Continued)

Information about the plans follow:

	Pension Benefits			Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Change in Benefit Obligation:
Benefit obligation, beginning	$4 117 159	$3 838 228	$3 736 742	$562 161	$601 062	$574 797
Service cost	112 001	106 081	133 682	5 806	5 482	9 219
Interest cost	293 612	282 256	289 811	38 012	38 252	45 160
Actuarial (gain) loss	6 843	(247 400)	(182 204)	(86 390)	(55 207)	—
Benefits paid	(127 273)	(120 116)	(139 803)	(31 828)	(27 428)	(28 114)
Change in discount rates	98 664	258 110	—	—	—	—

Benefit obligation, ending	$4 501 006	$4 117 159	$3 838 228	$487 761	$562 161	$601 062

Change in Plan Assets:
Fair value of plan assets, beginning	$3 407 698	$3 769 264	$3 531 914	$—	$—	$—
Actual return on plan assets	(432 486)	(241 450)	208 776	—	—	—
Employer contributions	174 692	—	168 377	31 828	27 428	28 114
Benefits paid	(127 273)	(120 116)	(139 803)	(31 828)	(27 428)	(28 114)

Fair value of plan assets, ending	$3 022 631	$3 407 698	$3 769 264	$—	$—	$—

Funded status	$(1 478 375)	$(709 461)	$(68 964)	$(487 761)	$(562 161)	$(601 062)
Unrecognized net (gain) loss	964 911	105 655	(491 923)	(25 933)	60 624	126 685
Unrecognized net obligation (asset) at transition	(56 037)	(76 339)	(96 641)	208 940	226 352	243 764
Unrecognized prior service cost	716	870	1 025	—	—	—
Minimum liability adjustment	(263 155)	—	—	—	—	—

Accrued benefit cost included in other liabilities	$(831 940)	$(679 274)	$(656 503)	$(304 754)	$(275 185)	$(230 613)

	Pension Benefits			Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Components of Net Periodic Benefit Cost:
Service cost	$112 001	$106 081	$133 682	$5 806	$5 482	$9 219
Interest cost	293 612	282 256	289 811	38 012	38 252	45 160
Expected return on plan assets	(321 263)	(345 418)	(301 638)	—	—	—
Amortization of net (gain) loss	—	—	—	167	10 854	—
Amortization of prior service cost	155	155	155	—	—	—
Amortization of net obligation at transition	(20 302)	(20 302)	(20 302)	17 412	17 412	17 412

Net periodic benefit cost	$64 203	$22 772	$101 708	$61 397	$72 000	$71 791

Weighted-Average Assumptions:
Discount rate	7.00%	7.25%	8.00%	7.00%	7.00%	8.00%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—
Rate of compensation increase	4.00%	4.25%	5.00%	3.00%	3.00%	—

For measurement purposes, an 8.64% annual rate of increase in per capita health care costs of covered benefits was assumed for 2002, a 9% increase was assumed for 2001 and a 10% increase was assumed for 2000, with such annual rate of increase gradually declining to 5% in 2013.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on the health care component of the accumulated postretirement benefit obligation	$19 672	$(17 717)
Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	1 287	(1 159)

Note 9.	Income Taxes

Net deferred tax assets consist of the following components as of December 31, 2002 and 2001:

	2002	2001
Deferred tax assets:
Reserve for loan losses	$403 230	$309 958
Accrued pension expense	193 387	230 954
Minimum pension liability adjustment	89 473	—
Accrued postretirement benefits	103 617	94 416
Nonaccrual interest	—	169

	$789 707	$635 497

Deferred tax liabilities:
Depreciation	$74 134	$7 881
Securities available for sale	480 378	107 698

	$554 512	$115 579

Net deferred tax assets	$235 195	$519 918

The provision for income taxes charged to operations for the years ended December 31, 2002, 2001 and 2000 consists of the following:

	2002	2001	2000
Current tax expense	$1 406 203	$1 263 995	$1 020 289
Deferred tax expense (benefit)	1 517	(98 262)	32 870

	$1 407 720	$1 165 733	$1 053 159

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2002, 2001 and 2000 due to the following:

	2002	2001	2000
Computed “expected” tax expense	$1 314 743	$1 079 500	$974 941
Increase (decrease) in income taxes resulting from:
Tax exempt interest income	(33 793)	(28 503)	(6 041)
State income taxes, net of federal income tax benefit	123 186	114 303	78 435
Other	3 584	433	5 824

	$1 407 720	$1 165 733	$1 053 159

Note 10.	Commitments and Contingent Liabilities

In the normal course of business, there are outstanding, various commitments and contingent liabilities which are not reflected in the accompanying financial statements. The corporation does not anticipate losses as a result of these transactions.

See Note 12 with respect to financial instruments with off-balance-sheet risk.

The corporation has approximately $2,535,677 in deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 2002.

The corporation must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final bi-weekly reporting periods which included December 31, 2002 and 2001, the aggregate amounts of daily average required balances were approximately $5,980,000 and $4,422,000, respectively.

Note 11.	Retained Earnings

Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2002, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $3,632,689 or 17.0% of the consolidated net assets.

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

The corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contract or notional amount of the corporation’s exposure to off-balance-sheet risk as of December 31, 2002 and 2001, is as follows:

	2002	2001
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$19 990 685	$16 796 262
Standby letters of credit	1 638 028	712 458

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The corporation evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the corporation upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

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

At December 31, 2002, the corporation had rate lock commitments to originate mortgage loans amounting to $1,748,520 and loans held for sale of $1,923,694. The corporation has entered into corresponding mandatory commitments, on a best-efforts basis, to sell these loans. These commitments to sell loans are designed to eliminate the corporation’s exposure to fluctuations in interest rates in connection with rate lock commitments and loans held for sale.

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

Loans Held for Sale

The carrying amount of loans held for sale approximates fair value.

Note 13.	Fair Value of Financial Instruments and Interest Rate Risk (Continued)

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

FHLB Advances

The fair values of the corporation’s FHLB advances are estimated using discounted cash flow analysis based on the corporation’s incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

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

At December 31, 2002 and 2001, the carrying amounts of loan commitments and standby-letters of credit approximated fair value.

The estimated fair values of the corporation’s financial instruments are as follows:

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)		(in thousands)
Financial assets:
Cash	$13 213	$13 213	$11 818	$11 818
Securities purchased under agreements to resell and federal funds sold	3 915	3 915	3 912	3 912
Securities held to maturity	9 013	9 313	18 990	19 614
Securities available for sale	42 728	42 728	30 708	30 708
Loans, net	115 404	114 516	100 987	99 348
Loans held for sale	1 924	1 924	916	916
Accrued interest receivable	1 065	1 065	1 144	1 144
Financial liabilities:
Deposits	162 180	162 332	146 894	147 542
Repurchase agreements	6 102	6 102	2 949	2 949
FHLB advances	2 042	2 170	2 352	2 228
Accrued interest payable	160	160	223	223

The corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the corporation’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the corporation’s overall interest rate risk.

Note 14.	Regulatory Matters

The corporation (on a consolidated basis) and the bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the corporation’s and bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the corporation and bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the corporation and the bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the corporation and the bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The corporation’s and the bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amount in Thousands)
As of December 31, 2002:
Total capital (to risk-weighted assets):
Consolidated	$21 956	19.60%	$8 963	8.0%	N/A	N/A
Bank of Charles Town	$21 911	19.56%	$8 962	8.0%	$11 203	10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	$20 553	18.34%	$4 482	4.0%	N/A	N/A
Bank of Charles Town	$20 508	18.31%	$4 481	4.0%	$6 722	6.0%
Tier 1 capital (to average assets):
Consolidated	$20 553	10.77%	$7 636	4.0%	N/A	N/A
Bank of Charles Town	$20 508	10.74%	$7 635	4.0%	$9 543	5.0%
As of December 31, 2001:
Total capital (to risk-weighted assets):
Consolidated	$20 417	21.15%	$7 724	8.0%	N/A	N/A
Bank of Charles Town	$20 392	21.12%	$7 723	8.0%	$9 654	10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	$19 208	19.90%	$3 862	4.0%	N/A	N/A
Bank of Charles Town	$19 183	19.87%	$3 861	4.0%	$5 792	6.0%
Tier 1 capital (to average assets):
Consolidated	$19 208	11.30%	$6 803	4.0%	N/A	N/A
Bank of Charles Town	$19 183	11.28%	$6 803	4.0%	$8 503	5.0%

Note 15.	Parent Corporation Only Financial Statements

POTOMAC BANCSHARES, INC.

(Parent Corporation Only)

Balance Sheets

December 31, 2002 and 2001

	2002	2001
ASSETS
Cash	$36 549	$19 802
Investment in subsidiary	21 266 822	19 391 766
Other assets	14 021	9 962

Total Assets	$21 317 392	$19 421 530

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES, other	$4 996	$4 996

STOCKHOLDERS’ EQUITY
Common stock	$600 000	$600 000
Surplus	5 400 000	5 400 000
Undivided profits	14 801 225	13 207 472
Accumulated other comprehensive income	758 816	209 062

	$21 560 041	$19 416 534
Less cost of shares acquired for the treasury	247 645	—

Total Stockholders’ Equity	$21 312 396	$19 416 534

Total Liabilities and Stockholders’ Equity	$21 317 392	$19 421 530

POTOMAC BANCSHARES, INC.

(Parent Corporation Only)

Statements of Income

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Income
Dividends from subsidiary	$1 163 062	$810 000	$750 000
Expenses
Transfer agent expense	$9 000	$7 000	$6 000
Legal and professional	12 315	4 433	4 410
Other operating expenses	21 718	20 844	19 761

Total Expenses	$43 033	$32 277	$30 171

Income before Income Tax (Benefit) and Equity in Undistributed Income of Subsidiary	$1 120 029	$777 723	$719 829
Income Tax (Benefit)	(13 839)	(9 781)	(8 862)

Income before Equity in Undistributed Income of Subsidiary	$1 133 868	$787 504	$728 691
Equity in Undistributed Income of Subsidiary	1 325 302	1 221 763	1 085 624

Net Income	$2 459 170	$2 009 267	$1 814 315

Note 15.	Parent Corporation Only Financial Statements (Continued)

POTOMAC BANCSHARES, INC.

(Parent Corporation Only)

Statements of Cash Flows

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2 459 170	$2 009 267	$1 814 315
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (income) of subsidiary	(1 325 302)	(1 221 763)	(1 085 624)
(Increase) decrease in other assets	(4 059)	(918)	1 826

Net cash provided by operating activities	$1 129 809	$786 586	$730 517

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	$(1 113 062)	$(810 000)	$(750 000)

Increase (decrease) in cash and cash equivalents	$16 747	$(23 414)	$(19 483)
CASH AND CASH EQUIVALENTS
Beginning	19 802	43 216	62 699

Ending	$36 549	$19 802	$43 216

POTOMAC BANCSHARES, INC.

Robert F. Baronner, Jr.	President & CEO

William R. Harner	Senior Vice President, Secretary & Treasurer

Gayle Marshall Johnson	Vice President & Chief Financial Officer

Donald S. Smith	Vice President & Assistant Secretary

Susan S. Myers	Assistant Vice President & Auditor

BANK OF CHARLES TOWN

Robert F. Baronner, Jr.	President & CEO

William R. Harner	Senior Vice President & Cashier

David W. Irvin	Senior Vice President & Commercial Loan Division Manager

Donna J. Burns	Vice President

Richard Crea	Vice President of Information Technology

Karen S. Hensell	Vice President & Commercial Loan Officer

Robert L. Hersey	Vice President & Trust Officer

Gayle Marshall Johnson	Vice President & Financial Officer

Susan S. Myers	Vice President & Auditor

Charles K. Nicewarner, Jr.	Vice President & Charles Town Branch Office Manager

David S. (Joe) Smith	Vice President & Investment Division Manager

Linda G. Wasilius	Vice President & Mortgage Loan Officer

ANNUAL REPORT ON FORM 10-KSB

A copy of the corporation’s 2002 annual report on Form 10-KSB filed with Securities and Exchange Commission may be obtained without charge upon written request by any stockholder to:

Gayle Marshall Johnson Vice President and Chief Financial Officer Potomac Bancshares, Inc. 111 East Washington Street PO Box 906 Charles Town, West Virginia 25414-0906

GENERAL INFORMATION

COMMON STOCK PRICES AND DIVIDENDS

Trading of Potomac Bancshares, Inc. common stock is not extensive and cannot be described as a public trading market. Potomac Bancshares, Inc. (symbol PTBS) is on the Bulletin Board, a network available to brokers. Scott and Stringfellow, a regional securities firm with an office in Winchester, Virginia, is a market maker for Potomac’s stock. A market maker is one who makes a market for a particular stock. Information about sales (but not necessarily all sales) of Potomac’s stock is available on the Internet through many of the stock information services using Potomac’s symbol. As of December 31, 2002, there were 593,890 common shares outstanding held by approximately 1,100 shareholders.

The per share sale prices of the corporation’s stock for 2001 and 2002 are based on information available as a result of our participation on the Bulletin Board described above and information gathered on the Internet. The dividends for 2001 and 2002 are also listed.

	High	Low	Dividends
2001
First Quarter	$28.750	$25.000	$	N/A
Second Quarter	33.500	25.250		0.50
Third Quarter	34.500	32.000		N/A
Fourth Quarter	38.500	33.000		0.85
2002
First Quarter	$38.350	$35.250	$	N/A
Second Quarter	41.000	36.500		0.70
Third Quarter	42.500	40.100		N/A
Fourth Quarter	46.500	41.750		0.75

Beginning in 2003 common stock dividends are paid on a quarterly basis. Historically, the corporation has paid dividends on a semi-annual basis. Management intends to continue to recommend dividends to be paid as profits and maintenance of satisfactory equity capital allow.

STOCK TRANSFER AGENT

American Stock Transfer & Trust Company 59 Maiden Lane New York NY 10038 (212) 936-5100

ANNUAL MEETING

The annual meeting of stockholders will be held at the Clarion Hotel & Conference Center, Shepherdstown, Jefferson County, West Virginia, on Tuesday, April 22, 2003, beginning at 10:30 a.m.