Form 10KSB, Exhibit 13
period 2003-12-31
POTOMAC BANCSHARES INC
filed 2004-03-29
CIK 925173

Exhibit 13

Potomac Bancshares, Inc. cover page

CONTENTS

President’s Report	3

Description of Business	4

Board of Directors	4

Selected Consolidated Financial Data	5

Management’s Discussion and Analysis of Financial Condition and Results of Operations	6-14

Independent Auditor’s Report	15

Consolidated Financial Statements
Consolidated Balance Sheets	16
Consolidated Statements of Income	17
Consolidated Statements of Changes in Stockholders’ Equity	18
Consolidated Statements of Cash Flows	19
Notes to Consolidated Financial Statements	20-35

Annual Report on Form 10-KSB	36

General Information	36

FORWARD–LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 evidences Congress’ determination that the disclosure of forward-looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward-looking statements by corporate management. This Annual Report, including the President’s Letter and the Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that involve risk and uncertainty. “Forward-looking statements are easily identified by the use of words such as “could,” “anticipate,” “estimate,” “believe,” and similar words that refer to a future outlook. To comply with the terms of the safe harbor, the company notes that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the company’s forward-looking statements.

The risks and uncertainties that may affect the operations, performance, development and results of the company’s business include, but are not limited to, the growth of the economy, interest rate movements, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation and similar matters. We caution readers of this report not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Area left blank for President’s Report

DESCRIPTION OF BUSINESS

Potomac Bancshares, Inc., a one-bank holding company, and subsidiary, Bank of Charles Town (BCT), are engaged in general banking business serving primarily Berkeley County and Jefferson County, West Virginia. The company also provides services to Washington County and Frederick County, Maryland and Loudoun County, Frederick County, and Clarke County, Virginia. The main office is in Charles Town with branch offices in Harpers Ferry, Kearneysville, Martinsburg and Hedgesville.

The company provides individuals, businesses, and local governments with a broad range of banking services including commercial credit lines, real estate loans, equipment loans, secondary and adjustable rate mortgages and retail loan products, checking and savings accounts, certificates of deposit, and individual retirement accounts. Automated teller machines located at each of the five offices and Touchline 24, an interactive voice response system available at 1-304-728-2424, provide certain services to customers on a twenty-four hour basis. Bill paying and certain other banking services are available through the Internet. The trust and financial services department provides financial management, investment and trust services.

Bank of Charles Town is a West Virginia state chartered bank which formed and opened for business in 1871. The bank’s deposits are insured by Federal Deposit Insurance Corporation.

BOARD OF DIRECTORS

Potomac Bancshares, Inc. and Bank of Charles Town

Robert F. Baronner, Jr. President & CEO Bank of Charles Town	Margaret Cogswell Executive Director Hospice of the Panhandle	Barbara H. Pichot Partner CoxHollida LLP

J. Scott Boyd President Jefferson Pharmacy, Inc.	Thomas C. G. Coyle Retired Owner-Operator Riddleberger’s Store	John C. Skinner Jr. Owner Nichols & Skinner, L.C.

John P. Burns, Jr. Partner Burns Farm	William R. Harner Retired Senior Vice President & Cashier Bank of Charles Town	Donald S. Smith Retired President Bank of Charles Town

Guy Gareth Chicchirichi Executive Manager Guy’s Buick-Pontiac-Oldsmobile-GMC Truck, Inc.	E. William Johnson Professor of Economics Shepherd College	C. Larry Togans Retired U.S. Geological Survey

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands Except Per Share Data)

	2003	2002	2001	2000	1999
Summary of Operations

Interest income	$10,786	$11,279	$10,956	$10,328	$10,009
Interest expense	2,235	2,823	3,758	3,968	4,191

Net interest income	8,551	8,456	7,198	6,360	5,818
Provision for (recovery of) loan losses	148	423	221	(70)	125

Net interest income after provision for (recovery of) loan losses	8,403	8,033	6,977	6,430	5,693
Noninterest income	2,844	2,096	1,358	1,148	1,170
Noninterest expense	7,141	6,262	5,160	4,711	4,423

Income before income taxes	4,106	3,867	3,175	2,867	2,440
Income tax expense	1,432	1,408	1,166	1,053	897

Net income	$2,674	$2,459	$2,009	$1,814	$1,543

Per Share Data **

Net income, basic and diluted	$1.53	$1.37	$1.12	$1.01	$.86
Cash dividends declared	.54	.48	.45	.42	.38
Book value at period end	12.53	11.96	10.79	9.98	9.27
Weighted-average shares outstanding	1,750,070	1,791,027	1,800,000	1,800,000	1,800,000

Average Balance Sheet Summary

Assets	$197,052	$181,741	$158,385	$145,339	$147,612
Loans	125,407	109,461	93,816	81,755	78,710
Securities	47,087	50,454	41,870	44,935	48,865
Deposits	163,328	153,148	135,658	126,617	129,711
Stockholders’ equity	21,274	20,542	18,812	17,345	16,539

Performance Ratios

Return on average assets	1.36%	1.35%	1.27%	1.25%	1.05%
Return on average equity	12.57%	11.97%	10.68%	10.46%	9.33%
Dividend payout ratio	35.29%	35.04%	40.18%	41.58%	44.19%

Capital Ratios

Leverage ratio	10.20%	10.77%	11.30%	12.32%	11.55%
Risk-based capital ratios
Tier 1 capital	14.67%	18.34%	19.90%	22.70%	23.19%
Total capital	15.89%	19.60%	21.15%	23.95%	24.45%

**	All figures have been restated to reflect a 200% stock dividend declared on February 11, 2003.

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

	2003			2002			2001
	Average Balances	Income/ Expense	Average Yield/Rate	Average Balances	Income/ Expense	Average Yield/Rate	Average Balances	Income Expense	Average Yield/Rate
ASSETS
Loans
Taxable	$123,701,192	$8,745,268	7.07%	$107,619,793	$8,556,920	7.95%	$92,434,336	$8,070,799	8.73%
Tax exempt	1,705,694	156,334	9.17%	1,841,205	159,231	8.65%	1,381,761	137,003	9.92%

Total loans	125,406,886	8,901,602	7.10%	109,460,998	8,716,151	7.96%	93,816,097	8,207,802	8.75%

Taxable securities	47,086,793	1,828,230	3.88%	50,454,026	2,444,342	4.84%	41,870,474	2,318,806	5.54%
Securities purchased under agreements to resell and federal funds sold	4,533,462	44,348.98%		6,402,575	90,452	1.41%	10,366,914	393,154	3.79%
Other earning assets	2,014,531	64,847	3.22%	3,300,322	82,074	2.49%	2,113,431	82,289	3.89%

Total earning assets	179,041,672	$10,839,027	6.05%	169,617,921	$11,333,019	6.68%	148,166,916	$11,002,051	7.43%

Allowance for loan losses	(1,709,640)			(1,528,580)			(1,287,062)
Cash and due from banks	9,788,819			8,015,469			6,352,987
Premises and equipment, net	4,868,176			3,660,177			3,278,950
Other assets	5,063,309			1,976,220			1,872,882

Total assets	$197,052,336			$181,741,207			$158,384,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Savings and interest-bearing demand deposits	$92,950,732	$461,726.50%		$86,844,968	$852,591.98%		$73,730,903	$1,461,562	1.98%
Time deposits	47,991,306	1,497,233	3.12%	45,911,558	1,750,221	3.81%	42,830,718	2,198,395	5.13%

Total interest-bearing deposits	140,942,038	1,958,959	1.39%	132,756,526	2,602,812	1.96%	116,561,621	3,659,957	3.14%

Securities sold under agreements to repurchase and federal funds purchased	8,549,015	171,458	2.01%	4,196,410	98,536	2.35%	1,093,284	31,160	2.85%
Advances from FHLB	1,878,255	104,349	5.56%	2,196,854	121,834	5.55%	1,304,876	66,663	5.12%

Total interest bearing liabilities	151,369,308	$2,234,766	1.48%	139,149,790	$2,823,182	2.03%	118,959,781	$3,757,780	3.16%

Noninterest-bearing demand deposits	22,385,873			20,391,089			19,096,124
Other liabilities	2,022,763			1,658,519			1,516,895
Stockholders’ equity	21,274,392			20,541,809			18,811,873

Total liabilities and stockholders’ equity	$197,052,336			$181,741,207			$158,384,673

Net interest income		$8,604,261			$8,509,837			$7,244,271

Net interest spread			4.57%			4.65%			4.27%
Interest expense as a percent of average earning assets			1.25%			1.66%			2.54%
Net interest margin			4.81%			5.02%			4.89%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

GENERAL

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) SFAS 5, Accounting for Contingencies, which requires that estimated losses be accrued when they are probable of occurring and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

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

GENERAL

Total assets increased $13.8 million or 7.1% in 2003 compared to 2002. Increases included growth in loans of 19.7% or $23 million and additions to premises and equipment of 12.0% or $.5 million. Increases in premises and equipment included completion of two major projects begun in 2002: the new branch office facility in Hedgesville, WV and the computer conversion to the Jack Henry & Associates products. The other assets category increased due to the purchase of $3,000,000 of bank owned life insurance at the beginning of 2003. Both securities categories decreased as of December 31, 2003 compared to December 31, 2002. The 14.1% or $7.3 million decrease in the securities portfolio was utilized as part of the increase in loans.

Growth on the liability side of the balance sheet was in deposit increases of $11.1 million or 6.8% and in daily cash management account increases (securities sold under agreements to repurchase) of $3.1 million of 50.7%.

This balance sheet growth is indicative of the bank’s continuing ability to attract and maintain a solid customer base.

The increase in net income of $214 thousand or 8.7% in 2003 compared to 2002 results from decreased interest expense, increased noninterest income and reduced additions to the provision for loan losses.

Management is unaware of any trends, events or uncertainties that would have a material effect on liquidity, capital resources or operations. There are no current recommendations by regulatory authorities that, if they were to be implemented, would have a material effect on the company.

The following table sets forth selected quarterly results (with dollars in thousands) of the company for 2003 and 2002.

	2003				2002
	Three Months Ended				Three Months Ended
	Dec 31	Sept 30	June 30	Mar 31	Dec 31	Sept 30	June 30	Mar 31
Interest income	$2,769	$2,684	$2,675	$2,658	$2,755	$2,903	$2,844	$2,777
Interest expense	532	532	583	588	678	719	703	723

Net interest income	2,237	2,152	2,092	2,070	2,077	2,184	2,141	2,054
Provision for loan losses	—	64	27	57	130	94	109	90

Net interest income after provision for loan losses	2,237	2,088	2,065	2,013	1,947	2,090	2,032	1,964
Noninterest income	727	744	687	686	579	526	512	479
Noninterest expense	1,875	1,785	1,794	1,687	1,868	1,468	1,558	1,368

Income before income taxes	1,089	1,047	958	1,012	658	1,148	986	1,075
Income tax expense	383	361	339	349	264	407	351	386

Net income	$706	$686	$619	$663	$394	$741	$635	$689

Earnings per share, basic and diluted	$.41	$.40	$.35	$.37	$.23	$.41	$.35	$.38

NET INTEREST INCOME

Net interest income increased 1.1% in 2003 compared to 2002 resulting from a decrease of over 20% or $588 thousand in interest expense in 2003 compared to 2002. Interest income decreased as well by $493 thousand or 4.4% in 2003 when compared to 2002.

The only 2.2% increase in interest and fees on loans in 2003 compared to 2002 was due to the lower interest rates and would have been even less if the volume of the loan portfolio had not increased from $117 million at December 31, 2002 to $140 million at December 31, 2003. The average rate of the taxable portion of the portfolio dropped to 7.07% in 2003 from 7.95% in 2002. The average rate on tax exempt loans increased in 2003 to 9.17% on a tax equivalent basis from 8.65% in 2002. However, tax exempt loans are only a little over 1% of the total loan portfolio. During the past several years efforts of the bank’s loan personnel have been successful in increasing the number of floating rate loans. In times of lower interest rates this will reduce our income but the floating rates position the bank well as rates increase.

Interest income on securities held to maturity and securities available for sale decreased 25.2% in 2003 compared to 2002 primarily due to the decreased interest rates and to a lesser degree the decrease in size of the security portfolio. Interest income from securities purchased under agreements to resell and federal funds sold also decreased in 2003 compared to 2002 due about equally to decreased rates and decreased volume. During 2003 and 2002, interest income from securities purchased under agreements to resell and federal funds sold have made up less than 1% of the total interest income of the bank. Management has made a conscious effort to keep less funds in daily investments that pay lower rates than investments in loans and securities.

Reduced interest rates were almost entirely responsible for the decrease in interest expense in 2003 compared to 2002 since the volume of interest-bearing deposits increased $7.3 million in 2003 compared to 2002. The average rate on interest-bearing deposits dropped to 1.39% in 2003 compared to 1.96% in 2002.

In 2003, the average yield for earning assets was 6.05% compared to 6.68% in 2002. Although offering rates on loans have not changed much during the past several years, the bank had many higher rate loans that reached maturity or repricing dates during 2003 and so have repriced or new loans were made at the lower rates. The average rate paid on all interest-bearing liabilities was 1.48% in 2003 compared to 2.03% in 2002.

The net interest spread (difference between yield on earning assets and rate paid on interest-bearing liabilities) decreased in 2003 to 4.57% from 4.65% in 2002. The net interest margin (total interest income less total interest expense divided by average earning assets) also decreased in 2003 to 4.81% from 5.02% in 2002. Net interest spread and net interest margin decreased in 2003 since the reduction in rates has finally penetrated the loan and securities portfolios. Additionally, some time deposit rates have been increased to attract funds to support the expanding loan portfolio.

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

	2003 Compared to 2002			2002 Compared to 2001
	Change in Income/Expense	Volume Effect	Rate Effect	Change in Income/Expense	Volume Effect	Rate Effect
INTEREST INCOME
Taxable loans	$188,348	$726,569	$(538,221)	$486,121	$1,065,725	$(579,604)
Tax exempt loans	(2,897)	(15,813)	12,916	22,228	36,154	(13,926)
Taxable securities	(616,112)	(155,114)	(460,998)	125,536	327,216	(201,680)
Securities purchased under agreements to resell and federal funds sold	(46,104)	(22,549)	(23,555)	(302,702)	(114,566)	(188,136)
Other earning assets	(17,227)	(69,610)	52,383	(215)	599	(814)

TOTAL	$(493,992)	$463,483	$(957,475)	$330,968	$1,315,128	$(984,160)

INTEREST EXPENSE
Savings and interest-bearing demand deposits	$(390,865)	$65,509	$(456,374)	$(608,971)	$331,045	$(940,016)
Time deposits	(252,988)	84,387	(337,375)	(448,174)	173,900	(622,074)
Securities sold under agreements to repurchase and federal funds purchased	72,922	84,743	(11,821)	67,376	71,815	(4,439)
Advances from FHLB	(17,485)	(17,705)	220	55,171	49,134	6,037

TOTAL	$(588,416)	$216,934	$(805,350)	$(934,598)	$625,894	$(1,560,492)

NET INTEREST INCOME	$94,424	$246,549	$(152,125)	$1,265,566	$689,234	$576,332

NONINTEREST INCOME AND EXPENSE

Noninterest income increased 35.6% or $747 thousand in 2003 compared to 2002. Trust and financial services income increased 20.7% or $96 thousand in 2003 compared with 2002 including growth in the income of BCT Investments as well as the original trust department. Service charges on deposit accounts increased 8.5% or $95 thousand in 2003 compared to 2002 due to increased volume during the year which included the opening of the branch office in Hedgesville and increases in the fees themselves as of August 1, 2003. Gains associated with sale of loans in the secondary market increased 104.9% or $184 thousand in 2003 compared to 2002 with the continuation of refinancing frenzy during the early part of 2003. However, there was a slow down in the refinancing during the latter part of 2003, and management expects the income in this market to decrease slightly in 2004. The purchase of bank owned life insurance provided income of $165 thousand through the increase in cash surrender values of the policies. Other significant additions to noninterest income for 2003 were gains on sales of securities of $99 thousand and an income increase of $42 thousand in credit and debit card fees.

Noninterest expenses increased 14.0% or $879 thousand in 2003 compared to 2002. Salaries and employee benefits increased 12.3% or $434 thousand in 2003 compared to 2002. An increase of 7.2% in salaries, wages and related taxes in 2003 compared to 2002 included annual increases and incentives for officers and employees and staffing additions particularly with the new branch office in Hedgesville. The expense of group insurance provided for the employees by the bank increased 22.4% or $83 thousand in 2003 compared to 2002 as a result of the continual rise of health care costs. Pension expenses tripled from $64 thousand in 2002 to $192 thousand in 2003 due to decreased market value of pension fund assets resulting from lower interest rates during the past several years. Furniture and equipment expense increased 36.4% or $238 thousand with the completion of the core conversion to Jack Henry products in March 2003 and regularly scheduled equipment replacement to maintain the bank’s high information technology standards. Advertising and marketing expenses increased in 2003 by 13.7% or $28 thousand compared to 2002, and communications increased in 2003 by 24.2% or $28 thousand compared to 2002. Increases in both of these areas are due to growth of the company and the bank’s continual effort to communicate with our customers and the public regarding product and service information. Postage expense decreased 7.9% or $11 thousand in 2003 compared to 2002 due to completion of conversion communications with our customers as well as a savings through the use of check imaging for customer statements rather than the bulky return of checks themselves. ATM and check card expenses significantly increased 49.1% or $54 thousand due primarily to the volume increases.

INTEREST RATE SENSITIVITY

The table below shows the opportunities the company will have to reprice interest earning assets and interest-bearing liabilities as of December 31, 2003.

	Mature or Reprice
	Within Three Months	After Three Months But Within Twelve Months	After One Year But Within Five Years	After Five Years	Nonsensitive
Interest Earning Assets:
Loans	$26,931,872	$18,451,981	$60,184,401	$34,489,570	$—
Securities	6,001,584	5,132,337	33,292,344	—	—
Securities purchased under agreements to resell and federal funds sold	2,390,020	—	—	—	—
Other earning assets	335,615	—	—	—	554,500

Total	$35,659,091	$23,584,318	$93,476,745	$34,489,570	$554,500

Interest-Bearing Liabilities:
Time deposits $100,000 and over	$1,687,234	$5,332,693	$5,443,933	$—	$—
Other time deposits	8,554,668	17,075,015	12,865,092	—	—
Gold and Platinum accounts (NOW accounts)	55,374,953	—	—	—	22,295,123
Savings accounts	—	—	—	—	19,231,712
Securities sold under agreements to repurchase	9,199,345	—	—	—	—
Federal Home Loan Bank advances	84,571	260,798	1,369,885	—	—

Total	$74,900,771	$22,668,506	$19,678,910	$—	$41,526,835

Rate Sensitivity Gap	$(39,241,680)	$915,812	$73,797,835	$34,489,570

Cumulative Gap	$(39,241,680)	$(38,325,868)	$35,471,967	$69,961,537

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

During the first twelve months shown in the schedule above, the company is liability sensitive and after that time period the company is asset sensitive. During January, February and March of 2004, $39 million more liabilities may reprice or will mature than assets. During April through December of 2004, $1 million more assets may reprice or will mature than liabilities. The net effect for 2004 is that $38 million more liabilities may reprice or mature than assets. Therefore, the company will be impacted favorably if interest rates continue to decline and unfavorably if interest rates rise.

LOAN PORTFOLIO

Loans at December 31, 2003 and 2002 are summarized below:

	2003	2002	2001	2000	1999
Commercial, financial and agricultural	$17,906,329	$3,695,732	$2,998,473	$2,235,977	$2,823,556
Mortgage loans on real estate:
Construction and land development	13,956,590	2,210,582	530,000	14,000	31,000
Secured by farm land	3,711,332	1,821,345	1,801,165	2,762,776	2,604,920
Secured by 1-4 family residential	60,903,351	63,239,443	56,283,230	45,055,946	43,798,037
Other real estate	25,313,790	26,151,183	19,275,005	12,150,047	11,859,376
Consumer loans	17,549,454	19,197,747	21,213,959	22,022,827	16,879,468
All other loans	716,978	729,717	287,836	205,262	333,695

	$140,057,824	$117,045,749	$102,389,668	$84,446,835	$78,330,052

Loans have increased 19.7% in 2003 over 2002 when comparing year-end totals without reducing the portfolio numbers by the allowance for loan losses. An experienced and aggressive loan production staff has enabled the bank to continue to grow the loan portfolio. Particular areas of growth during 2003 were in commercial loans and in real estate construction and land development loans. As loans increase in these two areas, management is being diligent to assure that risk is minimal. After considerable growth in 2002 in loans secured by 1-4 family residential property and other real estate loans, the December 31, 2003 totals are slightly less than at December 31, 2002. Refinancing of residential property slowed in the latter part of 2003 and the winter weather during November and December added to the slowdown in loan production.

There were no categories of loans that exceeded 10% of outstanding loans at December 31, 2003 that were not disclosed in the table above.

REMAINING MATURITIES OF SELECTED LOANS

At December 31, 2003	Commercial, Financial and Agricultural	Real Estate- Construction
Loans maturing within one year	$2,063,107	$7,815,691
Variable rate loans due after one year	9,549,427	2,930,884
Fixed rate loans due after one year through five years	3,336,822	2,372,620
Fixed rate loans due after five years	2,956,973	837,395

Total maturities	$17,906,329	$13,956,590

ALLOWANCE FOR LOAN LOSSES

The table shown below is an analysis of the company’s allowance for loan losses. Historically, net charge-offs (loans charged off as uncollectible less any amounts recovered on these loans) for the company have been very low when compared with the size of the total loan portfolio. Management continually monitors the loan portfolio with quarterly procedures that allow for problem loans and potentially problem loans to be highlighted and watched. Based on experience, the loan policies and the current monitoring program, management believes the allowance for loan losses is adequate.

	2003	2002	2001	2000	1999
Balance at beginning of period	$1,641,819	$1,402,247	$1,268,235	$1,217,919	$1,140,000
Charge-offs:
Commercial, financial and agricultural	—	—	12,456	—	—
Real estate – construction	—	—	—	—	—
Real estate – mortgage	—	—	6,658	—	26,854
Consumer	191,644	287,133	102,574	105,677	62,510

Total charge-offs	191,644	287,133	121,688	105,677	89,364

Recoveries:
Commercial, financial and agricultural	—	—	667	—	—
Real estate – construction	—	—	—	—	—
Real estate – mortgage	8,216	398	492	201,284	17,000
Consumer	117,733	103,307	33,966	24,709	25,283

Total recoveries	125,949	103,705	35,125	225,993	42,283

Net charge-offs	65,695	183,428	86,563	(120,316)	47,081
Additions charged to operations	147,500	423,000	220,575	(70,000)	125,000

Balance at end of period	$1,723,624	$1,641,819	$1,402,247	$1,268,235	$1,217,919

Ratio of net charge-offs during the period to average loans outstanding during the period	0.05%	0.17%	0.09%	0.15%	0.06%

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

	2003		2002		2001		2000		1999
	Allowance	% Loans in Category to Total Loans	Allowance	% Loans in Category to Total Loans	Allowance	% Loans in Category to Total Loans	Allowance	% Loans in Category to Total Loans	Allowance	% Loans in Category to Total Loans
Commercial, financial and agricultural	$179,063	12.78%	$36,957	3.16%	$14,992	2.92%	$46,934	2.65%	$14,118	3.61%
Mortgage loans on real estate:
Construction and land development	139,566	9.96%	22,106	1.89%	2,650.52%		70.02%		155.04%
Secured by farm land	37,113	2.65%	1,821	1.56%	9,006	1.76%	13,814	3.27%	13,025	3.32%
Secured by 1-4 family residential	254,295	43.50%	293,367	54.03%	315,375	54.97%	268,879	53.35%	265,168	55.91%
Other real estate	253,138	18.07%	319,405	22.34%	250,993	18.83%	365,623	14.39%	246,681	15.14%
Consumer loans	534,790	12.53%	424,360	16.40%	119,331	20.72%	119,779	26.08%	93,869	21.55%
All other loans	6,381.51%		5,030.62%		1,439.28%		1,026.24%		1,668.43%
Unallocated	319,278	—	538,773	—	688,461	—	452,110	—	583,235	—

	$1,723,624	100.00%	$1,641,819	100.00%	$1,402,247	100.00%	$1,268,235	100.00%	$1,217,919	100.00%

RISK ELEMENTS IN THE LOAN PORTFOLIO

	2003	2002	2001	2000	1999
Nonaccrual loans	$250,946	$—	$9,060	$—	$112,844
Restructured loans	—	—	—	—	—
Foreclosed properties	—	—	—	12,647	201,429

Total nonperforming assets	$250,946	$—	$9,060	$12,647	$314,273

Loans past due 90 days accruing interest	$153,293	$41,161	$29,293	$790,349	$559,924

Allowance for loan losses to period end loans	1.23%	1.40%	1.37%	1.50%	1.55%

Nonperforming assets to period end loans and foreclosed properties	.18%	.00%	.01%	.01%	.07%

Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Impaired loans excluded from nonperforming assets amounted to $340,752 at December 31, 2003. There were no impaired loans at December 31, 2002 or 2001.

Nonaccrual loans excluded from impaired loan disclosure under SFAS No. 114 at December 31, 2003 and 2001 totaled $250,946 and $9,060, respectively. There were no nonaccrual loans excluded from impaired loan disclosure under SFAS No. 114 at December 31, 2002.

At December 31, 2003, other potential problem loans totaled $770,923. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. Management has allocated a portion of the allowance for these loans according to the review of the potential loss in each loan situation.

SECURITIES PORTFOLIO

In accordance with Financial Accounting Standards Board Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the company records securities being held to maturity at amortized cost and securities available for sale at fair value. The effect of unrealized gains and losses, net of tax effects, is recognized in stockholders’ equity.

The schedule below summarizes the book value of the portfolio by maturity classifications and shows the weighted average yield in each group.

	2003 Carrying Value	Weighted Average Yield	2002 Carrying Value	Weighted Average Yield	2001 Carrying Value	Weighted Average Yield
Securities held to maturity
Obligations of U.S. Government agencies:
Maturing within one year	$6,001,584	5.02%	$2,998,336	7.08%	$6,970,170	6.18%
Maturing after one year but within five years	—	—	6,014,853	5.25%	$12,020,204	5.67%

Total securities held to maturity	$6,001,584		$9,013,189		$18,990,374

Securities available for sale
Obligations of U.S. Government agencies:
Maturing within one year	$5,132,337	4.73%	$7,116,270	4.23%	$6,334,725	5.50%
Maturing after one year but within five years	33,292,344	3.47%	35,611,850	4.45%	24,373,092	4.74%

Total securities available for sale	$38,424,681		$42,728,120		$30,707,817

Total securities	$44,426,265		$51,741,309		$49,698,191

DEPOSITS

When comparing the 2003 and 2002 year end balances, total deposits increased $11.1 million or 6.8% in 2003. Interest- bearing deposits increased $7.3 million or 5.2% and noninterest-bearing deposits increased $3.8 million or 17.7%. Deposit growth has continued during 2003 for a number of reasons including Bank of Charles Town remaining one of few area banks with no monthly maintenance fees on deposit accounts. Our customer base continues to expand in Berkeley County, West Virginia with the opening of the branch office in Hedgesville in June 2003 in addition to our Martinsburg branch office that opened in July 2001. All checking accounts have now been renamed Silver (noninterest-bearing), Gold (a NOW account) and Platinum (a NOW account that pays a higher rate of interest of balances of $5,000 or more) and various services are packaged with each account type. The bulk of the growth in interest-bearing accounts has been in the certificate of deposit accounts with some growth in the Platinum accounts.

Schedule of Average Deposits and Average Rates Paid

	Year Ended December 31
	2003		2002		2001
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$22,385,873		$20,391,089		$19,096,124

Interest-bearing demand deposits	71,461,468.56%		62,936,496	1.20%	49,488,124	2.19%
Savings deposits	21,489,264.30%		23,908,472.41%		24,242,779	1.55%
Time deposits	47,991,306	3.12%	45,911,558	3.81%	42,830,718	5.13%

Total interest-bearing deposits	140,942,038	1.39%	132,756,526	1.96%	116,561,621	3.14%

Total deposits	$163,327,911		$153,147,615		$135,657,745

At December 31, 2003 time deposits of $100 thousand or more were 7.19% of total deposits compared with 5.43% at December 31, 2002. Maturities of time deposits of $100 thousand or more at December 31, 2003 are as follows:

Within three months	$1,687,234
Over three through six months	1,356,073
Over six months through twelve months	3,976,620
Over twelve months	5,443,933

Total	$12,463,860

ANALYSIS OF CAPITAL

The adequacy of the company’s capital is reviewed by management on an ongoing basis in terms of the size, composition, and quality of the company’s asset and liability levels, and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The company had a ratio of total capital to risk-weighted assets of 15.89% and a ratio of Tier 1 capital to risk-weighted assets of 14.67 % at December 31, 2003. These two ratios have decreased because of the use of capital to repurchase shares of Potomac stock for the treasury and because of the asset growth during 2003. Even with these reductions in these ratios, both exceed the capital requirements adopted by the federal regulatory agencies.

	(In thousands)
	2003	2002	2001
Tier 1 capital:
Common stock	$1,800	$600	$600
Surplus	4,200	5,400	5,400
Retained earnings	16,543	14,801	13,208

	22,543	20,801	19,208
Less cost of shares acquired for the treasury	1,709	248	—

Total tier 1 capital	$20,834	$20,553	$19,208
Tier 2 capital:
Allowance for loan losses (1)	1,724	1,403	1,209

Total risk-based capital	$22,558	$21,956	$20,417

Risk-weighted assets	$141,978	$112,038	$96,545

Capital ratios:
Tier 1 risk-based capital ratio	14.67%	18.34%	19.90%
Total risk-based capital ratio	15.89%	19.60%	21.15%
Leverage ratio	10.20%	10.77%	11.30%

(1)	Limited to 1.25% of gross risk-weighted assets.

LIQUIDITY

Liquidity represents an institution’s ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. This could also be termed the management of the cash flows of an organization. Liquid assets include cash and due from banks, interest-bearing deposits in financial institutions, securities purchased under agreements to resell, federal funds sold, securities available for sale, and loans and investments maturing within one year. The company’s liquidity during 2003 is detailed in the statement of cash flows included in the financial statements. Operating cash flows are derived from net income adjusted for items that do not involve cash. Cash flows from investing activities during included maturity, call or sale of securities and payments on and maturities of loans. Cash flows from financing activities include increases in any deposit accounts, proceeds from securities sold under agreements to repurchase and proceeds from borrowed funds. As a result of the company’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that the company’s overall liquidity is sufficient to satisfy its depositors’ requirements and to meet its customers’ credit needs.

At December 31, 2003, cash and due from banks, interest-bearing deposits in financial institutions, securities purchased under agreements to resell, federal funds sold and loans and securities maturing within one year were $43,967,531.

Borrowing capabilities provide additional liquidity. The subsidiary bank maintains a federal funds line of $7 million with another financial institution. The subsidiary bank is also a member of the Federal Home Loan Bank of Pittsburgh and has short and/or long-term borrowing capabilities of approximately $64,695,000. In June 2001, the subsidiary bank borrowed $2.5 million amortized over seven years from the Federal Home Loan Bank.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

Potomac Bancshares, Inc. and Subsidiary

Charles Town, West Virginia

We have audited the accompanying consolidated balance sheets of Potomac Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Potomac Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

Winchester, Virginia

February 5, 2004

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
ASSETS

Cash and due from banks	$10,298,159	$11,243,060
Interest-bearing deposits in financial institutions	335,615	1,969,773
Securities purchased under agreements to resell and federal funds sold	2,390,020	3,915,285
Securities held to maturity (fair value $6,039,375 in 2003 and $9,313,460 in 2002)	6,001,584	9,013,189
Securities available for sale, at fair value	38,424,681	42,728,120
Loans held for sale	564,213	1,923,694
Loans, net of allowance for loan losses of $1,723,624 in 2003 and $1,641,819 in 2002	138,334,200	115,403,930
Premises and equipment, net	4,991,513	4,456,560
Accrued interest receivable	908,983	1,064,815
Other assets	4,393,614	1,158,487

Total Assets	$206,642,582	$192,876,913

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Noninterest-bearing	$25,395,596	$21,573,475
Interest-bearing	147,860,423	140,606,257

Total Deposits	$173,256,019	$162,179,732
Accrued interest payable	127,809	160,263
Securities sold under agreements to repurchase	9,199,345	6,102,441
Federal Home Loan Bank advances	1,715,254	2,042,149
Other liabilities	1,012,450	1,079,932
Commitments and contingent liabilities	—	—

Total Liabilities	$185,310,877	$171,564,517

STOCKHOLDERS’ EQUITY
Common stock, $1 per share par value; 5,000,000 shares authorized; issued, 2003, 1,800,000 shares; 2002, 600,000 shares	$1,800,000	$600,000
Surplus	4,200,000	5,400,000
Undivided profits	16,543,225	14,801,225
Accumulated other comprehensive income	497,607	758,816

	$23,040,832	$21,560,041
Less cost of shares acquired for the treasury, 2003, 97,329 shares; 2002, 6,110 shares	1,709,127	247,645

Total Stockholders’ Equity	$21,331,705	$21,312,396

Total Liabilities and Stockholders’ Equity	$206,642,582	$192,876,913

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest and Dividend Income:
Interest and fees on loans	$8,848,449	$8,662,013	$8,161,221
Interest on securities held to maturity - taxable	359,636	953,715	1,132,929
Interest on securities available for sale - taxable	1,468,594	1,490,627	1,185,877
Interest on securities purchased under agreements to resell and federal funds sold	44,348	90,452	393,154
Other interest and dividends	64,847	82,074	82,289

Total Interest and Dividend Income	$10,785,874	$11,278,881	$10,955,470

Interest Expense:
Interest on deposits	$1,958,959	$2,602,812	$3,659,957
Interest on securities sold under agreements to repurchase	171,458	98,536	31,160
Federal Home Loan Bank advances	104,349	121,834	66,663

Total Interest Expense	$2,234,766	$2,823,182	$3,757,780

Net Interest Income	$8,551,108	$8,455,699	$7,197,690

Provision for Loan Losses	147,500	423,000	220,575

Net Interest Income after Provision for Loan Losses	$8,403,608	$8,032,699	$6,977,115

Noninterest Income:
Trust and financial services	$560,693	$464,633	$510,933
Service charges on deposit accounts	1,217,020	1,121,826	474,556
Net gain on sale of loans	359,840	175,645	87,382
Cash surrender value of life insurance	165,495	—	—
Gain on sale of securities available for sale	99,087	—	—
Other operating income	441,749	334,550	285,154

Total Noninterest Income	$2,843,884	$2,096,654	$1,358,025

Noninterest Expenses:
Salaries and employee benefits	$3,954,725	$3,520,647	$3,143,150
Net occupancy expense of premises	378,562	324,661	296,740
Furniture and equipment expenses	891,177	653,302	464,058
Advertising and marketing	228,705	201,201	166,780
Stationery and supplies	190,124	190,788	125,173
Postage	132,313	143,587	105,042
Communications	144,216	116,160	95,730
ATM and check card expense	164,175	110,098	91,361
Other operating expenses	1,057,809	1,002,019	672,106

Total Noninterest Expenses	$7,141,806	$6,262,463	$5,160,140

Income before Income Tax Expense	$4,105,686	$3,866,890	$3,175,000

Income Tax Expense	1,432,018	1,407,720	1,165,733

Net Income	$2,673,668	$2,459,170	$2,009,267

Earnings Per Share, basic and diluted	$1.53	$1.37	$1.12

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001

	Common Stock	Surplus	Undivided Profits	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
Balances, December 31, 2000	$600,000	$5,400,000	$12,008,205	$—	$(44,457)		$17,963,748
Comprehensive income
Net income – 2001	—	—	2,009,267	—	—	$2,009,267	2,009,267
Other comprehensive income:
Unrealized holding gains arising during the period (net of tax, $130,601)	—	—	—	—	253,519	253,519	253,519

Total comprehensive income						$2,262,786

Cash dividends – 2001 ($.45 per share)	—	—	(810,000)	—	—		(810,000)

Balances, December 31, 2001	$600,000	$5,400,000	$13,207,472	$—	$209,062		$19,416,534
Comprehensive income Net income – 2002	—	—	2,459,170	—	—	$2,459,170	2,459,170
Other comprehensive income:
Unrealized holding gains arising during the period (net of tax, $372,679)	—	—	—	—	723,436	723,436	723,436
Minimum pension liability adjustment (net of tax, $89,473)	—	—	—	—	(173,682)	(173,682)	(173,682)

Total comprehensive income						$3,008,924

Cash dividends – 2002 ($.48 per share)	—	—	(865,417)	—	—		(865,417)
Purchase of common stock for the treasury	—	—	—	(247,645)	—		(247,645)

Balances, December 31, 2002	$600,000	$5,400,000	$14,801,225	$(247,645)	$758,816		$21,312,396
Comprehensive income
Net income – 2003	—	—	2,673,668	—	—	$2,673,668	2,673,668
Other comprehensive income:
Unrealized holding (losses) arising during the period (net of tax, ($257,725))	—	—	—	—	(500,288)	(500,288)	(500,288)
Add: reclassification for gains included in net income (net of tax, $33,690)	—	—	—	—	65,397	65,397	65,397
Minimum pension liability adjustment (net of tax, $89,473)	—	—	—	—	173,682	173,682	173,682

Total comprehensive income						$2,412,459

Stock split in the form of a 200% stock dividend	1,200,000	(1,200,000)	—	—	—		—
Cash dividends – 2003 ($.54 per share)	—	—	(931,668)	—	—		(931,668)
Purchase of common stock for the treasury	—	—	—	(1,461,482)	—		(1,461,482)

Balances, December 31, 2003	$1,800,000	$4,200,000	$16,543,225	$(1,709,127)	$497,607		$21,331,705

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,673,668	$2,459,170	$2,009,267
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	147,500	423,000	220,575
Depreciation	623,154	417,120	288,464
Deferred tax expense (benefit)	20,060	1,517	(98,262)
Discount (accretion) and premium amortization on securities, net	153,505	74,352	(14,578)
(Gain) on sale of other real estate	—	—	(2,468)
(Gain) on sale of securities available for sale	(99,087)	—	—
Proceeds from sale of loans	21,104,470	10,417,951	4,652,242
Origination of loans for sale	(19,744,989)	(11,426,069)	(5,567,818)
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable	155,832	79,652	(93,250)
(Increase) decrease in other assets	(3,120,624)	(214,413)	31,788
(Decrease) in accrued interest payable	(32,454)	(63,189)	(79,232)
Increase (decrease) in other liabilities	195,672	(440,486)	247,211

Net cash provided by operating activities	$2,076,707	$1,728,605	$1,593,939

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of securities held to maturity	$3,000,000	$10,000,000	$8,000,000
Proceeds from maturity of securities available for sale	7,000,000	9,250,000	12,000,000
Proceeds from sale of securities available for sale	8,117,925	—	—
Proceeds from call of securities available for sale	3,000,000	—	—
Purchases of securities held to maturity	—	—	(9,035,270)
Purchases of securities available for sale	(14,516,225)	(20,271,354)	(24,174,178)
Net (increase) in loans	(23,077,770)	(14,839,508)	(18,029,396)
Purchases of premises and equipment	(1,158,107)	(1,485,648)	(499,381)
Proceeds from sale of other real estate	—	—	15,115

Net cash (used in) investing activities	$(17,634,177)	$(17,346,510)	$(31,723,110)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in noninterest-bearing deposits	$3,822,121	$961,940	$1,188,875
Net increase in interest-bearing deposits	7,254,166	14,323,558	16,760,417
Net proceeds in securities sold under agreements to repurchase	3,096,904	3,153,385	2,949,056
Net proceeds (repayment) of Federal Home Loan Bank advances	(326,895)	(309,409)	2,351,558
Purchase of treasury shares	(1,461,482)	(247,645)	—
Cash dividends	(931,668)	(865,417)	(810,000)

Net cash provided by financing activities	$11,453,146	$17,016,412	$22,439,906

Increase (decrease) in cash and cash equivalents	$(4,104,324)	1,398,507	$(7,689,265)
CASH AND CASH EQUIVALENTS
Beginning	17,128,118	15,729,611	23,418,876

Ending	$13,023,794	$17,128,118	$15,729,611

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest	$2,267,220	$2,886,371	$3,837,012

Income taxes	$1,208,522	$1,702,789	$1,123,613

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Unrealized gain (loss) on securities available for sale	$(658,926)	$1,096,115	$384,120

Minimum pension liability adjustment	$(263,155)	$263,155	$—

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note	1. Nature of Banking Activities and Significant Accounting Policies

Potomac Bancshares, Inc. and subsidiary (the company) grant commercial, financial, agricultural, residential and consumer loans to customers, primarily in Berkeley County and Jefferson County, West Virginia. The company’s market area also includes Washington County and Frederick County, Maryland and Frederick County, Loudoun County and Clarke County, Virginia. The loan portfolio is well diversified and loans generally are collateralized by assets of the customers. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

The accounting and reporting policies of the company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the more significant policies.

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

Loans

The company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions of the company’s market area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses. Interest income is accrued on the unpaid principal balance.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off not later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

A loan is considered impaired when, based on current information and events, it is probable that the company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the company does not separately identify individual consumer and residential loans for impairment disclosures.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or market determined in the aggregate.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line and declining-balance methods. Estimated useful lives range from five to forty years for premises and improvements and five to twenty-five years for furniture and equipment.

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

Employee Benefit Plans

The company has a noncontributory, defined benefit pension plan covering employees meeting certain age and service requirements. The company computes the net periodic pension cost of the plan in accordance with Financial Accounting Standards Board Statement No. 87, “Employers’ Accounting for Pensions.”

The company sponsors a postretirement life insurance plan covering retirees with 25 years of service over the age of 60 and a health care plan for all retirees and one current employee that have met certain eligibility requirements. The company computes the net periodic postretirement benefit cost of the plan in accordance with Financial Accounting Standards Board Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.”

The company sponsors a 401(k) profit sharing plan available to fulltime employees meeting certain age and service requirements. Under this plan the employer may make a discretionary matching contribution each plan year and may also make other discretionary contributions to the plan.

Note	1. Nature of Banking Activities and Significant Accounting Policies (Continued)

Stock Split

On February 11, 2003, the Board of Directors declared a stock split in the form of a 200% stock dividend. Shares increased from 600,000 to 1,800,000.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. The weighted-average number of common shares outstanding was 1,750,070, 1,791,027 and 1,800,000 at December 31, 2003, 2002 and 2001. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The company had no potential common stock as of December 31, 2003, 2002, and 2001. All amounts have been retroactively restated for the stock split.

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

Trust Division

Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the company and are not included in the accompanying financial statements.

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

Advertising

The company follows the policy of charging the costs of advertising to expense as incurred.

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

Stock Incentive Plan

The 2003 Stock Incentive Plan was approved by stockholders on May 13, 2003 which authorized up to 90,000 shares to be granted. No shares were granted in 2003.

Reclassifications

Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

Note	1. Nature of Banking Activities and Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation and revised disclosure requirements. The provisions of the Statement were effective December 31, 2002. The company established a plan in 2003. No shares have been granted as of December 31, 2003. Management currently intends to continue to account for stock-based compensation under the intrinsic value method set forth in Accounting Principles Board (“APB”) Opinion 25 and related interpretations. For this reason, the transition guidance of SFAS No. 148 does not have an impact on the company’s consolidated financial position or consolidated results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The recognition requirements of the Interpretation were effective beginning January 1, 2003. The initial adoption of the Interpretation did not materially affect the company, and management does not anticipate that the recognition requirements of this Interpretation will have a materially adverse impact on either the company’s consolidated financial position or consolidated results of operations in the future.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This Interpretation provides guidance with respect to the identification of variable interest entities and when the assets, liabilities, noncontrolling interests, and results of operations of a variable interest entity need to be included in a company’s consolidated financial statements. The Interpretation requires consolidation by business enterprises of variable interest entities in cases where (a) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity, or (b) in cases where the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity’s activities through voting rights, the obligations to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur. The implementation of FIN 46 did not have a significant impact on either the company’s consolidated financial position or consolidated results of operations. Interpretive guidance relating to FIN 46 is continuing to evolve and the company’s management will continue to assess various aspects of consolidations and variable interest entity accounting as additional guidance becomes available.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003 and is not expected to have an impact on the company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. Adoption of the Statement did not result in an impact on the company’s consolidated financial statements.

Note	1. Nature of Banking Activities and Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

In November 2003, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on a new disclosure requirement related to unrealized losses on investment securities. The new disclosure requires a table of securities which have unrealized losses as of the reporting date. The table must distinguish between those securities which have been in a continuous unrealized loss position for twelve months or more and those securities which have been in a continuous unrealized loss position for less than twelve months. The table is to include the aggregate unrealized losses of securities whose fair values are below book values as of the reporting date, and the aggregate fair value of securities whose fair values are below book values as of the reporting date. In addition to the quantitative disclosure, FASB requires a narrative discussion that provides sufficient information to allow financial statement users to understand the quantitative disclosures and the information that was considered in determining whether impairment was not other-than-temporary. The new disclosure requirements apply to fiscal years ending after December 15, 2003. The company has included the required disclosures in their consolidated financial statements.

In December 2003, the FASB issued a revised version of SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88 and 106.” This Statement revises employers’ disclosures about pension plans and other postretirement benefits. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, No. 88, and No. 106. This Statement retains the disclosure requirements contained in the original FASB Statement No. 132, which it replaces. However, it requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit costs of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. The disclosures for earlier annual periods presented for comparative purposes are required to be restated for (a) the percentages of each major category of plan assets held, (b) the accumulated benefit obligation, and (c) the assumptions used in the accounting for the plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by this Statement are effective for interim periods beginning after December 15, 2003. The company has included the required disclosures in its consolidated financial statements.

Note	2. Securities

The amortized cost and fair value of securities being held to maturity as of December 31, 2003 and 2002, are as follows:

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government agencies	$6,001,584	$37,791	$—	$6,039,375

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government agencies	$9,013,189	$300,271	$—	$9,313,460

The amortized cost and fair value of the securities being held to maturity as of December 31, 2003, by contractual maturity, are shown below:

	Amortized Cost	Fair Value
Due in one year or less	$6,001,584	$6,039,375

Note	2. Securities (Continued)

The amortized cost and fair value of securities available for sale as of December 31, 2003 and 2002 are as follows:

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government agencies	$37,670,732	$822,146	$(68,197)	$38,424,681

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government agencies	$41,315,245	$1,412,875	$—	$42,728,120

The amortized cost and fair value of the securities available for sale as of December 31, 2003, by contractual maturity, are shown below:

	Amortized Cost	Fair Value
Due in one year or less	$5,014,426	$5,132,337
Due after one year through five years	32,656,306	33,292,344

	$37,670,732	$38,424,681

Proceeds from sales of securities available for sale were $8,117,925 during 2003. Gross gains of $99,087 were realized on those sales. There were no sales of securities during 2002 and 2001.

The primary purpose of the investment portfolio is to generate income and meet liquidity needs of the company through readily saleable financial instruments. The portfolio is made up of fixed rate bonds, whose prices move inversely with rates. At the end of any accounting period, the investment portfolio has unrealized gains and losses. The company monitors the portfolio which is subject to liquidity needs, market rate changes and credit risk changes to see if adjustments are needed. The primary concern in a loss situation is the credit quality of the business behind the instrument. The primary cause of impairments is the decline in the prices of the bonds as rates have risen. There are approximately 4 accounts in the consolidated portfolio that have losses. These securities have not suffered credit deterioration and the company has the ability to hold these issues to maturity; therefore, the gross unrealized losses are considered temporary as of December 31, 2003.

The following table summarizes the fair value and gross unrealized losses for securities aggregated by investment category and length of time that individual securities have been in a continuous gross unrealized loss position as of December 31, 2003.

	Less than 12 months		More than 12 months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. Government agencies	$8,445,781	$(68,197)	$—	$—	$8,445,781	$(68,197)

Securities with a carrying value of $27,333,119 and $23,600,125 at December 31, 2003 and 2002, were pledged to secure public funds and other balances as required by law.

Note	3. Loans and Related Party Transactions

The loan portfolio is composed of the following:

	December 31
	2003	2002
Mortgage loans on real estate:
Construction and land development	$13,956,590	$2,210,582
Secured by farm land	3,711,332	1,821,345
Secured by 1-4 family residential	60,903,351	63,239,443
Other real estate	25,313,790	26,151,183
Loans to farmers (except those secured by real estate)	257,000	248,494
Commercial loans (except those secured by real estate)	17,649,329	3,447,238
Consumer loans	17,549,454	19,197,747
All other loans	716,978	729,717

Total loans	$140,057,824	$117,045,749
Less: allowance for loan losses	1,723,624	1,641,819

	$138,334,200	$115,403,930

At December 31, 2003 and 2002, overdraft demand deposits reclassified to loans totaled $126,684 and $113,408, respectively.

The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the company or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risks. At December 31, 2003 and 2002, these loans totaled $876,995 and $869,861 respectively. During 2003, total principal additions were $213,910 and total principal payments were $206,776.

Note	4. Allowance for Loan Losses

The following is a summary of transactions in the allowance for loan losses for 2003, 2002 and 2001:

	2003	2002	2001
Balances at beginning of year	$1,641,819	$1,402,247	$1,268,235
Provision charged to operating expense	147,500	423,000	220,575
Recoveries added to the allowance	125,949	103,705	35,125
Loan losses charged to the allowance	(191,644)	(287,133)	(121,688)

Balances at end of year	$1,723,624	$1,641,819	$1,402,247

Information about impaired loans as of and for the years ended December 31, 2003 and 2002 is as follows:

	2003	2002
Impaired loans for which an allowance has been provided	$340,752	$—
Impaired loans for which no allowance has been provided	—	—

Total impaired loans	$340,752	$—

Allowance provided for impaired loans, included in the allowance for loan losses	$60,752	$—

	2003	2002
Average balance in impaired loans	$68,319	$—

Interest income recognized	$36,013	$—

Nonaccrual loans excluded from impaired loan disclosure under SFAS No. 114 at December 31, 2003 and 2001 totaled $250,946 and $9,060, respectively. If interest on these loans had been accrued, such income would have approximated $18,390 in 2003 and $497 in 2001. There were no nonaccrual loans excluded from impaired loan disclosure under SFAS No. 114 at December 31, 2002.

Note	5. Premises and Equipment, Net

Premises and equipment consists of the following:

	December 31
	2003	2002
Premises and improvements	$4,883,577	$4,278,073
Furniture and equipment	4,538,879	3,986,277

	$9,422,456	$8,264,350
Less accumulated depreciation	4,430,943	3,807,790

	$4,991,513	$4,456,560

Depreciation included in operating expense for 2003, 2002 and 2001, was $623,154, $417,120 and $228,464 respectively.

Note	6. Deposits

The aggregate amount of time deposits with a balance of $100,000 or more was $12,463,860 and $8,804,364 at December 31, 2003 and 2002, respectively.

At December 31, 2003, the scheduled maturities of all time deposits are as follows:

2004	$32,649,610
2005	10,077,662
2006	4,076,691
2007	1,019,172
2008	3,135,500

$50,958,635

Note	7. Borrowings

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

Principal payments on the note are due as follows:

2004	$345,369
2005	364,886
2006	385,507
2007	407,293
2008	212,199

$1,715,254

The company has unused lines of credit with the Federal Home Loan Bank and other financial institutions totaling approximately $71,695,000 at December 31, 2003.

Note	8. Employee Benefit Plans

The company sponsors a noncontributory, defined benefit pension plan covering full-time employees over 21 years of age upon completion of one year of service. Benefits are based on average compensation for the five consecutive full calendar years of service which produce the highest average. The company computes the net periodic pension cost of the plan in accordance with Financial Accounting Standards Statement No. 87, “Employers’ Accounting for Pensions.”

Note	8. Employee Benefit Plans (Continued)

The company sponsors a postretirement life insurance plan covering retirees with 25 years of service over the age of 60 and health care plan for all retirees and one current employee that have met certain eligibility requirements. The plan is contributory for future retirees, with retiree contributions that are currently set at 20% of the required premium. The company accounts for its share of the costs of those benefits in accordance with Financial Accounting Standards Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Under that Statement, the company’s share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees’ active service periods to the dates they are fully eligible for benefits, except that the company’s unfunded cost that existed at January 1, 1995 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2014.

The company sponsors a 401(k) profit sharing plan available to fulltime employees meeting certain age and service requirements. Employees become eligible to participate in the plan upon reaching age 21 and completing one year of service. Entry dates are January 1, April 1, July 1 and October 1. Employees can make a salary deferral election authorizing the employer to withhold up to the amount allowed by law each calendar year. The employer may make a discretionary matching contribution each plan year. The employer may also make other discretionary contributions to the plan. The company made 401(k) matching contributions of $44,659, $30,302 and $17,011 in 2003, 2002 and 2001, respectively.

Information about the plans follow:

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Change in Benefit Obligation:
Benefit obligation, beginning	$4,501,006	$4,117,159	$487,761	$562,161
Service cost	160,276	112,001	5,780	5,806
Interest cost	310,616	293,612	31,258	38,012
Actuarial (gain) loss	(760,263)	105,507	(59,144)	(86,390)
Benefits paid	(141,581)	(127,273)	(24,263)	(31,828)

Benefit obligation, ending	$4,070,054	$4,501,006	$441,392	$487,761

Change in Plan Assets:
Fair value of plan assets, beginning	$3,022,631	$3,407,698	$—	$—
Actual return on plan assets	257,223	(432,486)	—	—
Employer contributions	218,425	174,692	24,263	31,828
Benefits paid	(141,581)	(127,273)	(24,263)	(31,828)

Fair value of plan assets, ending	$3,356,698	$3,022,631	$—	$—

Funded status	$(713,356)	(1,478,375)	$(441,392)	$(487,761)
Unrecognized net (gain) loss	226,184	964,911	(84,850)	(25,933)
Unrecognized net obligation (asset) at transition	(35,735)	(56,037)	191,528	208,940
Unrecognized prior service cost	560	716	—	—
Minimum liability adjustment	—	(263,155)	—	—

Accrued benefit cost included in other liabilities	$(522,347)	$(831,940)	$(334,714)	$(304,754)

The accumulated benefit obligation for the defined benefit pension plan was $3,383,520 and $3,854,571 at December 31, 2003 and 2002, respectively.

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Components of Net Periodic Benefit Cost:
Service cost	$160,276	$112,001	$106,081	$5,780	$5,806	$5,482
Interest cost	310,616	293,612	282,256	31,258	38,012	38,252
Expected return on plan assets	(312,182)	(321,263)	(345,418)	—	—	—
Amortization of net (gain) loss	—	—	—	(227)	167	10,854
Amortization of prior service cost	155	155	155	—	—	—
Amortization of net obligation at transition	(20,302)	(20,302)	(20,302)	17,412	17,412	17,412
Recognized actuarial loss	33,423	—	—	—	—	—

Net periodic benefit cost	$171,986	$64,203	$22,772	$54,223	$61,397	$72,000

Note	8. Employee Benefit Plans (Continued)

Weighted-Average Assumptions:
Discount rate	7.00%	7.00%	7.25%	6.75%	7.00%	7.00%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—
Rate of compensation increase	4.00%	4.00%	4.25%	3.00%	3.00%	3.00%

Long-Term Rate of Return

The plan sponsor selects the expected long-term rate-of-return-on-assets assumption in consultation with their investment advisors and actuary. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (net of inflation), for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period during which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

Asset Allocation

The pension plan’s weighted-average asset allocations at October 31, 2003 and 2002, by asset category are as follows:

	Plan Assets at October 31
	2003	2002
Asset Category
Equities	63%	63%
Fixed income/cash	37%	37%

Total	100%	100%

The trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 60% equities and 40% fixed income/cash. The investment manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the plan’s investment strategy. The investment manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the trustee to administer the investments of the trust within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the trust.

The company expects to contribute $218,425 to its pension plan in 2004.

For measurement purposes, an 8.64% annual rate of increase in per capita health care costs of covered benefits was assumed for 2003, a 9% increase was assumed for 2002 and a 10% increase was assumed for 2001, with such annual rate of increase gradually declining to 5% in 2013.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on the health care component of the accumulated postretirement benefit obligation	$17,900	$(16,000)
Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	1,175	(1,100)

The company expects to contribute $49,911 to its post retirement plan in 2004.

Note	9. Income Taxes

Net deferred tax assets consist of the following components as of December 31, 2003 and 2002:

	2003	2002
Deferred tax assets:
Reserve for loan losses	$431,044	$403,230
Accrued pension expense	184,432	193,387
Minimum pension liability adjustment	—	89,473
Accrued postretirement benefits	113,779	103,617
Nonaccrual interest	6,252	—

	$735,507	$789,707

Deferred tax liabilities:
Depreciation	$129,468	$74,134
Securities available for sale	256,343	480,378

	$385,811	$554,512

Net deferred tax assets	$349,696	$235,195

The provision for income taxes charged to operations for the years ended December 31, 2003, 2002 and 2001 consists of the following:

	2003	2002	2001
Current tax expense	$1,411,958	$1,406,203	$1,263,995
Deferred tax expense (benefit)	20,060	1,517	(98,262)

	$1,432,018	$1,407,720	$1,165,733

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2003, 2002 and 2001 due to the following:

	2003	2002	2001
Computed “expected” tax expense	$1,395,933	$1,314,743	$1,079,500
Increase (decrease) in income taxes resulting from:
Tax exempt interest income	(90,033)	(33,793)	(28,503)
State income taxes, net of federal income tax benefit	121,925	123,186	114,303
Other	4,193	3,584	433

	$1,432,018	$1,407,720	$1,165,733

Note	10. Commitments and Contingent Liabilities

In the normal course of business, there are outstanding, various commitments and contingent liabilities which are not reflected in the accompanying financial statements. The company does not anticipate losses as a result of these transactions.

See Note 12 with respect to financial instruments with off-balance-sheet risk.

The company has approximately $700,420 in deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 2003.

The company must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final bi-weekly reporting periods which included December 31, 2003 and 2002, the aggregate amounts of daily average required balances were approximately $6,633,000 and $5,980,000, respectively.

Note	11. Retained Earnings

Transfers of funds from the banking subsidiary to the parent company in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2003, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent company, without prior regulatory approval, totaled $2,827,868 or 13.3% of the consolidated net assets.

Note	12. Financial Instruments With Off-Balance-Sheet Risk

The company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the company has in particular classes of financial instruments.

The company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contract or notional amount of the company’s exposure to off-balance-sheet risk as of December 31, 2003 and 2002, is as follows:

	2003	2002
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$24,847,726	$19,990,685
Standby letters of credit	5,006,967	1,638,028

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Unfunded commitments under commercial lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the extent to which the company is committed.

Standby letters of credit are conditional commitments issued by the company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The company generally holds collateral supporting those commitments if deemed necessary.

At December 31, 2003, the company had rate lock commitments to originate mortgage loans amounting to $976,088 and loans held for sale of $564,213. The company has entered into corresponding mandatory commitments, on a best-efforts basis, to sell these loans. These commitments to sell loans are designed to eliminate the company’s exposure to fluctuations in interest rates in connection with rate lock commitments and loans held for sale.

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

FHLB Advances

The fair values of the company’s FHLB advances are estimated using discounted cash flow analysis based on the company’s incremental borrowing rates for similar types of borrowing arrangements.

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

At December 31, 2003 and 2002, the fair value of loan commitments and standby-letters of credit was immaterial.

The estimated fair values of the company’s financial instruments are as follows:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)		(in thousands)
Financial assets:
Cash	$10,634	$10,634	$13,213	$13,213
Securities purchased under agreements to resell and federal funds sold	2,390	2,390	3,915	3,915
Securities held to maturity	6,002	6,039	9,013	9,313
Securities available for sale	38,425	38,425	42,728	42,728
Loans, net	138,334	140,427	115,404	114,516
Loans held for sale	564	564	1,924	1,924
Accrued interest receivable	909	909	1,065	1,065

Financial liabilities:
Deposits	173,256	173,279	162,180	162,332
Repurchase agreements	9,199	9,199	6,102	6,102
FHLB advances	1,715	1,715	2,042	2,170
Accrued interest payable	128	128	160	160

The company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the company’s overall interest rate risk.

Note	14. Regulatory Matters

The company (on a consolidated basis) and the bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the company’s and bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the company and bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the company and the bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the company and the bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The company’s and the bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amount in Thousands)
As of December 31, 2003:
Total capital (to risk-weighted assets):
Consolidated	$22,558	15.89%	$11,358	8.0%	N/A	N/A
Bank of Charles Town	$22,513	15.86%	$11,356	8.0%	$14,195	10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	$20,834	14.67%	$5,679	4.0%	N/A	N/A
Bank of Charles Town	$20,789	14.64%	$5,678	4.0%	$8,517	6.0%
Tier 1 capital (to average assets):
Consolidated	$20,834	10.20%	$8,171	4.0%	N/A	N/A
Bank of Charles Town	$20,789	10.18%	$8,170	4.0%	$10,213	5.0%

As of December 31, 2002:
Total capital (to risk-weighted assets):
Consolidated	$21,956	19.60%	$8,963	8.0%	N/A	N/A
Bank of Charles Town	$21,911	19.56%	$8,962	8.0%	$11,203	10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	$20,553	18.34%	$4,482	4.0%	N/A	N/A
Bank of Charles Town	$20,508	18.31%	$4,481	4.0%	$6,722	6.0%
Tier 1 capital (to average assets):
Consolidated	$20,553	10.77%	$7,636	4.0%	N/A	N/A
Bank of Charles Town	$20,508	10.74%	$7,635	4.0%	$9,543	5.0%

Note	15. Parent Company Only Financial Statements

POTOMAC BANCSHARES, INC.

(Parent Company Only)

Balance Sheets

December 31, 2003 and 2002

	2003	2002
ASSETS

Cash	$23,140	$36 549
Investment in subsidiary	21,286,416	21,266,822
Other assets	24,907	14,021

Total Assets	$21,334,463	$21,317,392

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES, other	$2,758	$4,996

STOCKHOLDERS’ EQUITY
Common stock	$1,800,000	$600,000
Surplus	4,200,000	5,400,000
Undivided profits	16,543,225	14,801,225
Accumulated other comprehensive income	497,607	758,816

	$23,040,832	$21,560,041
Less cost of shares acquired for the treasury	1,709,127	247,645

Total Stockholders’ Equity	$21,331,705	$21,312,396

Total Liabilities and Stockholders’ Equity	$21,334,463	$21,317,392

POTOMAC BANCSHARES, INC.

(Parent Company Only)

Statements of Income

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Income
Dividends from subsidiary	$2,443,150	$1,163,062	$810,000

Expenses
Legal and professional	33,243	12,315	4,433
Other operating expenses	41,767	30,718	27,844

Total Expenses	$75,010	$43,033	$32,277

Income before Income Tax (Benefit) and Equity in Undistributed Income of Subsidiary	$2,368,140	$1,120,029	$777,723
Income Tax (Benefit)	(24,725)	(13,839)	(9,781)

Income before Equity in Undistributed Income of Subsidiary	$2,392,865	$1,133,868	$787,504
Equity in Undistributed Income of Subsidiary	280,803	1,325,302	1,221,763

Net Income	$2,673,668	$2,459,170	$2,009,267

Note	15. Parent Company Only Financial Statements (Continued)

POTOMAC BANCSHARES, INC.

(Parent Company Only)

Statements of Cash Flows

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,673,668	$2,459,170	$2,009,267
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (income) of subsidiary	(280,803)	(1,325,302)	(1,221,763)
(Increase) in other assets	(10,886)	(4,059)	(918)
(Decrease) in other liabilities	(2,238)	—	—

Net cash provided by operating activities	$2,379,741	$1,129,809	$786,586

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	$(931,668)	$(865,417)	$(810,000)
Purchase of treasury shares	(1,461,482)	(247,645)	—

Net cash (used in) financing activities	$(2,393,150)	$(1,113,062)	$(810,000)

Increase (decrease) in cash and cash equivalents	$(13,409)	$16,747	$(23,414)
CASH AND CASH EQUIVALENTS
Beginning	36,549	19,802	43,216

Ending	$23,140	$36,549	$19,802

ANNUAL REPORT ON FORM 10-KSB

A copy of the company’s 2003 annual report on Form 10-KSB filed with Securities and Exchange Commission may be obtained without charge upon written request by any stockholder to:

Gayle Marshall Johnson
Vice President and Chief Financial Officer
Potomac Bancshares, Inc.
111 East Washington Street
PO Box 906
Charles Town, West Virginia 25414-0906

GENERAL INFORMATION

COMMON STOCK PRICES AND DIVIDENDS

Trading of Potomac Bancshares, Inc. common stock is not extensive and cannot be described as a public trading market. Potomac Bancshares, Inc. (symbol PTBS) is on the Bulletin Board, a network available to brokers. Scott & Stringfellow, Inc., Koonce Securities Inc. and Ferris, Baker Watts, Inc. are market makers for Potomac’s stock. A market maker is one who makes a market for a particular stock. Information about sales (but not necessarily all sales) of Potomac’s stock is available on the Internet through many of the stock information services using Potomac’s symbol. As of December 31, 2003, there were 1,702,671 common shares outstanding held by approximately 1,100 shareholders.

The per share sale prices of the company’s stock for 2002 and 2003 are based on information available as a result of our participation on the Bulletin Board described above and information gathered on the Internet. The dividends for 2002 and 2003 are also listed.

	High	Low	Dividends
2002
First Quarter	$12.78	$11.75	$	N/A
Second Quarter	13.67	12.17		0.23
Third Quarter	14.17	13.37		N/A
Fourth Quarter	15.50	13.92		0.25

2003
First Quarter	$19.00	$15.50		$0.1300
Second Quarter	20.00	18.30		0.1325
Third Quarter	25.00	19.00		0.1350
Fourth Quarter	23.75	22.10		0.1375

Beginning in 2003 common stock dividends are paid on a quarterly basis. Prices and dividends in the above schedule have been restated to reflect a 200% stock dividend declared on February 11, 2003. Prior to 2003 the company had paid dividends on a semi-annual basis. Management intends to continue to recommend dividends to be paid as profits and maintenance of satisfactory equity capital allow.

STOCK TRANSFER AGENT

American Stock Transfer
& Trust Company
59 Maiden Lane
New York NY 10038
(212) 936-5100

ANNUAL MEETING

The annual meeting of stockholders will be held at the Clarion Hotel & Conference Center, Shepherdstown, Jefferson County, West Virginia, on Tuesday, April 27, 2004, beginning at 10:30 a.m.